Exhibit 10.1
EXECUTION VERSION
$800,000,000
CREDIT AGREEMENT
dated as of July 6, 2007,
among
NOVELIS INC.,
as Canadian Borrower,
NOVELIS CORPORATION
as U.S. Borrower,
THE OTHER U.S. SUBSIDIARIES OF CANADIAN BORROWER
PARTY HERETO AS U.S. BORROWERS,
NOVELIS UK LTD,
as U.K. Borrower,
NOVELIS AG,
as Swiss Borrower,
AV ALUMINUM INC.,
as Parent Guarantor,
THE OTHER GUARANTORS PARTY HERETO,
THE LENDERS PARTY HERETO
ABN AMRO BANK N.V.,
as U.S./European Issuing Bank, U.S. Swingline Lender and Administrative Agent,
LASALLE BUSINESS CREDIT, LLC,
as Collateral Agent and Funding Agent,
UBS SECURITIES LLC,
as Syndication Agent,
BANK OF AMERICA, N.A., NATIONAL CITY BUSINESS CREDIT, INC. and
CIT BUSINESS CREDIT CANADA INC.,
as Documentation Agents,
ABN AMRO BANK N.V.,
acting through its Canadian branch,
as Canadian Issuing Bank, Canadian Funding Agent and Canadian Administrative Agent,
and
ABN AMRO INCORPORATED
UBS SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookmanagers

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v

ANNEXES

Annex I	Applicable Margin
Annex II	Mandatory Cost Formula

SCHEDULES

Schedule 1.01(a)	Refinancing Indebtedness to Be Repaid
Schedule 1.01(b)	Subsidiary Guarantors
Schedule 1.01(c)	Applicable Jurisdiction Requirements
Schedule 1.01(d)	Specified Account Debtors
Schedule 1.01(e)	Excluded Collateral Subsidiaries
Schedule 1.01(f)	Immaterial Subsidiaries
Schedule 1.01(g)	Specified Holders
Schedule 1.01(h)	Participating Specified Foreign Currency Lenders
Schedule 1.01(i)	Agent’s Account
Schedule 2.18	Existing Letters of Credit
Schedule 2.20	Canadian Lenders
Schedule 2.21	Lenders to Swiss Borrower
Schedule 3.06(c)	Violations or Proceedings
Schedule 3.17	Pension Matters
Schedule 3.19	Insurance
Schedule 3.21	Acquisition Documents and Material Debt Instruments
Schedule 3.24	Location of Material Inventory
Schedule 4.01(g)	Local and Foreign Counsel
Schedule 4.01(l)	Sources and Uses
Schedule 4.01(o)(iii)	Title Insurance Amounts
Schedule 5.11(b)	Certain Subsidiaries
Schedule 5.16	Post-Closing Covenants
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments
Schedule 9.01(b)	Cash Management

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of Landlord Access Agreement
Exhibit H	Form of LC Request
Exhibit I	Form of Lender Addendum
Exhibit J	Form of Mortgage
Exhibit K-1	Form of U.S./European Revolving Note

Exhibit K-2	Form of Canadian Revolving Note
Exhibit K-3	Form of European Swingline Note
Exhibit L-1	Form of Perfection Certificate
Exhibit L-2	Form of Perfection Certificate Supplement
Exhibit M-1	Form of U.S. Security Agreement
Exhibit M-2	Form of Canadian Security Agreement
Exhibit M-3	Form of U.K. Security Agreement
Exhibit M-4	Form of Swiss Security Agreement
Exhibit M-5	Form of German Security Agreement
Exhibit M-6	Form of Irish Security Agreement
Exhibit M-7	Form of Brazilian Security Agreement
Exhibit N	Form of Opinion of Company Counsel
Exhibit O	Form of Solvency Certificate
Exhibit P	Form of Intercompany Note
Exhibit Q	Form of Receivables Purchase Agreement
Exhibit R	Form of Borrowing Base Certificate
Exhibit S	Form of Revolving Credit Facility Collateral Agent Appointment Letter

CREDIT AGREEMENT
     This CREDIT AGREEMENT (this “Agreement”), dated as of July 6, 2007, is among NOVELIS INC., a corporation formed under the Canada Business Corporations Act (the “Canadian Borrower”), NOVELIS CORPORATION, a Texas corporation, and the other U.S. subsidiaries of the Canadian Borrower signatory hereto as borrowers (each, an “Initial U.S. Borrower” and, collectively, the “Initial U.S. Borrowers”), NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596 (the “U.K. Borrower”), and NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland (the “Swiss Borrower” and, together with the Canadian Borrower, the U.S. Borrowers, and the U.K. Borrower, the “Borrowers”), AV ALUMINUM INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, ABN AMRO BANK N.V., as U.S./European issuing bank (in such capacity, “U.S./European Issuing Bank”), ABN AMRO BANK N.V., acting through its Canadian branch, as Canadian issuing bank (in such capacity, “Canadian Issuing Bank”), ABN AMRO BANK N.V., as swingline lender (in such capacity, “U.S. Swingline Lender”), ABN AMRO BANK N.V., as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, LASALLE BUSINESS CREDIT, LLC as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank, LASALLE BUSINESS CREDIT, LLC as funding agent (in such capacity, “Funding Agent”) for the Secured Parties and the Issuing Bank, UBS SECURITIES LLC, as syndication agent (in such capacity, “Syndication Agent”), BANK OF AMERICA, N.A., NATIONAL CITY BUSINESS CREDIT, INC. and CIT BUSINESS CREDIT CANADA INC., as documentation agents (in such capacity, “Documentation Agents”), ABN AMRO BANK N.V., acting through its Canadian branch, as Canadian funding agent (in such capacity, “Canadian Funding Agent”), ABN AMRO BANK N.V., acting through its Canadian branch, as Canadian administrative agent (in such capacity, “Canadian Administrative Agent”), and ABN AMRO INCORPORATED and UBS SECURITIES LLC, as joint lead arrangers and joint bookmanagers (in such capacities, “Arrangers”).
WITNESSETH:
     WHEREAS, Holdings, Canadian Borrower, a direct Wholly Owned Subsidiary of Holdings, and Hindalco Industries Limited (“Acquiror”) entered into that certain Arrangement Agreement, dated as of February 10, 2007 (as amended, supplemented or otherwise modified from time to time, together with any annexes, schedules, exhibits or other attachments thereto, the “Acquisition Agreement”), pursuant to which Holdings agreed to acquire Canadian Borrower via a plan of arrangement under Section 192 of the Canada Business Corporations Act (the “Hindalco Acquisition”).
     WHEREAS, the Hindalco Acquisition closed on May 15, 2007.
     WHEREAS, the Borrowers have requested the Lenders to extend credit in the form of Revolving Loans at any time and from time to time prior to the Final Maturity Date, in an aggregate principal amount at any time outstanding not in excess of the Dollar Equivalent of

$800 million plus any commitment increases funded pursuant to Section 2.23 hereof (including an initial Canadian commitment of the Dollar Equivalent of $60 million).
     WHEREAS, the Borrowers have requested the U.S. Swingline Lender to make U.S. Swingline Loans, at any time and from time to time prior to the Final Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $75 million.
     WHEREAS, the Borrowers have requested that ABN AMRO Bank, N.V. (itself, or through one of its Affiliates that is a Swiss Qualifying Bank chosen by the Funding Agent) (the “European Swingline Lender”) make European Swingline Loans, at any time and from time to time prior to the Final Maturity Date, in an aggregate principal amount at any time outstanding not in excess of the Dollar Equivalent of $25 million.
     WHEREAS, the Borrowers have requested the U.S./European Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of the Dollar Equivalent of $75 million, to support payment obligations incurred by Subsidiaries (other than Canadian Subsidiaries) of Canadian Borrower.
     WHEREAS, the Borrowers have requested the Canadian Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of the Dollar Equivalent of $20 million, to support payment obligations incurred by Canadian Borrower and its Canadian Subsidiaries.
     WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12.
     WHEREAS, Holdings, Canadian Borrower and Novelis Corporation shall enter into the Term Loan Credit Agreement providing for Term Loans in the aggregate principal amount of $960 million simultaneously herewith.
     NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrowers and the Issuing Bank is willing to issue letters of credit for the account of the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
SECTION 1.01 Defined Terms. As used in this Agreement (including the preamble), the following terms shall have the meanings specified below:
     “ABN AMRO” shall mean ABN AMRO Bank N.V.
     “ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

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     “ABR Loan” shall mean any ABR Revolving Loan or U.S. Swingline Loan.
     “ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of ARTICLE II.
     “Account Debtor” shall mean, “Account Debtor,” as such term is defined in the UCC as in effect on the date hereof in the State of New York.
     “Accounts” shall mean all “accounts,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which such Person now or hereafter has rights.
     “Acquiror” shall have the meaning assigned to such term in the recitals hereto.
     “Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property and assets or business of any person, or of any business unit, line of business or division of any person or assets constituting a business unit, line of business or division of any other person, (b) acquisition of in excess of 50% of the Equity Interests of any person or otherwise causing a person to become a Subsidiary of the acquiring person, or (c) merger, consolidation or amalgamation, whereby a person becomes a Subsidiary of the acquiring person, or any other consolidation with any person, whereby a person becomes a Subsidiary of the acquiring person.
     “Acquisition Agreement” shall have the meaning assigned to such term in the recitals hereto.
     “Acquisition Closing Date” shall mean May 15, 2007.
     “Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition, whether paid in cash, properties, any assumption of Indebtedness or otherwise (other than by the issuance of Qualified Capital Stock of Holdings permitted to be issued hereunder) and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Holdings or any of its Subsidiaries.
     “Acquisition Documents” has the meaning assigned to such term in Section 3.21.
     “Acquisition Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts or development which individually or in the aggregate (a) is or would reasonably be expected to be materially adverse to the business, operations, results of operations, affairs, liabilities or obligations (whether absolute, accrued, conditional, contingent or otherwise), capitalization or financial condition of the Canadian Borrower and its Subsidiaries,

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taken as a whole; or (b) is or would reasonably be expected to impair in any material respect the ability of the Canadian Borrower to consummate the transactions contemplated by the Acquisition Agreement or to perform its obligations under the Acquisition Agreement on a timely basis; provided that none of the following shall be deemed, either individually or in the aggregate, to constitute an Acquisition Material Adverse Effect: any change, effect, event, occurrence, state of facts or development (A) in the financial, banking, credit, securities, or commodities markets, the economy in general or prevailing interest rates of the United States, Canada or any other jurisdiction, where the Canadian Borrower or any of its Subsidiaries has operations or significant revenues, (B) in any industry in which the Canadian Borrower or any of its Subsidiaries operates, (C) in the Canadian Borrower’s stock price or trading volume (provided that this clause (C) shall not be construed as providing that any cause or factor affecting the Canadian Borrower’s stock price or trading volume does not constitute an Acquisition Material Adverse Effect), (D) arising as a result of a change in U.S. GAAP or regulatory accounting principles or interpretations thereof after the date hereof, (E) in Law (as defined in the Acquisition Agreement as of the Acquisition Closing Date) or interpretations thereof by any Governmental Entity (as defined in the Acquisition Agreement as of the Acquisition Closing Date), (F) arising or resulting from the announcement of the Acquisition Agreement, the pendency of the transactions contemplated therein and in the Plan of Arrangement (as defined in the Acquisition Agreement as of the Acquisition Closing Date), (G) arising or resulting from any failure by the Canadian Borrower to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that this clause (G) shall not be construed as providing that any cause or factor giving rise to such failure does not constitute an Acquisition Material Adverse Effect), (H) any continuation of an adverse trend or condition or the escalation of, or any developments with respect to, any dispute referred to on Schedule 3.07 of the Canadian Borrower Disclosure Schedule to the Acquisition Agreement on the Acquisition Closing Date, (I) arising or resulting from any act of war or terrorism (or, in each case, escalation thereof) or declaration of a national emergency, or (J) arising or resulting from the acts or omissions of Acquiror and/or its Affiliates, as determined immediately prior to the Acquisition Closing Date; except in the cases of clauses (A), (B) and (I), to the extent such change, effect, event, occurrence, state of facts or development has or would reasonably be expected to have a disproportionate effect on the Canadian Borrower and its Subsidiaries, taken as a whole, as compared to other persons in the industries in which the Canadian Borrower and its Subsidiaries operate unless such disproportionate change, effect, event, occurrence, state of facts or development arises from any metal price ceiling in any of the Canadian Borrower’s customer contracts.
     “Activation Notice” has the meaning assigned to such term in Section 9.01(c).
     “Additional Subordinated Debt Loan” shall mean any loan, advance or other extension of credit extended by the Acquiror or any of its Affiliates (other than any Subsidiary of Holdings) to Holdings having the same subordination terms as the subordination terms applicable to the Subordinated Debt Loan as in effect on the Closing Date; provided that such loan, advance or extension of credit shall be unsecured Indebtedness of Holdings, (i) with respect to which no Borrower or Subsidiary has any Contingent Obligation, (ii) that will not mature prior to the 180th day following the Final Maturity Date, (iii) that has no scheduled amortization of principal prior to the 180th day following the Final Maturity Date, (iv) that does not require any payments in cash of interest, principal or other amounts prior to the 180th day following the

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Final Maturity Date, and (v) that has no mandatory prepayment, repurchase or redemption requirements; provided, further, that at least five Business Days prior to the time of incurrence of such Indebtedness (or such shorter period as the Funding Agent may agree), a Responsible Officer of Holdings delivers a certificate to the Funding Agent (together with drafts of the documentation relating thereto) stating that Holdings has determined in good faith that such terms and conditions satisfy the foregoing requirements.
     “Adjusted EURIBOR Rate” shall mean, with respect to any EURIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Funding Agent to be equal to the sum of (a) (i) the EURIBOR Rate for such EURIBOR Borrowing in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such EURIBOR Borrowing for such Interest Period plus, (b) without duplication of any increase in interest rate attributable to Statutory Reserves pursuant to the foregoing clause (ii), the Mandatory Cost (if any).
     “Adjusted LIBOR Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Funding Agent to be equal to the sum of (a) (i) the LIBOR Rate for such Eurocurrency Borrowing in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such Eurocurrency Borrowing for such Interest Period plus, (b) without duplication of any increase in interest rate attributable to Statutory Reserves pursuant to the foregoing clause (ii), the Mandatory Cost (if any).
     “Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to ARTICLE X; provided that with respect to the facility made available to the Canadian Borrower hereunder (including with respect to Canadian Letters of Credit), references in this Agreement and the other Loan Documents to the Administrative Agent shall be deemed a reference to the Canadian Administrative Agent.
     “Administrative Borrower” shall mean Novelis Inc., or any successor entity serving in that role pursuant to Section 2.03(b).
     “Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.
     “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 15% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.
     “Agents” shall mean the Administrative Agent, the Canadian Administrative Agent, the Funding Agent, the Canadian Funding Agent and the Collateral Agent; and “Agent” shall mean any of them.

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     “Agent’s Account” shall have the meaning assigned to such term in Schedule 1.01(i).
     “Agreement” shall have the meaning assigned to such term in the preamble hereto.
     “Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. If the Funding Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability of the Funding Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.
     “Alternate Currency” shall mean each of euros, GBP and Canadian Dollars and, with regard only to European Swingline Loans, Swiss francs.
     “Alternate Currency Equivalent” shall mean, as to any amount denominated in dollars as of any date of determination, the amount of the applicable Alternate Currency that could be purchased with such amount of dollars based upon the Spot Selling Rate.
     “Alternate Currency Letter of Credit” shall mean any Letter of Credit to the extent denominated in an Alternate Currency.
     “Alternate Currency Revolving Loan” shall mean each Revolving Loan denominated in an Alternate Currency.
     “Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22.
     “Applicable Administrative Borrower” shall mean the Administrative Borrower and/or the European Administrative Borrower, as the context may require.
     “Applicable Eligible Jurisdiction” shall mean (i) in the case of Eligible Accounts or Eligible Inventory of the U.S. Borrowers, the United States, Canada and, in the case of Eligible Accounts only, Puerto Rico, (ii) in the case of Eligible Accounts or Eligible Inventory of the Canadian Loan Parties, Canada and the United States, (iii) in the case of Eligible Accounts of an Eligible European Loan Party (other than Swiss Borrower), an Applicable European Jurisdiction, the United States and Canada, (iv) in the case of Eligible Accounts of the Swiss Borrower, Germany, the United States, Canada or such other Applicable European Jurisdiction as the Funding Agent may approve in its Permitted Discretion and (v) in the case of Eligible Accounts of the U.S. Borrowers or of the Canadian Loan Parties with respect to which either (x) the Account Debtor’s senior unsecured debt rating is at least BBB- by S&P and Baa3 by Moody’s or (y) the Account Debtor’s credit quality is acceptable to the Funding Agent, such Applicable European Jurisdictions, as may be approved by the Funding Agent.

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     “Applicable European Jurisdiction” shall mean Germany, United Kingdom, France, Netherlands, Italy, Ireland, Belgium, Spain, Sweden, Finland, Austria, Denmark, Greece, Portugal, Luxembourg, and Switzerland or any other country that from time to time is a Participating Member State that is approved by the Funding Agent in its Permitted Discretion as an “Applicable European Jurisdiction”.
     “Applicable Fee” shall mean, (i) for any day during the period from the Closing Date through the first date after December 31, 2007 upon which a Borrowing Base Certificate is delivered, a rate equal to 0.375% per annum and (ii) for any day during any fiscal quarter thereafter, if the average daily aggregate utilized amount of the Revolving Commitments of the Lenders for the preceding fiscal quarter was greater than or equal to 50% of the average daily aggregate amount of the Lenders’ Revolving Commitments during such preceding fiscal quarter, a rate equal to 0.25% per annum, and if the average daily aggregate utilized amount of the Revolving Commitments of the Lenders during the preceding fiscal quarter was less than 50% of the average daily aggregate amount of the Lenders’ Revolving Commitments during such fiscal quarter, a rate equal to 0.375% per annum. Each change in the Applicable Fee shall be effective on the first day of each fiscal quarter during the term hereof. For purposes of computing the Applicable Fee with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans, Swingline Exposure and LC Exposure of such Lender.
     “Applicable Margin” shall mean, for any day, with respect to any Revolving Loan or Swingline Loan, as the case may be, the applicable percentage set forth in Annex I under the appropriate caption.
     “Approved Currency” shall mean each of dollars and each Alternate Currency.
     “Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Approved Member State” shall mean Belgium, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Spain, Sweden and the United Kingdom.
     “Arrangers” shall have the meaning assigned to such term in the preamble hereto.
     “Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property, excluding (i) sales of Inventory and dispositions of cash and Cash Equivalents, in each such excluded case, which are in the ordinary course of business, by Holdings or any of its Subsidiaries, and (ii) sales of Accounts pursuant to the Receivables Purchase Agreement by any Loan Party or (b) any issuance or sale of any Equity Interests of any Subsidiary of Holdings; provided that such issuances or sales of Equity Interests to Companies other than Holdings shall constitute Asset Sales only for purposes of Section 6.06.
     “Asset Swap” shall mean the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash

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Equivalents between any Company and another person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 2.10(c).
     “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.04(b)), and accepted by the Funding Agent, in substantially the form of Exhibit B, or any other form approved by the Funding Agent.
     “Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at the rate implicit in the lease) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
     “Auditor’s Determination” shall have the meaning assigned to such term in Section 7.11(b).
     “AV Aluminum” shall mean AV Aluminum Inc., a corporation formed under the Canada Business Corporations Act.
     “AV Metals” shall mean AV Metals, Inc., a corporation formed under the Canada Business Corporations Act.
     “Availability Conditions” shall mean that, with respect to any proposed transaction, each of the following conditions are satisfied: (i) both immediately prior to and after giving effect to such transaction, no Default shall have occurred and be continuing, (ii) the average Excess Availability shall have been equal to or greater than $150 million (or, in the case of any such transactions under Section 6.08 and Section 6.11(a)(i), $180 million for the preceding 30 day period (based on the Borrowing Base Certificate last delivered or delivered at the time of such action) and Excess Availability shall be at least $150 million (or, in the case of any such transactions under Section 6.08 and Section 6.11(a)(i), $180 million after giving effect to such transaction and (iii) in the case of any such transactions under Section 6.08, Section 6.11(a)(i) and Section 6.11(b)(i), the Consolidated Fixed Charge Coverage Ratio, calculated on a pro forma basis to give effect to such transaction shall be at least 1.00 to 1.00.
     “Available Amount” shall have the meaning assigned to such term in Section 7.12(a).
     “Average Quarterly Excess Availability” shall mean, as of any date of determination, the average daily Excess Availability for the three-fiscal month period immediately preceding such date (with the Borrowing Base for any day during such period calculated by reference to the most recent Borrowing Base Certificate delivered to the Funding Agent on or prior to such day). Average Quarterly Excess Availability shall be calculated by the Funding Agent and such calculations shall be presumed to be correct, absent manifest error.
     “BA Interest Period” shall mean, relative to any BA Rate Loan, the period beginning on (and including) the date on which such BA Rate Loan is made or continued to (but excluding) the date which is 30, 60, 90 or 180 days thereafter, as selected by the Canadian Borrower, provided that any BA Rate Borrowings made or continued during the period beginning on the Closing Date and ending on the earlier of (x) three months following the Closing Date and (y)

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the completion of the primary syndication of the Commitments (as determined by the Arranger), shall have a BA Interest Period of 30 days.
     “BA Rate” shall mean, with respect to any BA Interest Period for any BA Rate Loan, the discount rate determined by the Funding Agent to be the average offered rate for bankers’ acceptances for the applicable BA Interest Period appearing on the Reuters Screen CDOR (Certificate of Deposit Offered Rate) page as of 10:00 a.m. (Toronto time) on the first day of such BA Interest Period plus 0.05%. In the event that such rate does not appear on the Reuters Screen CDOR (Certificate of Deposit Offered Rate) page (or otherwise on the Reuters screen), the BA Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying bankers’ acceptance rates as may be selected by the Funding Agent and, in the event that the CDOR rate is not available for any Business Day, the CDOR rate for the immediately previous Business Day for which a CDOR rate is available shall be used.
     “BA Rate Loan” shall mean a Loan that bears interest at a rate based on the BA Rate.
     “Bailee Letter” shall mean an agreement in form substantially similar to Exhibit 7 to the U.S. Security Agreement or otherwise in form and substance reasonably satisfactory to the Collateral Agent.
     “Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Funding Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Funding Agent to its customers.
     “Base Rate Loan” shall mean any ABR Loan or Canadian Base Rate Loan.
     “Blocked Account” shall mean shall have the meaning assigned to such term in Section 9.01.
     “Blocked Loan Party” shall have the meaning assigned to such term in Section 2.22.
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
     “Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.
     “Borrowers” shall have the meaning assigned to such term in the preamble hereto. Unless the context otherwise requires, and subject to Section 11.25, each reference in this Agreement to “each Borrower” or “the applicable Borrower” shall be deemed to be a reference to (w) each U.S. Borrower on a joint and several basis, (x) the Canadian Borrower, (y) the U.K. Borrower and/or (z) the Swiss Borrower, as the case may be.

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     “Borrowing” shall mean (a) Loans to one of (w) the U.S. Borrowers, jointly and severally, (x) Canadian Borrower, (y) U.K. Borrower or (z) Swiss Borrower, in each case of the same currency, Class, Sub-Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans and EURIBOR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
     “Borrowing Base” shall mean the U.S. Borrowing Base, the Canadian Borrowing Base, the U.K. Borrowing Base, the Swiss Borrowing Base and/or the Total Borrowing Base, as the context may require.
     “Borrowing Base Certificate” shall mean an Officers’ Certificate from Administrative Borrower, substantially in the form of (or in such other form as may, from time to time, be mutually agreed upon by Administrative Borrower, Collateral Agent and Funding Agent), and containing the information prescribed by Exhibit R, delivered to the Funding Agent and the Collateral Agent setting forth the Administrative Borrower’s calculation of the Borrowing Base.
     “Borrowing Base Guarantor” shall mean (a) as of the Closing Date, each Canadian Guarantor and (b) in addition thereafter, any other Wholly Owned Subsidiary of Canadian Borrower that (i) is organized in Canada or incorporated in England and Wales, (ii) is able to prepare all collateral reports in a comparable manner to the Borrowers’ reporting procedures and (iii) has executed and delivered to Collateral Agent a joinder agreement hereto and such joinder agreements to guarantees, contribution and set-off agreements and other Loan Documents as Collateral Agent has reasonably requested (all of which shall be in form and substance acceptable to, and provide a level of security and guaranty acceptable to, Funding Agent in its Permitted Discretion), so long as Collateral Agent has received and approved, in its Permitted Discretion, (A) a collateral audit conducted by an independent appraisal firm reasonably acceptable to Collateral Agent, (B) all UCC or other search results necessary to confirm Collateral Agent’s Lien on all of such Borrowing Base Guarantor’s personal property, subject to Permitted Liens, which Lien is a First Priority Lien with regard to the Revolving Credit Priority Collateral, and (C) such customary certificates (including a solvency certificate), resolutions, financial statements, legal opinions, and other documentation as the Funding Agent may reasonably request (including as required by Sections 5.11 and 5.12).
     “Borrowing Base Loan Party” shall have the meaning assigned to such term in Section 9.01.
     “Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Funding Agent.
     “Brazilian Guarantor” shall mean each Subsidiary of Holdings organized in Brazil party hereto as a Guarantor, and each other Subsidiary of Holdings organized in Brazil that is required to become a Guarantor pursuant to the terms hereof.
     “Brazilian Security Agreements” shall mean, collectively, any Security Agreements substantially in the form of Exhibits M-7-1 to 5 among the Brazilian Guarantor and the Collateral Agent for the benefit of the Secured Parties.

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     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with notices and determinations in connection with, and payments of principal and interest on or with respect to, (a) a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market, (b) a Canadian Base Rate Loan or BA Rate Loan, the term “Business Day” shall also exclude any day on which banks in Toronto, Ontario are authorized or required by law to close, (c) an Alternate Currency Revolving Loan denominated in euros, the term “Business Day” shall also exclude any day that is not a TARGET Day (as determined in good faith by the Funding Agent), and (d) a European Swingline Loan, the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in Zurich are authorized or required by law to close.
     “Canadian Administrative Agent” shall have the meaning assigned to such term in the preamble hereto.
     “Canadian Base Rate” shall mean the rate determined by the Canadian Funding Agent as the rate displayed at or about 10:30 a.m. (Chicago time) on display page CAPRIME of the Reuters Screen as the prime rate for loans denominated in Canadian Dollars by Canadian banks to borrowers in Canada; provided, however, that, in the event that such rate does not appear on the Reuters Screen on such day or if the basis of calculation of such rate is changed after the date hereof, and, in the reasonable judgment of the Canadian Funding Agent, such rate ceases to reflect each Canadian Lender’s cost of funding to the same extent as on the date hereof, then the “Canadian Base Rate” shall be the average of the floating rate of interest per annum established (or commercially known) as “prime rate” for loans denominated in Canadian Dollars on such day by three major Canadian banks selected by the Canadian Funding Agent.
     “Canadian Base Rate Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Canadian Base Rate in accordance with the provisions of ARTICLE II.
     “Canadian Borrower” shall have the meaning assigned to such term in the preamble hereto.
     “Canadian Borrower Obligations” shall mean all Obligations owing to the Canadian Administrative Agent, the Canadian Funding Agent, the Collateral Agent, any Issuing Bank or any Lender by the Canadian Borrower.
     “Canadian Borrowing Base” shall mean at any time an amount equal to the sum of the Dollar Equivalent of, without duplication:
     (i) the book value of Eligible Canadian Accounts multiplied by the advance rate of 85%, plus
     (ii) the lesser of (i) the advance rate of 75% of the Cost of Eligible Canadian Inventory, or (ii) the advance rate of 85% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Canadian Inventory, minus

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     (iii) effective upon notification thereof to Administrative Borrower by the Collateral Agent and compliance with Section 2.01(d), any Reserves established from time to time by the Collateral Agent with respect to the Canadian Borrowing Base in accordance with the terms of this Agreement.
     The Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Collateral Agent and the Funding Agent with such adjustments as Funding Agent and Collateral Agent deem appropriate in their collective Permitted Discretion to assure that the Canadian Borrowing Base is calculated in accordance with the terms of this Agreement.
     “Canadian Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Canadian Revolving Loans and to purchase participations in Canadian Letters of Credit hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender directly under the column entitled “Canadian Commitment” or in an Increase Joinder, or in the Assignment and Assumption pursuant to which such Lender assumed its Canadian Commitment, as applicable, as the same may be (a) increased pursuant to Section 2.23, (b) reduced from time to time pursuant to Section 2.07 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The aggregate amount of the Lenders’ Canadian Commitments on the Closing Date is $60 million.
     “Canadian Dollar Denominated Loan” shall mean each Canadian Revolving Loan denominated in Canadian Dollars at the time of the incurrence thereof, unless and until converted into Dollar Denominated Loans pursuant to Section 2.09.
     “Canadian dollars” or “Can$” shall mean the lawful money of Canada.
     “Canadian Funding Agent” shall have the meaning assigned to such term in the preamble hereto.
     “Canadian Guarantor” shall mean Holdings and each Subsidiary of Holdings organized in Canada (other than the Canadian Borrower) party hereto as a Guarantor, and each other Subsidiary of Holdings organized in Canada that is required to become a Guarantor pursuant to the terms hereof.
     “Canadian Issuing Bank” shall mean, as the context may require, (a) ABN AMRO Bank N.V., acting through its Canadian branch, in its capacity as issuer of Canadian Letters of Credit issued by it; (b) any other Canadian Lender that may become an Issuing Bank pursuant to Section 2.18(j) and (k) in its capacity as issuer of Canadian Letters of Credit issued by such Canadian Lender; (c) any other Canadian Lender that may become an Issuing Bank pursuant to Section 2.18(l), but solely in its capacity as issuer of Existing Letters of Credit; or (d) collectively, all of the foregoing. Any Canadian Issuing Bank may, in its discretion, arrange for one or more Canadian Letters of Credit to be issued by Affiliates of such Canadian Issuing Bank that are Canadian residents, in which case the term “Canadian Issuing Bank” shall include any such Affiliate with respect to Canadian Letters of Credit issued by such Affiliate.

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     “Canadian LC Commitment” shall mean the commitment of the Canadian Issuing Bank to issue Canadian Letters of Credit pursuant to Section 2.18. The total amount of the Canadian LC Commitment shall initially be $20 million, but shall in no event exceed the Canadian Commitment.
     “Canadian LC Exposure” shall mean at any time the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Canadian Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate principal amount of all Canadian Reimbursement Obligations outstanding at such time. The Canadian LC Exposure of any Canadian Lender at any time shall mean its Pro Rata Percentage of the aggregate Canadian LC Exposure at such time.
     “Canadian Lender” shall mean each Lender that has a Canadian Commitment (without giving effect to any termination of the Total Canadian Commitment if any Canadian L/C Exposure remains outstanding) or which has any outstanding Canadian Revolving Loans (or any then outstanding Canadian LC Exposure). Unless the context otherwise requires, each reference in this Agreement to a Lender includes each Canadian Lender and shall include references to any Affiliate of any such Lender which is acting as a Canadian Lender.
     “Canadian Letter of Credit” shall have the meaning assigned to such term in Section 2.18(a).
     “Canadian Loan Party” shall mean each of the Canadian Borrower and each Canadian Guarantor.
     “Canadian Percentage” of any Canadian Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Canadian Commitment of such Canadian Lender at such time and the denominator of which is the Total Canadian Commitment at such time, provided that if any such determination is to be made after the Total Canadian Commitment (and the related Canadian Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.
     “Canadian Reimbursement Obligations” shall mean the Canadian Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements in respect of Canadian Letters of Credit.
     “Canadian Resident” shall mean, (a) a person resident in Canada for purposes of Part XIII of the Income Tax Act (Canada), (b) an “authorized foreign bank” (as defined in Section 2 of the Bank Act (Canada) and Subsection 248(1) of the Income Tax Act) which at all times holds all of its interest in any Canadian Borrower Obligations owed by the Canadian Borrower hereunder in the course of its Canadian banking business for purposes of subsection 212(13.3) of the Income Tax Act (Canada) or (c) any Lender or other Person able to establish to the satisfaction of the Canadian Funding Agent and the Canadian Borrower based on applicable law in effect on the date on which it becomes a Lender that such Lender is not subject to deduction or withholding of income or similar Taxes imposed by Canada (or any political subdivision or

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taxing authority thereof or therein) with respect to any payments to such Lender of interest, fees, commission, or any other amount payable by the Canadian Borrower under the Loan Documents.
     “Canadian Revolving Exposure” shall mean, with respect to any Canadian Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Canadian Revolving Loans of such Lender, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s Canadian LC Exposure.
     “Canadian Revolving Loan” shall have the meaning assigned to such term in Section 2.01(b).
     “Canadian Security Agreement” shall mean the Security Agreements substantially in the form of Exhibits M-2-1 to 6 among the Canadian Loan Parties and the Collateral Agent for the benefit of the Secured Parties.
     “Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.
     “Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by the Canadian Borrower and its Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), together with the Canadian Borrower’s proportionate share of such amounts for Norf GmbH for such period, but in each case excluding any portion of such expenditures constituting the Acquisition Consideration for acquisitions of property, plant and equipment in Permitted Acquisitions or paid for with insurance proceeds.
     “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Cash Collateral Account” shall mean a collateral account in the form of a deposit account established and maintained by the Collateral Agent for the benefit of the Secured Parties from the proceeds of Collateral collected in the Collection Account that have not either been released to the applicable Borrower or Guarantor or applied immediately to outstanding Obligations.
     “Cash Dominion Recovery Event” shall mean, with respect to any Cash Dominion Trigger Event at any time (a) no Default or Event of Default shall be outstanding and (b) Excess Availability shall be at least $100 million for a period of thirty (30) consecutive days then ended.
     “Cash Dominion Trigger Event” shall mean at any time (a) an Event of Default shall have occurred and/or (b) Excess Availability shall be less than $90 million; provided that if the occurrence of a Cash Dominion Trigger Event under clause (b) shall be due solely to a

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fluctuation in currency exchange rates occurring within the two Business Day period immediately preceding such occurrence (and if no Borrowings have been made (excluding, for avoidance of doubt, any conversion or continuation of an existing Borrowing) or Letters of Credit issued hereunder during such two Business Day period), and one or more of the Borrowers, within two Business Days following receipt of such notice from the Funding Agent, repays Loans in an amount such that clause (b) is no longer applicable, a Cash Dominion Trigger Event shall be deemed not to have occurred.
     “Cash Equivalents” shall mean, as to any person, (a) securities issued or fully guaranteed or insured by the federal government of the United States, Canada, Switzerland, any Approved Member State or any agency of the foregoing, (b) marketable direct obligations issued by any state of the United States or the District of Columbia or any political subdivision or instrumentality thereof that, at the time of the acquisition, are rated at least “A-2” by S&P or “P-2” by Moody’s, (c) certificates of deposit, eurocurrency time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any non-U.S. bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-2” by S&P or “P-2” by Moody’s, (d) commercial paper of an issuer rated at least “A-2” by S&P or “P-2” by Moody’s, (e) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (c) above, (ii) has net assets, Dollar Equivalent of which exceeds $500,000,000 and (iii) is rated at least “A-2” by S&P or “P-2” by Moody’s; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b) and (c) above shall not exceed 365 days; provided, further, that, to the extent any cash is generated through operations in a jurisdiction outside of the United States, Canada, Switzerland or an Approved Member State, such cash may be retained and invested in obligations of the type described in clauses (a), (b) and (c) to the extent that such obligations have a credit rating equal to the sovereign rating of such jurisdiction.
     “Cash Management System” shall have the meaning assigned to such term in Section 9.01.
     “Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any expropriation, condemnation or other taking (including by any Governmental Authority) of, any property of Holdings or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by expropriation, condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.
     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.
     A “Change in Control” shall be deemed to have occurred if:

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     (a) Acquiror at any time ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of at least 51% of the Equity Interests of Holdings,
     (b) Holdings at any time ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) and the direct record owner of 100% of the Equity Interests of the Canadian Borrower; provided that a Permitted Holdings Amalgamation shall not constitute a Change of Control under this clause (b),
     (c) Canadian Borrower at any time ceases to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) and the direct or indirect owner of 100% of the Equity Interests of any other Borrower, any Borrowing Base Guarantor, or Novelis Deutschland GmbH;
     (d) at any time a change of control occurs under any Material Indebtedness;
     (e) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Specified Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (except as set forth below) such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of Voting Stock of Acquiror representing 50% or more of the voting power of the total outstanding Voting Stock of Acquiror; or
     (f) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Acquiror (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by the Specified Holders or by a vote of at least a majority of the members of the Board of Directors of Acquiror, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Acquiror.
     For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
     “Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Charges” shall have the meaning assigned to such term in Section 11.14.

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     “Chattel Paper” shall mean all “chattel paper,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.
     “Chief Executive Office” shall mean, with respect to any Person, the location from which such Person manages the main part of its business operations or other affairs.
     “Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S./European Revolving Loans, Canadian Revolving Loans, or European Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a U.S./European Commitment, Canadian Commitment or European Swingline Commitment, in each case, under this Agreement as originally in effect or pursuant to Section 2.23, of which such Loan, Borrowing or Commitment shall be a part.
     “Closing Date” shall mean the date of the initial Credit Extension hereunder.
     “CNI Basket” shall have the meaning assigned to such term in Section 6.08(d).
     “Code” shall mean the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder.
     “Collateral” shall mean, collectively, all of the Revolving Credit Priority Collateral and the Term Loan Priority Collateral.
     “Collateral Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to ARTICLE X.
     “Collection Account” has the meaning assigned to such term in Section 9.01(c).
     “Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by Canadian Borrower or any of its Subsidiaries in the ordinary course of their businesses.
     “Commerzbank Cash Pooling Agreement” shall mean an Agreement regarding an Automatic Cash Management System entered into between Novelis AG, the “Companies” (as defined therein) and Commerzbank Aktiengesellschaft, Berlin dated 15 January 2007, together with all ancillary documentation thereto.
     “Commitment” shall mean, with respect to any Lender, such Lender’s U.S./European Commitment, Canadian Commitment and/or European Swingline Commitment, including any Commitment pursuant to Section 2.23.
     “Commitment Letter” shall mean that certain commitment letter among Novelis Inc., the Arrangers, ABN AMRO, and UBS Loan Finance LLC, dated as of May 25, 2007, as the same may be amended, amended and restated, supplemented, revised or modified from time to time.

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     “Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
     “Companies” shall mean Holdings and its Subsidiaries; and “Company” shall mean any one of them.
     “Compensation Plan” shall mean any program, plan or similar arrangement (other than employment contracts for a single individual) relating generally to compensation, pension, employment or similar arrangements with respect to which any Company, any Affiliate of any Company or any ERISA Affiliate of any of them has any obligation or liability, contingent or otherwise, under any Requirements of Law other than those of the United States.
     “Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.
     “Concentration Account” shall have the meaning assigned to such term in Section 9.01(c).
     “Concentration Account Bank” shall have the meaning assigned to such term in Section 9.01(c).
     “Confidential Information Memorandum” shall mean that certain confidential information memorandum of Novelis Inc., dated June 2007.
     “Consolidated Adjusted EBITDA” shall mean, for any period, Consolidated EBITDA for such period plus, to the extent not otherwise included in Consolidated EBITDA:
     (a) 100% of the net income of each Joint Venture Subsidiary and Logan for such period minus the amount of any dividends or distributions paid to the holder of any interest (other than a Company) in such Joint Venture Subsidiary or Logan during such period; and
     (b) the Canadian Borrower’s proportionate share of EBITDA of Norf GmbH for such period.
     “Consolidated Amortization Expense” shall mean, for any period, the amortization expense of the Canadian Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Canadian Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
     “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by:
     (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication:

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     (a) Consolidated Interest Expense for such period,
     (b) Consolidated Amortization Expense for such period,
     (c) Consolidated Depreciation Expense for such period,
     (d) Consolidated Tax Expense for such period,
     (e) non-recurring cash expenses and charges relating to the Hindalco Acquisition and the Refinancing,
     (f) restructuring charges in an amount not to exceed $15 million in the aggregate during the term hereof; and
     (g) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period;
     (y) subtracting therefrom, the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period; and
     (z) excluding therefrom,
     (a) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Canadian Borrower or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by the Canadian Borrower or any of its Subsidiaries,
     (b) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period,
     (c) earnings or losses resulting from any reappraisal, revaluation or write-up or write-down of assets,
     (d) any one-time increase or decrease to net income that is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP,
     (e) unrealized gains and losses with respect to Hedging Obligations for such period, and
     (f) any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by the Canadian Borrower or any of its Subsidiaries during such period;
     Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition and Asset Sales (other than any dispositions in the ordinary course of

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business, dispositions where the value of the assets disposed of is less than $15 million and Permitted Acquisitions where the amount of the Acquisition Consideration plus any Equity Interests constituting all or a portion of the purchase price is less than $15 million) consummated at any time on or after the first day of the Test Period thereof as if each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.
     “Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) (i) Consolidated Adjusted EBITDA for such Test Period minus (ii) the aggregate amount of Capital Expenditures for such period that were not specifically funded by Indebtedness (other than a Revolving Loan or Swingline Loan) minus (iii) all cash payments in respect of income taxes made during such period (net of any cash refund in respect of income taxes actually received during such period) to (b) Consolidated Fixed Charges for such Test Period; provided that for purposes of calculating the ratio for each fiscal quarter ended on or prior to March 31, 2008, the amount of cash payments in respect of taxes and Consolidated Fixed Charges shall be calculated by multiplying the amounts of such cash payments in respect of taxes and Consolidated Fixed Charges made or accrued since July 1, 2007 by (i) in the case of the fiscal quarter ended September 30, 2007, 4, (ii) in the case of the fiscal quarter December 31, 2007, 2 and (iii) in the case of the fiscal quarter ended March 31, 2008, 1.33.
     “Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of:
     (a) Consolidated Interest Expense for such period (excluding non-cash interest expense on the Subordinated Debt Loan following the Permitted Holdings Amalgamation);
     (b) the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations) of Canadian Borrower and its Subsidiaries for such period;
     (c) Dividends of Canadian Borrower and its Subsidiaries on a consolidated basis paid in cash during such period as permitted by Section 6.08; and
     (d) all dividends or distributions paid in respect of the interest in any Joint Venture Subsidiary or Logan to the holder (other than a Company) of such interest during such period.
     “Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness and all LC Exposure of Canadian Borrower and its Subsidiaries (other than (i) Indebtedness specified in clauses (g) and (h) (unless the lease giving rise to such Attributable Indebtedness is a Capital Lease) of the definition thereof, (ii) bankers’ acceptances, letters of credit and similar credit arrangements with respect to which no reimbursement obligation has arisen, (iii) letters of credit permitted to be incurred under Section 6.01(p), and (iv) from and after the Permitted Holdings Amalgamation, the Subordinated Debt Loan) determined on a consolidated basis in accordance with GAAP.

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     “Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Canadian Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:
     (a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Canadian Borrower and its Subsidiaries for such period;
     (b) commissions, discounts and other fees and charges owed by Canadian Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;
     (c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Canadian Borrower or any of its Subsidiaries for such period;
     (d) all interest paid or payable with respect to discontinued operations of Canadian Borrower or any of its Subsidiaries for such period; and
     (e) the interest portion of any deferred payment obligations of Canadian Borrower or any of its Subsidiaries for such period.
     Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with any Permitted Acquisitions and Asset Sales (other than any dispositions in the ordinary course of business, dispositions where the value of the assets disposed of is less than $15 million and Permitted Acquisitions where the amount of the Acquisition Consideration plus any Equity Interests constituting all or a portion of the purchase price is less than $15 million) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.
     “Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Canadian Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that:
     (a) the net income (or loss) of any person in which any person other than the Canadian Borrower and its Subsidiaries has an ownership interest (which interest does not cause the net income of such other person to be consolidated into the net income of the Canadian Borrower and its Subsidiaries) shall be excluded, except to the extent actually received by the Canadian Borrower or any of its Subsidiaries during such period; and
     (b) the net income of any Subsidiary of the Canadian Borrower other than a Loan Party that is subject to a prohibition on the payment of dividends or similar distributions by such Subsidiary shall be excluded to the extent of such prohibition.
     For purposes of this definition of “Consolidated Net Income,” Consolidated Net Income shall be reduced (to the extent not already reduced thereby) by the amount of any payments to or on behalf of Holdings made pursuant to Section 6.08(c).

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     “Consolidated Tax Expense” shall mean, for any period, the tax expense of Canadian Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.
     “Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.
     “Contribution, Intercompany, Contracting and Offset Agreement” shall mean that certain Contribution, Intercompany, Contracting and Offset Agreement dated as of the date hereof by and among the Loan Parties (other than certain Foreign Subsidiaries), Collateral Agent and Funding Agent.
     “Contribution Notice” shall mean a contribution notice issued by the Pensions Regulator under Section 38 or Section 47 of the Pensions Act 2004.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
     “Control Agreement” shall mean, with respect to a Deposit Account, Securities Account, or Commodity Account (each as defined in the UCC as in effect on the date hereof in the State of New York), (i) located in the United States, an agreement in form and substance reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s “Control” (within the meaning of the UCC) in such account, or (ii) located in other jurisdictions, agreements with regard to such accounts establishing and perfecting the First Priority Lien of the

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Collateral Agent in such accounts, and effecting the arrangements set forth in Section 9.01 (to the extent required by such Section), and otherwise in form and substance reasonably satisfactory to the Collateral Agent.
     “Conversion Event” shall mean (i) the occurrence of any Event of Default with respect to any Loan Party pursuant to Section 8.01(g) or (h), (ii) the declaration of the termination of any Commitment, or the acceleration of the maturity of any Revolving Loans, in each case pursuant to the last paragraph of Section 8.01 or (iii) the failure of any Borrower to pay any principal of, or interest on, Loans of any Class, any U.S./European Reimbursement Obligations or any Canadian Reimbursement Obligations on the Final Maturity Date).
     “Cost” shall mean, with respect to Inventory, the lower of (a) cost computed on a weighted average basis in accordance with GAAP or (b) market value; provided, that for purposes of the calculation of the Borrowing Base, (i) the Cost of the Inventory shall not include: the portion of the cost of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Loan Party and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the historical accounting practices of the Canadian Borrower and its Subsidiaries (it being understood that the Inventory Appraisal has been prepared, and each future Inventory Appraisal will be prepared, in a manner consistent with such practices).
     “Covenant Recovery Event” shall mean, with respect to any Covenant Trigger Event at any time (a) no Default or Event of Default shall be outstanding and (b) Excess Availability shall be at least ten percent (10%) of the Total Commitment for a period of thirty (30) consecutive days then ended.
     “Covenant Trigger Event” shall mean at any time (a) an Event of Default shall have occurred and/or (b) Excess Availability shall be less than (i) ten percent (10%) of the Total Commitment for a period of three consecutive Business Days, or (ii) ten percent (10%) of the Total Borrowing Base at any time; provided that if the occurrence of a Covenant Trigger Event under clause (b) shall be due solely to a fluctuation in currency exchange rates occurring within the two Business Day period immediately preceding such occurrence (and if no Borrowings have been made (excluding, for avoidance of doubt, any conversion or continuation of an existing Borrowing) or Letters of Credit issued hereunder during such two Business Day period), and one or more of the Borrowers, within two Business Days following receipt of such notice from the Funding Agent, repay Loans in an amount such that clause (b) is no longer applicable, a Covenant Trigger Event shall be deemed not to have occurred.
     “Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the extension or renewal of any existing Letter of Credit, or an amendment of any existing Letter of Credit that increases the amount or changes the drawing conditions thereof, by the Issuing Bank.
     “Debt Issuance” shall mean the incurrence by Holdings or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

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     “Default” shall mean an Event of Default or an event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.
     “Default Rate” shall have the meaning assigned to such term in Section 2.06(f).
     “Delegate” shall mean any delegate, agent, attorney, trustee or co-trustee appointed by the Collateral Agent or any Receiver.
     “Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 180 days after the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to 180 days after the Final Maturity Date, or (c) contains any mandatory repurchase obligation which may come into effect prior to 180 days after the Final Maturity Date; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to 180 days after the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.
     “Distribution” shall mean, collectively, with respect to each Loan Party, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Loan Party in respect of or in exchange for any or all of the Pledged Securities or Pledged Intercompany Notes.
     “Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

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     “Documentation Agents” shall have the meaning assigned to such term in the preamble hereto.
     “Dollar Denominated Loan” shall mean each Loan denominated in dollars at the time of the incurrence thereof, including from and after the date of any conversion of a Loan into Dollar Denominated Loans pursuant to Section 2.09.
     “Dollar Equivalent” shall mean, as to any amount denominated in any currency other than Dollars as of any date of determination, the amount of Dollars that would be required to purchase the amount of such currency based upon the Spot Selling Rate as of such date; provided that (i) for purposes of (x) determining compliance with Sections 2.01, 2.02, 2.10(b), 2.17, 2.18 and 10.10 and (y) calculating Fees pursuant to Section 2.05, the Dollar Equivalent of any amounts denominated in a currency other than dollars shall be calculated on the Closing Date or the date when a subsequent Loan is made or a prepayment is required to be made, and at such other times as the Funding Agent may elect (which may be on a daily basis), using the Spot Selling Rate therefor, (ii) for purposes of determining aggregate Revolving Exposure, the Dollar Equivalent of any Revolving Exposure denominated in a currency other than Dollars shall be calculated by the Funding Agent on a daily basis using the Spot Selling Rate in effect for such day and (iii) the Spot Selling Rate used to make determination of any Borrowing Base as reported in any currency other than dollars in any Borrowing Base Certificate shall be determined (x) initially by the Administrative Borrower, using the Spot Selling Rate that was in effect on the day immediately prior to the date on which such Borrowing Base Certificate is delivered to the Funding Agent pursuant to Section 5.01(j) or Section 9.03(a), and (y) thereafter, by the Funding Agent on a daily basis using the Spot Selling Rate as in effect from time to time, as determined by the Funding Agent; provided, that as to amounts determined in Dollars, the Dollar Equivalent of such amount shall be such amount in Dollars.
     “Dollars” or “dollars” or “$” shall mean lawful money of the United States.
     “EBITDA of Norf GmbH” shall mean, with respect to any period, the net income of Norf GmbH plus to the extent deducted in determining net income, interest expense, depreciation and amortization expense, tax expense and the aggregate amount of all other non-cash charges reducing such net income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period minus the aggregate amount of all non-cash items increasing such net income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period; provided that in calculating such EBITDA of Norf GmbH the following shall be excluded:
          (i) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Norf GmbH or any of its Subsidiaries upon an asset sale (other than any dispositions in the ordinary course of business) by Norf GmbH or any of its Subsidiaries;
          (ii) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

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          (iii) earnings or losses resulting from any reappraisal, revaluation or write-up or write-down of assets;
          (iv) any one-time increase or decrease to net income that is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP;
          (v) unrealized gains and losses with respect to Hedging Obligations for such period; and
          (vi) any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Norf GmbH or any of its Subsidiaries during such period.
     “Eligible Accounts” shall mean, on any date of determination of the Borrowing Base, all of the Accounts owned by each Borrower and each Borrowing Base Guarantor, as applicable (including Purchased Receivables acquired by Swiss Borrower pursuant to the Receivables Purchase Agreement except as otherwise provided below, but excluding other Accounts of Swiss Borrower), and reflected in the most recent Borrowing Base Certificate delivered by the Administrative Borrower to the Collateral Agent and the Funding Agent, except any Account to which any of the exclusionary criteria set forth below applies. Eligible Accounts shall not include any of the following Accounts:
          (i) any Account in which the Collateral Agent, on behalf of the Secured Parties, does not have a valid, perfected First Priority Lien;
          (ii) any Account that is not owned by a Borrower or a Borrowing Base Guarantor;
          (iii) Accounts with respect to which the Account Debtor (other than a Governmental Authority) either (A) does not maintain its Chief Executive Office in an Applicable Eligible Jurisdiction, or (B) is not organized under the laws of an Applicable Eligible Jurisdiction or any state, territory, province or subdivision thereof;
          (iv) any Account that is payable in any currency other than Dollars; provided, that (i) Eligible Canadian Accounts may also be payable in Canadian Dollars and (ii) Eligible European Accounts may also be payable in any Alternate Currency, Swiss Francs, Norwegian Kroner, Swedish Kronor, or Danish Kroner;
          (v) any Account that does not arise from the sale of goods or the performance of services by such Borrower or Borrowing Base Guarantor (or, with respect only to Accounts acquired by Swiss Borrower pursuant to a Receivables Purchase Agreement, German Seller) in the ordinary course of its business;
          (vi) any Account (a) upon which the right of the Borrower or Borrowing Base Guarantor, as applicable, to receive payment is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied or (b) as to which either the Borrower or Borrowing Base Guarantor, as applicable, is not able to bring suit or otherwise enforce its remedies against

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the Account Debtor through judicial or administrative process or (c) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to the Borrower’s or Borrowing Base Guarantor’s, as applicable, completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;
          (vii) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account, it being understood that the amount of any such defense, counterclaim, setoff or dispute shall be reflected in the applicable Borrowing Base Certificate and that the remaining balance of the Account shall be eligible;
          (viii) any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered to the applicable Account Debtor;
          (ix) any Account with respect to which an invoice or electronic transmission constituting a request for payment has not been sent;
          (x) any Account that arises from a sale to any director, officer, other employee or Affiliate of any Company;
          (xi) to the extent any Company, including any Loan Party or Subsidiary, is liable for goods sold or services rendered by the applicable Account Debtor to any Company, including any Loan Party or Subsidiary, but only to the extent of the potential offset;
          (xii) any Account that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;
          (xiii) any Account that is subject to the occurrence of any of the following:
               (1) such Account has not been paid within one hundred twenty (120) days following its original invoice date or is more than sixty (60) days past due according to its original terms of sale; or
               (2) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or
               (3) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;
          (xiv) any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under clause (xiii) of this definition;

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          (xv) any Account as to which any of the representations or warranties in, or pursuant to, the Loan Documents, or the Receivables Purchase Agreement are untrue;
          (xvi) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;
          (xvii) that portion of any Account in respect of which there has been, or should have been, established by any Borrower or Borrowing Base Guarantor or the German Seller a contra account, whether in respect of contractual allowances with respect to such Account, audit adjustment, anticipated discounts or otherwise;
          (xviii) any Account on which the Account Debtor is a Governmental Authority where applicable law imposes any requirement (including any requirement of notice, acceptance or acknowledgment by the Governmental Authority) to constitute a valid assignment as against such Governmental Authority, unless the Borrower or Borrowing Base Guarantor, as applicable, has assigned its rights to payment of such Account to the Funding Agent (or in the case of Account acquired by the Swiss Borrower pursuant to the Receivables Purchase Agreement, unless the German Seller has assigned such rights to Swiss Borrower, and Swiss Borrower has further assigned such rights to Funding Agent) pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a U.S. federal Governmental Authority or complied with such requirement pursuant to applicable law in the case of any other Governmental Authority (including, in the case of Canada, the Financial Administration Act);
          (xix) Accounts that are subject to (a) extended retention of title arrangements (for example, verlängerter Eigentumsvorbehalt, including a processing clause, Verarbeitungsklausel) with respect to any part of the Inventory or goods giving rise to such Account or similar arrangements under any applicable law to the extent of a claim that validly survives by law or contract that can effectively be enforced pursuant to such title retention arrangements or (b) that are subject to an enforceable restriction on assignment;
          (xx) with respect to Accounts of any Eligible U.K. Loan Party, Accounts with respect to which (i) the agreement evidencing such Accounts is not governed by the laws of Germany, Canada or any province thereof, England and Wales or any state in the United States, or the laws of such other jurisdictions acceptable to the Funding Agent in its Permitted Discretion (each, an “Acceptable Governing Law”) or (ii) if governed by an Acceptable Governing Law, the requirements, if any, set forth on Schedule 1.01(c) hereto with respect to such Acceptable Governing Law (or the respective Accounts) are not satisfied;
          (xxi) with respect to Accounts of any Eligible U.K. Loan Party, Accounts where the Account Debtor either maintains its Chief Executive Office or is organized under the laws of an Applicable European Jurisdiction, the United States or Canada and the requirements, if any, set forth on Schedule 1.01(c) hereto with respect to such Account Debtor in such jurisdiction have not been satisfied;
          (xxii) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Borrowers exceeds 15% (or, with regard to Account Debtors listed on Schedule 1.01(d), such higher amount as is set

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forth on such Schedule) of the aggregate amount of Eligible Accounts of all Borrowers; provided that the amount excluded from Eligible Accounts because they exceed the foregoing percentage shall be determined by the Funding Agent based upon all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;
          (xxiii) any Account acquired by the Swiss Borrower pursuant to the Receivables Purchase Agreement that is a Disqualified Receivable (as defined therein);
          (xxiv) any Account acquired by Swiss Borrower pursuant to a Receivables Purchase Agreement which is not in full force and effect or under which any party thereto has defaulted in its obligations thereunder or disaffirmed in writing its obligations thereunder; or
          (xxv) any Account of the Swiss Borrower acquired pursuant to the Receivables Purchase Agreement with respect to which notice is required to have been given pursuant to the Swiss Security Agreement, unless such notice has been given in accordance therewith.
Notwithstanding the foregoing, no Account will be characterized as ineligible pursuant to any of the criteria set forth in paragraphs (iii), (iv), (xiii), (xiv), (xviii) through (xxv) above to the extent that the Account Debtor’s obligations thereunder are insured pursuant to a credit insurance arrangement in form and substance, and with a creditworthy insurer, all of which is satisfactory to the Funding Agent in its sole and absolute discretion.
     “Eligible Assignee” shall mean (a) any Revolving Lender, (b) an Affiliate of any Revolving Lender, (c) an Approved Fund of a Revolving Lender and (d) any other person approved by the Funding Agent, the Issuing Bank, the Swingline Lender and Administrative Borrower (each such approval not to be unreasonably withheld or delayed); provided that (x) no approval of Administrative Borrower shall be required during the continuance of a Default or prior to the earlier of (i) three months after the Closing Date or (ii) the completion of the primary syndication of the Commitments and Loans (as determined by the Arrangers), (y) “Eligible Assignee” shall not include Holdings or any of its Affiliates or Subsidiaries or any natural person and (z) each assignee Lender shall be subject to each other applicable requirement regarding Lenders hereunder, including, with regard to Canadian Lenders, Section 2.20 and, with regard to Lenders to Swiss Borrower, Sections 2.21, 3.23 and Section 11.04 (including Section 11.04(h)).
     “Eligible Canadian Accounts” shall mean the Eligible Accounts owned by the Canadian Loan Parties.
     “Eligible Canadian Inventory” shall mean the Eligible Inventory owned by the Canadian Loan Parties.
     “Eligible European Accounts” shall mean the Eligible Accounts owned by an Eligible European Loan Party.
     “Eligible European Loan Party” shall mean the U.K. Borrower, the Swiss Borrower, or any other Borrowing Base Guarantor incorporated in England and Wales.
     “Eligible Inventory” shall mean Inventory consisting of goods, including raw materials and work in process, held for sale by any U.S. Borrower, any Canadian Loan Party, or any

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Eligible U.K. Loan Party, in the ordinary course, but shall exclude any Inventory to which any of the exclusionary criteria set forth below applies. Eligible Inventory shall not include any Inventory of any U.S. Borrower, Canadian Loan Party, or any Eligible U.K. Loan Party that:
          (i) the Collateral Agent, on behalf of Secured Parties, does not have a valid, perfected First Priority Lien on;
          (ii) (1) is stored at a leased location, unless either (x) a Landlord Access Agreement has been delivered to the Collateral Agent, or (y) a Rent Reserve has been established with respect thereto or (2) is stored with a bailee or warehouseman (including Inventory stored or located at the Logan Location, whether Logan has possession as a warehouseman, bailee, consignee or otherwise) unless either (x) an acknowledged Bailee Letter has been delivered to the Collateral Agent or (y) a Rent Reserve has been established with respect thereto; provided that this clause (ii) shall not apply to any Inventory (A) constituting Vendor Managed Inventory in the aggregate for all such locations of less than $20 million, (B) at the Logan Location, so long as such Inventory is subject to a valid Bailee Letter in favor of the Collateral Agent for the benefit of the Secured Parties, in form and substance acceptable to the Collateral Agent, and the applicable Loan Party has filed appropriate UCC (or comparable) filings to perfect its interest in such Inventory, or (C) located in any jurisdiction outside of the United States or Canada where such agreements are not customary;
          (iii) is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to Collateral Agent is in place with respect to such Inventory;
          (iv) is covered by a negotiable document of title, unless such document has been delivered to the Collateral Agent with all necessary endorsements, free and clear of all Liens except those in favor of the Collateral Agent and the Lenders and landlords, carriers, bailees and warehousemen if clause (ii) above has been complied with;
          (v) is to be returned to suppliers;
          (vi) is obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;
          (vii) consists of display items, samples or packing or shipping materials, manufacturing supplies, work-in-process Inventory (other than work-in-process Inventory that is in saleable form as reflected in the most recent Inventory Appraisal) or replacement parts;
          (viii) is not of a type held for sale in the ordinary course of any U.S. Borrower’s, Eligible U.K. Loan Party’s, or Canadian Loan Party’s, as applicable, business;
          (ix) breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;
          (x) consists of Hazardous Material;
          (xi) is not covered by casualty insurance maintained as required by Section 5.04;

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          (xii) is subject to any licensing arrangement the effect of which would be to limit the ability of Collateral Agent, or any person selling, leasing or otherwise disposing of, the Inventory on behalf of Collateral Agent, to complete or sell, lease or otherwise dispose of such Inventory in enforcement of the Collateral Agent’s Liens, without further consent or payment to the licensor or any other third party;
          (xiii) is subject to an asserted claim of infringement or other violation (whether as a result of an “invitation to license” or the like) of any third party’s Intellectual Property Rights, but only to the extent of such claim;
          (xiv) is not at a location within the United States, Canada, or England and Wales scheduled on Schedule 3.24 (as updated from time to time in accordance with Section 5.13), except in accordance with Section 5.13, unless in transit between locations permitted by Section 5.13 or as otherwise permitted by clause (xv);
          (xv) is in transit with a common carrier from vendors and suppliers, provided Inventory in transit from vendors and suppliers may be included as eligible pursuant to this clause (xv) so long as (i) the Funding Agent shall have received evidence of satisfactory casualty insurance naming the Collateral Agent as loss payee and otherwise covering such risks as the Funding Agent may reasonably request, (ii) such Inventory is located in the United States, Canada or England and Wales, (iii) such Inventory is not “on-the-water”; and (iv) such Inventory is in transit for not more than 48 hours; provided that up to $10,000,000 of Inventory in transit by rail for longer periods may be included as “Eligible Inventory” and (v) the common carrier is not an Affiliate of the applicable vendor or supplier; or
          (xvi) with respect to Inventory of any U.K. Borrower or any other Borrowing Base Guarantor incorporated in England and Wales, Inventory any part of which is subject to valid retention of title provisions to the extent of such claim.
     “Eligible Large Customer Swiss Accounts” shall mean Eligible Swiss Accounts for which a “Large Customer” (as defined in the Receivables Purchase Agreement) is the Account Debtor.
     “Eligible Small Customer Swiss Accounts” shall mean all Eligible Swiss Accounts other than Eligible Large Customer Swiss Accounts.
     “Eligible Swiss Accounts” shall mean the Eligible Accounts purchased by Swiss Borrower from German Seller pursuant to the Receivables Purchase Agreement.
     “Eligible U.K. Accounts” shall mean the Eligible Accounts owned by an Eligible U.K. Loan Party.
     “Eligible U.K. Inventory” shall mean the Eligible Inventory owned by an Eligible U.K. Loan Party.
     “Eligible U.K. Loan Party” shall mean the U.K. Borrower or any other Borrowing Base Guarantor incorporated in England and Wales.

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     “Eligible U.S. Accounts” shall mean the Eligible Accounts owned by the U.S. Borrowers.
     “Eligible U.S. Inventory” shall mean the Eligible Inventory owned by the U.S. Borrowers.
     “Embargoed Person” shall have the meaning assigned to such term in Section 6.21.
     “Environment” shall mean the natural environment, including air (indoor or outdoor), surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.
     “Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.
     “Environmental Law” shall mean any and all treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other legally binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.
     “Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.
     “Equipment” shall mean “equipment,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which such Person now or hereafter has rights.
     “Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.
     “Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Holdings after the Closing Date of any Equity Interests (other than Preferred Stock) in Holdings (including

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any Equity Interests (other than Preferred Stock) issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests (other than Preferred Stock) or (ii) any contribution to the capital of Holdings.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
     “ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the thirty (30) day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of material Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in a Material Adverse Effect.
     “EURIBOR Borrowing” shall mean a Borrowing comprised of EURIBOR Loans.
     “EURIBOR Interest Period” shall mean, with respect to any EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months later (or, with regard only to a European Swingline Loan denominated in Euros, between 2 and 7 days), as Administrative Borrower may elect; provided that (a) if any EURIBOR Interest Period would end on a day other than a Business Day, such EURIBOR Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such EURIBOR Interest Period shall end on the immediately preceding Business

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Day, (b) any EURIBOR Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such EURIBOR Interest Period) shall end on the last Business Day of the last calendar month of such EURIBOR Interest Period, (c) Administrative Borrower shall not select a EURIBOR Interest Period that would extend beyond the Final Maturity Date, (d) Administrative Borrower shall not select EURIBOR Interest Periods so as to require a payment or prepayment of any EURIBOR Loan during a EURIBOR Interest Period for such Loan and (e) any EURIBOR Borrowings (other than Borrowings of European Swingline Loans) made or continued during the period ending on the earlier of (x) three months following the Closing Date and (y) the completion of the primary syndication of the Commitments (as determined by the Arrangers), shall have a EURIBOR Interest Period of one month. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “EURIBOR Loan” shall mean any Revolving Loan or European Swingline Loan bearing interest at a rate determined by reference to the Adjusted EURIBOR Rate in accordance with the provisions of ARTICLE II.
     “EURIBOR Rate” shall mean, with respect to any EURIBOR Borrowing for any Interest Period, the interest rate per annum determined by the Banking Federation of the European Union for deposits in Euro (for delivery on the first day of such Interest Period) with a term comparable to such Interest Period, determined as of approximately 11:00 a.m., Brussels time, on the second full TARGET Day preceding the first day of such Interest Period (as set forth by Reuters or any successor thereto or any other service selected by the Funding Agent which has been nominated by the Banking Federation of the European Union as an authorized information vendor for the purpose of displaying such rates); provided, however, that (i) if no comparable term for an Interest Period is available, the EURIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if the rate referenced above is not available, “EURIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to EURIBOR Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Funding Agent (or such other bank or banks as may be designated by the Funding Agent in consultation with European Administrative Borrower) is offered deposits in Euros at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the first day of such Interest Period, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of such EURIBOR Borrowing to be outstanding during such Interest Period (or such other amount as the Funding Agent may reasonably determine).
     “euro” or “Euro” or “ €” shall mean the single currency of the Participating Member States.
     “Euro Denominated Loan” shall mean each Loan denominated in euros at the time of the incurrence thereof, unless and until converted into Dollar Denominated Loans pursuant to Section 2.09. ).
     “Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

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     “Eurocurrency Interest Period” shall mean, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with regard only to a European Swingline Loan denominated in GBP or Swiss francs, between 2 and 7 days), as Administrative Borrower may elect; provided that (a) if any Eurocurrency Interest Period would end on a day other than a Business Day, such Eurocurrency Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Eurocurrency Interest Period shall end on the immediately preceding Business Day, (b) any Eurocurrency Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Eurocurrency Interest Period) shall end on the last Business Day of the last calendar month of such Eurocurrency Interest Period, (c) Administrative Borrower shall not select a Eurocurrency Interest Period that would extend beyond the Final Maturity Date, (d) Administrative Borrower shall not select Eurocurrency Interest Periods so as to require a payment or prepayment of any Eurocurrency Loan during a Eurocurrency Interest Period for such Loans and (e) any Eurocurrency Borrowings (other than Borrowings of European Swingline Loans) made or continued during the period ending on the earlier of (x) three months following the Closing Date and (y) the completion of the primary syndication of the Commitments (as determined by the Arrangers), shall have a Eurocurrency Interest Period of one month. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Eurocurrency Loan” shall mean any Revolving Loan or European Swingline Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of ARTICLE II.
     “Eurofoil” shall mean Eurofoil Inc. (USA), a New York corporation.
     “European Administrative Borrower” shall mean Novelis AG, or any successor entity serving in that role pursuant to Section 2.03(c).
     “European Borrower” shall mean Swiss Borrower and U.K. Borrower.
     “European Borrowing Base” shall mean the lesser of (i) the sum of the Swiss Borrowing Base plus the U.K. Borrowing Base and (ii) $325 million.
     “European Cash Pooling Arrangements” shall mean the cash pooling arrangements operated by the Swiss Borrower and certain of the other Companies pursuant to the Novelis AG Cash Pooling Agreement and the Commerzbank Cash Pooling Agreement.
     “European LC Exposure” shall mean at any time the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding European Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate principal amount of all European Reimbursement Obligations outstanding at such time. The European LC Exposure of any U.S./European Lender at any time shall mean its Pro Rata Percentage of the aggregate European LC Exposure at such time.

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     “European Letter of Credit” shall have the meaning assigned to such term in Section 2.18(a).
     “European Reimbursement Obligations” shall mean each applicable Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements in respect of European Letters of Credit.
     “European Revolving Loan” shall have the meaning assigned to such term in Section 2.01(a).
     “European Swingline Activation Date” shall mean the date that the Funding Agent notifies the Administrative Borrower that the European Swingline is available to be utilized.
     “European Swingline Commitment” shall mean the commitment of the European Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17. The amount of the European Swingline Commitment shall initially be $25 million, but shall in no event exceed the U.S./European Revolving Commitment.
     “European Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding European Swingline Loans. The European Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate European Swingline Exposure at such time.
     “European Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.
     “European Swingline Loan” shall mean any loan made by the European Swingline Lender pursuant to Section 2.17.
     “Event of Default” shall have the meaning assigned to such term in Section 8.01.
     “Excess Amount” shall have the meaning assigned to such term in Section 2.10.
     “Excess Availability” shall mean, at any time, an amount, expressed in dollars, equal to (a) the lesser of (i) the Revolving Commitments of all of the Lenders and (ii) the Total Borrowing Base on the date of determination less (b) all outstanding Loans and LC Exposure.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Excluded Collateral Subsidiary” shall mean, at any date of determination, any Subsidiary designated as such in writing by Administrative Borrower to the Funding Agent that, together with all other Subsidiaries constituting Excluded Collateral Subsidiaries (i) contributed 1.0% or less of Consolidated EBITDA for the period of four fiscal quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination, (ii) had consolidated assets representing 1.0% or less of the consolidated total assets of Canadian Borrower and its Subsidiaries on the last day of the most recent fiscal quarter ended for which financial statements

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have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination, and (iii) is not a Loan Party. The Excluded Collateral Subsidiaries as of the Closing Date are listed on Schedule 1.01(e).
     “Excluded Subsidiaries” shall mean Subsidiaries of Holdings that (i) are not Loan Parties and (ii) are not organized in a Principal Jurisdiction.
     “Excluded Taxes” shall mean, with respect to the Agents, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, (b) in the case of a Foreign Lender, any U.S. federal withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.15(a) or (y) if such Foreign Lender designates a new foreign lending office or is an assignee pursuant to a request by any Borrower under Section 2.16; provided that this subclause (b)(i) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.14(d), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), or (c) taxes imposed under Part XIII of the Income Tax Act (Canada) on payments made hereunder to or for the benefit of a Canadian Lender who fails to qualify as a Canadian Resident, unless any of the circumstances described in Section 2.20(a)(i), (ii) or (iii) apply.
     “Executive Order” shall have the meaning assigned to such term in Section 3.22.
     “Existing Letter of Credit” shall mean the letters of credit referred to on Schedule 2.18.
     “Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Funding Agent from three federal funds brokers of recognized standing selected by it.
     “Fee Letter” shall mean that certain fee letter among the Canadian Borrower, the Arrangers, ABN AMRO, and UBS Loan Finance LLC, dated as of May 25, 2007, as the same may be amended, amended and restated, supplemented, revised or modified from time to time.
     “Fees” shall mean the fees payable hereunder or under the Fee Letter.
     “Final Maturity Date” shall mean July 6, 2012.

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     “Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.
     “Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.
     “FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
     “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject, other than Permitted Liens of the type described in Section 6.02(a), (b), (c), (d), (f), (g), (h), (i), (j), (k) (to the extent provided in the Intercreditor Agreement), (n), (o), (q), (r), (s) and (t) which have priority over the Liens granted pursuant to the Security Documents (and in each case, subject to the proviso to Section 6.02).
     “Foreign Guarantee” shall have the meaning assigned to such term in Section 7.01.
     “Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or a trust that properly elected to be treated as a United States person.
     “Foreign Plan” shall mean any pension or other employee benefit or retirement plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees employed outside the United States.
     “Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.
     “Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).
     “Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
     “Funded Specified Foreign Currency Participation” shall mean, with respect to any Participating Specified Foreign Currency Lender relating to Specified Foreign Currency Loans funded by LaSalle Bank N.A., (i) the aggregate amount paid by such Participating Specified Foreign Currency Lender to LaSalle Bank N.A. pursuant to Section 12.02 of this Agreement in respect of such Participating Specified Foreign Currency Lender’s participation in the principal amount of Specified Foreign Currency Loans funded by LaSalle Bank N.A. minus (ii) the aggregate amount paid to such Participating Specified Foreign Currency Lender by LaSalle Bank N.A. pursuant to Section 12.02 of this Agreement in respect of its participation in the principal

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amount of Specified Foreign Currency Loans funded by LaSalle Bank N.A., excluding in each case any payments made in respect of interest accrued on the Specified Foreign Currency Loans funded by LaSalle Bank N.A. LaSalle Bank N.A.’s Funded Specified Foreign Currency Participation in any Specified Foreign Currency Loans funded by LaSalle Bank N.A. shall be equal to the outstanding principal amount of such Specified Foreign Currency Loans minus the total Funded Specified Foreign Currency Participation of all other Lenders therein.
     “Funding Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to ARTICLE X; provided that with respect to the Canadian Revolving Loans made available to the Canadian Borrower hereunder (including with respect to Canadian Letters of Credit), references in this Agreement and the other Loan Documents to the Funding Agent shall be deemed a reference to the Canadian Funding Agent.
     “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.
     “GBP” or “£” shall mean lawful money of the United Kingdom.
     “GBP Denominated Loan” shall mean each Loan denominated in GBP at the time of the incurrence thereof, unless and until converted into Dollar Denominated Loans pursuant to Section 2.09.
     “German Guarantor” shall mean each Subsidiary of Holdings organized in Germany party hereto as a Guarantor, and each other Subsidiary of Holdings organized in Germany that is required to become a Guarantor pursuant to the terms hereof.
     “German Security Agreement” shall mean, collectively, any Security Agreement substantially in the form of Exhibits M-5-1 to 7 among the German Guarantors and the Collateral Agent for the benefit of the Secured Parties.
     “German Seller” shall mean Novelis Deutschland GmbH, a company organized under the laws of Germany (including in its roles as seller and collection agent under the Receivables Purchase Agreement).
     “Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or

39

into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.
     “Guarantee Payment” shall have the meaning assigned to such term in Section 7.12(b).
     “Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.
     “Guarantees” shall mean the guarantees issued pursuant to ARTICLE VII by the Guarantors.
     “Guarantors” shall mean each Borrower, Holdings and the Subsidiary Guarantors (including each U.S. Borrower, the Canadian Borrower, the U.K. Borrower, the Swiss Borrower, Holdings and each other Canadian Guarantor, each Swiss Guarantor, each U.K. Guarantor, the German Guarantor, the Irish Guarantor, the Brazilian Guarantor, and each other Subsidiary of Holdings that is required to become a Guarantor hereunder, and including in any case each Borrowing Base Guarantor).
     “Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation under or which can give rise to liability under any Environmental Laws.
     “Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies entered into for the purposes of hedging a Company’s exposure to interest or exchange rates, loan credit exchanges, security or currency valuations or commodity prices, in each case not for speculative purposes.
     “Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.
     “Hindalco Acquisition” shall have the meaning assigned to such term in the recitals hereto.
     “Holdings” shall mean (i) prior to the consummation of the Permitted Holdings Amalgamation, AV Aluminum, and (ii) upon and after the consummation of the Permitted Holdings Amalgamation, AV Metals.
     “Immaterial Subsidiary” shall mean, at any date of determination, any Subsidiary designated as such in writing by Administrative Borrower to the Funding Agent that, together with all other Subsidiaries constituting Immaterial Subsidiaries (i) contributed 5.0% or less of Consolidated EBITDA for the period of four fiscal quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a)

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or 5.01(b) prior to the date of determination, (ii) had consolidated assets representing 5.0% or less of the consolidated total assets of Canadian Borrower and its Subsidiaries on the last day of the most recent fiscal quarter ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination, and (iii) is not a Loan Party. The Immaterial Subsidiaries as of the Closing Date are listed on Schedule 1.01(f).
     “Increase Effective Date” shall have the meaning assigned to such term in Section 2.23(a).
     “Increase Joinder” shall have the meaning assigned to such term in Section 2.23(c).
     “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than ninety (90) days (other than such overdue trade accounts payable being contested in good faith and by proper proceedings, for which appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP or other applicable accounting standards)); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (f) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (g) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (j) all obligations of such person under any Securitization Facility; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.
     “Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.
     “Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).
     “Information” shall have the meaning assigned to such term in Section 11.12.
     “Initial U.S. Borrower” shall have the meaning assigned to such term in the preamble hereto.

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     “Instruments” shall mean all “instruments,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.
     “Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.
     “Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.
     “Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).
     “Interbank Rate” shall mean, for any period, (i) in respect of Loans denominated in dollars, the Federal Funds Effective Rate, and (ii) in respect of Loans denominated in any other currency, the Funding Agent’s cost of funds for such period.
     “Intercompany Note” shall mean a promissory note substantially in the form of Exhibit P, or such other form as may be agreed to by the Funding Agent in its sole discretion.
     “Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof by and among the Companies party thereto, Administrative Agent, Collateral Agent, the other Agents party thereto, Term Loan Administrative Agent, Term Loan Collateral Agent and the other Term Loan Agents under the Term Loan Documents party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Interest Election Request” shall mean a request by Administrative Borrower to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.
     “Interest Payment Date” shall mean (a) with respect to any Base Rate Loan (including any Swingline Loan), the last Business Day of each month to occur during any period in which such Loan is outstanding, (b) with respect to any Eurocurrency Loan, EURIBOR Loan or BA Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Loan, EURIBOR Loan or BA Rate Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Revolving Loan or Swingline Loan, the Final Maturity Date or such earlier date on which the Revolving Commitments are terminated, as the case may be.
     “Interest Period” shall mean (a) in the case of any Eurocurrency Loan, the applicable Eurocurrency Interest Period, (b) in the case of any EURIBOR Loan, the applicable EURIBOR Interest Period and (c) in the case of any BA Rate Loan, the applicable BA Interest Period.

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     “Inventory” shall mean all “inventory,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, wherever located, in which any Person now or hereafter has rights.
     “Inventory Appraisal” shall mean (a) on the Closing Date, the appraisal prepared by Sector 3 dated June 12, 2007, and (b) thereafter, the most recent inventory appraisal conducted by an independent appraisal firm and delivered pursuant to Section 9.02 hereof.
     “Investments” shall have the meaning assigned to such term in Section 6.04.
     “Irish Guarantor” shall mean each Subsidiary of Holdings organized in Ireland party hereto as a Guarantor, and each other Subsidiary of Holdings organized in Ireland that is required to become a Guarantor pursuant to the terms hereof.
     “Irish Security Agreement” shall mean, collectively, any Security Agreement substantially in the form of Exhibits M-6-1 to 5 among the Irish Guarantors and the Collateral Agent for the benefit of the Secured Parties.
     “Issuing Bank” shall mean, as the context may require, (a) U.S./European Issuing Bank; or (b) Canadian Issuing Bank; or (c) collectively, all of the foregoing.
     “Issuing Country” shall have the meaning assigned to such term in Section 11.19(a).
     “Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F, or such other form as may be agreed to by the Funding Agent in its sole discretion.
     “Joint Venture” shall mean any person (a) that is not a direct or indirect Subsidiary of Holdings, and (b) in which Canadian Borrower, in the aggregate, together with its Subsidiaries, is directly or indirectly, the beneficial owner of 5% or more of any class of Equity Interests of such person.
     “Joint Venture Subsidiary” shall mean each of (i) Aluminum Company of Malaysia Berhard (Malaysia), (ii) NKL and (iii) any other person that is a Subsidiary in which persons other than Holdings or its Affiliates own 10% or more of the Equity Interests of such person, excluding Logan and Norf GmbH.
     “Judgment Currency” shall have the meaning assigned to such term in Section 11.18(a).
     “Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 11.18(a).
     “Land Registry” shall mean the Land Registry of England and Wales.
     “Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit G, or such other form as may reasonably be acceptable to the Funding Agent.

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     “LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.
     “LC Exposure” shall mean at any time the sum of (a) U.S./European LC Exposure plus (b) Canadian LC Exposure.
     “LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).
     “LC Request” shall mean a request by Administrative Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit H, or such other form as shall be approved by the Funding Agent.
     “Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.
     “Lender Addendum” shall mean with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 11.15, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include (i) the Swingline Lender and (ii) each Canadian Lender (including any Affiliate of a Lender that is acting as a Canadian Lender).
     “Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued (or deemed issued) or to be issued by an Issuing Bank for the account of any Borrower pursuant to Section 2.18, including any U.S./European Letter of Credit and any Canadian Letter of Credit.
     “Letter of Credit Expiration Date” shall mean the date which is five (5) Business Days prior to the Final Maturity Date.
     “LIBOR Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Funding Agent to be the arithmetic mean of the offered rates for deposits in the relevant Approved Currency with a term comparable to such Interest Period that appears on the Reuters Screen LIBOR01 Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there

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shall at any time no longer exist a Reuters Screen LIBOR01 Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurocurrency Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Funding Agent is offered deposits in the relevant Approved Currency at approximately 11:00 a.m., London, England time, two (2) Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of such Eurocurrency Borrowing to be outstanding during such Interest Period (or such other amount as the Funding Agent may reasonably determine). “Reuters Screen LIBOR01 Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or other appropriate page if the relevant Approved Currency does not appear on such page, or such other page as may replace such page on such service for the purpose of displaying the rates at which the relevant Approved Currency deposits are offered by leading banks in the London interbank deposit market).
     “Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, assignment, hypothecation, security interest or similar encumbrance of any kind or any arrangement to provide priority or preference in respect of such property or any filing of any financing statement or any financing change statement under the UCC, the PPSA or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority (other than any unauthorized notice or filing filed after the Closing Date for which there is not otherwise any underlying lien or obligation, so long as the Borrowers are (if aware of same) using commercially reasonable efforts to cause the removal of same), including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Documents” shall mean this Agreement, any Borrowing Base Certificate, the Intercreditor Agreement, the Contribution, Intercompany, Contracting and Offset Agreement, the Notes (if any), the Security Documents, each Foreign Guaranty, the Fee Letter, and all other pledges, powers of attorney, consents, assignments, certificates, agreements or documents, whether heretofore, now or hereafter executed by or on behalf of any Loan Party for the benefit of any Agent or any Lender in connection with this Agreement.
     “Loan Parties” shall mean Holdings, the Borrowers and the Subsidiary Guarantors.
     “Loans” shall mean, as the context may require, a Revolving Loan or a Swingline Loan.
     “Logan” shall mean Logan Aluminum Inc., a Delaware corporation.
     “Logan Location” shall mean the premises of Logan Aluminum Inc., Route 431, North Russellville, Kentucky 42276.

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     “Mandatory Cost” shall mean the per annum percentage rate calculated by the Funding Agent in accordance with Annex II.
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.
     “Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations, or financial condition of the Loan Parties and their Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to perform their payment and other material obligations under the Loan Documents; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under the Loan Documents, taken as a whole; or (d)(i) a material adverse effect on the Revolving Credit Priority Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on such Collateral or the priority of such Liens, in each case for this clause (d)(i) taken as a whole, or (ii) a material adverse effect on the Term Loan Priority Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on such Collateral or the priority of such Liens, in each case for this clause (d)(ii) taken as a whole.
     “Material Indebtedness” shall mean (a) Indebtedness under the Term Loan Documents and any Permitted Term Loan Facility Refinancings thereof, (b) Indebtedness under the Senior Notes, the Subordinated Debt Loan and any Permitted Refinancings thereof and (c) any other Indebtedness (other than the Loans and Letters of Credit, and other than intercompany Indebtedness of the Companies permitted hereunder) of the Loan Parties in an aggregate outstanding principal amount exceeding $50 million.
     “Material Subsidiary” shall mean any Subsidiary of Canadian Borrower that is not an Immaterial Subsidiary.
     “Maximum Rate” shall have the meaning assigned to such term in Section 11.14.
     “Maximum Term Loan Facility Amount” shall mean, on any date of determination, an amount equal to the sum of (i) $960 million plus (ii) to the extent used to refund, replace or refinance Indebtedness of any Loan Party and to pay related fees, expenses, interest, premiums and make-whole amounts, $400 million.
     “Minimum Currency Threshold” shall mean (v) with regard to Dollar Denominated Loans, (i) an integral multiple of $1.0 million and not less than $5.0 million for ABR Loans and (ii) an integral multiple of $1.0 million and not less than $5.0 million for Eurocurrency Loans, (w) with regard to Canadian Dollar Denominated Loans, (i) an integral multiple of Cdn.$1.0 million and not less than Cdn.$5.0 million for Canadian Base Rate Loans and (ii) an integral multiple of Cdn.$1.0 million and not less than Cdn.$5.0 million for BA Rate Loans, (x) with regard to Euro Denominated Loans, an integral multiple of €1.0 million and not less than €5.0 million and (y) with regard to GBP Denominated Loans, not less than GBP2.5 million and, if greater, an integral multiple of GBP1.0 million.
     “Moody’s” shall mean Moody’s Investors Service, Inc.

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     “Mortgage” shall mean an agreement, including, but not limited to, a mortgage, charge, deed of trust, deed of hypothec or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be substantially in the form of Exhibit J or, subject to the terms of the Intercreditor Agreement, other form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.
     “Mortgaged Property” shall mean (a) each Real Property identified as a Mortgaged Property on Schedule 8(a) to the Perfection Certificate dated the Closing Date, (b) each future Real Property covered by the terms of any Mortgage, and (c) each Real Property, if any, which shall be subject to a Mortgage (or other Lien created by a Security Document) delivered after the Closing Date pursuant to Section 5.11(c).
     “Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.
     “Net Cash Proceeds” shall mean:
     (a) with respect to any Asset Sale, the cash proceeds received by Holdings or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (without duplication) (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Administrative Borrower’s good faith estimate of income taxes paid or payable in connection with such sale and repatriation Taxes that are or would be payable in connection with any sale by a Foreign Subsidiary); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Administrative Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within ninety (90) days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within ninety (90) days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than the Term Loan) which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and (v) so long as any Term Loans remain outstanding, amounts required to be prepaid under the Term Loan Documents from the proceeds of Term Loan Priority Collateral (provided that, in

47

the case of an Asset Sale consisting of a sale or other disposition of all or substantially all of the property or assets or business of a Loan Party or its Subsidiaries, or the Equity Interests of a Subsidiary of a Loan Party, this clause (v) shall be limited to that portion of the cash proceeds in excess of the net book value of Revolving Credit Priority Collateral which is subject to such Asset Sale);
     (b) with respect to any Debt Issuance or any Preferred Stock Issuance, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and
     (c) with respect to any Equity Issuance or any other issuance of Equity Interests (other than Preferred Stock) by Holdings, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and
     (d) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of (i) all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event; and (ii) so long as any Term Loans remain outstanding, amounts required to be prepaid under the Term Loan Documents in respect of cash insurance proceeds, condemnation awards and other compensation received in respect of Term Loan Priority Collateral;
provided, however, that (i) Net Cash Proceeds arising from any Asset Sale, Preferred Stock Issuance, or Casualty Event by or applicable to a non-Wholly Owned Subsidiary shall equal the amount of such Net Cash Proceeds calculated as provided above less the percentage thereof equal to the percentage of any Equity Interests of such non-Wholly Owned Subsidiary not owned by Holdings and its Subsidiaries and (ii) so long as the Term Loans remain outstanding (x) in the case of an Asset Sale consisting of a sale of Equity Interests of a Subsidiary, the Net Cash Proceeds of such sale shall be deemed to equal the book value of Revolving Credit Priority Collateral included in such sale as of the date of such sale and (y) in the case of an Asset Sale consisting of a sale or other disposition of all or substantially all of the property and assets or business of a Loan Party or its Subsidiaries, the net cash proceeds of any such sale shall be deemed to equal the book value of the Revolving Credit Priority Collateral included in such sale (and the expenses relating to such Asset Sale shall be allocated proportionately among the Term Loan Priority Collateral and the Revolving Credit Priority Collateral).
     “Net Recovery Cost Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent Inventory Appraisal received by Collateral Agent in accordance with Section 9.02, net of liquidation expenses, commissions and other expenses reasonably anticipated in the disposition of such assets, and (b) the denominator of which is the original Cost of the aggregate amount of the Inventory subject to appraisal.
     “NKL” shall mean Novelis Korea Limited.

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     “Non-Dollar Denominated Loan” shall mean any Loan that is not a Dollar Denominated Loan.
     “Non-Guarantor Subsidiary” shall mean each Subsidiary that is not a Guarantor.
     “Norf GmbH” shall mean Aluminium Norf GmbH, a limited liability company (GmbH) organized under the laws of Germany.
     “Notes” shall mean any notes evidencing the Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit K-1, K-2 or K-3.
     “Novelis AG Cash Pooling Agreement” shall mean a Cash Management Agreement entered into among Novelis AG and certain “European Affiliates” (as identified therein) dated 1 February 2007, together with all ancillary documentation thereto.
     “Novelis Corporation” shall mean Novelis Corporation, a Texas corporation.
     “Novelis Inc.” shall mean Novelis Inc., a corporation formed under the Canada Business Corporations Act.
     “Obligation Currency” shall have the meaning assigned to such term in Section 11.18(a).
     “Obligations” shall mean (a) obligations of the Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.
     “OFAC” shall have the meaning assigned to such term in Section 3.22.
     “Officers’ Certificate” shall mean a certificate executed by a Responsible Officer in his or her official (and not individual) capacity.
     “Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such

49

person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.
     “Other Taxes” shall mean all present or future stamp, recording, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Overadvance” shall have the meaning assigned to such term in Section 10.10.
     “Parent Guarantor” shall mean (i) prior to the consummation of the Permitted Holdings Amalgamation, AV Aluminum, and (ii) upon and after the consummation of the Permitted Holdings Amalgamation, AV Metals.
     “Participant” shall have the meaning assigned to such term in Section 11.04(d).
     “Participating Member States” shall mean the member states of the European Communities that adopt or have adopted the euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.
     “Participating Specified Foreign Currency Lender” shall have the meaning assigned to such term in Section 12.01(a). The Participating Specified Foreign Currency Lenders as of the Closing Date are set forth in Schedule 1.01(h). No additional Participating Specified Foreign Currency Lenders shall be permitted without the consent of LaSalle Bank N.A.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
     “Pensions Regulator” shall mean the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.
     “Perfection Certificate” shall mean, individually and collectively, as the context may require, each certificate of a Loan Party in the form of Exhibit L-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.
     “Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit L-2 or any other form approved by the Collateral Agent.
     “Permitted Acquisition” shall mean any Acquisition, if each of the following conditions is met:
     (i) no Default is then continuing or would result therefrom;

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     (ii) no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness of the related seller or the business, person or properties acquired, except to the extent permitted under Section 6.01, and any other such Indebtedness not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;
     (iii) the person or business to be acquired shall be, or shall be engaged in, a business of the type that the Loan Parties and the Subsidiaries are permitted to be engaged in under Section 6.15, and the person or business and any property acquired in connection with any such transaction shall be free and clear of any Liens, other than Permitted Liens;
     (iv) the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);
     (v) all transactions in connection therewith shall be consummated in all material respects in accordance with all applicable Requirements of Law;
     (vi) with respect to any transaction involving Acquisition Consideration of more than $25 million, unless the Funding Agent shall otherwise agree, the Administrative Borrower shall have provided the Funding Agent with (A) ten (10) Business Days’ prior written notice of such transaction, which notice shall describe in reasonable detail the terms and conditions of such transaction and the person or business to be acquired and (B) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Funding Agent;
     (vii) the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents, and any person acquired in connection with any such transaction shall become a Guarantor, in each case, to the extent required under, and within the relevant time periods provided in, Section 5.11, on terms reasonably satisfactory to the Agents, and the Agents shall have received all opinions, certificates, lien search results and other documents in connection therewith reasonably requested by the Agents;
     (viii) with respect to any transaction involving Acquisition Consideration that, when added to the fair market value of Equity Interests, including Equity Interests of Holdings, constituting purchase consideration, exceeds $10 million, the Administrative Borrower shall have delivered to the Funding Agent an Officers’ Certificate certifying that (A) such transaction complies with this definition and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect; and
     (ix) either (A) the Availability Conditions are satisfied or (B) the Acquisition Consideration for such acquisition shall not exceed $25 million, and the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions since the Closing

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Date made when the Availability Conditions are not satisfied shall not exceed $50 million.
     “Permitted Discretion” shall mean the commercially reasonable exercise of the Funding Agent’s (or the Canadian Funding Agent’s) good faith credit judgment in accordance with customary business practices for comparable asset-based lending transactions in the metals industry in consideration of any factor that is reasonably likely to (i) materially and adversely affect the value of any Revolving Credit Priority Collateral, the enforceability or priority of the Liens thereon or the amount that the Collateral Agent, the other Agents and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation thereof, or (ii) suggest that any collateral report or financial information delivered to Collateral Agent, any other Agent or the Lenders by any Person on behalf of any Borrower or Borrowing Base Guarantor is incomplete, inaccurate or misleading in any material respect. In exercising such commercially reasonable credit judgment, the Funding Agent or the Canadian Funding Agent, as applicable, may consider, without duplication, such factors already included in or tested by the definition of Eligible Accounts or Eligible Inventory, as well as any of the following: (i) changes after the Closing Date in any material respect in collection history and dilution or collectibility with respect to the Accounts; (ii) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Inventory; (iii) changes after the Closing Date in any material respect in any concentration of risk with respect to the respective Borrower’s or Borrowing Base Guarantor’s Accounts or Inventory; and (iv) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Borrowers’ and the Borrowing Base Guarantors’ (as applicable) Accounts or Inventory.
     “Permitted Factoring Facility” shall mean a sale of Accounts on a discounted basis by any Company that is not a Borrower or Borrowing Base Guarantor and is not organized under the laws of, and does not conduct business in, a Principal Jurisdiction, so long as (i) no Loan Party has any obligation, contingent or otherwise in connection with such sale (other than to deliver the Accounts purported to be sold free and clear of any encumbrance), and (ii) such sale is for cash and fair market value.
     “Permitted Holdings Amalgamation” shall mean the amalgamation of AV Aluminum and the Canadian Borrower on a single occasion following the Closing Date; provided that (i) no Default exists or would result therefrom, (ii) the person resulting from such amalgamation shall be named Novelis Inc., and shall be a corporation formed under the Canada Business Corporations Act (such resulting person, the “Successor Canadian Borrower”), and the Successor Canadian Borrower shall expressly confirm its obligations as the Canadian Borrower under this Agreement and the other Loan Documents to which the Canadian Borrower is a party pursuant to a confirmation in form and substance reasonably satisfactory to the Funding Agent, (iii) immediately upon consummation of such amalgamation, AV Metals shall (A) be an entity organized or existing under the laws of Canada, (B) directly own 100% of the Equity Interests in the Successor Canadian Borrower, (C) execute a supplement or joinder to this Agreement in form and substance reasonably satisfactory to the Funding Agent to become a Guarantor and execute Security Documents (or supplements or joinder agreements thereto) in form and substance reasonably satisfactory to the Funding Agent, and take all actions necessary or advisable in the opinion of the Funding Agent or the Collateral Agent to cause the Lien created

52

by the applicable Security Documents to be a duly perfected First Priority Lien in accordance with all applicable Requirements of Law, including the filing of financing statements (or other applicable filings) in such jurisdictions as may be reasonably requested by the Funding Agent or the Collateral Agent and (D) subject to the terms of the Intercreditor Agreement, pledge and deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of the Successor Canadian Borrower, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of AV Metals, (iv) immediately after giving effect to any such amalgamation, the Consolidated Fixed Charge Coverage Ratio shall be at least 1.0 to 1.0, such compliance to be determined on the basis of the financial information most recently delivered to the Funding Agent pursuant to Section 5.01(a) or (b) as though such amalgamation had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the chief financial officer of the Canadian Borrower demonstrating such compliance calculation in reasonable detail, (v) the Successor Canadian Borrower shall have no Indebtedness after giving effect to the Permitted Holdings Amalgamation other than Indebtedness of the Canadian Borrower in existence prior to the date of the Permitted Holdings Amalgamation and the Subordinated Debt Loan so long as the Subordinated Debt Loan shall have been amended in a manner satisfactory to the Funding Agent to reflect the subordination of the Subordinated Debt Loan to the Canadian Borrower’s Secured Obligations and the Subordinated Debt Loan, if any, has been pledged by AV Metals as security for its guarantee of the Secured Obligations in a manner satisfactory to the Funding Agent, (vi) each other Guarantor, shall have by a confirmation in form and substance reasonably satisfactory to the Funding Agent, confirmed that its guarantee of the Guaranteed Obligations (including its Guarantee) shall apply to the Successor Canadian Borrower’s obligations under this Agreement, (vii) Canadian Borrower and each other Guarantor shall have by confirmations and any required supplements to the applicable Security Documents reasonably requested by the Funding Agent, in each case, in form and substance reasonably satisfactory to the Funding Agent confirmed that its obligations thereunder shall apply to the Successor Canadian Borrower’s obligations under this Agreement, and (viii) each Loan Party shall have delivered opinions of counsel and related officers’ certificates reasonably requested by the Funding Agent with respect to the execution and delivery and enforceability of the documents referred to above and the compliance of such amalgamation with the provisions hereof, and all such opinions of counsel shall be satisfactory to the Funding Agent; and provided, further, that (x) if the foregoing are satisfied, (1) AV Metals will be substituted for and assume all obligations of AV Aluminum under this Agreement and each of the other Loan Documents and (2) the Successor Canadian Borrower shall be substituted for Novelis Inc. under this Agreement and each of the other Loan Documents and all references hereunder and under the other Loan Documents to the Canadian Borrower shall be references to the Successor Canadian Borrower and (y) notwithstanding any provision of Section 11.02, the Agents are hereby authorized by the Lenders to make any amendments to the Loan Documents that are necessary to reflect such changes in the parties to the applicable Loan Documents.
     “Permitted Holdings Indebtedness” shall mean unsecured Indebtedness of Holdings (i) with respect to which no Borrower or Subsidiary has any Contingent Obligation, (ii) that will not mature prior to the 180th day following the Final Maturity Date, (iii) that has no scheduled amortization of principal prior to the 180th day following the Final Maturity Date, (iv) does not require any payments in cash of interest or other amounts in respect of the principal thereof (other than optional redemption provisions customary for senior discount or “pay-in-kind” notes)

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for a number of years from the date of issuance or incurrence thereof equal to at least one-half of the term to maturity thereof, (v) has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount or “pay-in-kind” notes of an issuer that is the parent of a borrower under senior secured asset based revolving credit facilities, and (vi) that is issued to a person that is not an Affiliate of the Canadian Borrower or any of its Subsidiaries in an arm’s-length transaction on fair market terms; provided that at least five Business Days prior to the incurrence of such Indebtedness, a Responsible Officer of Holdings shall have delivered a certificate to the Funding Agent (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto) stating that Holdings has determined in good faith that such terms and conditions satisfy the foregoing requirements.
     “Permitted Liens” shall have the meaning assigned to such term in Section 6.02.
     “Permitted Refinancing” shall mean, with respect to any person, any refinancing or renewal of any Indebtedness of such person; provided that (a) (i) in the case of any such refinancing or renewal of the Subordinated Debt Loan, if the aggregate principal amount (or accreted value, if applicable) of such refinancing or renewal exceeds the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced or renewed plus accrued interest thereon and reasonable fees and expenses payable in connection with such refinancing, the amount of any such excess is contributed by Holdings to the Canadian Borrower concurrently with such refinancing or renewal and (ii) in the case of any refinancing or renewal of any other Indebtedness, the aggregate principal amount (or accreted value, if applicable) thereof does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced or renewed except by an amount equal to unpaid accrued interest and premium thereon and any make-whole payments applicable thereto plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing or renewal and by an amount equal to any existing commitments unutilized thereunder, (b) such refinancing or renewal has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced or renewed (excluding the effects of nominal amortization in the amount of no greater than one percent per annum and prepayments of Indebtedness), (c) no Default is then continuing or would result therefrom, (d) the persons that are (or are required to be) obligors under such refinancing or renewal are the same persons as those that are (or are required to be) obligors under the Indebtedness being so refinanced or renewed (or, in the case of a Permitted Refinancing of the Senior Notes, such obligors are Loan Parties (other than Holdings)) and (e) the subordination provisions thereof (if any) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being so refinanced or renewed; provided that at least five Business Days prior to the incurrence of such refinancing or renewal, a Responsible Officer of the Administrative Borrower shall have delivered an Officers’ Certificate to the Funding Agent (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto) certifying that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements.
     “Permitted Term Loan Facility Refinancing” shall mean any refinancing or renewal of the Indebtedness incurred under the Term Loan Documents; provided that (a) the aggregate

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principal amount (or accreted value, if applicable) of all such Indebtedness, after giving effect to such refinancing or renewal, shall not exceed the then Maximum Term Loan Facility Amount in effect plus an amount equal to unpaid accrued interest and premium on the Indebtedness being so refinanced or renewed plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing or renewal, (b) the “Applicable Margin” or similar component of the interest rate or yield provisions applicable to such Indebtedness, after giving effect to such refinancing or renewal, is not increased from the “Applicable Margin” set forth in the Term Loan Documents as of the Closing Date by more than 3% per annum (excluding increases resulting from the accrual of interest at the default rate specified in the Term Loan Credit Agreement), (c) such refinancing or renewal has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being so refinanced or renewed (excluding the effects of nominal amortization in the amount of no greater than one percent per annum and prepayments of Indebtedness), (d) no Default is existing or would result therefrom and (e) the persons that are (or are required to be) obligors under such refinancing or renewal are the same persons as those that are (or are required to be) obligors under the Indebtedness being so refinanced or renewed (unless, in the case of a refinancing of Indebtedness of a Loan Party, such persons are or become obligors under the Loan Documents); provided that at least five Business Days prior to the incurrence of such refinancing or renewal, a Responsible Officer of the Administrative Borrower shall have delivered an Officers’ Certificate to the Funding Agent (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto) certifying that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements.
     “person” or “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).
     “Platform” shall have the meaning assigned to such term in Section 11.01(d).
     “Pledged Intercompany Notes” shall mean, with respect to each Loan Party, all intercompany notes described in Schedule 11 to the Perfection Certificate as of the Closing Date and intercompany notes hereafter acquired by such Loan Party and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.
     “Pledged Securities” shall mean, collectively, with respect to each Loan Party, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedule 10 to the Perfection Certificate as of the Closing Date as being owned by such Loan Party and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired

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by such Loan Party (including by issuance), together with all rights, privileges, authority and powers of such Loan Party relating to such Equity Interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Loan Party in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Loan Party (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Loan Party (including by issuance), together with all rights, privileges, authority and powers of such Loan Party relating to such Equity Interests or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Loan Party in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Loan Party in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests.
     “Post-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.23(d).
     “PPSA” shall mean the Personal Property Security Act (Ontario) and the regulations promulgated thereunder and other applicable personal property security legislation of the applicable Canadian province or provinces in respect of the Canadian Loan Parties (including the Civil Code of Quebec and the regulations respecting the register of personal and movable real rights promulgated thereunder) as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.
     “Pre-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.23(d).
     “Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.
     “Preferred Stock Issuance” shall mean the issuance or sale by Holdings or any of its Subsidiaries of any Preferred Stock after the Closing Date.
     “Principal Jurisdiction” shall mean the United States, Canada, the United Kingdom, Switzerland, Germany and any state, province or other political subdivision of the foregoing.
     “Priority Payables” shall mean at any time, with respect to the Borrowers and the Borrowing Base Guarantors:
     (a) (i) the amount past due and owing by each Borrower or Borrowing Base Guarantor, or the accrued amount for which such Borrower or Borrowing Base Guarantor has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (u) pension fund obligations; (v) unemployment insurance; (w) goods and services taxes, sales taxes, employee income

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taxes and other taxes payable or to be remitted or withheld; (x) workers’ compensation; (y) vacation pay; and (z) other like charges and demands and (ii) the amount of fees which an insolvency administrator in an insolvency proceeding is allowed to collect pursuant to German law, including, without limitation, determination fees and collection fees; in each case with respect to the preceding clauses (i) and (ii), to the extent any Governmental Authority or other Person may claim a security interest, Lien, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the First Priority Liens granted in the Security Documents; and
     (b) the aggregate amount of any other liabilities of each Borrower or Borrowing Base Guarantor (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment or (ii) which are secured by a security interest, pledge, Lien, charge, right or claim on any Collateral; in each case, pursuant to any applicable law, rule or regulation and which trust, security interest, pledge, Lien, charge, right or claim ranks or, in the Permitted Discretion of the Funding Agent, is capable of ranking in priority to or pari passu with one or more of the First Priority Liens granted in the Security Documents (such as Liens, trusts, security interests, pledges, Liens, charges, rights or claims in favor of employees, landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens, trusts, security interests, pledges, Liens, charges, rights or claims for ad valorem, excise, sales, or other taxes where given priority under applicable law);
in each case net of the aggregate amount of all restricted cash held or set aside for the payment of such obligations.
     “Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to the Funding Agent.
     “Pro Rata Percentage” of (i) any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment, and (ii) any Revolving Lender with respect to a Class or Sub-Class of Obligations or Commitments (or exposure with respect to Loans or Obligations of a Class or Sub-Class), as applicable, shall mean the percentage of the total Commitments of such Class or Sub-Class, as applicable, of all Revolving Lenders represented by such Lender’s Commitment of such Class or Sub-Class; provided that the Pro Rata Percentage of any Lender with respect to any Letter of Credit Commitment or exposure, shall be (x) with respect to U.S. Letters of Credit, European Letters of Credit, or U.S./European Letters of Credit, determined with respect to the U.S./European Commitment of such Lender relative to all U.S./European Lenders, and (y) with respect to Canadian Letters of Credit, determined with respect to the Canadian Commitment of such Lender relative to all Canadian Lenders.
     “Process Agent” shall have the meaning assigned to such term in Section 11.09(d).
     “property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

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     “Property Material Adverse Effect” shall mean, with respect to any Mortgaged Property, as of any date of determination and whether individually or in the aggregate, any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on (a) the business or operations of any Company as presently conducted at the Mortgaged Property; (b) the value or utility of the Mortgaged Property; or (c) the legality, priority or enforceability of the Lien created by the Mortgage or the rights and remedies of the Mortgagee thereunder.
     “PTR Scheme” shall mean the Provisional Treaty Relief scheme as described in the HM Revenue & Customs (formerly the Inland Revenue Guidelines dated January 2003 and administered by HM Revenue & Customs’ Centre for Non-Residents.
     “Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.
     “Purchased Receivables” shall have the meaning assigned to such term in the Receivables Purchase Agreement.
     “Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.
     “Real Property” shall mean, collectively, all right, title and interest (including any freehold, leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
     “Receivable” shall mean the indebtedness and other obligations owed to any Company (other than any Loan Party or any Company organized under the laws of Germany) (at the time such indebtedness and other obligations arise, and before giving effect to any transfer or conveyance contemplated under any Securitization Facility documentation) or in which such person has a security interest or other interest, including any indebtedness, obligation or interest constituting an Account, contract right, payment intangible, promissory note, chattel paper, instrument, document, investment property, financial asset or general intangible, arising in connection with the sale of goods or the rendering of services by such person, and further includes, the obligation to pay any finance charges with respect thereto.
     “Receivables Purchase Agreement” shall mean the receivables purchase agreement and any related servicing agreements between the German Seller, on the one hand, and the Swiss Borrower, on the other hand, in substantially the form of Exhibit Q or otherwise in form and

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substance reasonably satisfactory to the Funding Agent, in each case providing, inter alia, for the sale and transfer of Accounts by the German Seller to the Swiss Borrower, as each such agreement may be amended, modified, supplemented or replaced from time to time in accordance with the terms hereof and thereof.
     “Receiver” shall mean a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Collateral, and that term will include any appointee under a joint and/or several appointments.
     “Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness listed on Schedule 1.01(a) of the Canadian Borrower or any of its Subsidiaries.
     “Register” shall have the meaning assigned to such term in Section 11.04(c).
     “Regulation” shall have the meaning assigned to such term in Section 3.27.
     “Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.
     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Reimbursement Obligations” shall mean each applicable Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements.
     “Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by any Loan Party in exchange for assets transferred by a Loan Party shall not be deemed to be Related Business Assets if they consist of securities of a person, unless upon receipt of the securities of such person, such person would become a Loan Party.
     “Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.
     “Related Security” shall mean, with respect to any Receivable, all of the applicable Securitization Subsidiary’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale of which by the applicable Company gave rise to such Receivable, and all insurance contracts with respect thereto, all other security interests or liens

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and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable, all guaranties, letters of credit, letter-of-credit rights, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the contract related to such Receivable or otherwise, all service contracts and other contracts and agreements associated with such Receivable, all records related to such Receivable, and all of the applicable Securitization Subsidiaries’ right, title and interest in, to and under the applicable Securitization Facility documentation.
     “Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
     “Relevant Amount” shall have the meaning assigned to such term in Section 2.06(j).
     “Relevant Currency Equivalent” shall mean the Dollar Equivalent or each Alternate Currency Equivalent, as applicable.
     “Rent Reserve” shall mean a Reserve established by the Funding Agent in an amount equal to the latest three months rent payments made by any Borrower or Borrowing Base Guarantor for each location at which Inventory of the Borrowers and Borrowing Base Guarantors is located that is not subject to a Landlord Access Agreement or Bailee Letter (as reported to the Funding Agent by the Administrative Borrower from time to time as requested by the Funding Agent), as such amount may be adjusted from time to time by the Funding Agent in its Permitted Discretion taking into account any statutory provisions detailing the extent to which landlords, warehousement or other bailees may make claims against Inventory located thereon.
     “Required Class Lenders” shall mean, with respect to any Class of Loans, Lenders having more than 50% of the sum of all outstanding Commitments (or after the termination thereof, outstanding Revolving Exposure of such Class).
     “Required Lenders” shall mean Lenders having more than 50% of the sum of all outstanding Commitments (or after the termination thereof, Total Revolving Exposure).
     “Requirements of Law” shall mean, collectively, any and all legally binding requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.
     “Reserves” shall mean reserves established from time to time against the Borrowing Base by the Funding Agent pursuant to Section 2.01(d) or otherwise in accordance with this Agreement.
     “Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the

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further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.
     “Responsible Officer” shall mean, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such person.
     “Restricted Grantor” shall mean a Loan Party that has granted a Guarantee that is subject to limitations that impair in any material respect the benefit of such Guarantee (as determined by the Funding Agent in its Permitted Discretion) (it being expressly understood and agreed that (i) no Loan Party that is a Canadian Borrower, a Canadian Guarantor, a U.K. Borrower, a U.K. Guarantor, a U.S. Borrower or a U.S. Guarantor shall be a Restricted Grantor and (ii) except as may be otherwise determined by the Funding Agent in its Permitted Discretion, each Loan Party that is a German Guarantor, an Irish Guarantor, a Swiss Borrower, a Swiss Guarantor or a Brazilian Guarantor shall be a Restricted Grantor).
     “Restricted Sub-Participation” shall mean a sub-participation of the rights and/or the obligations of a Lender under this Agreement which is not substantially in the form recommended from time to time by the London Loan Market Association (LMA) (including, in particular, a provision on status of participation substantially in the form set out in Clause 6.1 of the LMA Funded Participation (PAR) form as at the date of this Agreement and Clause 7.1 of the current LMA Risk Participation (PAR) form as at the date of this Agreement, except for changes that have been approved by the Funding Agent.
     “Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Final Maturity Date and (ii) the date of termination of the Revolving Commitments.
     “Revolving Commitment” shall mean, with respect to each Lender, such Lender’s Canadian Commitment and/or U.S./European Commitment.
     “Revolving Credit Priority Collateral” shall mean all “Revolving Credit Priority Collateral” as defined in the Intercreditor Agreement.
     “Revolving Exposure” shall mean, with respect to any Lender at any time, the sum of the aggregate U.S./European Revolving Exposure of such Lender and the aggregate Canadian Revolving Exposure of such Lender.
     “Revolving Lender” shall mean a Lender with a Revolving Commitment.
     “Revolving Loan” shall have the meaning assigned to such term in Section 2.01(b).
     “S&P” shall mean Standard & Poor’s Rating Services.
     “Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

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     “Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.
     “Secured Debt Agreement” shall mean (i) this Agreement, (ii) the other Loan Documents and (iii) any Treasury Services Agreement entered into by a Loan Party with any counterparty that is a Secured Party.
     “Secured Obligations” shall mean (a) the Obligations and (b) the due and punctual payment and performance of all obligations of the Borrowers and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement entered into with any counterparty that is a Secured Party.
     “Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Funding Agent, the Canadian Funding Agent, any Receiver or Delegate, each other Agent, the Lenders, the Issuing Banks, and each party providing services to a Loan Party pursuant to a Treasury Services Agreement, if at the date of entering into such Treasury Services Agreement (or, with respect to Treasury Services Agreements in effect at the date hereof, at the date hereof) such person was a Lender, Arranger or Agent (or an Affiliate of a Lender, Arranger or Agent) (i) with an investment grade credit rating with respect to its unsecured debt or liabilities from Moody’s and S&P or (ii) otherwise approved by the Funding Agent, and in each case (with respect to any Affiliate of a Lender) such person executes and delivers to the Funding Agent a letter agreement substantially in the form of Exhibit S attached hereto or in such other form as may be acceptable to the Funding Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Section 10.03, Section 10.09, the Intercreditor Agreement and the Security Documents as if it were a Lender.
     “Securities Act” shall mean the Securities Act of 1933.
     “Securities Collateral” shall mean, collectively, the Pledged Securities, the Pledged Intercompany Notes and the Distributions.
     “Securitization Assets” means all existing or hereafter acquired or arising (i) Receivables that are sold, assigned or otherwise transferred pursuant to a Securitization Facility, (ii) the Related Security with respect to the Receivables referred to in clause (i) above, (iii) the collections and proceeds of the Receivables and Related Security referred to in clauses (i) and (ii) above, (iv) all lockboxes, lockbox accounts, collection accounts or other deposit accounts into which such collections are deposited (and in any event excluding any lockboxes, lockbox accounts, collection accounts or deposit accounts that any Loan Party or any Company organized under the laws of Germany has an interest in) and which have been specifically identified and consented to by the Funding Agent, and (v) all other rights and payments which relate solely to such Receivables.
     “Securitization Facility” means each transaction or series of related transactions that effect the securitization of Receivables of a person; provided that no Receivables or other property of any Borrower, Borrowing Base Guarantor or any Company organized or conducting business in a Principal Jurisdiction shall be subject to a Securitization Facility.

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     “Securitization Subsidiary” means any special purpose financial subsidiary established by a Company for the sole purpose of consummating one or more Securitization Facilities and in respect of which no Company (other than a Securitization Subsidiary) has any obligation to maintain or preserve such Securitization Subsidiary’s financial condition or cause such Securitization Subsidiary to achieve specified levels of operating results.
     “Security Agreement” shall mean each U.S. Security Agreement, each Canadian Security Agreement, each U.K. Security Agreement, each Swiss Security Agreement, each German Security Agreement, each Irish Security Agreement, each Brazilian Security Agreement, and each other Security Agreement entered into pursuant to Section 5.11(b), individually and collectively, as the context may require.
     “Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to any Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.
     “Security Documents” shall mean each Security Agreement, the Mortgages, any Security Trust Deed, and each other security document, deed of trust, charge or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or financing change statements, control agreements, bailee notification letters, or instruments of perfection required by this Agreement, any Security Agreement, any Mortgage or any other such security document, charge or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to any Security Agreement or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations or to perfect, obtain control over or otherwise protect the interest of the Collateral Agent therein.
     “Security Trust Deed” shall mean any security trust deed to be executed by, among others, the Collateral Agent, the Funding Agent and any Loan Party granting security over U.K. or Irish assets of any Loan Party.
     “Senior Note Agreement” shall mean the indenture dated as of February 3, 2005, pursuant to which the Senior Notes were issued and any other indenture, note purchase agreement or other agreement pursuant to which Senior Notes are issued in a Permitted Refinancing of the Senior Notes.
     “Senior Note Documents” shall mean the Senior Notes, the Senior Note Agreement, the Senior Note Guarantees and all other documents executed and delivered with respect to the Senior Notes or the Senior Note Agreement.
     “Senior Note Guarantees” shall mean the guarantees of the Loan Parties (other than Holdings) and the other guarantors pursuant to the Senior Note Agreement.
     “Senior Notes” shall mean Canadian Borrower’s 7-1/4% Senior Notes due 2015 issued pursuant to the Senior Note Agreement and any senior notes issued pursuant to a Permitted

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Refinancing of the Senior Notes (including the registered notes issued in exchange for Senior Notes with substantially identical terms as the Senior Notes so exchanged).
     “Settlement” has the meaning assigned to such term in Section 2.17(c).
     “Settlement Date” has the meaning assigned to such term in Section 2.17(c).
     “Significant Event of Default” shall mean any Event of Default under Section 8.01(a), (b), (g) or (h).
     “Similar Business” shall mean any business conducted by the Canadian Borrower and the other Loan Parties on the Closing Date as described in the Confidential Information Memorandum (or, in the good faith judgment of the Board of Directors, which are substantially related thereto or are reasonable extensions thereof).
     “Specified Foreign Currency” has the meaning assigned to such term in Section 2.01(a).
     “Specified Foreign Currency Funding Capacity” at any date of determination, for any Lender, shall mean the ability of such Lender to fund U.S./European Revolving Loans denominated in a Specified Foreign Currency, as set forth in the records of the Funding Agent as notified in writing by such Lender to the Funding Agent within three (3) Business Days of such Lender becoming a Lender hereunder.
     “Specified Foreign Currency Loan” has the meaning assigned to such term in Section 12.01(a).
     “Specified Foreign Currency Participation” has the meaning assigned to such term in Section 12.01(a).
     “Specified Foreign Currency Participation Fee” has the meaning assigned to such term in Section 12.06.
     “Specified Foreign Currency Participation Settlement” has the meaning assigned to such term in Section 12.02(i).
     “Specified Foreign Currency Participation Settlement Amount” has the meaning assigned to such term in Section 12.02(ii).
     “Specified Foreign Currency Participation Settlement Date” has the meaning assigned to such term in Section 12.02(i).
     “Specified Foreign Currency Participation Settlement Period” has the meaning assigned to such term in Section 12.02(i).
     “Specified Holders” shall mean the Persons listed on Schedule 1.01(g).
     “Spot Selling Rate” shall mean on any date of determination (a) when used by the Administrative Borrower to calculate the Borrowing Base, the spot selling rate posted by the

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Federal Reserve Bank of New York on its website for the sale of the applicable currency for Dollars at approximately 11:00 a.m. (Chicago time) on such date and (b) for all other purposes, the spot selling rate determined by the Funding Agent which shall be the spot selling rate posted by Reuters on its website for the sale of the applicable currency for Dollars at approximately 4:00 p.m. (Chicago time) on the prior Business Day; provided that if such rate is not available, such rate shall be the spot selling rate posted by the Federal Reserve Bank of New York on its website for the sale of the applicable currency for Dollars at approximately 4:00 p.m. (Chicago time) on the prior Business Day
     “Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting obligations of Holdings or any of its Subsidiaries not prohibited by this Agreement.
     “Statutory Reserves” shall mean (a) for any Interest Period for any Eurocurrency Borrowing in dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D), (b) for any Interest Period for any portion of a Borrowing in GBP, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves), if any, are in effect on such day for funding in GBP maintained by commercial banks which lend in GBP, (c) for any Interest Period for any portion of a European Swingline Borrowing in Swiss francs, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves), if any, are in effect on such day for funding in Swiss francs maintained by commercial banks which lend in Swiss francs or (d) for any Interest Period for any portion of a Borrowing in euros, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves), if any, are in effect on such day for funding in euros maintained by commercial banks which lend in euros. Eurocurrency Borrowings and EURIBOR Borrowings shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.
     “Sub-Class,” when used in reference to any U.S./European Revolving Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. Revolving Loans, U.K. Revolving Loans or Swiss Revolving Loans.
     “Subordinated Debt Loan” shall mean that certain loan extended by AV Metals to Holdings in the aggregate principal amount of $900,000,000, as evidenced by the Promissory Note, dated May 15, 2007, made by Holdings in favor of AV Metals, as such loan may be increased by any Additional Subordinated Debt Loan or amended, in each case in accordance with the terms hereof; provided that to the extent the provisions of the definition of Permitted Holdings Amalgamation are complied with, the Subordinated Debt Loan in effect on the Closing Date and any Additional Subordinated Debt Loan incurred after the Closing Date and prior to the date of the Permitted Holdings Amalgamation may become an obligation of the Canadian Borrower after the Permitted Holdings Amalgamation occurs; provided, further, that all other

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Subordinated Debt Loans, if any, shall at all times be and remain unsecured obligations solely of Holdings.
     “Subordinated Indebtedness” shall mean Indebtedness of a Loan Party that is subordinated by its terms (including pursuant to the terms of any subordination agreement, intercreditor agreement, or otherwise) in right of payment to the Obligations of such Loan Party, including the Subordinated Debt Loan.
     “Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Holdings. Notwithstanding the foregoing, Logan shall not be treated as a Subsidiary hereunder or under the other Loan Documents unless it qualifies as a Subsidiary under clause (ii) of this definition.
     “Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to this Agreement as a Subsidiary Guarantor pursuant to Section 5.11.
     “Supermajority Lenders” shall mean at any time, Lenders having more than 66-2/3% of the sum of all outstanding Commitments (or after the termination thereof, Total Revolving Exposure).
     “Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) current as of a date which shows all exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, unless otherwise acceptable to the Collateral Agent, (iii) certified by the surveyor (in a manner reasonably acceptable to the Funding Agent) to the Funding Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association (or the local equivalent) as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(o)(iii) or (b) otherwise acceptable to the Collateral Agent.

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     “Swingline Exposure” shall mean at any time the sum of (a) U.S. Swingline Exposure plus (b) European Swingline Exposure.
     “Swingline Lender” mean, individually and collectively, as the context may require, the U.S. Swingline Lender and the European Swingline Lender.
     “Swingline Loan” shall mean any loan made by a Swingline Lender pursuant to Section 2.17.
     “Swiss Borrower” shall have the meaning assigned to such term in the preamble hereto.
     “Swiss Borrowing Base” shall mean at any time an amount equal to the sum of the Dollar Equivalent of, without duplication:
     (i) the book value of Eligible Large Customer Swiss Accounts, multiplied by the advance rate of 85%, plus
     (ii) the book value of Eligible Small Customer Swiss Accounts, multiplied by the “Applicable Percentage” (as defined in the Receivables Purchase Agreement), multiplied by the advance rate of 85%, minus
     (iii) effective upon notification thereof to Administrative Borrower by the Collateral Agent and compliance with Section 2.01(d), any Reserves established from time to time by the Collateral Agent with respect to the Swiss Borrowing Base in accordance with the terms of this Agreement.
     The Swiss Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Collateral Agent and the Funding Agent with such adjustments as Funding Agent and Collateral Agent deem appropriate in its Permitted Discretion to assure that the Swiss Borrowing Base is calculated in accordance with the terms of this Agreement.
     “Swiss francs” or “CHF” shall mean lawful money of Switzerland.
     “Swiss Franc Denominated Loan” shall mean each European Swingline Loan denominated in Swiss Francs at the time of the incurrence thereof, unless and until converted into Dollar Denominated Loans pursuant to Section 2.09.
     “Swiss Guarantor” shall mean each Subsidiary of Holdings organized in Switzerland (other than the Swiss Borrower) party hereto as a Guarantor, and each other Subsidiary of Holdings organized in Switzerland that is required to become a Guarantor pursuant to the terms hereof.
     “Swiss Loan Party” shall mean the Swiss Borrower or a Swiss Guarantor.
     “Swiss Non-Qualifying Bank” shall mean a (Swiss or non-Swiss) Person that does not qualify as a Swiss Qualifying Bank.

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     “Swiss Qualifying Bank” shall mean a (Swiss or non-Swiss) financial institution which (i) qualifies as a bank pursuant to the banking laws in force in its country of incorporation, (ii) carries on a true banking activity in such jurisdiction as its main purpose, and (iii) has personnel, premises, communication devices and decision-making authority of its own, all as per the guidelines of the Swiss Federal Tax Administration No. S-02.122.1(4.99), No. S-02.122.2(4.99), S-02-123(9.86), No. S-02.128(1.2000) and No. S-02.130(4.99) or legislation or guidelines addressing the same issues which are in force at such time.
     “Swiss Revolving Exposure” shall mean, with respect to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Swiss Revolving Loans of such Lender, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s European LC Exposure, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s European Swingline Exposure.
     “Swiss Revolving Loan” shall have the meaning assigned to such term in Section 2.01(a).
     “Swiss Security Agreement” shall mean, collectively, any Security Agreement substantially in the form of Exhibits M-4-1 to 7 among the Swiss Loan Parties and the Collateral Agent for the benefit of the Secured Parties.
     “Swiss Withholding Tax” shall mean any withholding tax in accordance with the Swiss Federal Statute on Anticipatory Tax of 13 October 1965 (Bundesgesetz uber die Verrechnungssteuer) and any successor provision, as appropriate.
     “Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.
     “TARGET” shall mean the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system (or any successor payment system).
     “TARGET Day” shall mean any day on which TARGET is open for the settlement of payments in Euro.
     “Tax Deduction” has the meaning assigned to such term in Section 2.15(i).
     “Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.
     “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, payroll, social security, employment and unemployment taxes, assessments, fees or other charges imposed by any Taxing Authority, including any interest, additions to tax or penalties applicable thereto.
     “Taxing Authority” shall mean any governmental entity of any jurisdiction or political subdivision thereof with the authority to impose, assess, and collect Taxes and engage in activities of a similar nature with respect to such Taxing Authority.

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     “Ten Non-Bank Regulations” shall mean the regulations pursuant to the guidelines No. S-02.122.1(4.99), No. S-02.128(1.2000) and No. S-02.130.1(4.99) of the Swiss Federal Tax Administration (or legislation or guidelines addressing the same issues which are in force at such time) pursuant to which the aggregate number of Lenders of a Swiss Borrower under this Agreement which are not Swiss Qualifying Banks shall not at any time exceed ten.
     “Term Loan Administrative Agent” shall mean UBS AG, Stamford Branch, in its capacity as administrative agent under the Term Loan Credit Agreement, and its successors and assigns in such capacity.
     “Term Loan Agents” shall mean the “Agents” (as defined in the Term Loan Documents, including the Term Loan Administrative Agent and the Term Loan Collateral Agent).
     “Term Loan Collateral Agent” shall mean UBS AG, Stamford Branch, in its capacity as collateral agent under the Term Loan Credit Agreement, and its successors and assigns in such capacity.
     “Term Loan Credit Agreement” shall mean (i) that certain credit agreement dated as of the date hereof among the Loan Parties party thereto, the lenders party thereto, the Arrangers, as joint lead arrangers, and UBS AG, Stamford Branch, as administrative agent and as collateral agent for the Term Loan Secured Parties, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein and in the Intercreditor Agreement) or refinance in whole or in part the indebtedness and other obligations outstanding under the (x) credit agreement referred to in clause (i) or (y) any subsequent Term Loan Credit Agreement, in each case which constitutes a Permitted Term Loan Facility Refinancing with respect to the Term Loans, unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Credit Agreement hereunder. Any reference to the Term Loan Credit Agreement hereunder shall be deemed a reference to any Term Loan Credit Agreement then in existence.
     “Term Loan Documents” shall mean the Term Loan Credit Agreement and the other Loan Documents as defined in the Term Loan Credit Agreement, including the mortgages and other security documents, guaranties and the notes issued thereunder.
     “Term Loan Obligations” shall mean the Term Loans and the guarantees by the Loan Parties under the Term Loan Documents.
     “Term Loan Priority Collateral” shall have the meaning provided in the Intercreditor Agreement.
     “Term Loan Secured Parties” shall mean the Term Loan Administrative Agent, the Term Loan Collateral Agent and each Person that is a lender under the Term Loan Credit Agreement.

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     “Term Loan Security Documents” shall have the meaning assigned to the term “Security Documents” in the Term Loan Credit Agreement.
     “Term Loans” shall mean the senior secured term loans under the Term Loan Credit Agreement.
     “Test Period” shall mean, at any time, the four consecutive fiscal quarters of Canadian Borrower then last ended (in each case taken as one accounting period).
     “Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Funding Agent.
     “Title Policy” shall have the meaning assigned to such term in Section 4.01(o)(iii).
     “Total Adjusted Borrowing Base” shall mean, at any time, the sum of (i) the U.S. Borrowing Base at such time, plus (ii) the Canadian Borrowing Base at such time, plus (iii) the lesser of (A) the U.K. Borrowing Base and (B) $325 million, minus (without duplication) (iv) Reserves against the Total Borrowing Base or any component thereof (other than the Swiss Borrowing Base).
     “Total Adjusted Revolving Exposure” shall mean, at any time, the Total Revolving Exposure minus Swiss Revolving Exposure.
     “Total Borrowing Base” shall mean, at any time, the sum of (i) the U.S. Borrowing Base at such time, plus (ii) the Canadian Borrowing Base at such time, plus (iii) the European Borrowing Base at such time, minus (without duplication) (iv) Reserves against the Total Borrowing Base or any component thereof.
     “Total Canadian Commitment” shall mean, at any time, the sum of the Canadian Commitments of each of the Lenders at such time.
     “Total Canadian Revolving Exposure” shall mean, at any time, the sum of the Canadian Revolving Exposure of each of the Lenders at such time.
     “Total Commitment” shall mean, at any time, the sum of the Total Canadian Commitment and the Total U.S./European Commitment.
     “Total European Revolving Exposure” shall mean, at any time, the sum of the Total Swiss Revolving Exposure and Total U.K. Revolving Exposure at such time.
     “Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated Adjusted EBITDA for the four consecutive fiscal quarters of Canadian Borrower then last ended (in each case taken as one accounting period) for which financial statements have been delivered (or if financial statements with respect to the most recently ended fiscal quarter are required to but, have not been delivered, for which financial statements are then required to have been delivered).

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     “Total Revolving Exposure” shall mean, at any time, the sum of the Revolving Exposure of each of the Lenders at such time.
     “Total Swiss Revolving Exposure” shall mean, at any time, the sum of the Swiss Revolving Exposure of each of the Lenders at such time.
     “Total U.K. Revolving Exposure” shall mean, at any time, the sum of the U.K. Revolving Exposure of each of the Lenders at such time.
     “Total U.S. Revolving Exposure” shall mean, at any time, the sum of the U.S. Revolving Exposure of each of the Lenders at such time.
     “Total U.S./European Commitment” shall mean, at any time, the sum of the U.S./European Commitments of each of the Lenders at such time.
     “Total U.S./European Revolving Exposure” shall mean, at any time, the sum of the U.S./European Revolving Exposure of each of the Lenders at such time.
     “Transaction Documents” shall mean the Loan Documents and the Term Loan Documents.
     “Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (b) the Refinancing; (c) the execution, delivery and performance of the Term Loan Documents and the borrowings thereunder; and (d) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.
     “Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.
     “Treasury Services Agreement” shall mean any agreement relating to treasury, depositary pooled account or netting arrangements (including the European Cash Pooling Arrangements) and cash management services or automated clearinghouse transfer of funds.
     “Treaty Lender” shall have the meaning assigned to such term in clause (C) of the definition of “U.K. Qualifying Lender”.
     “Twenty Non-Bank Regulations” shall mean the regulations pursuant to the guidelines No. S-02.122.1(4.99), No. S-02.122.2(4.99), No. S-02.128(1.2000) and No. S-02.130.1(4.99) of the Swiss Federal Tax Administration (or legislation or guidelines addressing the same issues which are in force at such time) pursuant to which the aggregate number of persons and legal entities, which are not Swiss Qualifying Banks and to which the Swiss Borrower directly or indirectly, including, without limitation, through a Restricted Sub-Participation or other sub-participations under any other agreement, owes interest-bearing borrowed money under all interest-bearing instruments including, inter alia, this Agreement, taken together (other than bond issues which are subject to Swiss Withholding Tax), shall not exceed twenty at any time in order to not trigger Swiss Withholding Tax.

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     “Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted EURIBOR Rate, the Adjusted LIBOR Rate, the Alternate Base Rate, the Canadian Base Rate or the BA Rate (in each case with regard to a Loan of a given currency).
     “UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.
     “U.K. Borrower” shall have the meaning assigned to such term in the preamble hereto.
     “U.K. Borrowing Base” shall mean at any time an amount equal to the sum of the Dollar Equivalent of, without duplication:
     (i) the book value of Eligible U.K. Accounts multiplied by the advance rate of 85%, minus
     (ii) the lesser of (i) the advance rate of 75% of the Cost of Eligible U.K. Inventory, or (ii) the advance rate of 85% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible U.K. Inventory, minus
     (iii) effective upon notification thereof to Administrative Borrower by the Collateral Agent and compliance with Section 2.01(d), any Reserves established from time to time by the Collateral Agent with respect to the U.K. Borrowing Base in accordance with the terms of this Agreement.
     The U.K. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Collateral Agent and the Funding Agent with such adjustments as Funding Agent and Collateral Agent deem appropriate in their collective Permitted Discretion to assure that the U.K. Borrowing Base is calculated in accordance with the terms of this Agreement.
     “U.K. Guarantor” shall mean each Subsidiary of Holdings incorporated in England and Wales (other than the U.K. Borrower) party hereto as a Guarantor, and each other Subsidiary of Holdings incorporated in England and Wales that is required to become a Guarantor pursuant to the terms hereof.
     “U.K. Loan Party” shall mean each of the U.K. Borrower and each U.K. Guarantor.
     “U.K. Qualifying Lender” shall mean a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement or any other Loan Document and is:
(A)	a lender:
(i)	which is a bank (as defined for the purpose of Section 879 of the Income Taxes Act 2007) making an advance under this Agreement or any other Loan Document, or

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(ii)	in respect of an advance made under this Agreement or any other Loan Document by a person that was a bank (as defined for the purpose of Section 879 of the Income Taxes Act 2007) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
(B)	a lender which is:
(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is either:
(I)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(II)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account in computing its chargeable profits (within the meaning of Section 11(2) of the Income and Corporation Taxes Act 1988) the whole of any share of interest payable in respect of that advance that falls to it by reason of Sections 114 and 115 of the Income and Corporation Taxes Act 1988; or
(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account that interest payable in respect of that advance in computing the chargeable profits (for the purposes of Section 11(2) of the Income and Corporation Taxes Act 1988) of that company; or
(C)	a lender which:
(i)	is treated as a resident of a jurisdiction having a double taxation agreement with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest for the purposes of the treaty; and

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which the Lender’s

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participation in the Loan is effectively connected (a “Treaty Lender”).
     “U.K. Revolving Exposure” shall mean, with respect to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding U.K. Revolving Loans of such Lender.
     “U.K. Revolving Loan” shall have the meaning assigned to such term in Section 2.01(a).
     “U.K. Security Agreement” shall mean, collectively, any Security Agreement substantially in the form of Exhibits M-3-1 to 3 among the U.K. Loan Parties and the Collateral Agent for the benefit of the Secured Parties, including the U.K. Share Charge.
     “U.K. Share Charge” shall mean shall mean a Security Agreement in substantially the form of Exhibit M-3-2, among the Canadian Borrower and the Collateral Agent.
     “United States” shall mean the United States of America.
     “Unpaid Supplier Reserve” shall mean, at any time, with respect to the Canadian Loan Parties, the amount equal to the percentage applicable to Inventory in the calculation of the Canadian Borrowing Base multiplied by the aggregate value of the Eligible Inventory which the Funding Agent, in its Permitted Discretion, considers is or may be subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any other laws of Canada or any other applicable jurisdiction granting revendication or similar rights to unpaid suppliers, in each case, where such supplier’s right ranks or is capable of ranking in priority to or pari passu with one or more of the First Priority Liens granted in the Security Documents.
     “Unrestricted Grantors” shall mean Loan Parties that are not Restricted Grantors.
     “U.S. Borrower” shall mean each Initial U.S. Borrower, and each other Subsidiary (which is organized under the laws of the United States or any state thereof or the District of Columbia) that is or becomes a party to this Agreement as a U.S. Borrower pursuant to Section 5.11.
     “U.S. Borrowing Base” shall mean at any time an amount equal to the sum of, without duplication:
     (i) the book value of Eligible U.S. Accounts multiplied by the advance rate of 85%, plus
     (ii) the lesser of (i) the advance rate of 75% of the Cost of Eligible U.S. Inventory, or (ii) the advance rate of 85% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible U.S. Inventory, minus
     (iii) effective upon notification thereof to Administrative Borrower by the Collateral Agent and compliance with Section 2.01(d), any Reserves established from time to time by the

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Collateral Agent with respect to the U.S. Borrowing Base in accordance with the terms of the Agreement.
     The U.S. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Collateral Agent and the Funding Agent with such adjustments as Funding Agent and Collateral Agent deem appropriate in their collective Permitted Discretion to assure that the U.S. Borrowing Base is calculated in accordance with the terms of this Agreement.
     “U.S. LC Exposure” shall mean at any time the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding U.S. Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate principal amount of all U.S. Reimbursement Obligations outstanding at such time. The U.S. LC Exposure of any U.S./European Lender at any time shall mean its Pro Rata Percentage of the aggregate U.S. LC Exposure at such time.
     “U.S. Letter of Credit” shall have the meaning assigned to such term in Section 2.18(a).
     “U.S. Reimbursement Obligations” shall mean each applicable Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements in respect of U.S. Letters of Credit.
     “U.S. Revolving Exposure” shall mean, with respect to any U.S./European Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding U.S Borrower Revolving Loans of such Lender, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s U.S. LC Exposure, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s U.S. Swingline Exposure.
     “U.S. Revolving Loan” shall have the meaning assigned to such term in Section 2.01(a).
     “U.S. Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit M-1 among the U.S. Borrowers and the Collateral Agent for the benefit of the Secured Parties.
     “U.S. Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding U.S. Swingline Loans. The U.S. Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate U.S. Swingline Exposure at such time.
     “U.S. Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.
     “U.S. Swingline Loan” shall have the meaning assigned to such term in Section 2.17(a).
     “U.S./European Commitments” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make U.S./European Revolving Loans and purchase participations in U.S./European Letters of Credit hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender directly under the column entitled “U.S./European Commitment” or in an Increase Joinder, or in the Assignment and Assumption pursuant to which such Lender assumed its U.S./European Commitment, as

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applicable, as the same may be (a) increased pursuant to Section 2.23, (b) reduced from time to time pursuant to Section 2.07 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The aggregate amount of the Lenders’ U.S./European Commitments on the Closing Date is $740 million.
     “U.S./European Issuing Bank” shall mean, as the context may require, (a) ABN AMRO, in its capacity as issuer of U.S. Letters of Credit and European Letters of Credit issued by it; (b) any other Lender that that is a Swiss Qualifying Bank that may become an Issuing Bank pursuant to Section 2.18(j) and (k) in its capacity as issuer of U.S. Letters of Credit and European Letters of Credit issued by such Lender; (c) any other U.S./European Lender that may become an Issuing Bank pursuant to Section 2.18(l), but solely in its capacity as issuer of Existing Letters of Credit; or (d) collectively, all of the foregoing. Any U.S./European Issuing Bank may, in its discretion, arrange for one or more U.S./European Letters of Credit to be issued by Affiliates of such U.S./European Issuing Bank (so long as each such Affiliate is a Swiss Qualifying Bank), in which case the term “U.S./European Issuing Bank” shall include any such Affiliate with respect to U.S./European Letters of Credit issued by such Affiliate.
     “U.S./European LC Commitment” shall mean the commitment of the U.S./European Issuing Bank to issue U.S. Letters of Credit and European Letters of Credit pursuant to Section 2.18. The total amount of the U.S./European LC Commitment shall initially be $75 million, but shall in no event exceed the U.S./European Commitment.
     “U.S./European LC Exposure” shall mean, at any time, the sum of the U.S. LC Exposure and European LC Exposure at such time.
     “U.S./European Lender” shall mean each Lender which has a U.S./European Commitment (without giving effect to any termination of the Total U.S./European Commitment if any U.S./European LC Exposure remains outstanding) or which has any outstanding U.S./European Revolving Loans (or any then outstanding U.S./European LC Exposure).
     “U.S./European Letter of Credit” shall have the meaning assigned to such term in Section 2.18(a).
     “U.S./European Percentage” of any U.S./European Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the U.S./European Commitment of such U.S./European Lender at such time and the denominator of which is the Total U.S./European Commitment at such time, provided that if any such determination is to be made after the Total U.S./European Commitment (and the related U.S./European Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.
     “U.S./European Reimbursement Obligations” shall mean each applicable Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements in respect of U.S./European Letters of Credit.
     “U.S./European Revolving Exposure” shall mean, with respect to any U.S./European Lender at any time, the sum of U.S. Revolving Exposure, Swiss Revolving Exposure and U.K. Revolving Exposure.

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     “U.S./European Revolving Loan” shall have the meaning assigned to such term in Section 2.01(a).
     “Vendor Managed Inventory” shall mean Inventory of a U.S. Borrower, a Canadian Loan Party, or an Eligible U.K. Loan Party located in the ordinary course of business of such Loan Party at a customer location that has been disclosed to the Funding Agent in Schedule 3.24 or in a Borrowing Base Certificate or updates to the Perfection Certificate.
     “Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.
     “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
     “Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.
     “Wind-Up” shall have the meaning assigned to such term in Section 6.05(g), and “Winding-Up” shall have a meaning correlative thereto.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class or Sub-Class (e.g., a “U.S./European Revolving Loan” or a “Swiss Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class (or Sub-Class) and Type (e.g., a “Eurocurrency U.S. Revolving Loan”). Borrowings also may be classified and referred to by Class or Sub-Class (e.g., a “Canadian Borrowing,”) or by Type (e.g., a “BA Rate Borrowing”) or by Class or Sub-Class and Type (e.g., a “BA Rate Canadian Borrowing”).
SECTION 1.03 Terms Generally; Alternate Currency Transaction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any

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definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.” For purposes of this Agreement and the other Loan Documents, (i) where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in dollars, such amounts shall be deemed to refer to Dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Selling Rate in effect on the Business Day immediately preceding the date of such transaction or determination and the permissibility of actions taken under Article VI shall not be affected by subsequent fluctuations in exchange rates (provided that if Indebtedness is incurred to refinance other Indebtedness, and such refinancing would cause the applicable dollar denominated limitation to be exceeded if calculated at the Spot Selling Rate in effect on the Business Day immediately preceding the date of such refinancing, such dollar denominated restriction shall be deemed not to have been exceeded so long as (x) such refinancing Indebtedness is denominated in the same currency as such Indebtedness being refinanced and (y) the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced except as permitted by the definition of Permitted Refinancing Indebtedness) and (ii) as of any date of determination, for purposes of the pro rata application of any amounts required to be applied hereunder to the payment of Loans or other Obligations which are denominated in more than a single Approved Currency, such pro rata application shall be determined by reference to the Dollar Equivalent of such Loans or other Obligations as of such date of determination. For purposes of this Agreement and the other Loan Documents, the word “foreign” shall refer to jurisdictions other than the United States, the states thereof and the District of Columbia. For purposes of this Agreement and the other Loan Documents, the words “the applicable borrower” (or words of like import), when used with reference to obligations of any U.S. Borrower, shall refer to the U.S. Borrowers on a joint and several basis. From and after the effectiveness of the Permitted Holdings Amalgamation (x) all references to the Canadian Borrower in any Loan Document shall refer to the Successor Canadian Borrower and (y) all references to Holdings or Parent Guarantor in any Loan Document shall refer to AV Metals. Each reference to the “Issuing Bank” shall refer to the applicable Issuing Bank or Issuing Banks, as the context may require.
SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect from time to

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time unless otherwise agreed to by Administrative Borrower and the Required Lenders; provided that (i) if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Administrative Borrower or the Required Lenders shall so request, the Funding Agent, the Lenders and Administrative Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Administrative Borrower shall provide to the Funding Agent and the Lenders any documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
SECTION 1.05 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
ARTICLE II.
THE CREDITS
     SECTION 2.01 Commitments.
     (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender with a U.S./European Commitment agrees, severally and not jointly, at any time and from time to time on or after the Closing Date until the earlier of the Business Day prior to the Final Maturity Date and the termination of the U.S./European Commitment of such Lender in accordance with the terms hereof, to make Revolving Loans (x) to the U.S. Borrowers, jointly and severally, in any Approved Currency (other than Canadian dollars) (each, a “U.S. Revolving Loan”), (y) to the Swiss Borrower, in euros or GBP (each, a “Swiss Revolving Loan”), and (z) to the U.K. Borrower, in euros or GBP (each, a “U.K. Revolving Loan” and, collectively with each Swiss Borrower Revolving Loan, each a “European Revolving Loan” and, the European Revolving Loans and the U.S. Revolving Loans collectively each being a “U.S./European Revolving Loan”), in an aggregate principal amount that does not result in:
          (i) such Lender’s U.S./European Revolving Exposure exceeding such Lender’s U.S./European Commitment;
          (ii) the Total U.S./European Revolving Exposure exceeding the Total U.S./European Commitment at such time;
          (iii) the Total Adjusted Revolving Exposure exceeding the Total Adjusted Borrowing Base (subject to the Funding Agent’s authority in its sole discretion to make Overadvances pursuant to the terms of Section 10.10); or

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          (iv) the Total Revolving Exposure exceeding the lesser of (I) the Total Borrowing Base (subject to the Funding Agent’s authority in its sole discretion to make Overadvances pursuant to the terms of Section 10.10), and (II) the total Revolving Commitments.
Subject to, and to the extent provided in, Article XII, U.S./European Revolving Loans denominated in euros or GBP (each a “Specified Foreign Currency”) that are required to be made by a Participating Specified Foreign Currency Lender pursuant to this Section 2.01 shall instead be made by LaSalle Bank N.A. and purchased and settled by such Participating Specified Foreign Currency Lender in accordance with Article XII.
     (b) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender with a Canadian Commitment agrees, severally and not jointly, at any time and from time to time on or after the Closing Date until the earlier of the Business Day prior to the Final Maturity Date and the termination of the Canadian Commitment of such Canadian Lender in accordance with the terms hereof, to make Revolving Loans in dollars or Canadian dollars to Canadian Borrower (each, a “Canadian Revolving Loan” and, collectively with the U.S./European Revolving Loans, each being called a “Revolving Loan”), in an aggregate principal amount that does not result in:
          (i) such Lender’s Canadian Revolving Exposure exceeding such Lender’s Canadian Commitment;
          (ii) the Total Canadian Revolving Exposure exceeding the Total Canadian Commitment at such time;
          (iii) the Total Adjusted Revolving Exposure exceeding the Total Adjusted Borrowing Base (subject to the Funding Agent’s authority in its sole discretion to make Overadvances pursuant to the terms of Section 10.10); or
          (iv) the Total Revolving Exposure exceeding the lesser of (I) the Total Borrowing Base (subject to the Funding Agent’s authority in its sole discretion to make Overadvances pursuant to the terms of Section 10.10), and (II) the total Revolving Commitments.
     (c) Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans.
     (d) Notwithstanding anything to the contrary in this Agreement, the Funding Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as the Funding Agent in its Permitted Discretion shall deem necessary, against the Borrowing Base, including, without limitation, (i) sums that the respective Borrowers or Borrowing Base Guarantors are or will be required to pay (such as taxes (including payroll and sales taxes), assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid, (ii) amounts owing by the respective Borrowers or Borrowing Base Guarantors or, without duplication, their respective Subsidiaries to any Person in respect of any Lien of the type described in the definition of

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“First Priority” on any of the Collateral, which Lien, in the Permitted Discretion of the Collateral Agent, is reasonably likely to rank senior in priority to or pari passu with one or more of the Liens granted in the Security Documents in and to such item of the Collateral, (iii) an Unpaid Supplier Reserve, a Rent Reserve, and a reserve against prior claims of Logan against Inventory, in each case, against Eligible Inventory included in the Borrowing Base, and (iv) Reserves for Priority Payables against the Borrowing Base; provided, however, that (x) the Funding Agent shall have provided the Administrative Borrower at least ten (10) Business Days’ prior written notice of any such establishment, (y) the Funding Agent may only establish a Reserve (other than Unpaid Supplier Reserves, Rent Reserves, Reserves for Priority Payables and any other identified Reserve in the Borrowing Base Certificate delivered on the Closing Date, which may be established based on facts known to the Funding Agent on or before the Closing Date) after the Closing Date based on any event, condition or other circumstance arising after the Closing Date or based on facts not known to the Funding Agent as of the Closing Date or based on changes in the facts known to the Funding Agent as of the Closing Date, and (z) Reserves shall not duplicate eligibility criteria contained in the definitions of “Eligible Accounts” or “Eligible Inventory” or reserves or criteria deducted in computing the cost of Eligible Inventory or the Net Recovery Cost Percentage of Eligible Inventory. The amount of any Reserve established by the Funding Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Reserve. Upon delivery of written notice to Administrative Borrower as provided above, the Funding Agent shall be available to discuss the proposed Reserve, and the applicable Borrower or Borrowing Base Guarantor may take such action as may be required so that the event, condition or matter that is the basis for such Reserve no longer exists, in a manner and to the extent reasonably satisfactory to the Funding Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Funding Agent to establish such Reserve, unless the Funding Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Reserve no longer exists or has otherwise been adequately addressed by the Loan Parties.
SECTION 2.02 Loans.
     (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Swingline Loans and Loans deemed made pursuant to Section 2.18(e)(ii), each Borrowing shall be in an aggregate principal amount that is not less than (and in integral amounts consistent with) the Minimum Currency Threshold or, if less, equal to the remaining available balance of the applicable Commitments.
     (b) Subject to Section 2.11 and Section 2.12, (i) each Borrowing of Dollar Denominated Loans shall be comprised entirely of ABR Loans or Eurocurrency Loans as Administrative Borrower may request pursuant to Section 2.03 (provided that ABR Loans shall be available only with respect to Dollar Denominated Loans borrowed by U.S. Borrowers or Canadian Borrower), (ii) each Borrowing of GBP Denominated Loans or Swiss Franc Denominated Loans shall be comprised entirely of Eurocurrency Loans, (iii) each

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Borrowing of Euro Denominated Loans shall be comprised entirely of EURIBOR Loans, and (iv) each Borrowing of Canadian Dollar Denominated Loans shall be comprised entirely of Canadian Base Rate Loans or BA Rate Loans as Administrative Borrower may request pursuant to Section 2.03; provided that all Loans comprising the same Borrowing shall at all times be of the same Type. Each Lender may at its option make any Eurocurrency Loan or EURIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurocurrency Borrowings in dollars, five Eurocurrency Borrowings in GBP, eight EURIBOR Borrowings, or more than three BA Rate Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
     (c) Except with respect to Loans deemed made pursuant to Section 2.18(e)(ii) and European Swingline Loans, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in Chicago, or to such account in a European jurisdiction, as the Funding Agent may designate, not later than 11:00 a.m., Chicago time, and the Funding Agent shall promptly credit the amounts so received to an account of the applicable Borrower as directed by the Administrative Borrower in the applicable Borrowing Request maintained with the Funding Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders; provided that the funding of all U.S./European Revolving Loans that are also denominated in a Specified Foreign Currency shall also be subject to the provisions of Article XII.
     (d) Unless the Funding Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Funding Agent such Lender’s portion of such Borrowing, the Funding Agent may assume that such Lender has made such portion available to the Funding Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Funding Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Funding Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Funding Agent, each of such Lender and such Borrower severally agrees to repay to the Funding Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Funding Agent at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Interbank Rate and a rate determined by the Funding Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Funding Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the applicable Borrower’s obligation to repay the Funding Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

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     (e) Notwithstanding anything to the contrary contained herein, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Final Maturity Date.
SECTION 2.03 Borrowing Procedure.
     (a) To request a Borrowing (subject to Section 2.17(e) with respect to European Swingline Loans), the Administrative Borrower, on behalf of the applicable Borrower, shall deliver, by hand delivery, telecopier or, to the extent separately agreed by the Funding Agent, by an electronic communication in accordance with the second sentence of Section 11.01(b) and the second paragraph of Section 11.01(d), a duly completed and executed Borrowing Request to the Funding Agent (i) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Chicago time, three (3) Business Days before the date of the proposed Borrowing, (ii) in the case of a BA Rate Loan, not later than 11:00 a.m., Chicago time, two (2) Business Days before the date of the proposed Borrowing, (iii) in the case of a EURIBOR Borrowing, not later than 11:00 a.m., Chicago time, three (3) Business Days before the date of the proposed Borrowing, (iv) in the case of a Canadian Base Rate Borrowing, not later than 11:00 a.m., Chicago time, one (1) Business Day before the date of the proposed Borrowing, or (v) in the case of an ABR Borrowing, not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
          (i) the aggregate amount of such Borrowing;
          (ii) the date of such Borrowing, which shall be a Business Day;
          (iii) whether such Borrowing shall constitute a Borrowing of U.S. Revolving Loans, U.K. Revolving Loans, Swiss Revolving Loans, or Canadian Revolving Loans;
          (iv) in the case of Dollar Denominated Loans made to U.S. Borrowers or to Canadian Borrower, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
          (v) in the case of Canadian Dollar Denominated Loans, whether such Borrowing is to be a Canadian Base Rate Borrowing or a BA Rate Borrowing;
          (vi) in the case of a Eurocurrency Borrowing, EURIBOR Borrowing or BA Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated, as applicable, by the definition of the term “Eurocurrency Interest Period,” “EURIBOR Interest Period” or “BA Rate Interest Period”;
          (vii) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c);
          (viii) that the conditions set forth in Section 4.02(b) — (d) have been satisfied as of the date of the notice; and

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          (ix) in the case of a Eurocurrency Borrowing, Canadian Base Rate Borrowing or BA Rate Borrowing in an Alternate Currency, the Approved Currency for such Borrowing.
     If no election as to the Type of Borrowing is specified with respect to a Borrowing of Dollar Denominated Loans made to U.S. Borrowers or to Canadian Borrower or Canadian Dollar Denominated Loans, then the requested Borrowing shall be an ABR Borrowing or Canadian Base Rate Borrowing, as applicable. If no Interest Period is specified with respect to any requested EURIBOR Borrowing, Eurocurrency Borrowing or BA Rate Borrowing, then the Administrative Borrower on behalf of the applicable Borrower shall be deemed to have selected an Interest Period, as applicable, of one month’s or thirty days’ duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Funding Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     (b) Appointment of Administrative Borrower. Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to request Loans and Letters of Credit pursuant to this Agreement in the name or on behalf of such Borrower. The Funding Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent of Borrowers and agrees to ensure that the disbursement of any Loans to a Borrower requested by or paid to or for the account of such Borrower, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower. Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from the Agents and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents, including the Intercreditor Agreement. Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made directly by such Borrower. No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Funding Agent and appointment by the Borrowers of a replacement Administrative Borrower.
     (c) Appointment of European Administrative Borrower. Each U.K. and Swiss Borrower hereby irrevocably appoints and constitutes European Administrative Borrower as its agent to request Loans and Letters of Credit pursuant to this Agreement in the name or on behalf of such Borrower. The Funding Agent and Lenders may disburse the Loans to such bank account of European Administrative Borrower or a U.K. and Swiss Borrower or otherwise make such Loans to a U.K. or Swiss Borrower and provide such Letters of Credit to a U.K. or Swiss Borrower as European Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. European Administrative Borrower hereby accepts the appointment by the U.K. and Swiss Borrowers to act as the agent of such Borrowers and agrees to ensure that the disbursement of any Loans to a U.K. or Swiss Borrower requested by or paid to or for the account of such Borrower, or the issuance of any

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Letter of Credit for a U.K. or Swiss Borrower hereunder, shall be paid to or for the account of such Borrower. Each U.K. and Swiss Borrower hereby irrevocably appoints and constitutes European Administrative Borrower as its agent to receive statements on account and all other notices from the Agents and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents. Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower by European Administrative Borrower shall be deemed for all purposes to have been made by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made directly by such Borrower. No purported termination of the appointment of European Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Funding Agent and appointment by the U.K. and Swiss Borrowers of a replacement European Administrative Borrower.
SECTION 2.04 Evidence of Debt.
     (a) Promise to Repay. Each U.S. Borrower, jointly and severally, hereby unconditionally promises to pay to the Funding Agent, for the account of each applicable Revolving Lender (or, in the case of U.S. Swingline Loans, the U.S. Swingline Lender in accordance with Section 2.17(a)), the then unpaid principal amount of each U.S. Revolving Loan of such Revolving Lender on the Final Maturity Date. The Swiss Borrower hereby unconditionally promises to pay (i) to the Funding Agent, for the account of each applicable Revolving Lender, the then unpaid principal amount of each Swiss Revolving Loan of such Revolving Lender on the Final Maturity Date and (ii) to the European Swingline Lender, the then unpaid principal amount of each European Swingline Loan on the earlier of the Final Maturity Date and the last day of the Interest Period for such Loan. The U.K. Borrower hereby unconditionally promises to pay to the Funding Agent, for the account of each applicable Revolving Lender, the then unpaid principal amount of each U.K. Revolving Loan of such Revolving Lender on the Final Maturity Date. The Canadian Borrower hereby unconditionally promises to pay to the Funding Agent, for the account of each applicable Revolving Lender, the then unpaid principal amount of each Canadian Revolving Loan of such Revolving Lender on the Final Maturity Date. All payments or repayments of Loans made pursuant to this Section 2.04(a) shall be made in the Approved Currency in which such Loan is denominated.
     (b) Lender and Funding Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Funding Agent shall maintain accounts in which it will record (i) the amount and Approved Currency of each Loan made hereunder, the Borrower or Borrowers to which such Loan is made, the Type, Class and Sub-Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Funding Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded as well as the Borrower or Borrowers which received such Loans or Letters

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of Credit; provided that the failure of any Lender or the Funding Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of any Borrower to repay the Loans in accordance with their terms.
     (c) Promissory Notes. Any Lender by written notice to the Administrative Borrower (with a copy to the Funding Agent) may request that Loans of any Class and Sub-Class made by it be evidenced by a promissory note. In such event, the applicable Borrower or Borrowers shall prepare, execute and deliver to such Lender one or more promissory notes payable to such Lender or its registered assigns in the form of Exhibit K-1, K-2 or K-3, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to such payee or its registered assigns. If, because of fluctuations in exchange rates after the date of issuance thereof, any such Note would not be at least as great as the Dollar Equivalent of the outstanding principal amount of the Loans made by such Lender evidenced thereby at any time outstanding, such Lender may request (and in such case the applicable Borrowers shall promptly execute and deliver) a new Note in an amount equal to the Dollar Equivalent of the aggregate principal amount of such Loans of such Lender outstanding on the date of the issuance of such new Note.
SECTION 2.05 Fees.
     (a) Commitment Fee. The Borrowers (other than the Canadian Borrower), jointly and severally, agree to pay to the Funding Agent for the account of each Lender having a U.S./European Commitment a commitment fee (a “U.S./European Commitment Fee”) denominated in Dollars on the actual daily amount by which the Total U.S./European Commitment exceeds the Total U.S./European Revolving Exposure, and the Canadian Borrower agrees to pay to the Canadian Funding Agent for the account of each Canadian Lender a commitment fee (the “Canadian Commitment Fee” and, together with the U.S./European Commitment Fee, the “Commitment Fee”), denominated in Dollars on the actual daily amount by which the Total Canadian Commitment exceeds the Total Canadian Exposure, in each case from and including the date hereof to but excluding the date on which such Revolving Commitment terminates at a rate per annum equal to the Applicable Fee. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of each month, commencing July 31, 2007, and (B) on the date on which such Revolving Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans, Swingline Exposure and LC Exposure of such Lender.
     (b) Fee Letter. Canadian Borrower agrees to pay or to cause the applicable Borrower to pay all Fees payable pursuant to the Fee Letter, in the amounts and on the dates set forth therein.
     (c) LC and Fronting Fees. The applicable Borrower agrees to pay (i) to the Funding Agent for the account of each Lender having a U.S./European Commitment a

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participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on (A) with regard to Letters of Credit denominated in dollars or GBP, Eurocurrency Loans, (B) with regard to Letters of Credit denominated in euros, EURIBOR Loans, and (C) with regard to Letters of Credit denominated in Canadian Dollars, BA Rate Loans, in each case pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure of such Issuing Bank (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which such Issuing Bank ceases to have any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of each month, commencing on July 31, 2007, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). If at any time any principal of or interest on any Loan or any fee or other amount payable by the Loan Parties hereunder has not been paid when due, whether at stated maturity, upon acceleration or otherwise, the LC Participation Fee shall be increased to a per annum rate equal to 2% plus the otherwise applicable rate with respect thereto for so long as such overdue amounts have not been paid.
     (d) All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Funding Agent for distribution, if and as appropriate, among the Lenders, except that Borrowers shall pay the Fronting Fees directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.
SECTION 2.06 Interest on Loans.
     (a) ABR Loans. Subject to the provisions of Section 2.06(f), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.
     (b) Eurocurrency Loans. Subject to the provisions of Section 2.06(f), the Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

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     (c) Canadian Base Rate Loans. Subject to the provisions of Section 2.06(f), the Loans comprising each Canadian Base Rate Borrowing shall bear interest at a rate per annum equal to the Canadian Base Rate plus the Applicable Margin in effect from time to time.
     (d) BA Rate Loans. Subject to the provisions of Section 2.06(f), the Loans comprising each BA Rate Borrowing shall bear interest at a rate per annum equal to the BA Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
     (e) EURIBOR Loans. Subject to the provisions of Section 2.06(f), the Loans comprising each EURIBOR Borrowing shall bear interest at a rate per annum equal to the Adjusted EURIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
     (f) Default Rate. Notwithstanding the foregoing, if at any time any principal of or interest on any Loan or any fee or other amount payable by the Loan Parties hereunder has not been paid when due, whether at stated maturity, upon acceleration or otherwise and for so long as such amounts have not been paid, all Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).
     (g) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(f) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan, Canadian Base Rate Loan or a Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any EURIBOR Loan, Eurocurrency Loan or BA Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (h) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate or Canadian Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and (ii) interest computed by reference to the BA Rate or Eurocurrency Loans by way of GBP shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Base Rate, BA Rate, Adjusted EURIBOR Rate or Adjusted LIBOR Rate shall be determined by the Funding Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

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     (i) Currency for Payment of Interest. All interest paid or payable pursuant to this Section 2.06 shall be paid in the Approved Currency in which the Loan giving rise to such interest is denominated.
     (j) Swiss Minimum Interests Rates and Payments. The various rates of interests provided for in this Agreement (including, without limitation, under this Section 2.06) are minimum interest rates.
          (i) When entering into this Agreement, each party hereto has assumed that the payments required under this Agreement are not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties hereto do not anticipate that any payment will be subject to Swiss Withholding Tax, they agree that, if (A) Swiss Withholding Tax should be imposed on interest or other payments (the “Relevant Amount”) by a Swiss Loan Party and (B) Section 2.15 should be held unenforceable, then the applicable interest rate in relation to that interest payment shall be: (x) the interest rate which would have been applied to that interest payment (as provided for in the absence of this Section 2.06(j); divided by (y) 1 minus the minimal permissible rate at which the relevant Tax Deduction is required to be made in view of domestic tax law and/or applicable Treaties (where the rate at which the relevant Tax Deduction is required to be made is, for this purpose, expressed as a fraction of one (1)) and all references to a rate of interest under such Loan shall be construed accordingly. For this purpose, the Swiss Withholding Tax shall be calculated on the amount so recalculated.
          (ii) The Swiss Borrower shall not be required to make an increased payment to any specific Lender (but without prejudice to the rights of all other Lenders hereunder) under paragraph (i) above or under Section 2.15 in connection with a Swiss Withholding Tax if the Swiss Borrower has breached the Ten Non-Bank Regulations and/or Twenty Non-Bank Regulations as a direct result of (A) the incorrectness of the representation made by such Lender pursuant to Section 2.21 if such Lender specified that it was a Swiss Qualifying Bank or (B) such Lender, as assignee or participant, breaching the requirements and limitations for transfers, assignments or participations pursuant to Section 11.04 or (C) if Section 2.15 does not provide for an obligation to make increased payments.
          (iii) For the avoidance of doubt, the Swiss Borrower shall be required to make an increased payment to a specific Lender under paragraph (i) above in connection with the imposition of a Swiss Withholding Tax (A) if the Swiss Borrower has breached the Ten Non-Bank Regulations and/or the Twenty Non-Bank Regulations as a result of its failure to comply with the provisions of Section 3.23 or, (B) if after a Significant Event of Default or Conversion Event, lack of compliance with the Ten Non-Bank Regulations and/or the Twenty Non-Bank Regulations as a result of assignments or participation effected in accordance herewith, or (C) following a change of law or practice in relation with the Ten Non-Bank Regulations and/or the Twenty Non-Bank Regulations Swiss Withholding Tax becomes due on interest payments made by Swiss Borrower and Section 2.15 is not enforceable.
          (iv) If requested by the Funding Agent, a Swiss Loan Party shall provide to the Funding Agent those documents which are required by law and applicable double taxation treaties to be provided by the payer of such tax for each relevant Lender to prepare a claim for refund of Swiss Withholding Tax. In the event Swiss Withholding Tax is refunded to the Lender

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by the Swiss Federal Tax Administration, the relevant Lender shall forward, after deduction of costs, such amount to the Swiss Loan Party; provided, however, that (i) the relevant Swiss Loan Party has fully complied with its obligations under this Section 2.06(j); (ii) the relevant Lender may determine, in its sole discretion, consistent with the policies of such Lender, the amount of the refund attributable to Swiss Withholding Tax paid by the relevant Swiss Loan Party; (iii) nothing in this Agreement shall require the Lender to disclose any confidential information to the Swiss Loan Party (including, without limitation, its tax returns); and (iv) no Lender shall be required to pay any amounts pursuant to this Section 2.06(j)(iv) at any time during which a Default or Event of Default exists.
SECTION 2.07 Termination and Reduction of Commitments.
     (a) Termination of Commitments. The Revolving Commitments, the European Swingline Commitment, the U.S./European LC Commitment and the Canadian LC Commitment shall automatically terminate on the Final Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 4:00 p.m., Chicago time, on July 11, 2007, if the initial Credit Extension shall not have occurred by such time.
     (b) Optional Terminations and Reductions. At its option, Administrative Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments, the Total U.S./European Revolving Exposures would exceed the Total U.S./European Commitment, or the Total Canadian Revolving Exposures would exceed the Total Canadian Commitment.
     (c) Borrower Notice. Administrative Borrower shall notify the Funding Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Funding Agent shall advise the Lenders of the contents thereof. Each notice delivered by Administrative Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be (subject to payment of any amount pursuant to Section 2.13) revoked by Administrative Borrower (by notice to the Funding Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
SECTION 2.08 Interest Elections.
     (a) Generally. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a EURIBOR Borrowing, Eurocurrency

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Borrowing or BA Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Administrative Borrower may elect to convert such Borrowing to a different Type (in the case of Dollar Denominated Loans made to U.S. Borrowers or to Canadian Borrower, to an ABR Borrowing or a Eurocurrency Borrowing, and in the case of Canadian Dollar Denominated Loans, to a Canadian Base Rate Borrowing or a BA Rate Borrowing) or to rollover or continue such Borrowing and, in the case of a EURIBOR Borrowing, Eurocurrency Borrowing or BA Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrowings consisting of Alternate Currency Revolving Loans (other than Borrowings consisting of Loans in Canadian Dollars) may not be converted to a different Type. Administrative Borrower may elect different options with respect to different portions (not less than the Minimum Currency Threshold) of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrowers shall not be entitled to request any conversion, rollover or continuation that, if made, would result in more than eight Eurocurrency Borrowings in dollars, five Eurocurrency Borrowings in GBP, eight EURIBOR Borrowings, or more than three BA Rate Borrowings outstanding hereunder at any one time. This Section shall not apply to Swingline Loans, which may not be converted or continued.
     (b) Interest Election Notice. To make an election pursuant to this Section, Administrative Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to the Funding Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Administrative Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:
          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) through (v) below shall be specified for each resulting Borrowing);
          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
          (iii) in the case of Dollar Denominated Loans made to U.S. Borrowers or to Canadian Borrower, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
          (iv) in the case of Canadian Dollar Denominated Loans, whether such Borrowing is to be a Canadian Base Rate Borrowing or a BA Rate Borrowing;
          (v) if the resulting Borrowing is a EURIBOR Borrowing, a Eurocurrency Borrowing or BA Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated, as applicable, by the definition of the

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term “EURIBOR Interest Period,” “Eurocurrency Interest Period” or “BA Rate Interest Period”; and
          (vi) in the case of a Borrowing consisting of Alternate Currency Revolving Loans, the Alternate Currency of such Borrowing.
     If any such Interest Election Request requests a EURIBOR Borrowing, Eurocurrency Borrowing or BA Rate Borrowing but does not specify an Interest Period, then Borrowers shall be deemed to have selected an Interest Period of one month’s or thirty days’ duration.
     Promptly following receipt of an Interest Election Request, the Funding Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (c) Automatic Conversion to Base Rate Borrowing. If an Interest Election Request with respect to a Eurocurrency Borrowing made to U.S. Borrowers or to Canadian Borrower in dollars is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. If an Interest Election Request with respect to a BA Rate Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Canadian Base Rate Borrowing. EURIBOR Borrowings and Eurocurrency Borrowings denominated in an Alternate Currency, and Eurocurrency Borrowings made to Swiss Borrower or U.K. Borrower and denominated in dollars, shall not be converted to a Base Rate Borrowing, but shall be continued as Loans of the same Type with a one month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Funding Agent or the Required Lenders may require, by notice to Administrative Borrower, that (i) no outstanding Borrowing may be converted to or continued as a EURIBOR Borrowing, Eurocurrency Borrowing or BA Rate Borrowing and (ii) unless repaid, each Eurocurrency Borrowing or BA Rate Borrowing (other than a Borrowing of Alternate Currency Loans or a Eurocurrency Borrowing made to Swiss Borrower or U.K. Borrower and denominated in dollars, but including a Borrowing of Canadian Dollars) shall be converted to an ABR Borrowing or a Canadian Base Rate Borrowing, as the case may be, at the end of the Interest Period applicable thereto.
SECTION 2.09 Special Provisions Applicable to Lenders Upon the Occurrence of a Conversion Event.
     (a) Conversion Events. On the date of the occurrence of a Conversion Event, automatically (and without the taking of any action) (x) all then outstanding Non-Dollar Denominated Loans shall be automatically converted into Loans of the respective Class and Sub-Class maintained in dollars (in an amount equal to the Dollar Equivalent of the aggregate principal amount of the respective Loans on the date such Conversion Event first occurred, which Loans (i) shall continue to be owed by the applicable Borrower, and (ii) shall at all times thereafter be deemed to be Base Rate Loans and (y) all principal, accrued and unpaid interest and other amounts owing with respect to such Non-Dollar Denominated Loans shall

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be payable in dollars, taking the Dollar Equivalent of such principal, accrued and unpaid interest and other amounts. The occurrence of any conversion of Non-Dollar Denominated Loans to Base Rate Loans as provided above in this Section 2.09(a) shall be deemed to constitute for purposes of Section 2.13, a prepayment of Loans before the last day of any Interest Period relating thereto.
     (b) Certain Participations Upon Conversion Event. On the date of the occurrence of any Conversion Event (i) if any European Swingline Loans are outstanding, the U.S./European Lenders shall be deemed to have purchased participations therein in accordance with Section 2.17(g), and shall promptly make payment therefor in accordance therewith, (ii) if any U.S. Swingline Loans are outstanding, the U.S. European Lenders shall promptly make payment therefore in accordance with Section 2.17(c) and (iii) if there have been any LC Disbursements pursuant to Letters of Credit which have not yet been reimbursed to the respective Issuing Lender pursuant to Section 2.18(e), the applicable Lenders shall each make payments to the Issuing Lender therefor in accordance with the requirements of Section 2.18(e). Each Lender which is required to make payments pursuant to the immediately preceding sentence shall be obligated to do so in accordance with the terms of this Agreement.
SECTION 2.10 Optional and Mandatory Prepayments of Loans.
     (a) Optional Prepayments. Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10 and subject to the provisions of Section 9.01(e); provided that each partial prepayment shall be in a principal amount that is not less than (and in integral amounts consistent with) the Minimum Currency Threshold or, if less, the outstanding principal amount of such Borrowing.
     (b) Certain Revolving Loan Prepayments.
          (i) In the event of the termination of all the Revolving Commitments, each Borrower shall, on the date of such termination, repay or prepay all its outstanding Borrowings and all its outstanding Swingline Loans and replace all outstanding Letters of Credit or cash collateralize all its outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i).
          (ii) In the event of the termination of all the U.S./European Commitments, each applicable Borrower shall, on the date of such termination, repay or prepay all its outstanding U.S./European Borrowings and all its outstanding Swingline Loans and replace all its outstanding Letters of Credit or cash collateralize all its outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i).
          (iii) In the event of the termination of all the Canadian Commitments, the Canadian Borrower shall, on the date of such termination, repay or prepay all its outstanding Canadian Borrowings and replace all its outstanding Canadian Letters of Credit or cash collateralize all its outstanding Canadian Letters of Credit in accordance with the procedures set forth in Section 2.18(i).

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          (iv) In the event of any partial reduction of the U.S./European Commitments, then (x) at or prior to the effective date of such reduction, the Funding Agent shall notify Administrative Borrower and the applicable Revolving Lenders of the sum of the Revolving Exposures and of the Total U.S./European Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, or if the Total U.S./European Revolving Exposures would exceed the Total U.S./European Commitment after giving effect to such reduction, each applicable Borrower shall, on the date of such reduction, first, repay or prepay its Swingline Loans, second, repay or prepay its Borrowings and third, replace its outstanding Letters of Credit or cash collateralize its outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.
          (v) In the event of any partial reduction of the Canadian Commitments, then (x) at or prior to the effective date of such reduction, the Funding Agent shall notify Administrative Borrower and the applicable Revolving Lenders of the sum of the Revolving Exposures and of the Total Canadian Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, or if the Total Canadian Revolving Exposures would exceed the Total Canadian Commitment after giving effect to such reduction, then Canadian Borrower shall, on the date of such reduction, first, repay or prepay its Borrowings and second, replace its outstanding Canadian Letters of Credit or cash collateralize its outstanding Canadian Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.
          (vi) In the event that the Total U.S./European Revolving Exposure exceeds the Total U.S./European Commitment then in effect (including on any date on which Dollar Equivalents are determined pursuant to the definition thereof), each applicable Borrower shall, without notice or demand, immediately first, repay or prepay its Borrowings, and second, replace its outstanding Letters of Credit or cash collateralize its outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.
          (vii) In the event that the Total Canadian Revolving Exposure exceeds the Total Canadian Commitment then in effect (including on any date on which Dollar Equivalents are determined pursuant to the definition thereof), Canadian Borrower shall, without notice or demand, immediately first, repay or prepay its Canadian Borrowings, and second, replace its outstanding Canadian Letters of Credit or cash collateralize its outstanding Canadian Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.
          (viii) In the event that (A) the aggregate U.S./European LC Exposure exceeds the U.S./European LC Commitment then in effect or (B) the aggregate Canadian LC Exposure exceeds the Canadian LC Commitment then in effect (in each case including on any date on which Dollar Equivalents are determined pursuant to the definition thereof), each applicable Borrower shall, without notice or demand, immediately replace its outstanding Letters of Credit

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or cash collateralize its outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.
          (ix) In the event that (A) the Total Revolving Exposure exceeds the Total Borrowing Base then in effect, or (B) the Total Adjusted Revolving Exposure exceeds the Total Adjusted Borrowing Base then in effect, each applicable Borrower shall, without notice or demand, immediately first, repay or prepay its Borrowings, and second, replace its outstanding Letters of Credit or cash collateralize its outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess; provided that to the extent such excess results solely by reason of a change in exchange rates, unless a Default or an Event of Default has occurred and is continuing, no Borrower shall be required to make such repayment, replacement or cash collateralization unless the amount of such excess is greater than 5% of the Total Borrowing Base or Total Adjusted Borrowing Base, as the case may be (in which event the applicable Borrowers shall make such replacements or cash collateralization so as to eliminate such excess in its entirety).
          (x) In the event that the Total Revolving Exposure exceeds the total Revolving Commitments then in effect, each applicable Borrower shall, without notice or demand, immediately first, repay or prepay its Borrowings, and second, replace its outstanding Letters of Credit or cash collateralize its outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.
          (xi) In the event an Activation Notice has been given (as contemplated by Section 9.01), Borrowers shall pay all proceeds of Collateral (other than proceeds of Term Loan Priority Collateral) into the Collection Account, for application in accordance with Section 9.01(e).
     (c) Asset Sales. Not later than three (3) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Holdings or any of its Subsidiaries, Borrowers shall make (in addition to any prepayments required by Section 2.10(b) (which shall be made regardless of whether any prepayment is required under this paragraph (c)), prepayments in accordance with Section 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:
          (i) no such prepayment shall be required under this Section 2.10(c) with respect to (A) any Asset Sale permitted by Section 6.06 other than clauses (b), (i) and (k) thereof, (B) the disposition of property which constitutes a Casualty Event, or (C) Asset Sales for fair market value resulting in less than $5.0 million in Net Cash Proceeds in any fiscal year; and
          (ii) subject to any requirement for a prepayment made under Section 2.10(b) and so long as no Event of Default or Cash Dominion Trigger Event shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Administrative Borrower shall have delivered an Officers’ Certificate to the Funding Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets or to make Permitted Acquisitions (and, in the case of Net Cash Proceeds from an Asset Sale made pursuant to Section 6.06(k), such Net Cash Proceeds may also be used

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to make investments in joint ventures so long as a Company owns at least 50% of the Equity Interests in such joint venture) within 365 days following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 365-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c); provided, further, that if the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Section 5.11 and Section 5.12.
     (d) Debt Issuance or Preferred Stock Issuance. (i) Not later than one (1) Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance by Holdings or any of its Subsidiaries, Borrowers shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; and (ii) not later than one (1) Business day following the receipt of any Net Cash Proceeds of any Preferred Stock Issuance made when Excess Availability is less than $90 million immediately prior to or after giving effect to such prepayment and all Credit Extensions on such date, Borrowers shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to the lesser of 100% of such Net Cash Proceeds and the amount of such prepayment that results in Excess Availability being $90 million after giving effect to such prepayment and all Credit Extensions on such date.
     (e) Equity Issuance. Not later than one (1) Business Day following the receipt of any Net Cash Proceeds of any Equity Issuance made when Excess Availability is less than $90 million immediately prior to or after giving effect to such Equity Issuance and all Credit Extensions on such date, Borrowers shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to the lesser of 50% of such Net Cash Proceeds and the amount of such prepayment that results in Excess Availability being $90 million after giving effect to such prepayment and all Credit Extensions on such date (it being agreed that the Borrowers may use the remaining Net Cash Proceeds to make required prepayments on the Term Loan); provided, however, that if on the date of such Equity Issuance, (i) no Default has occurred and is continuing and (ii) the Total Leverage Ratio is less than 3.0 to 1.0, then no such prepayment shall be required to be made in respect of such Equity Issuance; provided, further, that this clause (e) shall not apply to the proceeds of any Qualified Capital Stock issued by Holdings after the Closing Date to the Acquiror or any of its Affiliates.
     (f) Casualty Events. Not later than three (3) Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by Holdings or any of its Subsidiaries, Borrowers shall make (in addition to any prepayments required by Section 2.10(b) (which shall be made regardless of whether any prepayment is required under this paragraph (c)), prepayments in accordance with Section 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:
          (i) so long as no Event of Default or Cash Dominion Trigger Event shall then exist or arise therefrom, such proceeds (other than amounts required under Section 2.10(b) to be

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prepaid) shall not be required to be so applied on such date to the extent that (A) in the event such Net Cash Proceeds exceed $1 million but shall not exceed $20.0 million, Administrative Borrower shall have delivered an Officers’ Certificate to the Funding Agent on or prior to such date stating that such proceeds are expected to be used, or (B) in the event that such Net Cash Proceeds exceed $20.0 million, the Funding Agent has consented by notice to Administrative Borrower on or prior to such date to allowing such proceeds to be used, in each case, to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets, no later than 365 days following the date of receipt of such proceeds; provided that if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Section 5.11 and Section 5.12; and
(ii) if any portion of such Net Cash Proceeds shall not be so applied within such 365-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(f).
     (g) Closing Date Cash Flows. Not later than two (2) Business Days following the Closing Date, Borrowers shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount such that after giving effect thereto, Excess Availability as of the Closing Date would have been not less than $300 million if such prepayment had been made on the Closing Date.
     (h) Application of Prepayments. (i) Prior to any optional or mandatory prepayment hereunder, Administrative Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i), subject to the provisions of this Section 2.10(h), provided that after an Activation Notice has been delivered, Section 9.01(e) shall apply, provided, further, that notwithstanding the foregoing, after an Event of Default has occurred and is continuing or after the acceleration of the Obligations, Section 8.03 shall apply. Any mandatory prepayment shall be made without reduction to the Revolving Commitments.
          (ii) Amounts to be applied pursuant to this Section 2.10 to the prepayment of Revolving Loans by a Borrower shall be applied, as applicable, first to reduce outstanding Swingline Loans, and then to reduce other outstanding Base Rate Loans of that Borrower. Any amounts remaining after each such application shall be applied to prepay EURIBOR Loans, Eurocurrency Loans or BA Rate Loans, as applicable, of that Borrower. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the Base Rate Loans (including Swingline Loans) at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans (including Swingline Loans) shall be immediately prepaid and, at the election of Administrative Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of EURIBOR Loans, Eurocurrency Loans or BA Rate Loans on the last day of the then next-expiring Interest Period for EURIBOR Loans, Eurocurrency Loans or BA Rate Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate

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provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Funding Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.
          (i) Notice of Prepayment. Administrative Borrower or European Administrative Borrower, as applicable, shall notify the Funding Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a EURIBOR Borrowing, Eurocurrency Borrowing or BA Rate Borrowing, not later than 11:00 a.m., Chicago time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., Chicago time, one (1) Business Day before the date of prepayment, (iii) in the case of prepayment of a U.S. Swingline Loan, not later than 11:00 a.m., Chicago time, on the date of prepayment, and (iv) in the case of prepayment of a European Swingline Loan, not later than 11:00 a.m., Zurich time, on the date of prepayment. Each such notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such termination is revoked in accordance with Section 2.07. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Funding Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.
SECTION 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a EURIBOR Borrowing, Eurocurrency Borrowing or BA Rate Borrowing:
     (a) the Funding Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted EURIBOR Rate, Adjusted LIBOR Rate or BA Rate for such Interest Period or that any Alternate Currency is not available to the Lenders in sufficient amounts to fund any Borrowing consisting of Alternate Currency Revolving Loans; or
     (b) the Funding Agent is advised in writing by the Required Lenders that the Adjusted EURIBOR Rate, the Adjusted LIBOR Rate or BA Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Funding Agent shall give written notice thereof to Administrative Borrower and the Lenders as promptly as practicable thereafter and, until the Funding Agent notifies

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Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a EURIBOR Borrowing, Eurocurrency Borrowing or BA Rate Borrowing, as applicable, shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars or a BA Rate Borrowing in Canadian Dollars, such Borrowing shall be made as an ABR Borrowing or a Canadian Base Rate Borrowing, as the case may be, and Borrowing Requests for any affected Alternate Currency Revolving Loans (other than Loans in Canadian Dollars) or European Swingline Loans shall not be effective.
SECTION 2.12 Yield Protection; Change in Law Generally.
     (a) Increased Costs Generally. If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate or the Adjusted EURIBOR Rate, as applicable) or the Issuing Bank;
          (ii) subject any Lender or the Issuing Bank to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any EURIBOR Loan, Eurocurrency Loan or BA Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or
          (iii) impose on any Lender or the Issuing Bank or the interbank market any other condition, cost or expense affecting this Agreement or EURIBOR Loans, Eurocurrency Loans or BA Rate Loans made by such Lender or any Letter of Credit or participation therein;
          and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any EURIBOR Loan, any Eurocurrency Loan or BA Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Bank, Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this

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Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Administrative Borrower shall be conclusive absent manifest error. Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Change in Legality Generally. Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or any EURIBOR Loan, or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan or any EURIBOR Loan, then, upon written notice by such Lender to Administrative Borrower and the Funding Agent:
          (i) the Commitments of such Lender (if any) to fund the affected Type of Loan shall immediately terminate;
          (ii) in the case of Dollar Denominated Loans, (x) such Lender may declare that Eurocurrency Loans will not thereafter (for the duration of such unlawfulness) be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurocurrency Loans, whereupon any request to convert an ABR Borrowing to a Eurocurrency Borrowing or to continue a Eurocurrency Borrowing for an additional Interest Period shall, as to such Lender only, be deemed a request to continue an ABR Loan as such, or to convert a Eurocurrency Loan into an ABR Loan, as the case may be, unless such declaration shall be subsequently withdrawn and (y) all such outstanding Eurocurrency Loans made by such Lender shall be automatically converted to ABR Loans on the last day of the then current Interest

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Period therefor or, if earlier, on the date specified by such Lender in such notice (which date shall be no earlier than the last day of any applicable grace period permitted by applicable law); and
          (iii) in the case of Eurocurrency Loans that are GBP Denominated Loans or Swiss Franc Denominated Loans, or Dollar Denominated Loans of Swiss Borrower or U.K. Borrower, and in the case of EURIBOR Loans, the applicable Borrower shall repay all such outstanding Eurocurrency Loans or EURIBOR Loans, as the case may be, of such Lender on the last day of the then current Interest Period therefor or, if earlier, on the date specified by such Lender in such notice (which date shall be no earlier than the last day of any applicable grace period permitted by applicable law).
     (f) Change in Legality in Relation to Issuing Bank. Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Issuing Bank to issue or allow to remain outstanding any Letter of Credit, then, by written notice to Administrative Borrower and the Funding Agent:
          (i) such Issuing Bank shall no longer be obligated to issue any Letters of Credit; and
          (ii) each Borrower shall use its commercially reasonable best efforts to procure the release of each outstanding Letter of Credit issued by such Issuing Bank.
SECTION 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurocurrency Loan, EURIBOR Loan or BA Rate Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan, EURIBOR Loan or BA Rate Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice was validly revoked pursuant to Section 2.07(c)) or (d) the assignment of any Eurocurrency Loan, EURIBOR Loan or BA Rate Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Administrative Borrower pursuant to Section 2.16(c), then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, EURIBOR Loan or BA Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate, Adjusted EURIBOR Rate or BA Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable currency, amount and period from other banks in the applicable interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to

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Administrative Borrower (with a copy to the Funding Agent) and shall be conclusive and binding absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within five (5) days after receipt thereof.
SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
     (a) Payments Generally. Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, Section 2.13, Section 2.15, Section 2.16, Section 2.22 or Section 11.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., Chicago time or, in the case of European Swingline Loans, 11:00 a.m. Zurich time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Funding Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Funding Agent at Agent’s Account, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.12, Section 2.13, Section 2.15, Section 2.16, Section 2.22 and Section 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Funding Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.
     (b) Pro Rata Treatment.
          (i) Each payment by Borrowers of interest in respect of the Loans of any Class shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders having Commitments of such Class.
          (ii) Each payment by Borrowers on account of principal of the Borrowings of any Class shall be made pro rata according to the respective outstanding principal amounts of the Loans of such Class then held by the Lenders.
     (c) Insufficient Funds. If at any time insufficient funds are received by and available to the Funding Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably

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among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.
     (d) Sharing of Set-Off. Subject to the terms of the Intercreditor Agreement, if any Lender (and/or the Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Funding Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
          (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
          (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.
     (e) Borrower Default. Unless the Funding Agent shall have received notice from Administrative Borrower prior to the date on which any payment is due to the Funding Agent for the account of the Lenders or the Issuing Bank hereunder that the applicable Borrower will not make such payment, the Funding Agent may assume that the applicable Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Funding Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with

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interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Funding Agent, at the greater of the Interbank Rate and a rate determined by the Funding Agent in accordance with banking industry rules on interbank compensation.
     (f) Lender Default. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), Section 2.14(e), Section 2.17(c), Section 2.17(g), Section 2.18(d), Section 2.18(e), or Section 11.03(c), then the Funding Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Funding Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.15 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Loan Party shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) such Loan Party shall increase the sum payable as necessary so that after all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) each Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Taxing Authority in accordance with applicable Requirements of Law.
The U.K. Borrower is not required to make an increased payment to any Agent, Lender or Issuing Bank, under this Section for a deduction on account of an Indemnified Tax imposed by the United Kingdom with respect to a payment of interest on a Loan, if on the date on which the payment falls due:
          (i) the payment could have been made to that Agent, Lender or Issuing Bank without deduction if it was a U.K. Qualifying Lender, but on that date that Agent, Lender or Issuing Bank is not or has ceased to be a U.K. Qualifying Lender other than as a result of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant Taxing Authority; or
          (ii) the relevant lender is a U.K. Qualifying Lender solely under part (B) of the definition of that term and it has not confirmed in writing to the U.K. Borrower that it falls within that part (this subclause shall not apply where the Lender has not so confirmed and a change after the date of this Agreement in (or in the interpretation, administration or application of) any law, or any published practice or concession of any relevant Taxing Authority either: (I) renders such confirmation unnecessary in determining whether the U.K. Borrower is required to make a withholding or deduction for, or on account of Tax, or (II) prevents the Lender from giving such confirmation); or

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          (iii) a payment is due to a Treaty Lender and the U.K. Borrower is able to demonstrate that the payment could have been made to the Lender without deduction had the Lender complied with its obligations under Section 2.15(g).
     (b) Payment of Other Taxes by Borrowers. Without limiting the provisions of paragraph (a) above, each Loan Party shall timely pay any Other Taxes to the relevant Taxing Authority in accordance with applicable Requirements of Law.
     (c) Indemnification by Borrowers. Each Loan Party shall indemnify each Agent, Lender and the Issuing Bank, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Agent, Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Taxing Authority. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Lender or the Issuing Bank (with a copy to the Funding Agent), or by an Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. No Borrower shall be obliged to provide indemnity under this Section where the Indemnified Tax or Other Tax in question is (i) compensated for by an increased payment under Sections 2.15(a) or 2.12(a)(ii) or (ii) would have been compensated for by an increased payment under Section 2.15(a) but was not so compensated solely because of one of the exclusions in that Section.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Taxing Authority, the relevant Loan Party shall deliver to the Funding Agent the original or a certified copy of a receipt issued by such Taxing Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Funding Agent.
     (e) Status of Lenders. Except with respect to U.K. withholding taxes, any Lender lending to a non-U.K. Borrower that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to Administrative Borrower (with a copy to the Funding Agent), at the time or times prescribed by applicable Requirements of Law or reasonably requested by Administrative Borrower or the Funding Agent (and from time to time thereafter, as requested by Administrative Borrower or Funding Agent), such properly completed and executed documentation prescribed by applicable Requirements of Law or any subsequent replacement or substitute form that may lawfully be provided as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Administrative Borrower or the Funding Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by Administrative Borrower or the Funding Agent as will enable the applicable Loan Parties or the Funding Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements; provided, however, that the Administrative Borrower

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may treat any Agent, Lender or Issuing Bank as an “exempt recipient” based on the indicators described in Treasury Regulations Section 1.6049-4(c) and if it may be so treated, such Agent, Lender or Issuing Bank shall not be required to provide such documentation, except to the extent such documentation is required pursuant to the Treasury Regulations promulgated under the Code Section 1441.
     Each Lender which so delivers any document requested by Administrative Borrower or Funding Agent in Section 2.15(e) herein further undertakes to deliver to Administrative Borrower (with a copy to Funding Agent), upon request of Administrative Borrower or Funding Agent, copies of such requested form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Administrative Borrower or Funding Agent, in each case, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Lender from duly completing and delivering any such form with respect to it. For avoidance of doubt, Borrowers shall not be required to pay additional amounts to any Lender or Funding Agent pursuant to this Section 2.15(e) to the extent the obligation to pay such additional amount would not have arisen but for the failure of such Lender or Funding Agent to comply with this paragraph.
     (f) Treatment of Certain Refunds. If an Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of, credit against, relief or remission for any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which any Loan Party has paid additional amounts pursuant to this Section, Section 2.12 (a)(ii), or Section 2.06 (j), it shall pay to such Loan Party an amount equal to such refund, credit, relief or remission (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund or any additional amounts under Section 2.12 (a)(ii), or Section 2.06 (j)), net of all reasonable and customary out-of-pocket expenses of such Agent, Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Taxing Authority with respect to such refund or any additional amounts under Section 2.12 (a)(ii), or Section 2.06 (j)); provided that each Loan Party, upon the request of such Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) to such Agent, Lender or the Issuing Bank in the event such Agent, Lender or the Issuing Bank is required to repay such refund to such Taxing Authority. Nothing in this Agreement shall be construed to require any Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other person. Notwithstanding anything to the contrary, in no event will any Agent, Lender or the Issuing Bank be required to pay any amount to any Loan Party the payment of which would place such Agent, Lender or the Issuing Bank in a less favorable net after-tax position than such Agent, Lender or the Issuing Bank would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

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     (g) Notwithstanding anything to the contrary in Section 2.15(e), with respect to non-U.S. withholding taxes, the Funding Agent, the relevant Lender(s) (at the written request of the relevant Loan Party) and the relevant Loan Party, shall co-operate in completing any procedural formalities necessary (including delivering any documentation prescribed by the applicable Requirement of Law and making any necessary reasonable approaches to the relevant Taxing Authorities) for the relevant Loan Party to obtain authorization to make a payment to which the Funding Agent or such Lender(s) is entitled without a deduction or withholding for, or on account of, Taxes; provided, however, that none of the Funding Agent or any Lender shall be required to provide any documentation that it is not legally entitled to provide, or take any action that, in the Funding Agent’s or the relevant Lender’s reasonable judgment, would subject the Funding Agent or such Lender to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect.
     (h) Treaty Relief Time Limit Obligations. Subject to Section 2.15(g), a Treaty Lender in respect of an advance to the U.K. Borrower shall within 30 days of becoming a Lender in respect of that advance, (unless it is unable to do so as a result of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant Taxing Authority), file with the appropriate Taxing Authority for certification a duly completed U.K. double taxation relief application form for the U.K. Borrower to obtain authorization to pay interest to that Lender in respect of such advance without a deduction for Taxes in respect of Tax imposed by the United Kingdom on interest and provide the U.K. Borrower with reasonably satisfactory evidence that such form has been filed. If a Treaty Lender fails to comply with its obligations under this Section 2.15(h), the U.K. Borrower shall not be required to make an increased payment to that Lender under Section 2.15(a) until such time as such Lender has filed such relevant documentation. This Section 2.15(h) shall not apply to a Treaty Lender if a filing under the PTR Scheme has been made in respect of that Treaty Lender in accordance with Section 2.15(i) and HM Revenue & Customs have confirmed that provisional treaty relief is available. The Funding Agent and/or the relevant Treaty Lender, as applicable, shall use reasonable efforts to promptly provide to HM Revenue & Customs any additional information or documentation requested by HM Revenue & Customs from the Funding Agent or the relevant Treaty Lender (as the case may be) in connection with a treaty relief claim under this paragraph; provided, however that neither the Funding Agent nor any Treaty Lender shall be required to provide any information or documentation that it is not legally entitled to provide, or take any action that, in the Funding Agent’s or the relevant Lender’s reasonable judgment would subject the Funding Agent or such Lender to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect;
     (i) Requirement to Seek Refund in Respect of an Increased Payment. If the U.K. Borrower makes a tax deduction (a “Tax Deduction”) in respect of tax imposed by the United Kingdom on interest from a payment of interest to a Treaty Lender, and Section 2.15(a) applies to increase the amount of the payment due to that Treaty Lender from the U.K. Borrower, the U.K. Borrower shall promptly provide the Treaty Lender with an executed original certificate, in the form required by HM Revenue & Customs, evidencing the Tax Deduction. The Treaty Lender shall, within a reasonable period following receipt of such certificate, apply to HM Revenue & Customs for a refund of the amount of the tax deduction and, upon receipt by the Treaty Lender of such amount from HM Revenue & Customs,

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Section 2.15(f) shall apply in relation thereto and for the avoidance of doubt, a refund obtained pursuant to this Section 2.15(i) shall be considered as received by the Treaty Lender for the purposes of Section 2.15(f) and no Agent, Lender or Issuing Bank shall have discretion to determine otherwise; provided, however, that this Section 2.15(i) shall not require a Treaty Lender to apply for a refund of the amount of the Tax Deduction if the procedural formalities required in relation to making such an application are materially more onerous or require the disclosure of materially more information than the procedural formalities required by HM Revenue & Customs as at the date of this Agreement in relation to such an application.
     (j) U.K. Provisional Treaty Relief Scheme.
     For the avoidance of doubt, this Section 2.15(j) shall apply only if and to the extent that the PTR Scheme is available to Treaty Lenders.
Each Treaty Lender:
          (i) irrevocably appoints the Funding Agent to act as syndicate manager under, and authorizes the Funding Agent to operate, and take any action necessary or desirable under, the PTR Scheme in connection with the Loan Documents and Loans;
          (ii) shall co-operate with the Funding Agent in completing any procedural formalities necessary under the PTR Scheme, and shall promptly supply to the Funding Agent such information as the Funding Agent may request in connection with the operation of the PTR Scheme;
          (iii) without limiting the liability of any Loan Party under this Agreement, shall, within five (5) Business Days of demand, indemnify the Funding Agent for any liability or loss incurred by the Funding Agent as a result of the Funding Agent acting as syndicate manager under the PTR Scheme in connection with the Treaty Lender’s participation in any Loan (except to the extent that the liability or loss arises directly from the Funding Agent’s gross negligence or willful misconduct); and
          (iv) shall, within five (5) Business Days of demand, indemnify the U.K. Borrower for any tax which the U.K. Borrower becomes liable to pay in respect of any payments made to such Treaty Lender arising as a result of any incorrect information supplied by such Treaty Lender under paragraph (ii) above which results in a provisional authority issued by the HM Revenue & Customs under the PTR Scheme being withdrawn.
The U.K. Borrower acknowledges that it is fully aware of its contingent obligations under the PTR Scheme and shall:
          (i) promptly supply to the Funding Agent such information as the Funding Agent may request in connection with the operation of the PTR Scheme; and
          (ii) act in accordance with any provisional notice issued by the HM Revenue & Customs under the PTR Scheme.

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The Funding Agent agrees to provide, as soon as reasonably practicable, a copy of any provisional authority issued to it under the PTR Scheme in connection with any Loan to the U.K. Borrowers specified in such provisional authority.
All parties acknowledge that the Funding Agent:
          (i) is entitled to rely completely upon information provided to it in connection with this Section 2.15(j);
          (ii) is not obliged to undertake any enquiry into the accuracy of such information, nor into the status of the Treaty Lender or, as the case may be, the U.K. Borrower providing such information; and
          (iii) shall have no liability to any person for the accuracy of any information it submits in connection with this Section 2.15(j).
     (k) Except as otherwise provided in Section 2.15(h) or (j), if, as a result of executing a Loan Document, entering into the transactions contemplated thereby or with respect thereto, receiving a payment or enforcing its rights thereunder, an Agent, Lender or the Issuing Bank is required to file a Tax Return in a jurisdiction in which it would not otherwise be required to file, the Loan Parties shall promptly provide such assistance as the relevant Agent, Lender or the Issuing Bank shall reasonably request with respect to the completion and filing of such Tax Return. For clarification, any expenses incurred in connection with such filing shall be subject to Section 11.03.
SECTION 2.16 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. Subject to Section 11.04(h), each Lender may at any time or from time to time designate, by written notice to the Funding Agent, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Loans made, and Letters of Credit participated in, by such Lender (including, in the case of Canadian Lenders, by designating, subject to Section 2.20, a separate lending office (or Affiliate) to act as such with respect to Dollar Denominated Loans and LC Exposure versus Non-Dollar Denominated Loans; provided that, unless such designation is made after the occurrence of a Conversion Event, to the extent such designation shall result, as of the time of such designation, in increased costs under Section 2.12 or Section 2.15 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrowers shall not be obligated to pay such excess increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder). The proviso to the first sentence of this Section 2.16(a) shall not

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apply to changes in a lending office pursuant to Section 2.16(b) if such change was made upon the written request of the Administrative Borrower.
     (b) If any Lender requests compensation under Section 2.12, or requires any Loan Party to pay any additional amount to any Lender or any Taxing Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Loan Party hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Administrative Borrower shall be conclusive absent manifest error.
     (c) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if any Borrower is required to pay any additional amount to any Lender or any Taxing Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, or if Administrative Borrower exercises its replacement rights under Section 11.02(d), then Borrowers may, at their sole expense and effort, upon notice by the Administrative Borrower to such Lender and the Funding Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.04 (including Section 11.04(h))), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
          (i) Borrowers or the assignee shall have paid to the Funding Agent the processing and recordation fee specified in Section 11.04(b);
          (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrowers (in the case of all other amounts);
          (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and
          (iv) such assignment does not conflict with applicable Requirements of Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

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SECTION 2.17 Swingline Loans.
     (a) U.S. Swingline Loans. The Funding Agent, the U.S. Swingline Lender and the U.S./European Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Administrative Borrower requests a Base Rate U.S. Revolving Loan, the U.S. Swingline Lender may elect to have the terms of this Section 2.17(a) apply to up to $75 million of (or, in the case of the initial Borrowing of U.S. Revolving Loans on the Closing Date, the entire amount of) such Borrowing Request by crediting, on behalf of the U.S./European Lenders and in the amount requested, same day funds to the U.S. Borrowers (or, in the case of a U.S. Swingline Loan made to finance the reimbursement of an LC Disbursement in respect of a U.S. Letter of Credit as provided in Section 2.18(e), by remittance to the Issuing Bank), on the applicable Borrowing date as directed by the Administrative Borrower in the applicable Borrowing Request maintained with the Funding Agent (each such Loan made solely by the U.S. Swingline Lender pursuant to this Section 2.17(a) is referred to in this Agreement as a “U.S. Swingline Loan”), with settlement among them as to the U.S. Swingline Loans to take place on a periodic basis as set forth in Section 2.17(c). Each U.S. Swingline Loan shall be subject to all the terms and conditions applicable to other Base Rate U.S. Revolving Loans funded by the U.S./European Lenders, except that all payments thereon shall be payable to the U.S. Swingline Lender solely for its own account. U.S. Swingline Loans shall be made in minimum amounts of $1.0 million and integral multiples of $500,000 above such amount.
     (b) U.S. Swingline Loan Participations. Upon the making of a U.S. Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such U.S. Swingline Loan), each U.S./European Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the U.S. Swingline Lender, without recourse or warranty, an undivided interest and participation in such U.S. Swingline Loan in proportion to its Pro Rata Percentage of the U.S./European Commitment. The U.S. Swingline Lender may, at any time, require the U.S./European Lenders to fund their participations. From and after the date, if any, on which any U.S./European Lender is required to fund its participation in any U.S. Swingline Loan purchased hereunder, the Funding Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Percentage of all payments of principal and interest and all proceeds of Collateral received by the Funding Agent that are payable to such Lender in respect of such Loan.
     (c) U.S. Swingline Loan Settlement. The Funding Agent, on behalf of the U.S. Swingline Lender, shall request settlement (a “Settlement”) with the U.S./European Lenders on at least a weekly basis or on any date that the Funding Agent elects, by notifying the U.S./European Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 11:00 a.m. Chicago time on the date of such requested Settlement (the “Settlement Date”). Each U.S./European Lender (other than the U.S. Swingline Lender, in the case of the U.S. Swingline Loans) shall transfer the amount of such U.S./European Lender’s Pro Rata Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Funding Agent, to such account of the Funding Agent as the Funding Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the

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applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Funding Agent shall be applied against the amounts of the U.S. Swingline Lender’s U.S. Swingline Loans and, together with U.S. Swingline Lender’s Pro Rata Percentage of such U.S. Swingline Loan, shall constitute U.S. Revolving Loans of such U.S./European Lenders. If any such amount is not transferred to the Funding Agent by any U.S./European Lender on such Settlement Date, each of such Lender and the U.S. Borrowers severally agrees to repay to the U.S. Swingline Lender forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrowers until the date such amount is repaid to the U.S. Swingline Lender at (i) in the case of such U.S. Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Interbank Rate and a rate determined by the Funding Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the U.S. Swingline Bank such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the applicable Borrowers’ obligations to repay the Funding Agent such corresponding amount pursuant to this Section 2.17(c) shall cease.
     (d) European Swingline Commitment. Subject to the terms and conditions set forth herein and from and after the European Swingline Activation Date, the European Swingline Lender agrees to make European Swingline Loans to the European Administrative Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not (subject to the provisions of Section 10.10) result in (i) the aggregate principal amount of outstanding European Swingline Loans exceeding the European Swingline Commitment, (ii) the Total U.S./European Revolving Exposure exceeding the Total U.S./European Commitment, (iii) the Total Adjusted Revolving Exposure exceeding the Total Adjusted Borrowing Base, or (iv) the Total Revolving Exposure exceeding the lesser of (A) the total Revolving Commitments and (B) the Total Borrowing Base then in effect; provided that the European Swingline Lender shall not be required to make a European Swingline Loan (i) to refinance an outstanding European Swingline Loan, or if another European Swingline Loan is then outstanding or (ii) if a European Swingline Loan has been outstanding within three (3) Business Days prior to the date of such requested European Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the European Administrative Borrower may borrow, repay and reborrow European Swingline Loans.
     (e) European Swingline Loans. To request a European Swingline Loan, the European Administrative Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Funding Agent and the European Swingline Lender, not later than 11:00 a.m., Zurich time, on the day of a proposed European Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), currency, Interest Period, and the amount of the requested European Swingline Loan. Each European Swingline Loan shall be a Eurocurrency Loan with an Interest Period between two days and seven days and shall be made in Euros, GBP or Swiss francs. The European Swingline Lender shall make each European Swingline Loan available to the European Administrative Borrower to an account as directed by the European Administrative Borrower in the applicable Borrowing Request maintained with the Funding

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Agent (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank) by 4:00 p.m., Zurich time, on the requested date of such European Swingline Loan. The European Administrative Borrower shall not request a European Swingline Loan if at the time of or immediately after giving effect to the extension of credit contemplated by such request a Default has occurred and is continuing or would result therefrom. European Swingline Loans shall be made in minimum amounts of €1.0 million (for Loans denominated in Euros), GBP1.0 million (for Loans denominated in GBP), or CHF1.0 million (for Loans denominated in Swiss Francs) and integral multiples of €500,000, GBP500,000 or CHF500,000, respectively, above such amount.
     (f) Prepayment. The European Administrative Borrower shall have the right at any time and from time to time to repay any European Swingline Loan, in whole or in part, upon giving written notice to the European Swingline Lender and the Funding Agent before 11:00 a.m., Zurich time, on the proposed date of repayment. All payments in respect of the European Swingline Loans shall be made to the European Swingline Lender at Agent’s Account.
     (g) Participations. The European Swingline Lender may at any time in its discretion by written notice given to the Funding Agent (provided such notice requirement shall not apply if the European Swingline Lender and the Funding Agent are the same entity) not later than 11:00 a.m., Zurich time, on the third succeeding Business Day following such notice require the U.S./European Lenders to acquire participations on such Business Day in all or a portion of the European Swingline Loans then outstanding; provided that (i) European Swingline Lender shall not give such notice prior to the occurrence of an Event of Default, and (ii) such notice shall be deemed given automatically upon the occurrence of a Conversion Event; provided further, that if (x) such Event of Default is cured or waived in writing in accordance with the terms hereof, (y) no Obligations have yet been declared due and payable under Article 8 (or a rescission has occurred under Section 8.02) and (z) the European Swingline Lender has actual knowledge of such cure or waiver, all prior to the European Swingline Lender’s giving (or being deemed to give) such notice, then the European Swingline Lender shall not give any such notice based upon such cured or waived Event of Default. Such notice shall specify the aggregate amount of European Swingline Loans in which U.S./European Lenders will participate. Promptly upon receipt of such notice, the Funding Agent will give notice thereof to each U.S./European Lender, specifying in such notice such Lender’s Pro Rata Percentage of such European Swingline Loan or Loans. Each U.S./European Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Funding Agent, for the account of the European Swingline Lender, such Lender’s Pro Rata Percentage of such European Swingline Loan or Loans. Each U.S./European Lender acknowledges and agrees that its obligation to acquire participations in European Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Pro Rata Percentage of the Total U.S./European Revolving Exposure to exceed such Lender’s U.S./European Commitment. Each U.S./European Lender shall comply with its obligation under this paragraph by wire transfer

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     of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the U.S./European Lenders), and the Funding Agent shall promptly pay to the European Swingline Lender the amounts so received by it from the U.S./European Lenders. The Funding Agent shall notify the European Administrative Borrower of any participations in any European Swingline Loan acquired by the U.S./European Lenders pursuant to this paragraph, and thereafter payments in respect of such European Swingline Loan shall be made to the Funding Agent and not to the European Swingline Lender. Any amounts received by the European Swingline Lender from the European Administrative Borrower (or other party on behalf of the European Administrative Borrower) in respect of a European Swingline Loan after receipt by the European Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Funding Agent. Any such amounts received by the Funding Agent shall be promptly remitted by the Funding Agent to the U.S./European Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a European Swingline Loan pursuant to this paragraph shall not relieve the European Administrative Borrower of any default in the payment thereof.
     (h) Notwithstanding any provisions of this Agreement to the contrary, no Person shall be or become European Swingline Lender hereunder unless such Person is a Swiss Qualifying Bank.
SECTION 2.18 Letters of Credit.
     (a) General. Subject to the terms and conditions set forth herein:
          (i) the Administrative Borrower may request the U.S./European Issuing Bank, and the U.S./European Issuing Bank agrees, to issue Letters of Credit (each, a “U.S. Letter of Credit”) denominated in any Approved Currency (other than Canadian Dollars) for the account of a Loan Party (other than a Canadian Subsidiary) designated by Administrative Borrower in a form reasonably acceptable to the Funding Agent and the U.S./European Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that a U.S. Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each U.S. Letter of Credit issued for the account of another Subsidiary of Holdings). The European Administrative Borrower may request the U.S./European Issuing Bank, and the U.S./European Issuing Bank agrees, to issue Letters of Credit (each, a “European Letter of Credit” and, together with the U.S. Letters of Credit, each a “U.S./European Letter of Credit”) denominated in any Approved Currency (other than Canadian Dollars) for the account of a Loan Party (other than a Canadian Subsidiary) designated by European Administrative Borrower in a form reasonably acceptable to the Funding Agent and the U.S./European Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that the European Administrative Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each European Letter of Credit issued for the account of another Subsidiary of Holdings). The U.S./European Issuing Bank shall have no obligation to issue, and the Applicable Administrative Borrower shall not request the issuance of, any U.S./European Letter of Credit at any time if after giving effect to such issuance, the U.S./European LC Exposure would exceed the U.S./European LC Commitment, the Total U.S./European Revolving Exposure would exceed the

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Total U.S./European Commitment, or the total Revolving Exposure would exceed the total Revolving Commitments;
          (ii) the Administrative Borrower may request the Canadian Issuing Bank, and the Canadian Issuing Bank agrees, to issue Letters of Credit (each, a “Canadian Letter of Credit”) denominated in dollars or Canadian Dollars for the account of a Loan Party designated by Administrative Borrower that is a Canadian Subsidiary of Holdings in a form reasonably acceptable to the Canadian Funding Agent and the Canadian Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that the Administrative Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Canadian Letter of Credit issued for the account of another Canadian Subsidiary of Holdings). The Canadian Issuing Bank shall have no obligation to issue, and the Administrative Borrower shall not request the issuance of, any Canadian Letter of Credit at any time if after giving effect to such issuance, the Canadian LC Exposure would exceed the Canadian LC Commitment, the Total Canadian Revolving Exposure would exceed the Total Canadian Commitment, or the total Revolving Exposure would exceed the total Revolving Commitments;
          (iii) in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Applicable Administrative Borrower to, or entered into by any Applicable Administrative Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     (b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Applicable Administrative Borrower shall deliver, by hand or telecopier (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank and the Funding Agent), an LC Request to the applicable Issuing Bank and the Funding Agent not later than 11:00 a.m. Chicago time on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).
     A request for an initial issuance of a Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:
          (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);
          (ii) the amount and the currency thereof;
          (iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);
          (iv) the name and address of the beneficiary thereof;
          (v) whether the Letter of Credit is to be issued for its own account or for the account of one of the other Subsidiaries of Holdings (provided that the Applicable

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Administrative Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of another Subsidiary of Holdings);
          (vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;
          (vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and
          (viii) such other matters as the Issuing Bank may require.
     A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:
          (i) the Letter of Credit to be amended, renewed or extended;
          (ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);
          (iii) the nature of the proposed amendment, renewal or extension; and
          (iv) such other matters as the Issuing Bank may require.
If requested by the Issuing Bank, the Applicable Administrative Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit, but in the event of any inconsistency between such standard form and this Agreement, the terms of this Agreement shall control. A U.S./European Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each U.S./European Letter of Credit, the Applicable Administrative Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension and subject to the provisions of Section 10.10, (i) the U.S./European LC Exposure shall not exceed the U.S./European LC Commitment, (ii) the Total Revolving Exposure shall not exceed the lesser of (I) the Total Borrowing Base, and (II) the total Revolving Commitments, (iii) the Total U.S./European Revolving Exposure shall not exceed the Total U.S./European Commitment, (iv) the Total Adjusted Revolving Exposure shall not exceed the Total Adjusted Borrowing Base, and (v) the conditions set forth in Section 4.02 in respect of such issuance, amendment, renewal or extension shall have been satisfied. A Canadian Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Canadian Letter of Credit, the Canadian Administrative Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension and subject to the provisions of Section 10.10, (i) the Canadian LC Exposure shall not exceed the Canadian LC Commitment, (ii) the Total Revolving Exposure shall not exceed the lesser of (I) the Total Borrowing Base, and (II) the total Revolving Commitments, (iii) the Total Canadian Revolving Exposure shall not exceed the Total Canadian Commitment, (iv) the Total Adjusted Revolving Exposure shall not exceed the Total Adjusted Borrowing Base, and (v) the conditions set forth in Section 4.02 in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000, in the case of a

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Commercial Letter of Credit, or $500,000, in the case of a Standby Letter of Credit, or is to be denominated in a currency other than dollars or an Approved Currency.
     Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Funding Agent, who shall promptly notify each U.S./European Lender (in the case of a U.S./European Letter of Credit), or each Canadian Lender (in the case of the Canadian Letter of Credit), thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.18(e). On the first Business Day of each calendar month, each U.S./European Issuing Bank shall provide to the Funding Agent a report listing all outstanding U.S./European Letters of Credit and the amounts and beneficiaries thereof and the Funding Agent shall promptly provide such report to each U.S./European Lender. On the first Business Day of each calendar month, each Canadian Issuing Bank shall provide to the Funding Agent a report listing all outstanding Canadian Letters of Credit and the amounts and beneficiaries thereof and the Funding Agent shall promptly provide such report to each Canadian Lender.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180 days after such renewal or extension) and (y) the Letter of Credit Expiration Date.
     (d) Participations. By the issuance of a U.S./European Letter of Credit (or an amendment to a U.S./European Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each U.S./European Lender, and each U.S./European Lender hereby acquires from the Issuing Bank, a participation in such U.S./European Letter of Credit equal to such U.S./European Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such U.S./European Letter of Credit. In consideration and in furtherance of the foregoing, each U.S./European Lender hereby absolutely and unconditionally agrees to pay to the Funding Agent, for the account of the U.S./European Issuing Bank, such U.S./European Lender’s Pro Rata Percentage of each LC Disbursement made by the U.S./European Issuing Bank and not reimbursed by the Applicable Administrative Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to the Applicable Administrative Borrower for any reason. By the issuance of a Canadian Letter of Credit (or an amendment to a Canadian Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Canadian Lender, and each Canadian Lender hereby acquires from the Issuing Bank, a participation in such Canadian Letter of Credit equal to such Canadian Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Canadian Letter of Credit. In consideration and in furtherance of the foregoing, each Canadian Lender hereby absolutely and unconditionally agrees to pay to the Funding

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Agent, for the account of the Canadian Issuing Bank, such Canadian Lender’s Pro Rata Percentage of each LC Disbursement made by the Canadian Issuing Bank and not reimbursed by the Applicable Administrative Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to the Applicable Administrative Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement.
          (i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Applicable Administrative Borrower (or in the case of the Existing Letters of Credit, the Administrative Borrower or such other Borrower as it shall designate) shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., Chicago time, on the date that such LC Disbursement is made, if such Letter of Credit is a U.S. Letter of Credit or a Canadian Letter of Credit and the Administrative Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., Chicago time on such date, or, if such Letter of Credit is European Letter of Credit, or if such notice has not been received by the Applicable Administrative Borrower prior to such time on such date, then not later than 3:00 p.m., Chicago time, on the Business Day immediately following the day that the Applicable Administrative Borrower receives such notice; provided that the Applicable Administrative Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.17 that such payment be financed with Base Rate Revolving Loans in dollars in the Dollar Equivalent amount of such LC Disbursement, or with respect to LC Disbursements in euros or GBP, European Swingline Loans in an equivalent amount of such currency and, to the extent so financed, the Applicable Administrative Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Loans or Swingline Loans.
          (ii) If the Applicable Administrative Borrower fails to make such payment when due, the Issuing Bank shall notify the Funding Agent and the Funding Agent shall notify each applicable Lender of the applicable LC Disbursement, the payment then due from the Applicable Administrative Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof. Each applicable Lender shall pay by wire transfer of immediately available funds to the Funding Agent not later than 2:00 p.m., Chicago time, on such date (or, if (x) such Letter of Credit is a European Letter of Credit, not later than 11:00 a.m. Chicago time on the third Business Day following such notice or (y) such Letter of Credit is not a European Letter of Credit and such Lender shall have received such notice later than 11:00 a.m., Chicago time, on any day, not later than 11:00 a.m., Chicago time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Lender, and the Funding Agent will promptly pay to the Issuing Bank the amounts so received by it from the Lenders. The Funding Agent will promptly pay to the Issuing Bank any amounts

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received by it from the Applicable Administrative Borrower pursuant to the above paragraph prior to the time that any Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Funding Agent from the Applicable Administrative Borrower thereafter will be promptly remitted by the Funding Agent to the Lenders that shall have made such payments and to the Issuing Bank, as appropriate.
          (iii) If any Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Funding Agent as provided above, each of such Lender and the Applicable Administrative Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Funding Agent for the account of the Issuing Bank at (i) in the case of the Applicable Administrative Borrower, the rate per annum set forth in Section 2.18(h) and (ii) in the case of such Lender, at a rate determined by the Funding Agent in accordance with banking industry rules or practices on interbank compensation.
          (iv) All payments made pursuant to this Section 2.18(e) shall be in the Approved Currency in which the LC Disbursement giving rise to such payment is denominated.
     (f) Obligations Absolute. The Reimbursement Obligation of the Administrative Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Administrative Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of the Administrative Borrower and its Subsidiaries. None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Applicable Administrative Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Administrative Borrower and the European Administrative Borrower to the extent permitted by applicable Requirements of Law) suffered by the Applicable Administrative Borrower that are caused by the Issuing Bank’s failure to exercise care when determining

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whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Funding Agent and the Applicable Administrative Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Administrative Borrower of its Reimbursement Obligation to the Issuing Bank and the applicable Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).
     (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that the Applicable Administrative Borrower reimburses such LC Disbursement, at the rate per annum determined pursuant to Section 2.06(f). Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Applicable Administrative Borrower receives notice from the Funding Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Applicable Administrative Borrowers shall deposit on terms and in accounts satisfactory to the Collateral Agent, in the name of the Collateral Agent and for the benefit of the applicable Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Applicable Administrative Borrower described in Section 8.01(g) or Section 8.01(h). Funds so deposited shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the

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Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations pursuant to Section 8.03 herein of Borrowers under this Agreement. If the Applicable Administrative Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to the Applicable Administrative Borrower within three (3) Business Days after all Events of Default have been cured or waived.
     (j) Additional Issuing Banks. The Applicable Administrative Borrower may, at any time and from time to time, designate one or more additional Canadian Lenders to act as an issuing bank with respect to Canadian Letters of Credit under the terms of this Agreement, or designate one or more additional U.S./European Lenders to act as an issuing bank with respect to U.S./European Letters of Credit under the terms of this Agreement, in each case with the consent of the Funding Agent (which consent shall not be unreasonably withheld), the Issuing Bank and such Lender(s). Any Lender designated as an issuing bank pursuant to this paragraph (j) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require. Notwithstanding any provisions of this Agreement to the contrary, no Person shall be or become a U.S./European Issuing Bank hereunder unless such Person is a Swiss Qualifying Bank.
     (k) Resignation or Removal of the Issuing Bank. Any Issuing Bank may resign as Issuing Bank hereunder at any time upon at least thirty (30) days’ prior notice to the Lenders, the Funding Agent and the Administrative Borrower. Any Issuing Bank may be replaced at any time by written agreement among the Administrative Borrower, each Agent, the replaced Issuing Bank and the successor Issuing Bank. The Funding Agent shall notify the Lenders of any such replacement of any Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, the Administrative Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one U.S./European Issuing Bank or more than one Canadian Issuing Bank hereunder, the Applicable Administrative Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

     (l) Existing Letters of Credit. On the Closing Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto deemed converted into Letters of Credit issued pursuant to this Section 2.18 for the account of the Loan Parties set forth on Schedule 2.18 and subject to the provisions hereof, and for this purpose fees in respect thereof pursuant to Section 2.05(c) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such Existing Letters of Credit, except to the extent that such fees are also payable pursuant to Section 2.05(c)) as if such Existing Letters of Credit had been issued on the Closing Date, (ii) the Lenders set forth on Schedule 2.18, or their designated Affiliates who are Issuing Banks, with respect to each such Existing Letter of Credit shall be deemed to be the Issuing Bank with respect to such Existing Letters of Credit, (iii) such Letters of Credit shall each be included in the calculation of LC Exposure and U.S. LC Exposure, European LC Exposure, or Canadian LC Exposure, as applicable, and (iv) all liabilities of the Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations. No Existing Letter of Credit converted in accordance with this clause (l) shall be amended, extended or renewed except in accordance with the terms hereof. Notwithstanding the foregoing, the Loan Parties shall not be required to pay any additional issuance fees with respect to the issuance of such Existing Letter of Credit solely as a result of such letter of credit being converted to a Letter of Credit hereunder, it being understood that the fronting, participation and other fees set forth in Section 2.05(c) shall otherwise apply to such Existing Letters of Credit.
     (m) Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if:
          (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;
          (ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank; or
          (iii) that Letter of Credit is either: (1) at the request of or for the account of any Person incorporated in Ireland; or (2) to any person resident in Ireland, in each case where the Issuing Bank is not duly authorized to carry on the business of issuing contracts of suretyship in Ireland (or is not otherwise exempted under the laws of Ireland from the requirement to have any such authorization).

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The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
SECTION 2.19 Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest.
     (a) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest or any fee payable by the any Canadian Loan Party in respect of the Obligations pursuant to this Agreement and the other Loan Documents shall be governed by the laws of any province of Canada or the federal laws of Canada, in no event shall the aggregate interest (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time, “Section 347”)) payable by the Canadian Loan Parties to the Agents or any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest on the Credit advances (as defined in Section 347) under this Agreement or such other Loan Document lawfully permitted under Section 347 and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of Interest (as defined in Section 347) is determined to be contrary to the provisions of Section 347, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Agents, the Lenders and the Canadian Loan Parties and the amount of such payment or collection shall be refunded by the relevant Agents and Lenders to the applicable Canadian Loan Parties. For the purposes of this Agreement and each other Loan Document to which the Canadian Loan Parties are a party, the effective annual rate of interest payable by the Canadian Loan Parties shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the for the account of the Canadian Loan Parties will be conclusive for the purpose of such determination in the absence of evidence to the contrary.
     (b) For the purposes of the Interest Act (Canada) and with respect to Canadian Loan Parties only:
          (i) whenever any interest or fee payable by the Canadian Loan Parties is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and (z) divided by 360 or 365, as the case may be; and
          (ii) all calculations of interest payable by the Canadian Loan Parties under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest.

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The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.
SECTION 2.20 Canadian Lenders.
     (a) Each Canadian Lender shall at all times be a Canadian Resident or, at its option, such Canadian Lender shall designate an Affiliate of such Lender which is a Canadian Resident (which Affiliate shall be a signatory to this Agreement and be listed on Schedule 2.20 hereto, or shall become a party hereto by signing an assumption agreement in form and substance reasonably satisfactory to the Canadian Funding Agent) to act as a Canadian Lender hereunder, in which case the Affiliate so designated as a Canadian Lender hereunder shall be required to be satisfactory to (and approved by) the Canadian Funding Agent and shall at all times hold the Canadian Commitment (and all extensions of credit pursuant thereto) of the respective Canadian Lender, unless (i) a Significant Event of Default is in existence or a Conversion Event has occurred, (ii) the failure of a Canadian Lender to be, or to designate, a Canadian Resident would not result in increased taxes being paid by the Borrowers, or (iii) the Administrative Borrower has otherwise consented, which consent shall not be unreasonably withheld or delayed (it being expressly understood that withholding such consent in order to avoid any increased obligation of the Borrowers under Section 2.15 shall be deemed reasonable). To the extent legally entitled to do so, the Canadian Funding Agent and each Canadian Lender shall, upon written request by the Canadian Borrower, deliver to the Canadian Borrower or the applicable Taxing Authority, any form or certificate required in order that any payment by the Canadian Borrower under this Agreement may be made free and clear of, and without deduction or withholding for or on account of, any Taxes, provided that (x) in determining the reasonableness of such a request such Person shall be entitled to consider the cost (to the extent unreimbursed by the Canadian Borrower) which would be imposed on such Person of complying with such request, and (y) nothing in this Section 2.20(a) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).
     (b) A Canadian Lender may change its Affiliate acting as Canadian Lender hereunder but only pursuant to an assignment in form and substance reasonably satisfactory to the Canadian Funding Agent (with the consent of the Funding Agent), where the relevant assignee represents and warrants, unless a Significant Event of Default is in existence or a Conversion Event has occurred, that it is an Affiliate of the relevant Canadian Lender and represents and warrants that it is a Canadian Resident and will act directly as a Canadian Lender with respect to the Canadian Commitment of the relevant Canadian Lender.
     (c) In connection with any assignment pursuant to Section 2.16(c), 11.02(d) or 11.04 of all or any part of the Canadian Commitment of any Canadian Lender the Assignment and Assumption shall, unless a Significant Event of Default is in existence or a Conversion Event has occurred, contain the representation and warranties specified in the Assignment and Assumption including that it is a Canadian Resident.

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     (d) The foregoing shall in no event limit the sales or purchases of participations in Canadian Revolving Loans after the occurrence of a Conversion Event or during the existence of a Significant Event of Default.
SECTION 2.21 Lenders to Swiss Borrower.
     (a) Each Lender to Swiss Borrower on the Closing Date represents that it is a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank as further indicated on Schedule 2.21. Each Lender which makes a Loan to Swiss Borrower represents to Swiss Borrower on the date on which it becomes a party to this Agreement in its capacity as such whether it is a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank, as indicated on the applicable Assignment and Assumption.
     (b) Each Lender which makes a Loan to Swiss Borrower shall, if requested to do so by Swiss Borrower, within 10 Business Days of receiving such request confirm, as at the date on which it gives such confirmation whether it is a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank (or, if it requires a confirmation by the Swiss Federal Tax Administration in order to be able to give such confirmation, a request for such a confirmation shall be filed by the relevant Lender with the Swiss Federal Tax Administration within 10 Business Days of it receiving such request and, upon receipt of the required confirmation from the Swiss Federal Tax Administration, the necessary confirmation by the relevant Lender shall be made within 10 Business Days of such confirmation being received by it).
     (c) Any Lender to Swiss Borrower that ceases to be a Swiss Qualifying Bank shall provide written notice to Administrative Borrower and Funding Agent at least 20 Business Days’ prior to the time that it ceases to be a Swiss Qualifying Bank. If as a result of such event the number of Swiss Non-Qualifying Banks under this Agreement exceeds the number ten, then, so long as no Significant Event or Default is in existence, Administrative Borrower shall have the right to request that the relevant Lender assign or transfer by novation all of its rights and obligations under this Agreement to an Eligible Assignee qualifying as a Swiss Qualifying Bank or another Lender qualifying as a Swiss Qualifying Bank, all in accordance with Section 11.04. The Funding Agent shall have no responsibility for determining whether or not an entity is a Swiss Qualified Bank, but shall track the number of Lenders from time to time that were unable to represent that they were Swiss Qualifying Banks in order to determine whether the number of Swiss Non-Qualifying Banks under this Agreement exceeds the number ten; provided that the Funding Agent shall have no liability for any determinations made hereunder unless such liability arises from its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a non-appealable decision).
     (d) This Section 2.21, Section 2.06(j), Section 3.23 and Section 11.04 shall apply accordingly to any Borrower (other than Swiss Borrower), which is incorporated or established under the laws of, or for tax purposes resident in, Switzerland, or for tax purposes having a permanent establishment in Switzerland with which a Loan is effectively connected.
SECTION 2.22 Blocked Loan Parties. If a Loan Party would have been required to make any payment or perform any action under any provision of the Loan Documents but the relevant provision(s) (or any portion thereof) is (are) not enforceable against that Loan Party or for any other reason that Loan Party is unable to fulfill its obligations under the Loan Documents (a “Blocked Loan Party”), the Administrative Borrower may designate which Loan Party shall fulfill the Blocked Loan Party’s obligations, but only so long as the designated Loan Party is duly and promptly fulfilling such obligations, failing which all Loan Parties shall be jointly and severally liable for the performance thereof.
SECTION 2.23 Increase in Commitments.
     (a) Borrowers Request. The Borrowers may by written notice to the Funding Agent and each Lender elect to request prior to December 31, 2011, a single increase to the existing Revolving Commitments by an amount not in excess of $100,000,000 in the aggregate. Such notice shall specify (i) the date on which the Borrowers propose that the increased or new Commitments shall be effective (each, an “Increase Effective Date”), the allocation of such Commitments between the U.S./European Commitment and the Canadian Commitment, and the time period within which each Lender is requested to respond, which in each case shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Funding Agent and the Lenders of the applicable Class. Each Lender of such Class (other that Lenders subject to replacement pursuant to Section 2.16 or a defaulting lender as described in Section 2.14(f)) in its sole and absolute discretion may notify the Funding Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. Funding Agent shall notify the Administrative Borrower and each Lender of such Class of the Lenders’ responses to each request made hereunder. If the existing Lenders do not agree to the full amount of a requested increase, the Administrative Borrower may then invite a Lender or any Lenders to increase their Commitments or invite additional financial institutions (reasonably satisfactory to Funding Agent and solely to the extent otherwise permitted by Section 11.04 (including Section 11.04(h)) and each other applicable requirement hereof, including Sections 2.20, 2.21 and 3.23) to become Lenders pursuant to an Increase Joinder.
     (b) Conditions. The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:
          (i) each of the conditions set forth in Section 4.02 shall be satisfied;
          (ii) no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;
          (iii) after giving pro forma effect to the borrowings to be made on the Increase Effective Date and to any change in Consolidated EBITDA and any increase in Indebtedness resulting from the consummation of any Permitted Acquisition or other Investment concurrently with such borrowings as of the date of the most recent financial statements delivered pursuant to Section 5.01(a) or (b), the Borrowers shall be in compliance with the covenant set forth in Section 6.10, to the extent applicable;

          (iv) the Borrowers shall make any payments required pursuant to Section 2.12 in connection with any adjustment of Revolving Loans pursuant to Section 2.23(d); and
          (v) the Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Funding Agent in connection with any such transaction.
     (c) Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to the new Commitments shall be identical to the Revolving Loans of the same Class. The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Loan Parties, the Funding Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Funding Agent, to effect the provisions of this Section 2.23. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to new Commitments made pursuant to this Agreement, and all references in Loan Documents to Commitments of a Class shall be deemed, unless the context otherwise requires, to include references to new Commitments of such Class made pursuant to this Agreement.
     (d) Adjustment of Revolving Loans. Each of the Revolving Lenders having a Revolving Commitment of an applicable Class prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring a new or additional Revolving Commitment of such Class on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans of such Class and participation interests in LC Exposure and Swingline Loans of such Class outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in LC Exposure and Swingline Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders of such Class ratably in accordance with their Revolving Commitments of such Class after giving effect to such increased Revolving Commitments.
     (e) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Funding Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC, the PPSA or otherwise after giving effect to the establishment of any such new Commitments.

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ARTICLE III.
REPRESENTATIONS AND WARRANTIES
     Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Funding Agent, the Issuing Bank and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:
SECTION 3.01 Organization; Powers. Each Company (a) is duly organized or incorporated (as applicable) and validly existing under the laws of the jurisdiction of its organization or incorporation (as applicable), (b) has all requisite organizational or constitutional power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s organizational or constitutional powers and have been duly authorized by all necessary constitutional or organizational action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03 No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents (as reflected in the applicable Perfection Certificate) and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens. The execution, delivery and performance of the Loan Documents will not violate, or result in a default under, or require any consent or approval under, the Senior Notes, the Senior Note Documents, or the Term Loan Documents.
     SECTION 3.04 Financial Statements; Projections.

     (a) Historical Financial Statements. The Administrative Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Canadian Borrower (i) as of and for the fiscal years ended 2005 and 2006, audited by and accompanied by the unqualified opinion of PricewaterhouseCoopers, independent public accountants, and (ii) as of and for the three-month period ended March 30, 2007, and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of Canadian Borrower. Such financial statements and all financial statements delivered pursuant to Section 5.01(a), Section 5.01(b) and Section 5.01(c) have been prepared in accordance with GAAP and present fairly in all material respects the financial condition and results of operations and cash flows of Canadian Borrower as of the dates and for the periods to which they relate.
     (b) No Liabilities. Except as set forth in the most recent financial statements referred to in Section 3.04(a), as of the Closing Date there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents, the Term Loan Documents and the Senior Notes. Since December 31, 2006, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
     (c) Pro Forma Financial Statements. Borrowers have heretofore delivered to the Lenders in the Confidential Information Memorandum, the Canadian Borrower’s unaudited pro forma consolidated capitalization table as of March 31, 2007, after giving effect to the Transactions as if they had occurred on such date. Such capitalization table has been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof to be reasonable), are based on the best information available to the Loan Parties as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly in all material respects the pro forma capitalization of Holdings as of such date assuming the Transactions had occurred at such date, except as required to adjust for the final allocation as between the Revolving Loans and Term Loans.
     (d) Forecasts. The forecasts of financial performance of the Canadian Borrower and its subsidiaries furnished to the Lenders have been prepared in good faith by the Loan Parties and based on assumptions believed by the Loan Parties to reasonable.
SECTION 3.05 Properties
     (a) Generally. Each Company has good title to, valid leasehold interests in, or license of, all its property material to its business, free and clear of all Liens except for Permitted Liens. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair in all material respects (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

     (b) Real Property. Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by any Loan Party as of the date hereof having fair market value of $1 million or more and describes the type of interest therein held by such Loan Party and whether such owned Real Property is leased to a third party and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, sublessee, franchisee or licensee, as of the date hereof having annual rental payments of $1 million or more and describes the type of interest therein held by such Loan Party.
     (c) No Casualty Event. No Company has as of the date hereof received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property. No Mortgage encumbers improved Real Property located in the United States that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.
     (d) Collateral. Each Company owns or has rights to use all of the Collateral used in, necessary for or material to each Company’s business as currently conducted, except where the failure to have such ownership or rights of use could not reasonably be expected to have a Material Adverse Effect. The use by each Company of such Collateral does not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06 Intellectual Property.
     (a) Ownership/No Claims. Each Loan Party owns, or is licensed to use, all patents, software, trademarks, mask works, inventions, designs, trade names, service marks, copyrights, technology, trade secrets, proprietary information and data, domain names, know-how, processes and other comparable intangible rights necessary for the conduct of its business as currently conducted (“Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. As of the date hereof, no material claim has been asserted and is pending by any person, challenging or questioning the use by any Loan Party of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim. The use of any Intellectual Property by each Loan Party, and the conduct of such Loan Party’s business as currently conducted, does not infringe or otherwise violate the rights of any person in respect of Intellectual Property, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (b) Registrations. Except pursuant to non-exclusive licenses and other non-exclusive user agreements entered into by each Loan Party in the ordinary course of business, on and as of the date hereof (i) each Loan Party owns and possesses the right to use, and has not authorized or enabled any other person to use, any Intellectual Property listed on any schedule to the relevant Perfection Certificate, or any other Intellectual Property that is material to its business, and (ii) all registrations listed in Schedule 12(a) or 12(b) to the Perfection Certificate are valid and in full force and effect, in each case where the failure to do so or the absence thereof could reasonably be expected to have a Material Adverse Effect.
     (c) No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the date hereof, (i) there is no material infringement or other violation by others of any right of such Loan Party with respect to any Intellectual Property listed on any schedule to the relevant Perfection Certificate, or any other Intellectual Property that is material to its business, except as may be set forth on Schedule 3.06(c), and (ii) no claims are pending or threatened to such effect except as set forth on Schedule 3.06(c).
SECTION 3.07 Equity Interests and Subsidiaries.
     (a) Equity Interests. Schedules 1(a) and 10 to the Perfection Certificate dated the Closing Date set forth a list of (i) all the Subsidiaries of Holdings and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. As of the Closing Date, all Equity Interests of each Company held by Holdings or a Subsidiary thereof are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Holdings, are owned by Holdings, directly or indirectly through Wholly Owned Subsidiaries except as indicated on Schedules 1(a) and 10 to the Perfection Certificate. All Equity Interests of Canadian Borrower are owned directly by Holdings. As of the Closing Date, each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Documents, free of any and all Liens, rights or claims of other persons, except Permitted Liens, and as of the Closing Date there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.
     (b) No Consent of Third Parties Required. Except as have previously been obtained, no consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or First Priority (subject to the Intercreditor Agreement) status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Documents or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect thereof.
     (c) Organizational Chart. An accurate organizational chart, showing the ownership structure of Holdings, Borrowers and each Subsidiary on the Closing Date is set forth on Schedule 10 to the Perfection Certificate dated the Closing Date.

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SECTION 3.08 Litigation; Compliance with Laws. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. No Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.09 Agreements. No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder that in each case could reasonably be expected to have an adverse effect on the Agents or the Lenders or their respective rights and benefits hereunder.
SECTION 3.10 Federal Reserve Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Documents does not violate such regulations.
SECTION 3.11 Investment Company Act. No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
SECTION 3.12 Use of Proceeds. Borrowers will use the proceeds of the Revolving Loans and Swingline Loans (a) on the Closing Date for the Refinancing and (b) on and after the Closing Date for general corporate purposes (including to effect Permitted Acquisitions) and for payment of fees, premiums and expenses in connection with the Transactions.
SECTION 3.13 Taxes. Each Company has (a) timely filed or caused to be timely filed all material Tax Returns required to have been filed by it and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all material Taxes due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has

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set aside on its books adequate reserves in accordance with GAAP or other applicable accounting rules and (ii) which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company has made adequate provision in accordance with GAAP or other applicable accounting rules for all material Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. No Company has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.
SECTION 3.14 No Material Misstatements. The written information (including the Confidential Information Memorandum), reports, financial statements, certificates, exhibits or schedules furnished by or on behalf of any Company to any Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not and does not contain any material misstatement of fact and, taken as a whole, did not and does not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not materially misleading in their presentation of Holdings and its Subsidiaries taken as a whole as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Loan Party represents only that it was prepared in good faith and based on assumptions believed by the applicable Loan Parties to be reasonable.
SECTION 3.15 Labor Matters. As of the Closing Date, there are no strikes, lockouts or labor slowdowns against any Company pending or, to the knowledge of any Company, threatened. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, provincial, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Hindalco Acquisition did not and will not, and the consummation of the Transactions will not, give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound, except as could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.16 Solvency. (i) At the time of and immediately after the consummation of the Transactions to occur on the Closing Date and after giving effect to the application of the proceeds of each Loan made on such date and the operation of the Contribution, Intercompany, Contracting and Offset Agreement, (a) the fair value of the assets of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent, prospective or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its

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Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent, prospective or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent, prospective or otherwise, as such debts and liabilities become absolute and matured; (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date; and (e) each Loan Party is not “insolvent” as such term is defined under any bankruptcy, insolvency or similar laws of any jurisdiction in which any Loan Party is organized or incorporated (as applicable), or otherwise unable to pay its debts as they fall due.
     (ii) At the time of and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan and the operation of the Contribution, Intercompany, Contracting and Offset Agreement, (a) the fair value of the assets of each Borrower, Borrowing Base Guarantor and German Guarantor (for purposes of this Section 3.16, a “Principal Loan Party”) (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent, prospective or otherwise; (b) the present fair saleable value of the property of each Principal Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent, prospective or otherwise, as such debts and other liabilities become absolute and matured; (c) each Principal Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent, prospective or otherwise, as such debts and liabilities become absolute and matured; (d) each Principal Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date; and (e) each Principal Loan Party is not “insolvent” as such term is defined under any bankruptcy, insolvency or similar laws of any jurisdiction in which such Principal Loan Party is organized or incorporated (as applicable), or otherwise unable to pay its debts as they fall due.
SECTION 3.17 Employee Benefit Plans. Each Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder except for such non-compliance that in the aggregate would not have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any of the property of any Company. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the property of all such underfunded Plans in an amount which could reasonably be expected to have a Material Adverse Effect. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most

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recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.
     To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable Governmental Authority and Taxing Authority, except for such non-compliance that in the aggregate would not have a Material Adverse Effect. No Company has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, except to the extent of liabilities which could not reasonably be expected to have a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued in the financial statements of the Canadian Borrower and its Subsidiaries, in each case in an amount that could not reasonably be expected to have a Material Adverse Effect.
     Except as specified on Schedule 3.17, (i) no Company is or has at any time been an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993), and (ii) no Company is or has at any time been “connected” with or an “associate” of (as those terms are used in Sections 39 and 43 of the Pensions Act 2004) such an employer.
SECTION 3.18 Environmental Matters.
     (a) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
          (i) The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law;
          (ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing;
          (iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could reasonably be expected to result in liability of the Companies under any applicable Environmental Law;
          (iv) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and, to the best knowledge of the Loan Parties after due

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inquiry, there are no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such an Environmental Claim;
          (v) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies;
          (vi) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and
          (vii) No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.
     (b) As of the Closing Date:
          (i) Except as could not reasonably be expected to have a Material Adverse Effect, no Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location; and
          (ii) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar publicly available list maintained by any Governmental Authority including any such list relating to petroleum.
SECTION 3.19 Insurance. Schedule 3.19 sets forth a true and correct description of all insurance policies maintained by each Company as of the Closing Date. All insurance maintained by the Companies and required by Section 5.04 is in full force and effect, and all premiums thereon have been duly paid. As of the Closing Date, no Company has received notice of violation or cancellation thereof, the Mortgaged Property, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no material default under any Insurance Requirement. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.
SECTION 3.20 Security Documents.
     (a) U.S. Security Agreement. The U.S. Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and

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enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (b) Canadian Security Agreement. Each of the Canadian Security Agreements is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, when PPSA financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by such Canadian Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under the PPSA as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (c) U.K. Security Agreement. The U.K. Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registration specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by the U.K. Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under applicable law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (d) Swiss Security Agreement. The Swiss Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by the Swiss Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under applicable law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

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     (e) German Security Agreement. The German Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, or in the case of accessory security, in favor of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by the German Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under applicable law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (f) Irish Security Agreement. The Irish Security Agreement is effective to create in favor of the Collateral Agent for the benefit of and as trustee for the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by the Irish Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under applicable law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (g) Brazilian Security Agreement. Each Brazilian Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by each of the Brazilian Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under applicable law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (h) Intellectual Property Filings. When the (i) financing statements and other filings in appropriate form referred to on Schedule 7 to the relevant Perfection Certificate have been made, and (ii) U.S. Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in such Security Agreement) that are registered or applied for by any Loan Party with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for by any Loan Party with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Liens.

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     (i) Mortgages. Each Mortgage (other than a Mortgage granted by a U.K. Borrower) is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid, perfected and enforceable First Priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens or other Liens acceptable to the Collateral Agent, and when such Mortgages are filed in the offices specified on Schedule 8(a) to the applicable Perfection Certificates dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Section 5.11 and Section 5.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Section 5.11 and Section 5.12), the Mortgages shall constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Liens.
     The Mortgages granted by the U.K. Borrower and each applicable U.K. Guarantor under the relevant U.K. Security Agreement are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, legal, valid and enforceable Liens on all of each such Loan Party’s right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed with the Land Registry, the Mortgages shall constitute fully perfected First Priority Liens on, and security interest in, all right, title and interest of the U.K. Borrower and each applicable U.K. Guarantor in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens.
     (j) Valid Liens. Each Security Document delivered pursuant to Section 5.11 and Section 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings, registrations or recordings and other actions set forth in the relevant Perfection Certificate are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.
     (k) Receivables Purchase Agreement. The Receivables Purchase Agreement is in full force and effect. Each representation and warranty under the Receivables Purchase Agreement of each Loan Party party thereto is true and correct on and as of the date made thereunder. No “Termination Event” (as defined therein) has occurred under the Receivables Purchase Agreement.
SECTION 3.21 Acquisition Documents; Material Indebtedness Documents; Representations and Warranties in Acquisition Agreement. Schedule 3.21 lists, as of the

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Closing Date, (i) the Acquisition Agreement and each material agreement, certificate, instrument, letter or other document delivered pursuant to the Acquisition Agreement or otherwise entered into, executed or delivered by any Loan Party or Acquiror in connection with the Hindalco Acquisition (each, an “Acquisition Document”), (ii) each material Senior Note Document, (iii) each material Term Loan Document, (iv) each material agreement, certificate, instrument, letter or other document delivered pursuant to the Subordinated Debt Loan, and (v) each material agreement, certificate, instrument, letter or other document evidencing any other Material Indebtedness, and the Lenders have been furnished true and complete copies of each of the foregoing. All representations and warranties of each Company set forth in the Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made and no default has occurred under the Acquisition Agreement.
SECTION 3.22 Anti-Terrorism Law. No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
     No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:
          (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
          (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
          (iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
          (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
          (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
     No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clauses (i) through (v) above, (y) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (z) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

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SECTION 3.23 Ten Non-Bank Regulations and Twenty Non-Bank Regulations
     (a) Swiss Borrower shall ensure that while it is a Borrower:
          (i) the aggregate number of Lenders of Swiss Borrower under this Agreement which are not Swiss Qualifying Banks must not exceed ten (10), (as per Ten Non-Bank Regulations); and
          (ii) the aggregate number of creditors (including the Lenders), other than Swiss Qualifying Banks, where applicable, of Swiss Borrower under all outstanding loans, facilities and/or private placements (including under this Agreement) must not at any time exceed twenty (20) (as per Twenty Non-Bank Regulations), in each case where failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect.
     (b) Swiss Borrower will for the purposes of determining the total number of creditors which are Swiss Non-Qualifying Bank for the purposes of the 20 Non-Bank Creditor Rule ensure that at all times at least 10 Lenders that are Swiss Non-Qualifying Banks are permitted as Lenders (the Permitted Swiss Non-Qualifying Banks) (irrespective of whether or not there are, at any time, any such Permitted Swiss Non-Qualifying Bank).
SECTION 3.24 Location of Material Inventory and Equipment. Schedule 3.24 sets forth as of the Closing Date all locations where the aggregate value of Inventory and Equipment (other than mobile Equipment or Inventory in transit) owned by the Loan Parties exceeds $1,000,000.
SECTION 3.25 Accuracy of Borrowing Base. At the time any Borrowing Base Certificate is delivered pursuant to this Agreement, each Account and each item of Inventory included in the calculation of the Borrowing Base satisfies all of the criteria stated herein to be an Eligible Account and an item of Eligible Inventory, respectively.
SECTION 3.26 Senior Notes; Material Indebtedness. The Obligations constitute “Senior Debt” or “Designated Senior Indebtedness” (or any other defined term having a similar purpose) within the meaning of the Senior Note Documents (and any Permitted Refinancings thereof permitted under Section 6.01 other than refinancings with additional Term Loans). The Commitments and the Loans and other extensions of credit under the Loan Documents constitute “Credit Facilities” (or any other defined term having a similar purpose) within the meaning of the Senior Note Documents (and any Permitted Refinancings thereof permitted under Section 6.01 other than refinancings with additional Term Loans). The consummation of each of (i) the Hindalco Acquisition, (ii) the Transactions, (iii) each incurrence of Indebtedness hereunder and (iv) the granting of the Liens provided for under the Security Documents to secure the Secured Obligations is permitted under, and, in each case, does not require any consent or approval under, the terms of (A) the Senior Note Documents (and any Permitted Refinancings thereof), the Term Loan Documents (and any Permitted Term Loan Facility Refinancings thereof) or any other Material Indebtedness or (B) any other material agreement or instrument binding upon any Company or any of its property except, in the case of this clause (B), as could not reasonably be expected to result in a Material Adverse Effect.

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SECTION 3.27 Centre of Main Interests and Establishments. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), (i) the centre of main interest (as that term is used in Article 3(1) of the Regulation) of each U.K. Loan Party is situated in England and Wales, (ii) the centre of main interest of each Irish Guarantor is situated in Ireland, and in each case each has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction, (iii) the centre of main interest of each Swiss Loan Party is situated in Switzerland, and in each case each has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction, and (iv) the centre of main interest of German Seller is situated in Germany.
SECTION 3.28 Holding and Dormant Companies. Except as may arise under the Loan Documents, the Term Loan Documents or (in the case of Novelis Europe Holdings Limited) the Senior Notes, neither Holdings nor Novelis Europe Holdings Limited, trades or has any liabilities or commitments (actual or contingent, present or future) other than liabilities attributable or incidental to acting as a holding company of shares in the Equity Interests of its Subsidiaries.
SECTION 3.29 Hindalco Acquisition. The Hindalco Acquisition was consummated on the Acquisition Closing Date in all material respects in accordance with the terms and conditions of the Acquisition Agreement, without the waiver or amendment of any such terms or conditions not approved by the Funding Agent and the Arrangers other than any waiver or amendment thereof that was not materially adverse to the interests of the Lenders.
SECTION 3.30 Excluded Collateral Subsidiaries. The Excluded Collateral Subsidiaries as of the Closing Date are listed on Schedule 1.01(e).
SECTION 3.31 Immaterial Subsidiaries. The Immaterial Subsidiaries as of the Closing Date are listed on Schedule 1.01(f).
ARTICLE IV.
CONDITIONS TO CREDIT EXTENSIONS
     SECTION 4.01 Conditions to Initial Credit Extension. The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.
     (a) Loan Documents. The Funding Agent shall have received executed counterparts of each of the following, properly executed by a Responsible Officer of each applicable signing Loan Party, each in form and substance reasonably satisfactory to the Funding Agent and its legal counsel:
          (i) this Agreement,
          (ii) each Foreign Guaranty;
          (iii) the initial Borrowing Base Certificate,

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          (iv) the Intercreditor Agreement;
          (v) the Contribution, Intercompany, Contracting and Offset Agreement;
          (vi) the Receivables Purchase Agreement;
          (vii) a Note executed by each applicable Borrower in favor of each Lender that has requested a Note prior to the Closing Date;
          (viii) the U.S. Security Agreement, each Canadian Security Agreement, each U.K. Security Agreement, each Swiss Security Agreement, each German Security Agreement, each Irish Security Agreement, each Brazilian Security Agreement and each other Security Document requested by the Funding Agent prior to the Closing Date; and
          (ix) the Perfection Certificates.
     (b) Corporate Documents. The Funding Agent shall have received:
          (i) a certificate of the secretary, assistant secretary or managing director (where applicable) of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document (or its equivalent including the constitutional documents) of such Loan Party certified (to the extent customary in the applicable state) as of a recent date by the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors and/or shareholders, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrowers, the borrowings hereunder, and that such resolutions, or any other document attached thereto, have not been modified, rescinded, amended or superseded and are in full force and effect, (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary, assistant secretary or managing director executing the certificate in this clause (i), and other customary evidence of incumbency) and (D) that the borrowing, guarantee, or granting of Liens with respect to the Loans or any of the other Secured Obligations would not cause any borrowing, guarantee, security or similar limit binding on any Loan Party to be exceeded;
          (ii) a certificate as to the good standing (where applicable, or such other customary functionally equivalent certificates or abstracts) of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority);
          (iii) evidence that the records of the applicable Loan Parties at the United Kingdom Companies House and each other relevant registrar of companies (or equivalent Governmental Authority) in the respective jurisdictions of organization of the Loan Parties are accurate, complete and up to date and that the latest relevant accounts have been duly filed, where applicable;

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          (iv) if relevant, evidence that each Irish Guarantor has done all that is necessary to follow the procedures set out in Sub-Sections (2) and (11) of section 60 of the Companies Act 1963 of Ireland in order to enable it to enter into the Loan Documents;
          (v) a copy of the constitutional documents of any Person incorporated in Ireland whose shares are subject to security under any Security Document, together with any resolutions of the shareholders of such Person adopting such changes to the constitutional documents of that Person to remove any restriction on any transfer of shares or partnership interests (or equivalent) in such Person pursuant to any enforcement of any such Security Document;
          (vi) evidence that each of the Loan Parties are members of the same group of companies consisting of a holding company and its subsidiaries for the purposes of Section 155 of the Companies Act 1963 of Ireland and Section 35 of the Companies Act 1990 of Ireland; and
          (vii) such other documents as the Lenders, the Issuing Bank or the Funding Agent may reasonably request.
     (c) Officers’ Certificate. The Funding Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Canadian Borrower, certifying (i) compliance with the conditions precedent set forth in this Section 4.01 and Section 4.02(b) and (c), (ii) as to the absence of any Acquisition Material Adverse Effect from September 30, 2006, through the Acquisition Closing Date, (iii) that the representations and warranties of each Company set forth in the Acquisition Agreement shall have been true and correct (without giving effect to any materiality qualifiers set forth therein) as of the Acquisition Closing Date as if made on and as of such date (except (a) to the extent such representations and warranties speak solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date, (b) other than in the case of the representations and warranties specifically referred to in clause (c) below, to the extent that facts or matters as to which such representations and warranties are not so true and correct as of such dates, individually or in the aggregate, have not had and would not have a Acquisition Material Adverse Effect, and (c) in the case of the representations and warranties set forth in Section 3.03 of the Acquisition Agreement such representations and warranties shall have been true and correct in all material respects), (iv) that each of the representations and warranties made by any Loan Party set forth in ARTICLE III hereof or in any other Loan Document were true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties expressly related to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.
     (d) Financings and Other Transactions, etc.
          (i) (A) The Hindalco Acquisition shall have been consummated in all material respects in accordance with the terms of the Acquisition Agreement, without the waiver or amendment of any such terms not approved by the Funding Agent and the Arrangers other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders and (B) the Transactions shall have been consummated or shall be consummated

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simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by the Funding Agent and the Arrangers other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders.
          (ii) The Canadian Borrower and Novelis Corporation shall contemporaneously receive an aggregate of $960 million in gross proceeds from borrowings under the Term Loan Credit Agreement.
          (iii) The Refinancing shall be consummated contemporaneously with the transactions contemplated hereby in full to the satisfaction of the Lenders with all Liens in favor of the existing lenders being unconditionally released; the Funding Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Funding Agent with respect to all debt being refinanced in the Refinancing; and the Funding Agent shall have received from any person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as the Funding Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.
     (e) Financial Statements; Pro Forma Balance Sheet; Projections. The Funding Agent shall have received the financial statements described in Section 3.04(a) and the pro forma capitalization table described in Section 3.04(c), together with forecasts of the financial performance of the Companies.
     (f) Indebtedness and Minority Interests. After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness or preferred stock other than (i) the Loans and Credit Extensions hereunder, (ii) the Term Loans, (iii) the Senior Notes, (iv) the Subordinated Debt Loan, (v) the Indebtedness listed on Schedule 6.01(b), (vi) Indebtedness owed to, and preferred stock held by, any Borrower or any Guarantor to the extent permitted hereunder and (vii) other Indebtedness permitted under Section 6.01.
     (g) Opinions of Counsel. The Funding Agent shall have received, on behalf of itself, the other Agents, the Arrangers, the Lenders and the Issuing Bank, (i) a favorable written opinion of Torys LLP, special counsel for the Loan Parties, (ii) a favorable written opinion of each local and foreign counsel of the Loan Parties listed on Schedule 4.01(g), in each case (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Bank and the Lenders and (C) covering the matters set forth in Exhibit N and such other matters relating to the Loan Documents and the Transactions as the Funding Agent shall reasonably request, and (iii) a copy of each legal opinion (if any) delivered in connection with the Hindalco Acquisition.
     (h) Solvency Certificate. The Funding Agent shall have received a solvency certificate in the form of Exhibit O (or in such other form as is satisfactory to the Funding Agent to reflect applicable legal requirements), dated the Closing Date and signed by a senior Financial Officer of each Loan Party or the Canadian Borrower.

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     (i) Requirements of Law. The Funding Agent shall be satisfied that Holdings, its Subsidiaries and the Transactions shall be in full compliance with all material Requirements of Law, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.
     (j) Consents. All approvals of Governmental Authorities and third parties (i) required to be obtained under the Hindalco Acquisition Agreement or (ii) necessary to consummate the Transactions shall been obtained and shall be in full force and effect.
     (k) Litigation. There shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the Hindalco Acquisition.
     (l) Sources and Uses. The sources and uses of the Loans shall be as set forth in Schedule 4.01(l).
     (m) Fees. The Arrangers and Funding Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including the reasonable legal fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Agents, and the reasonable fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.
     (n) Personal Property Requirements. The Collateral Agent shall have received:
          (i) except to the extent otherwise provided in the Intercreditor Agreement, all certificates, agreements or instruments, if any, representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;
          (ii) except to the extent otherwise provided in the Intercreditor Agreement, the Intercompany Note executed by and among the Canadian Borrower and each of its Subsidiaries, accompanied by instruments of transfer undated and endorsed in blank;
          (iii) except to the extent otherwise provided in the Intercreditor Agreement, all other certificates, agreements (including Control Agreements) or instruments necessary to perfect the Collateral Agent’s security interest in all “Chattel Paper”, “Instruments”, “Deposit Accounts” and “Investment Property” (as each such term is defined in the U.S. Security Agreement) of each Loan Party to the extent required hereby or under the relevant Security Documents;
          (iv) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office PPSA filings, and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

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          (v) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, PPSA, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches (in jurisdictions where such searches are available), each of a recent date listing all outstanding financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county (or other applicable) jurisdictions in which any property of any Loan Party (other than Inventory in transit) is located and the state and county (or other applicable) jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which are effective to encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens);
          (vi) evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents;
          (vii) evidence that all Liens (other than Permitted Liens) affecting the assets of the Loan Parties have been or will be discharged on or before the Closing Date (or, in the case of financing statement filings or similar notice of lien filings that do not evidence security interests (other than security interests that are discharged on or before the Closing Date), that arrangements with respect to the release or termination thereof satisfactory to the Funding Agent have been made);
          (viii) copies of all notices required to be sent and other documents required to be executed under the Security Documents;
          (ix) all share certificates, duly executed and stamped stock transfer forms and other documents of title required to be provided under the Security Documents; and
          (x) evidence that the records of the U.K. Borrower and Novelis Europe Holding Limited at the United Kingdom Companies House are accurate, complete and up to date and that the latest relevant accounts have been duly filed.
     (o) Real Property Requirements. The Collateral Agent shall have received:
          (i) a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that holds any direct interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;
          (ii) with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the

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Collateral Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;
          (iii) with respect to each Mortgage of property located in the United States, Canada or, to the extent reasonably requested by the Collateral Agent, any other jurisdictions, (a) a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid, perfected mortgage Lien on the Mortgaged Property and fixtures described therein having the priority specified in the Intercreditor Agreement in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures, which fair market value is set forth on Schedule 4.01(o)(iii), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions acceptable to the Collateral Agent, it being acknowledged that Permitted Liens of the type described in Section 6.02(a), 6.02(b), 6.02(d), 6.02(f) (clause (x) only), 6.02(g), and 6.02(k) shall be acceptable or (b) in respect of Mortgaged Property situated outside the United States, a title opinion of the Canadian Borrower’s local counsel in form and substance satisfactory to the Collateral Agent;
          (iv) with respect to each applicable Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;
          (v) evidence reasonably acceptable to the Collateral Agent of payment by the applicable Borrowers of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;
          (vi) with respect to each Real Property or Mortgaged Property, copies of all Leases in which any Loan Party or any Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any, in each case providing for annual rental payments in excess of $250,000. To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to the Collateral Agent;

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          (vii) with respect to each Mortgaged Property, each Company shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;
          (viii) to the extent requested by the Collateral Agent, Surveys with respect to the Mortgaged Properties;
          (ix) a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property situated in the United States;
          (x) (a) title deeds to each real and leasehold property situated in England and Wales secured in favor of the Collateral Agent; or (b) a letter (satisfactory to the Collateral Agent) from solicitors holding those title deeds undertaking to hold them to the order of the Collateral Agent; or (c) if any document is at the Land Registry, a certified copy of that document and a letter from the U.K. Borrower’s solicitors directing the registry to issue the document to the Collateral Agent or its solicitors; and
          (xi) in relation to property situated in England and Wales, if applicable, satisfactory priority searches at the Land Registry and Land Charges Searches, giving not less that 25 Business Days’ priority notice beyond the date of the debenture and evidence that no Lien is registered against the relevant property (other than Permitted Liens or any Liens that will be released on the date of first drawdown, such searches to be addressed to or capable of being relied upon by the Secured Parties).
     (p) Insurance. The Funding Agent shall have received a copy of, or a certificate as to coverage under, the property and liability insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Funding Agent.
     (q) USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including, without limitation, the information described in Section 11.13.
     (r) Minimum Excess Availability. As of the Closing Date and after giving pro forma effect to the prepayment required by Section 2.10(g), Excess Availability shall be not less than $300 million.
     (s) Initial Borrowing Base Certificate. The Collateral Agent and the Funding Agent shall have received a Borrowing Base Certificate, dated the Closing Date and certifying the Borrowing Base as of May 31, 2007.
     (t) Take Over Audit — Inventory and Accounts. Within five (5) days prior to the Closing Date, the Collateral Agent’s staff and/or agents shall have conducted a supplemental

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“take over audit” which supports and confirms (i) to the satisfaction of the Collateral Agent, the calculation of the initial Borrowing Base, (ii) no material change in the procedures since the delivery of the Inventory Appraisal, (iii) no material change in sales, Inventory turn or the level of Inventory since the delivery of the Inventory Appraisal and (iv) the accuracy in all material respects of the representations and warranties set forth herein.
     (u) Cash Management. The Collateral Agent and the Funding Agent shall have reviewed and approved the Companies’ cash management system and shall have received executed blocked account agreements (or, with respect to countries other than the United States and Canada, other customary arrangements) from all of the financial institutions where the Loan Parties maintain bank accounts or securities accounts (except as may otherwise be agreed by the Collateral Agent) in form and substance satisfactory to Funding Agent and Collateral Agent and in accordance with Section 9.01.
     (v) Process Agent. The Collateral Agent and the Funding Agent shall have received evidence of the acceptance by the Process Agent of its appointment as such by the Loan Parties.
     (w) Outstanding Indebtedness. The Collateral Agent and the Funding Agent shall have received evidence that the amount of funded indebtedness and unfunded commitments under that certain Credit Agreement, dated as of January 7, 2005, among Novelis Inc., Novelis Corporation, Novelis Deutschland GmbH, Novelis UK Ltd, Novelis AG, the lenders and issuers party thereto, and Citicorp North America, Inc., as administrative agent and collateral agent (as amended, restated, supplemented or otherwise modified), shall not exceed $1,500 million.
SECTION 4.02 Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.
     (a) Notice. The Funding Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Funding Agent shall have received an LC Request as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Funding Agent shall have received a Borrowing Request as required by Section 2.17.
     (b) No Default. No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom (subject to Section 4.02(c) and Section 4.03 in the case of the initial Credit Extension).
     (c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in ARTICLE III hereof or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such

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representation and warranty shall have been true and correct in all material respects as of such earlier date; provided that in the case of the initial Credit Extension hereunder only, the representations contained in Sections 3.04 (Financial Statements; Projections), 3.05 (Properties), 3.06 (Intellectual Property), 3.07 (Equity Interests and Subsidiaries), 3.08 (Litigation; Compliance with Laws) (other than clause (i) thereunder), 3.09 (Agreements), 3.13 (Taxes), 3.14 (No Material Misstatements), 3.15 (Labor Matters), 3.17 (Employee Benefit Plans), 3.18 (Environmental Matters), 3.19 (Insurance), 3.21 (Acquisition Documents; Material Indebtedness Documents; Representations and Warranties in Acquisition Agreement), 3.24 (Location of Material Inventory and Equipment), 3.26 (Senior Notes; Material Indebtedness) (solely with regard to the first sentence thereof), 3.27 (Centre of Main Interests and Establishments) and 3.28 (Holding and Dormant Companies) shall only be conditions to the obligation of each Lender and each applicable Issuing Bank to fund the initial Credit Extension requested to be made by it on the date of the initial Credit Extensions hereunder to the extent that, as a result of the breach of such representation, Acquiror (x) had or would have had the right to terminate its obligations under the Acquisition Agreement on the Acquisition Closing Date (or to not consummate the Hindalco Acquisition on the Acquisition Closing Date) and (y) Acquiror or any of its affiliates, representatives or advisors had, as of the Acquisition Closing Date, knowledge of such right to terminate or right to not consummate the Acquisition.
     (d) No Legal Bar. With respect to each Lender, no order, judgment or decree of any Governmental Authority shall purport to restrain such Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.
     Each of the delivery of a Borrowing Request or an LC Request and the acceptance by any Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by each Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Section 4.02(b) through (d) have been satisfied (which representation and warranty shall be deemed limited to the knowledge of the Loan Parties in the case of the first sentence of Section 4.02(d)). Borrowers shall provide such information (including, if applicable, calculations in reasonable detail of the covenants in Section 6.10) as the Funding Agent may reasonably request to confirm that the conditions in Section 4.02(b) through (d) have been satisfied.
SECTION 4.03 Certain Collateral Matters. To the extent any Collateral (other than the pledge and perfection of the Lien of the Collateral Agent in the Equity Interests of Subsidiaries held by the Loan Parties (to the extent required hereunder) and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the UCC, the PPSA and other similar filings in other applicable jurisdictions) is not provided on the Closing Date after use by Holdings and its Subsidiaries of commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the Closing Date, but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Borrowers and the Funding Agent, provided, however, that failure by

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the Loan Parties to pledge and perfect Liens on Collateral in the Borrowing Base will limit the eligibility of such Collateral for inclusion in the Borrowing Base.
ARTICLE V.
AFFIRMATIVE COVENANTS
     Each Loan Party warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:
SECTION 5.01 Financial Statements, Reports, etc. Furnish to the Funding Agent (and the Funding Agent shall make available to the Lenders, on the Platform or otherwise, in accordance with its customary procedures):
     (a) Annual Reports. As soon as available and in any event within the earlier of (i) ninety (90) days and (ii) such shorter period as may be required by the Securities and Exchange Commission, after the end of each fiscal year, beginning with the first fiscal year ending after the Closing Date, (i) the consolidated balance sheet of Canadian Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with Regulation S-X and accompanied by an opinion of independent public accountants of recognized national standing reasonably satisfactory to the Funding Agent (which opinion shall not be qualified as to scope or contain any going concern qualification, paragraph of emphasis or explanatory statement), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Canadian Borrower as of the dates and for the periods specified in accordance with GAAP, (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Funding Agent, of the financial condition and results of operations of Canadian Borrower for such fiscal year, as compared to amounts for the previous fiscal year (it being understood that the information required by clauses (i) and (ii) of this Section 5.01(a) may be furnished in the form of a Form 10-K (so long as the financial statements, narrative report and management’s discussion therein comply with the requirements set forth above)) and (iii) consolidating balance sheets, statements of income and cash flows of the Canadian Borrower and its Subsidiaries separating out the results by region;
     (b) Quarterly Reports. As soon as available and in any event within the earlier of (i) forty-five (45) days and (ii) such shorter period as may be required by the Securities and Exchange Commission, after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending June 30, 2007, (i) the consolidated balance sheet of Canadian Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal

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year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Canadian Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, except as otherwise disclosed therein and subject to the absence of footnote disclosures and to normal year-end audit adjustments, (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Funding Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (it being understood that the information required by clauses (i) and (ii) of this Section 5.01(b) may be furnished in the form of a Form 10-Q (so long as the financial statements, management report and management’s discussion therein comply with the requirements set forth above)) and (iii) consolidating balance sheets, statements of income and cash flows of the Canadian Borrower and its Subsidiaries separating out the results by region;
     (c) Monthly Reports. At any time after the occurrence of a Covenant Trigger Event and prior to the subsequent occurrence of a Covenant Recovery Event, within thirty (30) days after the end of each of the first two months of each fiscal quarter, (i) the consolidated balance sheet of the Canadian Borrower as of the end of such month and the related consolidated statements of income and cash flows of the Canadian Borrower for each such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, cash flows of the Canadian Borrower as of the date and for the periods specified, subject to normal quarterly adjustments and year end audit adjustments and (ii) a management report in a form reasonably satisfactory to the Funding Agent setting forth statement of income items and Consolidated EBITDA of the Canadian Borrower for such month and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year;
     (d) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), beginning with the fiscal quarter ending June 30, 2007, a Compliance Certificate (A) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) setting forth computations in reasonable detail satisfactory to the Funding Agent (including a breakdown of such computations on a quarterly basis) demonstrating compliance with the covenants contained in Section 6.10 (including a calculation of Consolidated Fixed Charge Coverage Ratio, whether or not a Covenant Trigger Event has occurred) and (C) showing a reconciliation of Consolidated EBITDA to the net income set forth on the statement of income, such reconciliation to be on a quarterly basis; and (ii) concurrently with any delivery of financial statements under Section 5.01(a) above, to the extent permitted under applicable accounting guidelines, a report of the accounting firm opining on or certifying such financial statements stating that in the course of

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its regular audit of the financial statements of Canadian Borrower and its Subsidiaries, such accounting firm obtained no knowledge that any Default has occurred, or if any Default has occurred, specifying the nature and extent thereof;
      (e) Officer’s Certificate Regarding Organizational Chart and Perfection of Collateral. Concurrently with any delivery of financial statements under Section 5.01(a), a certificate of a Responsible Officer of the Administrative Borrower attaching an accurate organizational chart (or confirming that there has been no change in organizational structure) and otherwise setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;
      (f) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, with any national U.S. or non-U.S. securities regulatory authority or securities exchange or with the National Association of Securities Dealers, Inc., or distributed to holders of its publicly held Indebtedness or securities pursuant to the terms of the documentation governing such Indebtedness or securities (or any trustee, agent or other representative therefor), as the case may be; provided that documents required to be delivered pursuant to this clause (f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Canadian Borrower posts such documents, or provides a link thereto on Canadian Borrower’s website (or other location specified by the Canadian Borrower) on the Internet; or (ii) on which such documents are posted on Canadian Borrower’s behalf on the Platform; provided that: (i) upon written request by the Funding Agent, Canadian Borrower shall deliver paper copies of such documents to the Funding Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Funding Agent and (ii) Canadian Borrower shall notify (which may be by facsimile or electronic mail) the Funding Agent of the posting of any such documents and provide to the Funding Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided, further, that notwithstanding anything contained herein, in every instance Canadian Borrower shall be required to provide paper copies of the certificates required by clauses (d) and (e) of this Section 5.01 to the Funding Agent;
      (g) Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter”, exception report or other similar letter or report received by any such person from its certified public accountants and the management’s responses thereto;
      (h) Projections. Within sixty (60) days of the end of each fiscal year, a copy of the annual projections for Canadian Borrower (including balance sheets, statements of income and sources and uses of cash, for (i) each quarter of such fiscal year prepared in detail and (ii) each fiscal year thereafter, through and including the fiscal year in which the Final Maturity Date occurs, prepared in summary form, in each case, of the Canadian Borrower on a consolidated basis, with appropriate presentation and discussion of the principal assumptions upon which such forecasts are based, accompanied by the statement of a Financial Officer of the Canadian Borrower to the effect that such assumptions are believed to be reasonable;

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      (i) Labor Relations. Promptly after becoming aware of the same, written notice of (a) any labor dispute to which any Loan Party or any of its Subsidiaries is or is expected to become a party, including any strikes, lockouts or other labor disputes relating to any of such person’s plants and other facilities, which could reasonably be expected to result in a Material Adverse Effect, (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such person and (c) any material liability under Requirements of Law similar to the Worker Adjustment and Retraining Notification Act or otherwise arising out of plant closings;
      (j) Borrowing Base. Promptly, and in any event within fifteen (15) days after (i) the Closing Date, and (ii) thereafter, the end of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day) (or more frequently as specified in Section 9.03(a)), provide copies of Borrowing Base Certificates, certified by a Responsible Officer of the Administrative Borrower and otherwise as specified in Section 9.03(a);
      (k) Asset Sales. At least ten (10) days prior to an Asset Sale, the Net Cash Proceeds of which (or the Dollar Equivalent thereof) are anticipated to exceed $20,000,000, written notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by any Loan Party or any of its Subsidiaries;
     (l) Other Information. Promptly, from time to time, such other information regarding the operations, properties, business affairs and condition (financial or otherwise) of any Company, or compliance with the terms of any Loan Document, or matters regarding the Collateral (beyond the requirements contained in Section 9.03) as the Funding Agent or any Lender may reasonably request.
SECTION 5.02 Litigation and Other Notices. Furnish to the Funding Agent written notice of the following promptly (and, in any event, within three (3) Business Days after acquiring knowledge thereof):
     (a) any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of, or any written notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Borrower or other Company that in the reasonable judgment of the Borrowers could reasonably be expected to result in a Material Adverse Effect if adversely determined or (ii) with respect to any Loan Document;
     (c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;
     (d) the occurrence of a Casualty Event involving a Dollar Equivalent amount in excess of $20 million;

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     (e) any dispute or contest with regard to any Lien that could reasonably be expected to result in forfeiture of Revolving Credit Priority Collateral having a Dollar Equivalent fair market value in excess of $1 million;
     (f) the incurrence of any Lien on Revolving Credit Priority Collateral arising out of or in connection with any Priority Payable for amounts past due and owing by a Borrower or Borrowing Base Guarantor, or for an accrued amount for which a Borrower or Borrowing Base Guarantor then has an obligation to remit to a Governmental Authority or other Person pursuant to a Requirement of Law and having a Dollar Equivalent value in excess of $1 million; and
     (g) (i) the incurrence of any Lien (other than Permitted Liens) on the Collateral, or claim asserted against any of the Collateral or (ii) the occurrence of any other event which could reasonably be expected to affect the value of the Collateral, in each case which could reasonably be expected to be material with regard to (x) the Revolving Credit Priority Collateral, taken as a whole, or (y) the Term Loan Priority Collateral, taken as a whole.
SECTION 5.03 Existence; Businesses and Properties.
     (a) Do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence, rights and franchises necessary or desirable in the normal conduct of its business, except (i) other than with respect to a Borrower’s or Borrowing Base Guarantor’s existence, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.05 or Section 6.06.
     (b) Do or cause to be done all things necessary to obtain, maintain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, approvals, authorizations, patents, copyrights, trademarks, service marks and trade names used, useful, or necessary to the conduct of its business, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; do or cause to be done all things necessary to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with each Loan Party or any of its Subsidiaries, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property), contractual obligations, and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and at all times maintain, preserve and protect all of its property and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

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SECTION 5.04 Insurance.
     (a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis (subject to usual and customary exclusions), (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance and flood insurance, and (v) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law; provided that with respect to physical hazard insurance, neither the Collateral Agent nor the applicable Company shall agree at any time after the occurrence of a Cash Dominion Trigger Event and prior to the subsequent occurrence of a Cash Dominion Recovery Event to the adjustment of any claim thereunder with regard to Inventory having a Dollar Equivalent value in excess of $20 million without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that no consent of any Company shall be required during an Event of Default.
     (b) Requirements of Insurance. All such property and liability insurance maintained by the Loan Parties shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee or loss payee, as applicable (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance), and (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause.
     (c) Flood Insurance. Except to the extent already obtained in accordance with clause (iv) of Section 5.04(a), with respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and such insurance is required to be obtained pursuant to the requirements of the National Flood Insurance Act of 1968, as amended from time to time, or the Flood Disaster Protection Act of 1973, as amended from time to time.
     (d) Broker’s Report. As soon as practicable and in any event within ninety (90) days after the end of each fiscal year, deliver to the Funding Agent and the Collateral Agent (i) a report of a reputable insurance broker with respect to the insurance maintained pursuant to clauses (i)-(iv) of Section 5.04(a) in form and substance satisfactory to the Funding Agent and the Collateral Agent (together with such additional reports as the Funding Agent or the Collateral Agent may reasonably request), and (ii) such broker’s statement that all premiums then due and payable with respect to the coverage maintained pursuant to clauses (i)-(iv) of

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Section 5.04(a) have been paid and confirming, with respect to any property, physical hazard or liability insurance maintained by a Loan Party, that the Collateral Agent has been named as loss payee or additional insured, as applicable.
     (e) Mortgaged Properties. Each Loan Party shall comply in all material respects with all Insurance Requirements in respect of each Mortgaged Property; provided, however, that each Loan Party may, at its own expense and after written notice to the Funding Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.
SECTION 5.05 Payment of Taxes.
     (a) Payment of Taxes. Pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP (or other applicable accounting rules), and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien, and (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.
     (b) Filing of Returns. Timely file all material Tax Returns required to be filed by it.
SECTION 5.06 Employee Benefits.
     (a) Comply with the applicable provisions of ERISA and the Code and any Requirements of Law applicable to any Foreign Plan or Compensation Plan, except where any non-compliance could not reasonably be expected to result in a Material Adverse Effect.
     (b) Furnish to the Funding Agent (x) as soon as possible after, and in any event within five (5) Business Days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows that, any ERISA Event has occurred, a statement of a Financial Officer of Administrative Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Funding Agent, copies of such other documents or governmental reports or filings relating to any Plan (or Foreign Plan, or other employee benefit plan sponsored or contributed to by any Company) as the Funding Agent shall reasonably request.

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          (c) (i) Ensure that the Novelis U.K. Pension Plan is funded in accordance with the agreed schedule of contributions dated May 16, 2007, and that no action or omission is taken by any Company in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect. (ii) Except for any existing defined benefit pension schemes as specified on Schedule 3.17 ensure that no Company is or has been at any time an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are defined in Sections 39 or 43 of the Pensions Act 2004) such an employer. (iii) Deliver to the Funding Agent upon request as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes), actuarial reports in relation to all pension schemes mentioned in clause (i) above. (iv) Promptly notify the Funding Agent of any material change in the agreed rate of contributions to any pension schemes mentioned in clause (i) above, (v) Promptly notify the Funding Agent of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to any member of the Group. (vi) Promptly notify the Funding Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.
          (d) Ensure that all Foreign Plans (except the Novelis U.K. Pension Plan) and Compensation Plans that are required to be funded are funded and contributed to in accordance with their terms to the extent of all Requirements of Law.
SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings.
          (a) Keep proper books of record and account in which full, true and correct entries in conformity in all material respects with GAAP (or other applicable accounting standards) and all Requirements of Law of all financial transactions and the assets and business of each Company and its Subsidiaries are made of all dealings and transactions in relation to its business and activities, including, without limitation, proper records of intercompany transactions) with full, true and correct entries reflecting all payments received and paid (including, without limitation, funds received by or for the account of any Loan Party from deposit accounts of the other Companies). Each Company will permit any representatives designated by the Funding Agent (who may be accompanied by any Agent or Lender) to visit and inspect the financial records and the property of such Company (at reasonable intervals, during normal business hours and within five Business Days after written notification of the same to Administrative Borrower, except that, during the continuance of an Event of Default, none of such restrictions shall be applicable) and to make extracts from and copies of such financial records, and permit any representatives designated by the Funding Agent (who may be accompanied by any Agent or Lender) to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants).
          (b) Within 150 days after the end of each fiscal year of the Companies, at the request of the Funding Agent or Required Lenders, hold a meeting (at a mutually agreeable location, venue and time or, at the option of the Funding Agent, by conference call, the costs

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of such venue or call to be paid by Borrowers) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.
SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Commercial Letter of Credit or Standby Letter of Credit, as the case may be.
SECTION 5.09 Compliance with Environmental Laws; Environmental Reports.
          (a) Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws, in each case, to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP or other applicable accounting standards.
          (b) If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than twenty (20) Business Days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Funding Agent or the Required Lenders through the Funding Agent, provide to the Lenders as soon as practicable after such request, at the expense of Borrowers, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in form and substance, reasonably acceptable to the Funding Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.
SECTION 5.10 Interest Rate Protection. From and after the thirtieth (30th) day after the Closing Date until the Final Maturity Date, maintain fixed rate Indebtedness, or Hedging Agreements with terms and conditions acceptable to the Funding Agent, that together result in at least 45% of the aggregate principal amount of Holdings’ Consolidated Indebtedness being effectively subject to a fixed or maximum interest rate.
SECTION 5.11 Additional Collateral; Additional Guarantors.
          (a) Subject to the terms of the Intercreditor Agreement and this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof) (i) execute and deliver to the Funding Agent and the Collateral Agent such amendments or supplements to the

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relevant Security Documents or such other documents as the Funding Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements (or other applicable filings) in such jurisdictions as may be reasonably requested by the Funding Agent. Borrowers shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Funding Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.
          (b) With respect to any person that becomes a Subsidiary after the Closing Date (other than an Excluded Collateral Subsidiary), or any Subsidiary that was an Excluded Collateral Subsidiary but, as of the end of the most recently ended fiscal quarter, has ceased to be an Excluded Collateral Subsidiary or is required to become a Loan Party by operation of the provisions of Section 5.11(d), promptly (and in any event within thirty (30) days after such person becomes a Subsidiary or ceases to be an Excluded Collateral Subsidiary or is required to become a Loan Party by operation of the provisions of Section 5.11(d)) (i) pledge and deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary owned by a Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause any such Subsidiary that is a Wholly Owned Subsidiary, in each case to the extent not prohibited by applicable Requirements of Law, (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor (or, in the case of a Subsidiary organized under the laws of the United States or any state thereof or the District of Columbia, a U.S. Borrower) and joinder agreements to the applicable Security Documents (in each case, substantially in the form annexed thereto or in such other form as may be reasonably satisfactory to the Funding Agent) or, in the case of a Foreign Subsidiary, execute such other Security Documents (or joinder agreements) to the extent possible under and compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Funding Agent, and (B) to take all actions necessary or advisable in the opinion of the Funding Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements (or other applicable filings) in such jurisdictions as may be reasonably requested by the Funding Agent or the Collateral Agent. Notwithstanding the foregoing, (1) clause (i) of this paragraph (b) shall not apply to the Equity Interests of (x) any Company listed on Schedule 5.11(b) to the extent any applicable Requirement of Law continues to prohibit the pledging of its Equity Interests to secure the Secured Obligations and (y) any Joint Venture Subsidiary, to the extent the terms of any applicable joint venture, stockholders, partnership, limited liability company or similar agreement prohibits or conditions the pledging of its Equity Interests to secure the Secured Obligations and (2) clause (ii) of this paragraph (b) shall not apply to any Company listed on

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Schedule 5.11(b) to the extent any applicable Requirement of Law prohibits it from becoming a Loan Party.
          (c) Subject to the terms of the Intercreditor Agreement, promptly grant to the Collateral Agent, within sixty (60) days of the acquisition thereof, a security interest in and Mortgage on (i) each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value the Dollar Equivalent of which is at least $5 million, and (ii) unless the Collateral Agent otherwise consents, and subject to obtaining any consent required from the applicable landlord and any applicable mortgagee (each of which the Loan Parties agree to use commercially reasonable efforts to obtain), each leased Real Property of such Loan Party which lease individually has a fair market value the Dollar Equivalent of which is at least $5 million, in each case, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Subject to the terms of the Intercreditor Agreement, such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Funding Agent and the Collateral Agent and shall constitute valid, perfected and enforceable First Priority Liens subject only to Permitted Liens. Subject to the terms of the Intercreditor Agreement, the Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the First Priority Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Funding Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy (or title opinion satisfactory to the Collateral Agent), a Survey (if applicable in the respective jurisdiction), and a local counsel opinion (in form and substance reasonably satisfactory to the Funding Agent and the Collateral Agent) in respect of such Mortgage). For purposes of this Section 5.11(c) Real Property owned by a Company that becomes a Loan Party following the Closing Date in accordance with the terms of this Agreement shall be deemed to have been acquired on the later of (x) the date of acquisition of such Real Property and (y) the date such Company becomes a Loan Party.
          (d) If, at any time and from time to time after the Closing Date, Subsidiaries that are not Loan Parties because they are Excluded Collateral Subsidiaries comprise in the aggregate more than 1% of the consolidated total assets of Canadian Borrower and its Subsidiaries as of the end of the most recently ended fiscal quarter or more than 1% of Consolidated EBITDA of Canadian Borrower and its Subsidiaries as of the end of the most recently ended fiscal quarter, then the Loan Parties shall, not later than 45 days after the date by which financial statements for such fiscal quarter are required to be delivered pursuant to this Agreement, cause one or more of such Subsidiaries to become Loan Parties (notwithstanding that such Subsidiaries are, individually, Excluded Collateral Subsidiaries) such that the foregoing condition ceases to be true.
SECTION 5.12 Security Interests; Further Assurances. Subject to the terms of the Intercreditor Agreement, promptly, upon the reasonable request of the Funding Agent or the

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Collateral Agent, at Borrowers’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Funding Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or use commercially reasonable efforts to obtain any consents or waivers as may be reasonably required in connection therewith. Deliver or cause to be delivered (using commercially reasonable efforts with respect to delivery of items from Persons who are not in the control of any Loan Party) to the Funding Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Funding Agent and the Collateral Agent as the Funding Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Funding Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document that requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Funding Agent, the Collateral Agent or such Lender may reasonably require in connection therewith. If the Funding Agent, the Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrowers shall provide to the Funding Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA (or other applicable requirements) and are otherwise in form satisfactory to the Funding Agent and the Collateral Agent.
SECTION 5.13 Information Regarding Collateral. Not effect any change (i) in any Loan Party’s legal name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility) other than changes in location to a property identified on Schedule 3.24, another property location previously identified on a Perfection Certificate Supplement or Borrowing Base Certificate, as to which the steps required by clause (B) below have been completed or to a Mortgaged Property or a leased property subject to a Landlord Access Agreement (it being agreed that this clause (ii) shall not apply to Inventory in transit from a supplier or vendor to a permitted location or between permitted locations or Inventory in transit to a customer, nor shall it prohibit the Loan Parties from maintaining Inventory having Dollar Equivalent fair market value not in excess of $10,000,000 located at locations not identified on Schedule 3.24 or a Perfection Certificate Supplement or a Borrowing Base Certificate), (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Funding Agent not less than ten (10) Business Days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in

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connection therewith as the Collateral Agent or the Funding Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. The Loan Parties shall not permit more than $10 million in the aggregate of their Inventory to be located at any location not listed on Schedule 3.24 (other than Inventory in transit), as updated from time to time in any Perfection Certificate Supplement or Borrowing Base Certificate. For the purposes of the Regulation, (i) no U.K. Loan Party shall change its centre of main interest (as that term is used in Article 3(1) of the Regulation) from England and Wales, (ii) nor shall any Irish Guarantor change its centre of main interest from Ireland, nor shall any Irish Guarantor have an “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction, (iii) nor shall nor shall any Swiss Loan Party change its centre of main interest from Switzerland, nor shall any Swiss Loan Party have an “establishment” in any other jurisdiction, (iv) nor shall German Seller change its centre of main interest from Germany.
SECTION 5.14 Affirmative Covenants with Respect to Leases. With respect to each Lease to which a Loan Party is party as landlord or lessor, the respective Loan Party shall perform all the obligations imposed upon the landlord under such Lease and enforce all of the tenant’s obligations thereunder, except where the failure to so perform or enforce could not reasonably be expected to result in a Property Material Adverse Effect.
SECTION 5.15 Secured Obligations. Timely pay and perform all of its Secured Obligations.
SECTION 5.16 Post-Closing Covenants. Execute and deliver the documents and complete the tasks and take the other actions set forth on Schedule 5.16, in each case within the time limits specified on such Schedule.
ARTICLE VI.
NEGATIVE COVENANTS
     Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders (and such other Lenders whose consent may be required under Section 11.02) shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:
SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except

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          (a) Indebtedness incurred under this Agreement and the other Loan Documents (including obligations under Treasury Services Agreements with Secured Parties);
          (b) (i) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b), and Permitted Refinancings thereof, (ii) Indebtedness of Loan Parties under the Term Loan Documents and Permitted Term Loan Facility Refinancings thereof, (iii) Indebtedness of Loan Parties and other persons referenced on Schedule 6.01(b) under the Senior Note Documents, and Indebtedness under Permitted Refinancings thereof, and (iv) the Subordinated Debt Loan and Permitted Refinancings thereof;
          (c) Indebtedness of any Company under Hedging Agreements (including Contingent Obligations with respect thereto); provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Agreements relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Agreements at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Agreements relate;
          (d) Indebtedness permitted by Section 6.04(i);
          (e) Indebtedness of any Securitization Subsidiary under any Securitization Facility (i) that is without recourse to any Company (other than such Securitization Subsidiary) or any of their respective assets (other than pursuant to representations, warranties, covenants and indemnities customary for such transactions), (ii) the payment of principal and interest in respect of which is not guaranteed by any Company, (iii) in respect of which the governing documentation is in form and substance reasonably satisfactory to the Funding Agent, and (iv) that is on customary terms and conditions; provided that the aggregate outstanding principal amount of the Indebtedness of all Securitization Subsidiaries under all Securitization Facilities at any time outstanding shall not exceed $300 million less the aggregate amount of Indebtedness then outstanding under Section 6.01(m) less the aggregate book value at the time of determination of the then outstanding Accounts subject to a Permitted Factoring Facility at such time;
          (f) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations, and Permitted Refinancings thereof (other than refinancings funded with intercompany advances), in an aggregate amount not to exceed $200 million at any time outstanding;
          (g) Sale and Leaseback Transactions permitted under Section 6.03;
          (h) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations, financing of insurance premiums, and bankers acceptances issued for the account of any Company, in each case, incurred in the ordinary course of business (including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances) (in each case other than Indebtedness for borrowed money);

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          (i) Contingent Obligations (i) of any Loan Party in respect of Indebtedness otherwise permitted to be incurred by such Loan Party and relating to Indebtedness of a Loan Party under Section 6.01(f), (g), (h), (j), (l), (n) and (r), (ii) of any Loan Party in respect of Indebtedness of Subsidiaries in an aggregate amount not exceeding $75 million at any one time outstanding less all amounts paid with regard to Contingent Obligations permitted pursuant to Section 6.04(a), and (iii) of any Company that is not a Loan Party in respect of Indebtedness otherwise permitted to be incurred by such Company under this Section 6.01;
          (j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of incurrence;
          (k) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
          (l) Unsecured Indebtedness not otherwise permitted under this Section 6.01 in an aggregate principal amount not to exceed $200 million at any time outstanding; provided that not more than an aggregate amount of $100 million of such Indebtedness at any time outstanding shall have a maturity or provide for scheduled amortization of principal prior to the 180th day following the Final Maturity Date;
          (m) Indebtedness consisting of working capital facilities, lines of credit or cash management arrangements for Excluded Subsidiaries and Contingent Obligations of Excluded Subsidiaries in respect thereof; provided that (i) the aggregate principal amount of such Indebtedness incurred by NKL after the Closing Date shall not exceed $100 million at any time outstanding and (ii) the aggregate principal amount of such Indebtedness incurred by all other Excluded Subsidiaries after the Closing Date shall not exceed an aggregate of $100 million at any time outstanding;
          (n) Indebtedness in respect of indemnification obligations or obligations in respect of purchase price adjustments or similar obligations incurred or assumed by the Loan Parties and their Subsidiaries in connection with an Asset Sale or sale of Equity Interests otherwise permitted under this Agreement;
          (o) unsecured guaranties in the ordinary course of business of any person of the obligations of suppliers, customers or licensees;
          (p) Indebtedness of NKL arising under letters of credit issued in the ordinary course of business;
          (q) (i) Indebtedness of any person existing at the time such person is acquired in connection with a Permitted Acquisition or any other Investment permitted under Section 6.04; provided that such Indebtedness is not incurred in connection with or in contemplation of such Permitted Acquisition or other Investment and is not secured by Accounts or Inventory of any Company organized in a Principal Jurisdiction or the proceeds thereof, and at the time of such Permitted Acquisition or other Investment, no Event of Default shall have occurred and be continuing, and (ii) Permitted Refinancings of such Indebtedness in an aggregate amount, for

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all such Indebtedness permitted under this clause (q) not to exceed $50 million at any time outstanding;
          (r) Indebtedness in respect of treasury, depositary and cash management services or automated clearinghouse transfer of funds (including the European Cash Pooling Arrangements and other pooled account arrangements and netting arrangements) in the ordinary course of business, in each case, arising under the terms of customary agreements with any bank (other than Treasury Services Agreements with Secured Parties) at which such Subsidiary maintains an overdraft, pooled account or other similar facility or arrangement; and
          (s) Permitted Holdings Indebtedness.
SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):
          (a) (i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and (ii) Liens for taxes, assessments or governmental charges or levies, which are due and payable and are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided on the books of the appropriate Company in accordance with GAAP;
          (b) Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid for more than 30 days, are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided on the books of the appropriate Company in accordance with GAAP;
          (c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) that does not attach to the Accounts and Inventory of any Borrower or Borrowing Base Guarantor and any Lien granted as a replacement, renewal or substitute therefor; provided that any such replacement, renewal or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date (including undrawn commitments thereunder in effect on the Closing Date, accrued and unpaid interest thereon and fees and premiums payable in connection with a Permitted Refinancing of the Indebtedness secured by such Lien) and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);
          (d) easements, rights-of-way, restrictions (including zoning restrictions), reservations (including pursuant to any original grant of any Real Property from the applicable Governmental Authority), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies or irregularities on or with respect to any

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Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness for borrowed money or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;
          (e) Liens arising out of judgments, attachments or awards not resulting in an Event of Default that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided on the books of the appropriate Company in accordance with GAAP;
          (f) Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established on the books of the appropriate Company in accordance with GAAP, and (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents and, with respect to clause (y), property relating to the performance of obligations secured by such bonds or instruments;
          (g) Leases, subleases or licenses of the properties of any Company (other than Accounts and Inventory) granted to other persons which do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of any Company;
          (h) Liens arising out of conditional sale, hire purchase, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business and which do not attach to Accounts or Inventory that is included in the calculation of the Borrowing Base, except to the extent explicitly permitted by the definition of “Eligible Accounts” or “Eligible Inventory,” as applicable;
          (i) Liens securing Indebtedness incurred pursuant to Section 6.01(f) or Section 6.01(g); provided that any such Liens do not attach to Accounts or Inventory and attach only to the property being financed pursuant to such Indebtedness and any proceeds of such property and do not encumber any other property of any Company;
          (j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to treasury, depositary and cash management services or automated clearinghouse transfer of

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funds (including pooled account arrangements and netting arrangements); provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any other Indebtedness;
          (k) Liens granted (i) pursuant to the Loan Documents to secure the Secured Obligations or (ii) pursuant to the Term Loan Documents to secure the “Secured Obligations” (as defined in the Term Loan Credit Agreement) and any Permitted Term Loan Facility Refinancings thereof;
          (l) licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;
          (m) the filing of UCC or PPSA financing statements (or the equivalent in other jurisdictions) solely as a precautionary measure in connection with operating leases or consignment of goods;
          (n) Liens on property of Excluded Subsidiaries securing Indebtedness of Excluded Subsidiaries permitted by Section 6.01(m) and (p);
          (o) Liens securing the refinancing of any Indebtedness secured by any Lien permitted by clauses (c), (i) or (r) of this Section 6.02 or this clause (o) without any change in the assets subject to such Lien and to the extent such refinanced Indebtedness is permitted by Section 6.01;
          (p) to the extent constituting a Lien, the existence of the “equal and ratable” clause in the Senior Note Documents (and any Permitted Refinancings thereof) (but not any security interests granted pursuant thereto);
          (q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
          (r) Liens on assets acquired in a Permitted Acquisition or on property of a person (in each case, other than Accounts or Inventory owned by a Company organized or doing business in a Principal Jurisdiction) existing at the time such person is acquired or merged with or into or amalgamated or consolidated with any Company to the extent permitted hereunder or such assets are acquired (and not created in anticipation or contemplation thereof); provided that (i) such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon and proceeds thereof) and are no more favorable to the lienholders than such existing Lien and (ii) the aggregate principal amount of Indebtedness secured by such Liens does not exceed $50 million at any time outstanding;
          (s) any encumbrance or restriction (including put and call agreements) solely in respect of the Equity Interests of any Joint Venture or Joint Venture Subsidiary that is not a Loan Party, contained in such Joint Venture’s or Joint Venture Subsidiary’s Organizational Documents or the joint venture agreement or stockholders agreement in respect of such Joint Venture or Joint Venture Subsidiary;

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          (t) Liens granted in connection with Indebtedness permitted under Section 6.01(e) that are limited in each case to the Securitization Assets transferred or assigned pursuant to the related Securitization Facility;
          (u) Liens (which, if the same apply to any Collateral, are junior to the Liens on the Collateral securing the Secured Obligations) not otherwise permitted by clauses (a) through (t) of this Section 6.02 to the extent attaching to properties and assets not constituting Revolving Credit Priority Collateral (as defined in the Intercreditor Agreement) and with an aggregate fair market value not in excess of, and securing liabilities not in excess of, $25 million at any time outstanding;
          (v) To the extent constituting Liens, rights under purchase and sale agreements with respect to Equity Interests permitted to be sold in Asset Sales permitted under Section 6.06;
          (w) Liens securing obligations owing to the Loan Parties so long as such obligations and Liens, where owing by or on assets of Loan Parties, are subordinated to the Secured Obligations and to the Secured Parties’ Liens on the Collateral in a manner satisfactory to the Funding Agent; and
          (x) Liens created, arising or securing obligations under the Receivables Purchase Agreement.
provided, however, that notwithstanding any of the foregoing, no consensual Liens (other than Liens permitted under clauses (s) and (v) above, in the case of Securities Collateral, and clause (h) above (to the extent permitted thereby), in the case of Accounts or Inventory) shall be permitted to exist, directly or indirectly, on any Securities Collateral or any Accounts or Inventory of any Borrower, Borrowing Base Guarantor or other Company organized or conducting business in, or having assets located in, a Principal Jurisdiction, other than Liens granted pursuant to the Security Documents or the Term Loan Security Documents.
SECTION 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06, (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02 and (iii) after giving effect to such Sale and Leaseback Transaction, (A) in the case of NKL, the aggregate fair market value of all properties covered by Sale and Leaseback Transactions entered into by NKL would not exceed $200 million and (B) in the case of Holdings or any other Subsidiary of Holdings, the aggregate fair market value of all properties covered by Sale and Leaseback Transactions entered into by all such persons would not exceed $100 million.
SECTION 6.04 Investments, Loan and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to, any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other ownership interest in, or make any capital contribution to, any other person, or purchase or

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otherwise acquire (in one transaction or a series of transactions) all or substantially all of the property and assets or business of any other person or assets constituting a business unit, line of business or division of any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”; it being understood that the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment and when determining the amount of an Investment that remains outstanding, the last paragraph of this Section 6.04 shall apply), except that the following shall be permitted:
          (a) Investments consisting of unsecured guaranties of, or other unsecured Contingent Obligations with respect to, operating payments not constituting Indebtedness for borrowed money incurred by Subsidiaries that are not Loan Parties, in the ordinary course of business, that, to the extent paid, shall not exceed an aggregate amount equal to $75 million less the amount of Contingent Obligations by Loan Parties in respect of Companies that are not Loan Parties permitted pursuant to Section 6.01(i)(ii);
          (b) Investments outstanding on the Closing Date and identified on Schedule 6.04(b);
          (c) the Companies may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business or in connection with a Permitted Acquisition, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;
          (d) Investments in Securitization Subsidiaries in connection with Securitization Facilities permitted by Section 6.01(e);
          (e) the Loan Parties and their Subsidiaries may make loans and advances (including payroll, travel and entertainment related advances) in the ordinary course of business to their respective employees (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes-Oxley Act) so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed (when aggregated with loans and advances outstanding pursuant to clause (h) below) $15 million;
          (f) any Company may enter into Hedging Agreements to the extent permitted by Section 6.01(c);
          (g) Investments made by any Company as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;
          (h) loans and advances to directors, employees and officers of the Loan Parties and their Subsidiaries for bona fide business purposes, in aggregate amount not to exceed (when aggregated with loans and advances outstanding pursuant to clause (e) above) $15 million at any time outstanding; provided that no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

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          (i) Investments (i) by any Company in any other Company outstanding on the Closing Date and Investments made on or about the Closing Date in connection with the Receivables Purchase Agreement, (ii) by any Company in any Unrestricted Grantor, (iii) by any Restricted Grantor in any other Restricted Grantor, (iv) by an Unrestricted Grantor in any Restricted Grantor up to an aggregate amount made after the Closing Date of $50 million in the aggregate at any one time outstanding, and (v) by any Company that is not a Loan Party in any other Company; provided that any such Investment in the form of a loan or advance to any Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Funding Agent and, in the case of a loan or advance by a Loan Party, evidenced by an Intercompany Note and pledged by such Loan Party as Collateral pursuant to the Security Documents;
          (j) Investments in securities or other obligations received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of trade creditors or customers or in connection with the settlement of delinquent accounts in the ordinary course of business, and Investments received in good faith in settlement of disputes or litigation;
          (k) Investments in Joint Ventures in which the Loan Parties hold at least 50% of the outstanding Equity Interests or Joint Venture Subsidiaries made with the Net Cash Proceeds of Asset Sales made in accordance with Section 6.06(k);
          (l) Investments in Norf GmbH for purposes of making Capital Expenditures in an aggregate amount not to exceed $10 million during any Fiscal Year;
          (m) Permitted Acquisitions; provided that the Lien on and security interest in such Investment granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable;
          (n) so long as the Availability Conditions are satisfied, Investments not otherwise permitted hereby, including other Investments in any Subsidiary of any Loan Party; provided, however, that any Investment in the form of a loan or advance to any Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Funding Agent and, in the case of a loan or advance by a Loan Party, evidenced by an Intercompany Note and, pledged by such Loan Party as Collateral pursuant to the Security Documents;
          (o) Mergers, amalgamations and consolidations in compliance with Section 6.05; provided that the Lien on and security interest in such Investment granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable;
          (p) Investments in respect of European Cash Pooling Arrangements, subject to the limitations set forth in Section 6.07;
          (q) Investments consisting of guarantees of Indebtedness referred to in clauses (i) (to the extent such guarantee is in effect on the Closing Date or permitted as part of a Permitted

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Refinancing), (ii) and (iii) of Section 6.01(b) and Contingent Obligations permitted by Section 6.01(i); and
          (r) other Investments in an aggregate amount not to exceed $50 million at any time outstanding; provided that any such Investment in the form of a loan or advance to any Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent and, in the case of a loan or advance by a Loan Party, evidenced by an Intercompany Note and pledged by such Loan Party as Collateral pursuant to the Security Documents.
An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment to any Company. The outstanding amount of an Investment shall, in the case of a Contingent Obligation that has been terminated, be reduced to the extent no payment is or was made with respect to such Contingent Obligation upon or prior to the termination of such Contingent Obligation; and the outstanding amount of other Investments shall be reduced by the amount of cash or Cash Equivalents received with respect to such Investment upon the sale or disposition thereof, or constituting a return of capital with respect thereto or, repayment of the principal amount thereof, in the case of a loan or advance. No property acquired by any Borrower or Borrowing Base Guarantor in connection with any Investment permitted under this Section 6.04 shall be permitted to be included in the Borrowing Base until the Collateral Agent has received and approved, in its Permitted Discretion, (A) a collateral audit with respect to such property, conducted by an independent appraisal firm reasonably acceptable to Collateral Agent, (B) all UCC or other search results necessary to confirm the Collateral Agent’s Lien on all of such property of such Borrowing Base Guarantor, which Lien is a First Priority Lien with regard to any Revolving Credit Priority Collateral, and (C) such customary certificates (including a solvency certificate), resolutions, financial statements, legal opinions, and other documentation as the Funding Agent may reasonably request (including as required by Sections 5.11 and 5.12).
SECTION 6.05 Mergers, Amalgamations and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger, amalgamation or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:
          (a) Asset Sales in compliance with Section 6.06;
          (b) Permitted Acquisitions in compliance with Section 6.04;
          (c) (i) any Company may merge, amalgamate or consolidate with or into any Unrestricted Grantor (provided that (A) in the case of any merger, amalgamation or consolidation involving a Borrower, a Borrower is the surviving or resulting person, and in any other case, an Unrestricted Grantor is the surviving or resulting person, (B) no Borrower (other than a U.S. Borrower, so long as there always exists at least one U.S. Borrower) shall merge, amalgamate or consolidate with or into any other Borrower), (C) in the case of any merger, amalgamation or consolidation involving Canadian Borrower, the surviving or resulting Borrower is organized under the laws of Canada or the United States (or any state thereof or the District of Columbia) and (D) in the case of any merger or consolidation involving a U.S. Borrower, the surviving Borrower is organized under the laws of the United States (or any state thereof or the District of Columbia), (ii) any Restricted Grantor may merge, amalgamate or

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consolidate with or into any other Restricted Grantor organized under the laws of the same country (or any jurisdiction within such same country) (provided that (A) in the case of any merger, amalgamation or consolidation involving a Borrower, a Borrower is the surviving or resulting person, and in any other case, a Subsidiary Guarantor is the surviving or resulting person and (B) except as expressly provided in clause (i) above with respect to U.S. Borrowers, no Borrower shall merge, amalgamate or consolidate with or into any other Borrower) and (iii) any Company that is not a Loan Party may merge, amalgamate or consolidate with or into any Restricted Grantor (provided that a Borrower is the surviving or resulting person in the case of any merger, amalgamation or consolidation involving a Borrower, and in any other case, a Subsidiary Guarantor is the surviving or resulting person); provided that, in the case of each of the foregoing clauses (i) through (iii), (1) the surviving or resulting person is a Wholly Owned Subsidiary of Holdings, (2) the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable and (3) no Default is then continuing or would result therefrom; provided that in the case of any amalgamation or consolidation involving a Loan Party, at the request of the Funding Agent, such Loan Party and each other Loan Party shall confirm its respective Secured Obligations and Liens under the Loan Documents in a manner reasonably satisfactory to the Funding Agent;
          (d) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party;
          (e) Holdings and the Canadian Borrower may consummate the Permitted Holdings Amalgamation;
          (f) any Subsidiary (other than any Borrower or Borrowing Base Guarantor) may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect; and
          (g) any Unrestricted Grantor (other than a Borrower) may dissolve, liquidate or wind-up its affairs (collectively, “Wind-Up”), so long as all of its assets are distributed or otherwise transferred to an Unrestricted Grantor organized under the laws of the same jurisdiction as the Unrestricted Grantor Winding-Up its affairs; provided any Borrowing Base Guarantor may only Wind-Up into a Borrower organized under the laws of the same jurisdiction as such Borrowing Base Guarantor; and any Restricted Grantor (other than a Borrower) may Wind-Up so long as all of its assets are distributed or otherwise transferred to a Restricted Grantor or an Unrestricted Grantor organized under the laws of the same jurisdiction as the Restricted Grantor Winding-Up its affairs; provided any Borrowing Base Guarantor may only Wind-Up into a Borrower organized under the laws of the same jurisdiction as such Borrowing Base Guarantor; provided that (1) the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) or created in accordance with the provisions of

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Section 5.11 or Section 5.12, as applicable and (2) no Default is then continuing or would result therefrom.
     To the extent the Required Lenders or such other number of Lenders whose consent is required under Section 11.02, as applicable, waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, and so long as the Lien of the Term Loan Administrative Agent or the Term Loan Collateral Agent pursuant to the Term Loan Documents in such Collateral is also released, such Collateral (unless sold to a Loan Party) shall be sold free and clear of the Liens created by the Security Documents, and so long as Borrowers shall have provided the Agents with such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, and the Agents shall take all actions as the Administrative Borrower reasonably requests in order to effect the foregoing.
SECTION 6.06 Asset Sales. Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:
     (a) disposition of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Borrowers, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;
     (b) so long as no Default is then continuing or would result therefrom, any other Asset Sale (other than the Equity Interests of any Wholly Owned Subsidiary unless all of the Equity Interests of such Subsidiary then owned by any of the Companies are sold to the purchaser thereof in a sale permitted by this clause (b)) for fair market value, with at least 80% of the consideration received for all such Asset Sales payable in cash upon such sale; provided, however, that with respect to any such Asset Sale pursuant to this clause (b), the aggregate consideration received during any fiscal year for all such Asset Sales shall not exceed $150 million;
     (c) leases, subleases or licenses of the properties of any Company in the ordinary course of business and which do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of any Company;
     (d) mergers and consolidations, and liquidations and dissolutions in compliance with Section 6.05;
     (e) sales, transfers and other dispositions of Accounts for the fair market value thereof in connection with a Permitted Factoring Facility so long as at any time of determination the aggregate book value of the then outstanding Accounts subject to a Permitted Factoring Facility does not exceed an amount equal to $300 million less the amount of Indebtedness under all outstanding Securitization Facilities at such time less the amount of Indebtedness outstanding under Section 6.01(m) at such time;
     (f) the sale or disposition of cash and Cash Equivalents in connection with a transaction otherwise permitted under the terms of this Agreement;

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     (g) assignments and licenses of intellectual property of any Loan Party and its Subsidiaries in the ordinary course of business and which do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of any Company;
     (h) Asset Sales (other than the Equity Interests of any Subsidiary unless all of the Equity Interests of such Subsidiary then owned by any of the Companies are sold to the purchaser thereof in a sale permitted by this clause (h)) (i) by and among Unrestricted Grantors (other than Holdings), (ii) by and among Restricted Grantors organized under the laws of the same country (or jurisdictions within such same country), (iii) by Restricted Grantors to Unrestricted Grantors so long as the consideration paid by Unrestricted Grantors in each such Asset Sale does not exceed fair market value for such Asset Sale, (iv) by Unrestricted Grantors to Restricted Grantors of property for fair market value, and for aggregate consideration, not in excess of $25 million for all such Asset Sales following the Closing Date, (v) by Companies that are not Loan Parties to Loan Parties so long as the consideration paid by Loan Parties in each such Asset Sale does not exceed (1) the fair market value for such Asset Sale and (2) $25 million for all such Asset Sales following the Closing Date; and (vi) by and among Companies that are not Loan Parties, provided that (A) in the case of any transfer from one Loan Party to another Loan Party, any security interests granted to the Collateral Agent for the benefit of any Secured Parties pursuant to the relevant Security Documents in the assets so transferred shall (1) remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) or (2) be replaced by security interests granted to the relevant Collateral Agent for the benefit of the relevant Secured Parties pursuant to the relevant Security Documents, which new security interests shall be in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) and (B) no Default is then continuing or would result therefrom;
     (i) the Companies may consummate Asset Swaps (other than Asset Swaps constituting all or substantially all of the asset of a Company), so long as (x) each such sale is in an arm’s-length transaction and the applicable Company receives at least fair market value consideration (as determined in good faith by such Company), (y) the Collateral Agent shall have a First Priority perfected Lien on the assets acquired pursuant to such Asset Swap at least to the same extent as the assets sold pursuant to such Asset Swap (immediately prior to giving effect thereto) and (z) the aggregate fair market value of all assets sold pursuant to this clause (i) shall not exceed $25 million in the aggregate since the Closing Date; provided that so long as the assets acquired by any Company pursuant to the respective Asset Swap are located in the same country as the assets sold by such Company, such $25 million aggregate cap will not apply to such Asset Swap;
     (j) sales, transfers and other dispositions of Receivables and Related Security to a Securitization Subsidiary for the fair market value thereof and all sales, transfers or other dispositions of Securitization Assets by a Securitization Subsidiary under, and pursuant to, a related Securitization Facility permitted under Section 6.01(e);
     (k) so long as no Default is then continuing or would result therefrom, the arm’s-length sale or disposition for cash of Equity Interests in a Joint Venture Subsidiary for fair market value or the issuance of Equity Interests in a Joint Venture Subsidiary; provided,

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however, that the aggregate fair market value of all such Equity Interests sold or otherwise disposed of pursuant to this clause (k) following the Closing Date shall not exceed $300 million; and
     (l) issuances of Equity Interests permitted under Section 6.13(b)(i), (ii), (iii), (iv) and (vi).
     To the extent the Required Lenders or such other number of Lenders whose consent is required under Section 11.02, as applicable, waive the provisions of this Section 6.06 with respect to the sale of any Collateral or any Collateral is sold as permitted by this Section 6.06, and so long as the Lien of the Term Loan Administrative Agent or the Term Loan Collateral Agent (or any other Term Loan Agents) pursuant to the Term Loan Documents in such Collateral is also released, such Collateral (unless sold to a Loan Party) shall be sold free and clear of the Liens created by the Security Documents, and so long as the Loan Parties shall have provided the Agents such certificates or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Agents shall take all actions as the Administrative Borrower reasonably requests in order to effect the foregoing.
SECTION 6.07 European Cash Pooling Arrangements.
     Amend, vary or waive any term of the European Cash Pooling Arrangements without express written consent of the Funding Agent, or enter into any new pooled account or netting agreement with any Affiliate without express written consent of the Funding Agent. Permit the aggregate amount owed pursuant to the European Cash Pooling Arrangements by all Companies who are not Loan Parties minus the aggregate amount on deposit pursuant to the European Cash Pooling Arrangements from such Persons to exceed $30 million.
SECTION 6.08 Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:
     (a) (i) Dividends by any Company to any Loan Party that is a Wholly Owned Subsidiary of Holdings, (ii) Dividends by Holdings payable solely in Qualified Capital Stock and (iii) Dividends by Holdings payable with the proceeds of Permitted Holdings Indebtedness;
     (b) (i) Dividends by any Company that is not a Loan Party to any other Company that is not a Loan Party but is a Wholly Owned Subsidiary of Holdings and (ii) cash Dividends by any Company that is not a Loan Party to the holders of its Equity Interests on a pro rata basis;
     (c) (A) to the extent actually used by Holdings to pay such franchise taxes, costs and expenses, payments by Borrowers to or on behalf of Holdings in an amount sufficient to pay franchise taxes and other fees solely required to maintain the legal existence of Holdings and (B) payments by Borrowers to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings, in the case of clauses (A) and (B) in an aggregate amount not to exceed $5 million in any fiscal year;

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     (d) beginning with the fiscal year of Canadian Borrower commencing in 2009, Canadian Borrower may pay cash Dividends to Holdings the proceeds of which may be utilized by Holdings to pay cash Dividends to the holders of its Equity Interests (or to repay Subordinated Debt Loans) in an amount declared and paid in any fiscal year of Canadian Borrower not to exceed 50% of Consolidated Net Income for the previous fiscal year of Canadian Borrower (beginning with the first complete fiscal year commencing after the Closing Date) (such amount for any such fiscal year, determined after giving effect to clause (ii), the “CNI Basket”) less the aggregate amount of any repayments or redemptions of Indebtedness under the Senior Note Documents (or any Permitted Refinancings of any of such Indebtedness) made out of the CNI Basket for such fiscal year pursuant to clause (z) of Section 6.11(a); provided that (i) the Dividends described in this clause (d) shall not be permitted if either (A) the Availability Condition is not satisfied or (B) a Default is continuing at the date of declaration or payment thereof or would result therefrom and (ii) Consolidated Net Income shall be calculated for purposes of this clause (d) and for purposes of Section 6.11 without giving effect to non-cash after-tax gains and losses resulting from the mark-to-market of any Hedging Agreement in accordance with the Statement of Financial Accounting Standards No. 133 or non-cash after-tax gains or losses relating to any balance sheet translation in accordance with the Statement of Financial Accounting Standards No. 52 and, in either case, assuming an applicable tax rate equal to 35%; and
     (e) to the extent constituting a Dividend, payments permitted by Section 6.09(d) that do not relate to Equity Interests.
SECTION 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with or for the benefit of any Affiliate of any Company (other than between or among Loan Parties), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:
     (a) Dividends permitted by Section 6.08;
     (b) Investments permitted by Section 6.04(d), (e), (h), (i) or (l);
     (c) mergers, amalgamations and consolidations permitted by Section 6.05(c), (d), (e), (f) or (g) Asset Sales permitted by Section 6.06(h) and issuances of Equity Interests by Holdings or among Loan Parties in each case to the extent permitted by Section 6.13(b);
     (d) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the Canadian Borrower;
     (e) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

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     (f) the existence of, and the performance by any Company of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which has been disclosed in writing to the Funding Agent as in effect on the Closing Date, and similar agreements that it may enter into thereafter, to the extent not more adverse to the interests of the Lenders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date;
     (g) the Transactions as contemplated by the Transaction Documents;
     (h) Securitization Facilities permitted under Section 6.01(e) and transactions in connection therewith on a basis no less favorable to the applicable Company as would be obtained in a comparable arm’s length transaction with a person not an Affiliate thereof;
     (i) cash management netting and pooled account arrangements permitted under Section 6.01(r);
     (j) transactions between or among any Companies that are not Loan Parties;
     (k) transactions between Loan Parties and Companies that are not Loan Parties that are at least as favorable to each such Loan Party as would reasonably be obtained by such Loan Party in a comparable arm’s-length transaction with a person other than an Affiliate; and
     (l) transactions contemplated by the Receivables Purchase Agreement;
provided that notwithstanding any of the foregoing or any other provision of this Agreement, all intercompany loans, advances or other extensions of credit made to or by Companies organized in Switzerland shall be on fair market terms.
SECTION 6.10 Minimum Consolidated Fixed Charge Coverage Ratio. At any time after the occurrence of a Covenant Trigger Event and prior to the subsequent occurrence of a Covenant Recovery Event, permit the Consolidated Fixed Charge Coverage Ratio, for the most recent Test Period ending upon or immediately prior to such Covenant Trigger Event for which financial statements have been delivered under Section 5.01(a) or (b) (or if a Default has occurred under Section 5.01(a) or (b), are required to have been delivered under Section 5.01(a) or (b)), and any Test Period ending thereafter and prior to the subsequent occurrence of a Covenant Recovery Event, to be less than 1.0 to 1.0.
SECTION 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc.Directly or indirectly:
     (a) (i) Unless the Availability Condition is satisfied, make any voluntary or optional payment of principal on or prepayment on or redemption or acquisition for value of, or complete any mandatory prepayment, redemption or purchase offer in respect of, or otherwise voluntarily or optionally defease or segregate funds with respect to, any Indebtedness under the Senior Note Documents or any Subordinated Indebtedness (including the Subordinated Debt Loan and any Additional Subordinated Debt Loan but excluding any Subordinated

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Indebtedness wholly among Loan Parties) (or any Permitted Refinancings of any of such Indebtedness), except (w) the Subordinated Debt Loan may be repaid with the proceeds of Permitted Holdings Indebtedness, (x) with the proceeds of a Permitted Refinancing of such Indebtedness or the proceeds of additional Term Loans and (y) redemptions of the Senior Notes required under the terms of Senior Note Documents pursuant to Section 4.17 of the Senior Note Agreement (as in effect on the Closing Date) as a result of the Hindalco Acquisition; provided that notwithstanding the foregoing, regardless of whether the Availability Condition is satisfied, no redemption or repayment of Indebtedness under the Senior Note Documents (or Permitted Refinancing (other than a refinancing with additional Term Loans) of any such Indebtedness (other than as provided in clause (x) and (y) above) will be permitted until the end of the first complete fiscal year commencing after the Closing Date, and following such fiscal year, beginning in 2009, repayments or redemptions of Indebtedness under the Senior Notes Documents (or any Permitted Refinancing (other than a refinancing with additional Term Loans) of any of such Indebtedness) in an aggregate amount not to exceed the CNI Basket for the previous fiscal year of Canadian Borrower (beginning with the first complete fiscal year commencing after the Closing Date) less the aggregate amount of any cash Dividends paid out of the CNI Basket for such fiscal year pursuant to Section 6.08(d) will be permitted, so long as (x) no Default has occurred and is continuing at the time thereof and (y) the Availability Condition is satisfied at the time thereof;
          (ii) make any payment on or with respect to any Subordinated Indebtedness wholly among Loan Parties in violation of the subordination provisions thereof; or
          (iii) make any payment (whether, voluntary, mandatory, scheduled or otherwise) on or with respect to any Subordinated Indebtedness (including payments of principal and interest thereon, but excluding the discharge by Novelis AG (as consideration for the purchase of receivables under the Receivables Purchase Agreement) of loans or advances made by Novelis AG to German Seller) if an Event of Default is continuing or would result therefrom;
     (b) with respect to any Term Loans under the Term Loan Documents (or any Permitted Term Loan Facility Refinancings of any of such Indebtedness):
          (i) Unless the Availability Condition is satisfied, make any voluntary or optional payment of principal on or voluntary prepayment on or voluntary acquisition for value of Indebtedness under the Term Loan Documents (except pursuant to a Permitted Term Loan Facility Refinancing); and
          (ii) Unless Excess Availability is at least $90 million after giving effect to the applicable prepayment and all Credit Extensions on such date, make any otherwise mandatory prepayment, redemption or purchase offer under the Term Loan Documents as a result of any (A) change of control, or (B) debt or equity issuance;
     (c) amend or modify, or permit the amendment or modification of, any provision of any document governing any Material Indebtedness (other than Indebtedness under the Loan Documents or Term Loan Documents (or any Permitted Term Loan Facility Refinancings thereof) and Indebtedness of NKL permitted under Section 6.01(m) or listed on Schedule 6.01)

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in any manner that, taken as a whole, is adverse in any material respect to the interests of the Lenders;
     (d) amend or modify, or permit the amendment or modification of, any provision of any document governing any Indebtedness under the Term Loan Documents (or any Permitted Term Loan Facility Refinancings thereof) if such amendment or modification would (i) cause the aggregate principal amount (or accreted value, if applicable) of all such Indebtedness, after giving effect to such amendment or modification, to at any time exceed the Maximum Term Loan Facility Amount plus an amount equal to unpaid accrued interest, premium and make-whole amount, if any, on the Indebtedness being so amended or modified plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such amendment or modification, (ii) cause the “Applicable Margin” or similar component of the interest rate or yield provisions applicable to such Indebtedness, after giving effect to such amendment or modification, to be increased from the “Applicable Margin” set forth in the Term Loan Documents as of the Closing Date by more than 3% per annum (excluding increases resulting from the accrual of interest at the default rate specified in the Term Loan Credit Agreement), (iii) cause such Indebtedness to have a final maturity date earlier than the final maturity date of, or have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of, such Indebtedness immediately prior to such amendment or modification (excluding the effects of nominal amortization in the amount of no greater than one percent per annum and prepayments of Indebtedness), (iv) result in the persons that are (or are required to be) obligors under such Indebtedness to be different from the persons that are (or are required to be) obligors under such Indebtedness being so amended or modified (unless such persons required to be obligors under such Indebtedness are or are required to be or become obligors under the Loan Documents) or (v) remove (or otherwise amend in a manner materially adverse to the Lenders) any provision thereof that requires, as a condition to the requirement to make a prepayment of principal thereunder, satisfaction of the Availability Conditions hereunder; and provided that prior to the effectiveness of such amendment or modification, a Responsible Officer of the Administrative Borrower shall have delivered an Officers’ Certificate to the Funding Agent (together with a reasonably detailed description of the material terms and conditions of such amendment or modification or drafts of the documentation relating thereto) certifying that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements;
     (e) terminate, amend or modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Securities to the Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders;
     (f) amend or modify, or grant any consents, waivers or approvals with respect to, or permit the amendment or modification of, or granting of any consents, waivers or approvals with respect to, the Receivables Purchase Agreement, without the consent of the Funding Agent; or

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     (g) amend or modify, or permit the amendment or modification of, any provision of any document governing any Subordinated Debt Loan or Additional Subordinated Debt Loan in any manner except as consented to by the Funding Agent in connection with the Permitted Holdings Amalgamation and except in a manner that is not adverse in any respect to the Lenders and consented to by the Funding Agent or in connection with increasing the Subordinated Debt Loan pursuant to an Additional Subordinated Debt Loan.
SECTION 6.12 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Canadian Borrower to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Canadian Borrower or any Subsidiary of the Canadian Borrower, or pay any Indebtedness owed to the Canadian Borrower or a Subsidiary of the Canadian Borrower, (b) make loans or advances to the Canadian Borrower or any Subsidiary of the Canadian Borrower or (c) transfer any of its properties to the Canadian Borrower or any Subsidiary of the Canadian Borrower, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) the Senior Note Documents and the Term Loan Documents or other Material Indebtedness; provided that in the case of such other Material Indebtedness, such encumbrances and restrictions are, taken as a whole, no more restrictive than such encumbrances and restrictions in the Term Loan Documents in existence on the Closing Date; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Company; (v) customary provisions restricting assignment of any agreement entered into by a Subsidiary of the Canadian Borrower; (vi) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (viii) any agreement in effect at the time such Subsidiary of the Canadian Borrower becomes a Subsidiary of the Canadian Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of the Canadian Borrower; (ix) without affecting the Loan Parties’ obligations under Section 5.11, customary provisions in partnership agreements, shareholders’ agreements, joint venture agreements, limited liability company organizational governance documents and other Organizational Documents, entered into in the ordinary course of business (or in connection with the formation of such partnership, joint venture, limited liability company or similar person) that (A) restrict the transfer of Equity Interests in such partnership, joint venture, limited liability company or similar person or (B) the case of any Joint Venture or Joint Venture Subsidiary that is not a Loan Party, provide for other restrictions of the type described in clauses (a), (b) and (c) above, solely with respect to the Equity Interests in, or property held in, such joint venture, and customary provisions in asset sale and stock sale agreements and other similar agreements permitted hereunder that provide for restrictions of the type described in clauses (a), (b) and (c) above, solely with respect to the assets or persons subject to such sale agreements; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; or (xii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise not prohibited by the Loan Documents of the

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contracts, instruments or obligations referred to in clauses (iii), (viii) or (xi) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.
SECTION 6.13 Limitation on Issuance of Capital Stock.
     (a) Except as permitted by clause (b)(vi) below, issue any Equity Interest that is not Qualified Capital Stock.
     (b) Issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of any of the Loan Parties in any class of the Equity Interests of such issuing Company or issuances of Equity Interests in Joint Venture Subsidiaries in connection with the creation thereof; (ii) Subsidiaries of the Canadian Borrower formed after the Closing Date in accordance with Section 6.14 may issue Equity Interests to the Canadian Borrower or the Subsidiary of the Canadian Borrower which is to own such Equity Interests; (iii) the Canadian Borrower may issue common stock that is Qualified Capital Stock to Holdings, (iv) Holdings may issue Equity Interests that are Qualified Capital Stock, (v) any Company that is not a direct or indirect Wholly Owned Subsidiary of Holdings may issue Qualified Capital Stock to the extent such issuance would be a permitted Asset Sale under Section 6.06 and (vi) Joint Venture Subsidiaries may issue Preferred Stock or Disqualified Capital Stock. All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Section 5.11 and Section 5.12 or any Security Agreement or if such Equity Interests are issued by any Loan Party (other than Holdings), be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement.
SECTION 6.14 Limitation on Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, Loan Parties may (i) establish or create one or more Wholly Owned Subsidiaries of Holdings or (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 6.04(d), (k), (m), (n), (o) or (p), so long as, in each case, Section 5.11(b) shall be complied with.
SECTION 6.15 Business.
     (a) Each of Holdings, Novelis Europe Holdings Limited and Eurofoil shall not engage in any business or activity other than (i) holding shares in the Equity Interests of its Subsidiaries, (ii) holding intercompany loans made to the Canadian Borrower, (iii) other activities attributable to or ancillary to its role as a holding company for its Subsidiaries, and (iv) compliance with its obligations under the Loan Documents, the Term Loan Documents (and any Permitted Term Loan Facility Refinancings thereof), and the Senior Note Documents (and any Permitted Refinancings thereof).
     (b) With respect to Borrower and the Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date as described in the Confidential Information Memorandum (or, in the good

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faith judgment of the Board of Directors, which are substantially related thereto or are reasonable extensions thereof).
     (c) Permit any Securitization Subsidiary to engage in any business or activity other than performing its obligations under the related Securitization Facility.
SECTION 6.16 Limitation on Accounting Changes. Make or permit any change in accounting policies or reporting practices or tax reporting treatment, except changes that are permitted by GAAP or any Requirement of Law and disclosed to the Funding Agent.
SECTION 6.17 Fiscal Year. Change its fiscal year-end to a date other than March 31.
SECTION 6.18 Lease Obligations. Create, incur, assume or suffer to exist any obligations as lessee for the rental or hire of real or personal property of any kind under leases or agreements to lease (other than Capital Lease Obligations permitted under Section 6.01(f)) having an original term of one year or more that would cause the aggregate amount of rent paid or reserved in respect of all such obligations to exceed $25 million payable in any fiscal year of the Canadian Borrower.
SECTION 6.19 No Further Negative Pledge. Enter into or suffer to exist any consensual agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired to secure the Secured Obligations, or which requires the grant of any security for an obligation if security is granted to secure the Secured Obligations, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) the Senior Note Documents and the Term Loan Documents; and (4) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of a Loan Party or a Subsidiary, (d) is permitted under Section 6.02(s), (e) exists in any agreement or other instrument of a person acquired in an Investment permitted hereunder in existence at the time of such Investment (but not created in connection therewith or in contemplation thereof), which prohibition or limitation is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person so acquired; and provided that no such person shall be a Borrowing Base Guarantor, and no properties of any such person shall be included in the Borrowing Base, to the extent such prohibition or limitation is applicable to the Liens under the Security Documents or requires the grant or creation of a Lien on any of the Revolving Credit Priority Collateral, (f) is contained in any joint venture, shareholders agreement, limited liability operating agreement or other Organizational Document governing a Joint Venture or Joint Venture Subsidiary which limits the ability of an owner of an interest in a Joint Venture or Joint Venture Subsidiary from encumbering its ownership interest therein or (g) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (4)(e); provided that such amendments and refinancings are no more

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materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.
SECTION 6.20 Anti-Terrorism Law; Anti-Money Laundering.
     (a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.20).
     (b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.
SECTION 6.21 Embargoed Persons. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.
SECTION 6.22 Tax Shelter Reporting. Treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event Borrowers (or any of them) determine to take any action inconsistent with such intention, they will promptly notify the Funding Agent thereof. This covenant shall survive the payment and termination of any Loans under this Agreement.
ARTICLE VII.
GUARANTEE

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SECTION 7.01 The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and permitted assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, each Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or Treasury Services Agreement entered into with a counterparty that is a Secured Party, and the performance of all obligations under any of the foregoing, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). In addition to the guarantee contained herein, each Guarantor that is a Foreign Subsidiary, as well as Holdings, shall execute a Guarantee governed by the applicable law of such Person’s jurisdiction of organization (each such Guarantee, a “Foreign Guarantee”) and to the extent that the provisions of this Article VII shall duplicate or conflict with the provisions thereof, the terms of the Foreign Guarantees shall govern the obligations of such Guarantors. The Guarantors hereby jointly and severally agree that if Borrower(s) or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever as if it was the principal obligor, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Without prejudice to the generality of Section 7.01 and Section 7.02, each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributors to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
SECTION 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrowers or any other Loan Party under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

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          (i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
          (ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
          (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
          (iv) any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or
          (v) the release of any other Guarantor pursuant to Section 7.09.
     The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Borrower or any other Loan Party under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against any Borrower or any other Loan Party, or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
SECTION 7.03 Reinstatement. The obligations of the Guarantors under this ARTICLE VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed

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Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Guarantors jointly and severally agree that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith or willful misconduct of such Secured Party.
SECTION 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible and irrevocable payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party’s Secured Obligations a manner reasonably satisfactory to the Funding Agent.
SECTION 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.
SECTION 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this ARTICLE VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
SECTION 7.07 Continuing Guarantee. The guarantee in this ARTICLE VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
SECTION 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such

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liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount after giving effect to the rights of contribution established in the Contribution, Intercompany, Contracting and Offset Agreement that are valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
SECTION 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, Equity Interests of any Guarantor are sold or transferred such that it ceases to be a Subsidiary (a “Transferred Guarantor”) to a person or persons, none of which is a Loan Party or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 11.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Equity Interests so transferred to the Collateral Agent pursuant to the Security Agreements shall be released, and the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents; provided that such Guarantor is also released from its obligations under the Term Loan Documents and other guaranteed Material Indebtedness on the same terms.
SECTION 7.10 Certain Tax Matters. Notwithstanding the provisions of Sections 2.06(j), 2.15, 2.20, 2.21 or 2.22 if a Loan Party makes a payment hereunder that is subject to withholding tax in excess of the withholding that would have been imposed on payments made by the Borrower with respect to whose obligation it is making a payment, the Loan Parties shall increase the amount of such payment such that, after deduction and payment of all such withholding taxes, the payee receives an amount equal to the amount it would have received if no such withholding had been imposed; provided, that the Agent or Lender provides, as reasonably requested by the relevant Loan Party and as required under Sections 2.15(e), 2.15(g), or 2.15(h), as the case may be, such forms, certificates and documentation that it is legally entitled to furnish and would be required to reduce or eliminate withholding and, with respect to non-U.S. withholding taxes, would not, in the Funding Agent’s or the relevant Lender’s reasonable judgment, subject it to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect.

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SECTION 7.11 German Guarantor.
     (a) Subject to Section 7.11(b) through Section 7.11(e) below, the Secured Parties shall not enforce the guarantee obligations of a German Guarantor existing in the form of a German limited liability company or limited partnership with a limited liability company as partner (GmbH or GmbH & Co. KG) under this Article VII to the extent (i) such German Guarantor guarantees obligations of one of its shareholders or of an affiliated company (verbundenes Unternehmen) of a shareholder within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than a Subsidiary of that German Guarantor or the German Guarantor itself), and (ii) the enforcement of such guarantee for shareholder obligations would reduce, in violation of Section 30 of the German Limited Liability Companies Act (GmbHG), the net assets (assets minus liabilities minus provisions and liability reserves (Reinvermögen), in each case as calculated in accordance with generally accepted accounting principles in Germany (Grundsätze ordnungsmäßiger Buchführung) as consistently applied by such German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss gem. § 42 GmbH — Act, §§ 242, 264 HGB) of the German Guarantor (or in the case of a GmbH & Co. KG, its general partner) to an amount that is insufficient to maintain its (or in the case of a GmbH & Co. KG, its general partner’s) registered share capital (Stammkapital) (or would increase an existing shortage in its net assets below its registered share capital); provided that for the purpose of determining the relevant registered share capital and the net assets, as the case may be:
          (i) The amount of any increase of registered share capital (Stammkapital) of such German Guarantor (or its general partner in the form of a GmbH) implemented after the date of this Agreement that is effected without the prior written consent of the Funding Agent shall be deducted from the registered share capital of the German Guarantor (or its general partner in the form of a GmbH);
          (ii) any loans provided to the German Guarantor by a direct or indirect shareholder or an affiliate thereof (other than a Subsidiary of such German Guarantor) shall be disregarded and not accounted for as a liability to the extent that such loans are subordinated or are considered subordinated under Section 32a GmbHG;
          (iii) shareholder loans, other loans and contractual obligations and liabilities incurred by the German Guarantor in violation of the provisions of any of the Loan Documents shall be disregarded and not accounted for as liabilities;
          (iv) any assets that are shown in the balance sheet with a book value that, in the opinion of the Funding Agent, is significantly lower than their market value and that are not necessary for the business of the German Guarantor (nicht betriebsnotwendig) shall be accounted for with their market value; and
          (v) the assets of the German Guarantor will be assessed at liquidation values (Liquidationswerte) if, at the time the managing directors prepare the balance sheet in accordance with paragraph (b) below and absent the demand a positive going concern prognosis (positive Fortbestehensprognose) cannot be established.

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     (b) The limitations set out in Section 7.11(a) only apply:
          (i) if and to the extent that the managing directors of the German Guarantor (or in the case of a GmbH Co. KG, its general partner) have confirmed in writing to the Funding Agent within ten Business Days of a demand for payment under this Article VII the amount of the obligations under this Article VII which cannot be paid without causing the net assets of such German Guarantor (or in the case of a GmbH Co. KG, its general partner) to fall below its registered share capital, or increase an existing shortage in net assets below its registered share capital (taking into account the adjustments set out above) and such confirmation is supported by a current balance sheet and other evidence satisfactory to the Funding Agent and neither the Funding Agent nor any Lender raises any objections against that confirmation within five Business Days after its receipt; or
          (ii) if, within twenty Business Days after an objection under clause (i) has been raised by the Funding Agent or a Lender, the Funding Agent receives a written audit report (“Auditor’s Determination”) prepared at the expense of the relevant German Guarantor by a firm of auditors of international standing and reputation that is appointed by the German Guarantor and reasonably acceptable to the Funding Agent, to the extent such report identifies the amount by which the net assets of that German Guarantor (or in the case of a GmbH & Co. KG, its general partner in the form of a GmbH) are necessary to maintain its registered share capital as at the date of the demand under this Article VII (taking into account the adjustments set out above). The Auditor’s Determination shall be prepared in accordance with generally accepted accounting principles applicable in Germany (Grundsätze ordnungsgemäßer Buchführung) as consistently applied by the German Guarantor in the preparation of its most recent annual balance sheet. The Auditor’s Determination shall be binding for all Parties except for manifest error.
     (c) In any event, the Credit Parties shall be entitled to enforce the guarantee up to those amounts that are undisputed between them and the relevant German Guarantor or determined in accordance with Section 7.11(a) and Section 7.11(b). In respect of the exceeding amounts, the Credit Parties shall be entitled to further pursue their claims (if any) and the German Guarantor shall be entitled to provide that the excess amounts are necessary to maintain its registered share capital (calculated as at the date of demand under this Article VII and taking into account the adjustments set out above). The Secured Parties are entitled to pursue those parts of the guarantee obligations of the German Guarantor that are not enforced by operation of Section 7.11(a) above at any subsequent point in time. This Section 7.11 shall apply again as of the time such additional demands are made.
     (d) Section 7.11(a) shall not apply as to the amount of Loans borrowed under this Agreement and passed on (whether by way of shareholder loan or equity contribution) to the respective German Guarantor or any of its Subsidiaries as long as the respective shareholder loan is outstanding or the respective equity contribution has not been dissolved or otherwise repaid.
     (e) Should it become legally permissible for managing directors of a German Guarantor to enter into guarantees in support of obligations of their shareholders without limitations, the limitations set forth in Section 7.11(a) shall no longer apply. Should any such

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guarantees become subject to legal restrictions that are less stringent than the limitations set forth in Section 7.11(a) above, such less stringent limitations shall apply. Otherwise, Section 7.11(a) shall remain unaffected by changes in applicable law.
SECTION 7.12 Swiss Guarantors. If and to the extent that (i) the obligations under this ARTICLE VII of any Swiss Guarantor are for the exclusive benefit of any of such Swiss Guarantor’s Affiliates (other than such Swiss Guarantor’s direct or indirect Subsidiaries) and (ii) complying with the obligations under this ARTICLE VII would constitute a repayment of capital (restitution des apports) or the payment of a (constructive) dividend (distribution de dividende), the following shall apply:
     (a) The aggregate obligations under this ARTICLE VII of any Swiss Guarantor shall be limited to the maximum amount of such Swiss Guarantor’s profits and reserves available for distribution, in each case in accordance with, without limitation, articles 671 para.1 to 3 and 675 para.2 of the Swiss Code of Obligations (the “Available Amount”) at the time any Swiss Guarantor makes a payment under this ARTICLE VII (provided such limitation is still a legal requirement under Swiss law at that time).
     (b) Immediately after having been requested to make a payment under this ARTICLE VII (the “Guarantee Payment”), each Swiss Guarantor shall (i) provide the Funding Agent, within thirty (30) Business Days from being requested to make the Guarantee Payment, with (1) an interim audited balance sheet prepared by the statutory auditors of the applicable Swiss Guarantor, (2) the determination of the Available Amount based on such interim audited balance sheet as computed by the statutory auditors, and (3) a confirmation from the statutory auditors that the Available Amount is the maximum amount which can be paid by the Swiss Guarantor under this ARTICLE VII without breaching the provisions of Swiss corporate law, which are aimed at protecting the share capital and legal reserves, and (ii) upon receipt of the confirmation referred to in the preceding sentence under (3) and after having taken all actions required pursuant to paragraph (d) below, make such Guarantee Payment in full (less, if required, any Swiss Withholding Tax).
     (c) If so required under Swiss law (including double tax treaties to which Switzerland is a party) at the time it is required to make a payment under this ARTICLE VII or the Security Documents, the applicable Swiss Guarantor (1) may deduct the Swiss Withholding Tax at the rate of 35% (or such other rate as may be in force at such time) from any payment under this ARTICLE VII or the Security Documents, (2) may pay the Swiss Withholding Tax to the Swiss Federal Tax Administration, and (3) shall notify and provide evidence to the Funding Agent that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration. To the extent the Guarantee Payment due is less than the Available Amount, the applicable Swiss Guarantor shall be required to make a gross-up, indemnify or otherwise hold harmless the Secured Parties for the deduction of the Swiss Withholding Tax, it being understood that at no time shall the Guarantee Payment (including any gross-up or indemnification payment pursuant to this paragraph (c) and including any Swiss Withholding Tax levied thereon) exceed the Available Amount. The applicable Swiss Guarantor shall use its best efforts to ensure that any person which is, as a result of a payment under this ARTICLE VII, entitled to a full or partial refund of the Swiss Withholding Tax, shall as soon as possible after the deduction of the Swiss Withholding Tax (i) request a refund

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of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) pay to the Secured Parties upon receipt any amount so refunded. The Obligations will only be considered as discharged to the extent of the effective payment received by the Secured Parties under this ARTICLE VII. This subsection (c) is without prejudice to the gross-up or indemnification obligations of any Guarantor other that the Swiss Guarantors.
     (d) The Swiss Guarantors shall use reasonable efforts to take and cause to be taken all and any other action, including the passing of any shareholders’ resolutions to approve any Guarantee Payment under this ARTICLE VII or the Security Documents, which may be required as a matter of Swiss mandatory law or standard business practice as existing at the time it is required to make a Guarantee Payment under this ARTICLE VII or the Security Documents in order to allow for a prompt payment of the Guarantee Payment or Available Amount, as applicable.
     (e) To the extent (i) the Swiss Borrower is jointly and severally liable towards the Lenders for obligations under this Agreement of the Swiss Borrower’s Affiliates (other than the Swiss Borrower’s direct or indirect Subsidiaries) which were incurred for the exclusive benefit of such Swiss Borrower’s Affiliates and (ii) complying with such joint and several obligations would constitute a repayment of capital (restitution des apports) or the payment of a (constructive) dividend (distribution de dividende), then paragraphs (a) to (d) of this ARTICLE VII shall be applicable to such obligations. For the avoidance of doubt this paragraph is without prejudice to the joint and several liability of any Loan Party (other than the Swiss Borrower) for any obligations arising under this Agreement.
SECTION 7.13 Irish Guarantor. This Guarantee does not apply to any liability to the extent that it would result in this Guarantee constituting unlawful financial assistance within the meaning of, in respect of any Irish Guarantor, Section 60 of the Companies Act 1963 of Ireland.
SECTION 7.14 Brazilian Guarantor. The Brazilian Guarantor waives and shall not exercise any and all rights and privileges granted to guarantors which might otherwise be deemed applicable, including but not limited to the rights and privileges referred to in Articles 827, 834, 835, 836, 837, 838 and 839 of the Brazilian Civil Code and the provisions of Article 595 of the Brazilian Civil Procedure Code.
ARTICLE VIII.
EVENTS OF DEFAULT
SECTION 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):
     (a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;
     (b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any

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Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;
     (c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or which is contained in any certificate furnished by or on behalf of a Loan Party pursuant to this Agreement or any other Loan Document, shall prove to have been false or misleading in any material respect when so made or deemed made;
     (d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02(a), Section 5.03(a), Section 5.04(a), Section 5.04(b), Section 5.08, Section 9.01(e), Section 9.02(b), Section 9.03, and ARTICLE VI;
     (e) (i) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02 (other than Section 5.02(a)), or ARTICLE IX (other than Section 9.01(e), Section 9.02(b), and Section 9.03), and such default shall continue unremedied or shall not be waived for a period of five (5) days after written notice thereof from the Funding Agent or any Lender to Administrative Borrower, or (ii) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b), (d) or (e)(i) immediately above) and such default shall continue unremedied or shall not be waived for a period of thirty (30) days after written notice thereof from the Funding Agent or any Lender to Administrative Borrower;
     (f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit (in the case of the Senior Notes only, with or without the lapse of time, but after any notice period required thereunder has commenced) the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that, other than in the case of the Term Loans, it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate Dollar Equivalent amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $50 million at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the net amount payable by all Companies if such Hedging Obligations were terminated at such time);
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party or Material Subsidiary, or of a substantial part of the property of any Loan Party or Material Subsidiary, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner or similar

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official for any Loan Party or Material Subsidiary or for a substantial part of the property of any Loan Party or Material Subsidiary; or (iii) the winding-up, liquidation or examination of any Loan Party or Material Subsidiary; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) any Loan Party or Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner or similar official for any Loan Party or Material Subsidiary or for a substantial part of the property of any Loan Party or Material Subsidiary; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its insolvency or inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; (viii) wind up or liquidate (except in accordance with Section 6.05) or put into examination, (ix) take any step with a view to a moratorium or a composition or similar arrangement with any creditors of any Loan Party or Material Subsidiary, or a moratorium is declared or instituted in respect of the indebtedness of any Loan Party or Material Subsidiary;
     (i) one or more judgments, orders or decrees for the payment of money in an aggregate Dollar Equivalent amount in excess of $25 million, to the extent not covered by insurance or supported by a letter of credit or appeal bonds posted in cash, shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;
     (j) one or more ERISA Events or noncompliance with respect to Foreign Plans or Compensation Plans shall have occurred that, when taken together with all other such ERISA Events and noncompliance with respect to Foreign Plans or Compensation Plans that have occurred, could reasonably be expected to result in liability of any Company and its ERISA Affiliates that could reasonably be expected to result in a Material Adverse Effect;
     (k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected First Priority (subject to the Intercreditor Agreement) security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document) in favor of the Collateral Agent, or shall be asserted by any Borrower or any other Loan Party not to be a valid, perfected, First Priority (except as otherwise expressly provided in this Agreement, the Intercreditor Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

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     (l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;
     (m) there shall have occurred a Change in Control;
     (n) the Intercreditor Agreement or any material provision thereof shall cease to be in full force or effect other than (i) as expressly permitted hereunder or thereunder, (ii) by a consensual termination or modification thereof agreed to by the Agents party thereto and the Term Loan Agents party thereto, or (iii) as a result of satisfaction in full of the obligations under the Term Loan Documents;
     (o) any Company shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction; or
     (p) a “Termination Event” (as defined therein) has occurred under the Receivables Purchase Agreement;
then, and in every such event (other than an event with respect to any Loan Party described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event or an acceleration of all obligations under the Term Loan Credit Agreement, the Funding Agent may, and at the request of the Required Lenders shall, by notice to Administrative Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to any Loan Party described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding.
SECTION 8.02 Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Loan Parties shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by them

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that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant Section 11.02, then upon the written consent of the Required Lenders and written notice to the Administrative Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Bank to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit any Loan Party and do not give any Loan Party the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.
SECTION 8.03 Application of Proceeds. Subject to the terms of the Intercreditor Agreement, the proceeds received by any of the Agents in respect of any sale of, collection from or other realization upon all or any part of the Collateral, whether pursuant to the exercise by the Collateral Agent of its remedies or otherwise (including any payments received with respect to adequate protection payments or other distributions relating to the Obligations during the pendency of any reorganization or insolvency proceeding) after an Event of Default has occurred and is continuing or after the acceleration of the Obligations, shall be applied, in full or in part, together with any other sums then held by the Agents or any Receiver pursuant to this Agreement, promptly by the Agents or any Receiver as follows:
     (a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Agents or any Receiver and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Agents or any Receiver in connection therewith and all amounts for which the Agents or any Receiver are entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including any compensation payable to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations which are then due and owing (other than principal and Reimbursement Obligations) including Overadvances (other than obligations of the type described in clause (b) in the definition of “Secured Obligations”), in each case equally and ratably in accordance with the respective amounts thereof then due and owing;
     (d) Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations and any premium thereon (including the cash collateralization of

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any Reimbursement Obligations pursuant to Section 2.18(i) (other than obligations of the type described in clause (b) in the definition of “Secured Obligations”); and
     (e) Fifth, to the indefeasible payment in full in cash, pro rata, of obligations of the type described in clause (b) in the definition of “Secured Obligations” including, but not limited to, obligations arising under Treasury Services Agreements constituting Secured Obligations; and
     (f) Sixth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.
     In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency.
ARTICLE IX.
COLLATERAL ACCOUNT; COLLATERAL MONITORING; APPLICATION OF COLLATERAL PROCEEDS
     Each Loan Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless Collateral Agent and Funding Agent or the Required Lenders shall otherwise consent in writing:
SECTION 9.01 Accounts; Cash Management
     The Loan Parties in the United States, Canada, England and Wales, Switzerland, and Germany (and any other jurisdiction in which a Borrower or Borrowing Base Guarantor is located) (the “Borrowing Base Loan Parties”) shall maintain a cash management system which is acceptable to the Funding Agent and the Collateral Agent (the “Cash Management System”), which shall operate as follows:
     (a) All funds held by any Borrowing Base Loan Party (other than funds being collected pursuant to the provisions stated below) shall be deposited in one or more bank accounts or securities investment accounts, in form and substance reasonably satisfactory to Collateral Agent subject to the terms of the Security Agreement and applicable Control Agreements.
     (b) Each Borrowing Base Loan Party shall establish and maintain, at its sole expense, blocked accounts, charged accounts, or lockboxes and related deposit accounts (in each case, “Blocked Accounts”), which, on the Closing Date, shall consist of the accounts listed as such on Schedule 9.01(b) and related lockboxes maintained by the financial institutions listed on such schedule (or another financial institution acceptable to Collateral

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Agent), with such banks as are acceptable to Collateral Agent into which each Loan Party shall promptly deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral (other than proceeds of a Casualty Event or an Asset Sale that do not require a repayment under Loan Documents, and subject to the Intercreditor Agreement) in the identical form in which such payments are made, whether by cash, check or other manner and shall be identified and segregated from all other funds of the Loan Parties (except, with regard to accounts located in Europe, to the extent permitted pursuant to the applicable U.K. Security Agreement, the Swiss Security Agreement or the German Security Agreement or Control Agreement). Each Borrowing Base Loan Party shall deliver, or cause to be delivered, to Collateral Agent a Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account for the benefit of any Borrowing Base Loan Party is maintained, and, except as provided in Section 9.01(d), by each bank where any other deposit account of a Borrowing Base Loan Party is from time to time maintained. Each Borrowing Base Loan Party shall further execute and deliver such agreements and documents as Collateral Agent may reasonably require in connection with such Blocked Accounts and such Control Agreements. No Borrowing Base Loan Party shall establish any deposit accounts after the Closing Date, unless such Loan Party has given the Collateral Agent 30 days’ (or such shorter period as may be determined by the Collateral Agent in its sole discretion) prior written notice of its intention to establish such new account and has complied in full with the provisions of this Section 9.01(b) with respect to such deposit accounts. Each Borrowing Base Loan Party agrees that from and after the delivery of an Activation Notice (as defined below), all payments made to such Blocked Accounts or other funds received and collected by Collateral Agent or any Lender, whether in respect of the Accounts, as proceeds of Inventory or other Collateral (subject to the Intercreditor Agreement) or otherwise shall be treated as payments to Collateral Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Collateral Agent and Lenders to the extent of the then outstanding Obligations and may be applied by the Collateral Agent in accordance with Section 9.01(e).
     (c) With respect to the Blocked Accounts of the U.S. Borrowers and such other Borrowing Base Loan Parties as the Collateral Agent shall determine in its sole discretion, the applicable bank maintaining such Blocked Accounts shall agree to forward daily all amounts in each Blocked Account to one Blocked Account designated as a concentration account in the name listed on Schedule 9.01(b) (the “Concentration Account”) at a bank acceptable to the Collateral Agent that shall be designated as the Concentration Account bank for the Loan Parties (the “Concentration Account Bank”), which, on the Closing Date, shall consist of the accounts listed as such on Schedule 9.01(b) maintained by the financial institutions listed on such schedule (or other financial institution acceptable to the Collateral Agent). Each Bank providing a Blocked Account shall agree to follow the instructions of the Collateral Agent with regard to each such Blocked Account, including the Concentration Account, including, from and after the receipt of a notice (an “Activation Notice”) from the Collateral Agent (which Activation Notice may (or shall, upon the written instruction of the Required Lenders) be given by Collateral Agent at any time from and after the occurrence of a Cash Dominion Trigger Event and prior to a Cash Dominion Recovery Event) pursuant to the applicable Control Agreement, to follow only the instructions of the Collateral Agent (and not those of any Loan Party) with respect to the Blocked Accounts (including the Concentration Account), including (i) to forward daily all amounts in the Concentration Account to the

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account designated as the collection account (the “Collection Account”), which shall be under the exclusive dominion and control of the Collateral Agent (it being understood that, prior to the delivery of an Activation Notice, the respective Loan Parties shall also be authorized to issue instructions with regard to funds in the Concentration Account), and (ii) with respect to the Blocked Accounts to forward all amounts in each Blocked Account to the applicable Collection Account or as the Collateral Agent otherwise directs and to commence the process of daily sweeps from such Blocked Account into the Collection Account or otherwise under Section 9.01 or as the Collateral Agent otherwise directs.
     (d) Notwithstanding any provision of this Section 9.01 to the contrary, (A) Borrowing Base Loan Parties may maintain zero balance disbursement accounts and accounts used solely to fund payroll, payroll taxes or employee benefits in the ordinary course of business that are not a part of the Cash Management Systems, provided that no Borrowing Base Loan Parties shall accumulate or maintain cash in such accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements or Requirements of Law and (B) Borrowing Base Loan Parties may maintain local cash accounts that are not a part of the Cash Management Systems which individually do not at any time contain funds in excess of $50,000 and, together with all other such local cash accounts, do not exceed $500,000.
     (e) From and after the delivery of an Activation Notice, unless an Event of Default has occurred and is continuing (in which event Section 8.03 shall apply) and unless Funding Agent or Collateral Agent determines to release such funds to the Borrowers in accordance with the following sentence, Funding Agent shall apply all funds of a Borrower or Borrowing Base Guarantor organized under the laws of the same jurisdiction of such Borrower that are in or are received into a Collection Account or that are otherwise received under this Section 9.01 by the Funding Agent or the Collateral Agent (except to the extent constituting Term Loan Priority Collateral or otherwise not required to be paid pursuant to Section 2.10) on a daily basis to the repayment of (i) first, Fees and reimbursable expenses of the Funding Agent and the Collateral Agent then due and payable by such Borrower and such Borrowing Base Guarantors; (ii) second, to interest then due and payable on all Loans to such Borrower, (iii) third, Overadvances to such Borrower, (iv) fourth, the Swingline Loans to such Borrower, (v) fifth, Base Rate Loans to such Borrower, pro rata, (vi) sixth, BA Rate Loans, Eurocurrency Loans and EURIBOR Loans to such Borrower, pro rata, together with all accrued and unpaid interest thereon (provided, however, payments on such BA Rate Loans, Eurocurrency Loans and EURIBOR Loans with respect to which the application of such payment would result in the payment of the principal prior to the last day of the relevant Interest Period shall be transferred to the Cash Collateral Account to be applied to such BA Rate Loans, Eurocurrency Loans or EURIBOR Loans on the last day of the relevant Interest Period of such BA Rate Loans, Eurocurrency Loan or EURIBOR Loan or to the Obligations owing by such Borrower and Borrowing Base Guarantors as they come due (whether at stated maturity, by acceleration or otherwise). After payment in full has been made of the amounts required under subsections (i)-(vi) in the preceding sentence, all funds in a Collection Account or otherwise received under Section 9.01(b) (except to the extent not required to be paid thereunder) shall be applied on a daily basis to all amounts described in subsections (i)-(vi) in the preceding sentence owing by any other Loan Parties, in the order set out therein. Notwithstanding the foregoing sentences, after payment in full has been made of the amounts required under subsections (i)-

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(vi) in the two preceding sentences, upon Administrative Borrower’s request and as long as no Default has occurred and is continuing and all other conditions precedent to a Borrowing have been satisfied, any additional funds deposited in a Collection Account or a Cash Collateral Account shall be released to the applicable Borrowing Base Loan Party. In addition, if consented to by the Funding Agent, the Collateral Agent and the Required Lenders, such funds in a Cash Collateral Account may be released to the applicable Borrowing Base Loan Party. Notwithstanding the above, if the Funding Agent has declared the Loans and/or Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part pursuant to Section 8.01 or if an Event of Default has occurred and is continuing, the Funding Agent shall apply all funds received in the Collection Account in accordance with Section 8.03. If this Section 9.01(e) applies, the Funding Agent will use reasonable efforts to cooperate with the Administrative Borrower in structuring the payments under this Section 9.01(e) in a manner that would minimize withholding taxes imposed on such payments.
     (f) Each Loan Party following delivery of an Activation Notice shall, acting as trustee for Collateral Agent, receive, as the property of Collateral Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts, Inventory or other Collateral (subject to the Intercreditor Agreement) which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Collateral Agent. In no event shall the same be commingled with any Loan Party’s own funds (except, with regard to accounts located in Europe, to the extent permitted pursuant to the applicable U.K. Security Agreement, Swiss Security Agreement, or German Security Agreement or Control Agreement). Each Loan Party agrees to reimburse Collateral Agent on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Collateral Agent’s payments to or indemnification of such bank or person.
     (g) With regard to accounts located in Europe, the Collateral Agent may, in its sole discretion, agree pursuant to the Security Documents to vary the cash management procedures set forth herein, including as documented in the applicable U.K. Security Agreement, Swiss Security Agreement, German Security Agreement, and/or Control Agreements) and including, subject to Section 6.07, with regard to the European Cash Pooling Arrangements. To the extent that any Security Document sets forth cash management that varies from this Section 9.01, the applicable Loan Parties shall comply with such Security Documents, and shall comply with this Section 9.01 to the extent not inconsistent therewith.
SECTION 9.02 Inventory. With respect to the Inventory: (a) each Loan Party shall at all times maintain records of Inventory reasonably satisfactory to Collateral Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the cost therefor and daily withdrawals therefrom and additions thereto; and (b) the Loan Parties shall cooperate fully with the Collateral Agent and its agents during all Collateral field audits and Inventory Appraisals which shall be at the expense of Borrowers and shall be conducted (x) annually, (y) after the occurrence of a Covenant Trigger Event and prior to the subsequent occurrence of a Covenant Recovery Event, semi-annually, or (z) following the occurrence and during the continuation of an Event of Default, more frequently at Collateral Agent’s reasonable request.

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SECTION 9.03 Borrowing Base-Related Reports. The Borrowers shall deliver or cause to be delivered (at the expense of the Borrowers) to the Collateral Agent and the Funding Agent the following (and the Funding Agent shall make available to the Lenders, on the Platform or otherwise, in accordance with its customary procedures):
     (a) in no event less frequently than fifteen (15) days after (x) the Closing Date, and (y) thereafter, the end of each month for the month most recently ended (or, if such day is not a Business Day, the next succeeding Business Day), a Borrowing Base Certificate from the Administrative Borrower accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its Permitted Discretion, provided, that after the occurrence of a Covenant Trigger Event and until the occurrence of a corresponding Covenant Recovery Event, Administrative Borrower shall deliver additional weekly roll-forward of Accounts referenced in paragraph (b)(i) below (both consolidated and segregated by Borrower (or Borrowing Base Guarantor) and region) within five (5) Business Days after the end of each calendar week, and, if requested by the Collateral Agent or the Required Lenders, a Borrowing Base Certificate reflecting such updated Account information (prepared weekly) within five (5) Business Days after the end of each calendar week, or more frequent Borrowing Base Certificates reflecting shorter periods as reasonably requested by the Collateral Agent. Each Borrowing Base Certificate shall reflect all information through the end of the appropriate period for Borrower and each Borrowing Base Guarantor, both in consolidated form and segregated by Borrower (or Borrowing Base Guarantor) and region. In addition, the Administrative Borrower shall promptly (and in any event within five (5) Business Days) provide to the Collateral Agent and the Funding Agent an updated Borrowing Base Certificate after the occurrence of an event (including a casualty event, a sale or other disposition, or any other event resulting in the ineligibility of Accounts or Inventory that are included as Eligible Accounts or Eligible Inventory in the most recently delivered Borrowing Base Certificate) which causes such Accounts or Inventory in excess of $75 million included in such Borrowing Base no longer to be Eligible Accounts or Eligible Inventory;
     (b) upon request by the Collateral Agent, and in no event less frequently than thirty (30) days after the end of (i) each month, a monthly trial balance showing Accounts outstanding aged from statement date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by a comparison to the prior month’s trial balance and such supporting detail and documentation as shall be requested by the Collateral Agent in its Permitted Discretion and (ii) each month, a summary of Inventory by location and type (differentiating raw materials, work-in-process, and finished goods) accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its Permitted Discretion; and
     (c) such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Loan Parties as the Collateral Agent shall from time to time request in its Permitted Discretion.
     The delivery of each certificate and report or any other information delivered pursuant to this Section 9.03 shall constitute a representation and warranty by the Borrowers that the statements and information contained therein are true and correct in all material respects on and as of the date referred to therein.

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SECTION 9.04 Rescission of Activation Notice. Notwithstanding any of the provisions of Section 9.01 to the contrary, after Collateral Agent has delivered an Activation Notice and upon delivery of a certificate by a Financial Officer of the Administrative Borrower to the Collateral Agent certifying that a Cash Dominion Recovery Event has occurred with respect to the outstanding Cash Dominion Trigger Event, the Collateral Agent shall rescind the Activation Notice by written notice, as necessary, to the applicable Concentration Account Banks and any such other banks to which Collateral Agent had issued such Activation Notice and following such rescission the Cash Management System shall be operated as if no such Activation Notice had been given.
ARTICLE X.
THE FUNDING AGENT AND THE COLLATERAL AGENT
SECTION 10.01 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints LaSalle Business Credit, LLC to act on its behalf as the Funding Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Canadian Lenders hereby irrevocably appoints AMRO Bank N.V., acting through its Canadian branch, to act on its behalf as the Canadian Funding Agent hereunder and under the other Loan Documents and authorizes such Canadian Funding Agent to take such actions on its behalf and to exercise such powers as are delegated to such Canadian Funding Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Funding Agent, the Collateral Agent, the Canadian Funding Agent, the other Agents, the Lenders and the Issuing Bank, and neither Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
SECTION 10.02 Rights as a Lender. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or other Loan Party, or any Subsidiary or other Affiliate thereof, as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 10.03 Exculpatory Provisions.
     (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:
          (i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

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          (ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and
          (iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or other Loan Party or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.
     (b) No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Administrative Borrower, a Lender or the Issuing Bank.
     (c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Funding Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.
SECTION 10.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be

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fulfilled to the satisfaction of a Lender or the Issuing Bank, the Funding Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Funding Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for any Borrower or other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 10.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent, including a sub-agent which is a non-U.S. affiliate of such Agent; provided, that any such sub-agent of Canadian Administrative Agent or Canadian Funding Agent shall be a Person complying with the applicable requirements of Section 2.20. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties; provided, that any such sub-agent of Canadian Administrative Agent or Canadian Funding Agent shall be a Person complying with the applicable requirements of Section 2.20. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
SECTION 10.06 Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Administrative Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Administrative Borrower, to appoint a successor, which (i) for an Agent other than the Canadian Funding Agent, shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, (ii) in the case of the Canadian Funding Agent, shall be a bank that is a Canadian Resident, and (iii) for the Funding Agent, shall be a commercial bank or other financial institution having assets in excess of $1,000 million. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify Administrative Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan

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Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this ARTICLE X and Section 11.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
SECTION 10.07 Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed the Confidential Information Memorandum, Appraisals and initial Borrowing Base Certificate and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 10.08 No Other Duties, etc. Notwithstanding anything to the contrary contained herein, none of the Joint Bookmanagers, Joint Lead Arrangers, Syndication Agent, or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Funding Agent, the Canadian Funding Agent, the Collateral Agent, a Lender or the Issuing Bank hereunder.
SECTION 10.09 Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers or the Guarantors and without limiting the obligation of the Borrowers or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from

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such Agent’s gross negligence or willful misconduct. The agreements in this Section 10.09 shall survive the payment of the Loans and all other amounts payable hereunder.
SECTION 10.10 Overadvances. The Funding Agent shall not, without the prior consent of the Required Lenders, make (and shall use its reasonable best efforts to prohibit the Issuing Banks and Swingline Lenders, as applicable, from making) any Revolving Loans or provide any Letters of Credit to the Borrowers on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans, Swingline Loans, or Letters of Credit would either (i) cause the Total Revolving Exposure to exceed the lesser of (a) the Total Borrowing Base, and (b) the total Revolving Commitments, (ii) cause the Total Adjusted Revolving Exposure to exceed the Total Adjusted Borrowing Base, (iii) cause Total U.S./European Revolving Exposure to exceed the Total U.S./European Commitment at such time, (iv) cause Total Canadian Revolving Exposure to exceed the Total Canadian Commitment at such time, or (v) be made when one or more of the other conditions precedent to the making of Loans hereunder cannot be satisfied, except that Funding Agent may make (or cause to be made) such additional Revolving Loans or Swingline Loans or provide such additional Letters of Credit on behalf of Lenders (each an “Overadvance” and collectively, the “Overadvances”), intentionally and with actual knowledge that such Loans or Letters of Credit will be made without the satisfaction of the foregoing conditions precedent, if the Funding Agent deems it necessary or advisable in its discretion to do so, provided, that: (a) the total principal amount outstanding at any time of the Overadvances to the Borrowers which Funding Agent may make or provide (or cause to be made or provided) after obtaining such actual knowledge that the conditions precedent have not been satisfied, shall not exceed the amount equal to 5% of the U.S. Borrowing Base and shall not, without the consent of all Lenders, cause (i) total Revolving Exposure to exceed the Revolving Commitments of all of the Lenders, or the Revolving Exposure of a Lender to exceed such Lender’s Revolving Commitment, (ii) the Total U.S./European Revolving Exposure to exceed the Total U.S./European Commitment of all of the Lenders, or such Lender’s Pro Rata Percentage of the Total U.S./European Revolving Exposure to exceed such Lender’s U.S./European Commitment, or (iii) the Total Canadian Revolving Exposure to exceed the Total Canadian Commitments of all of the Lenders, or the Canadian Exposure of a Lender to exceed such Lender’s Canadian Commitment, (b) without the consent of all Lenders, (i) no Overadvance shall be outstanding for more than sixty (60) days and (ii) after all Overadvances have been repaid, Funding Agent shall not make any additional Overadvance unless sixty (60) days or more have elapsed since the last date on which any Overadvance was outstanding and (c) Funding Agent shall be entitled to recover such funds, on demand from the applicable Borrower together with interest thereon for each day from the date such payment was due until the date such amount is paid to Funding Agent at the interest rate provided for in Section 2.06(h). Each Lender of the applicable Class shall be obligated to pay Funding Agent the amount of its Pro Rata Percentage of any such Overadvance, provided, that such Funding Agent is acting in accordance with the terms of this Section 10.10.
SECTION 10.11 Concerning the Collateral and the Related Loan Documents. Each Lender authorizes and directs Agents to enter into this Agreement and the other Loan Documents, including the Intercreditor Agreement. Each Lender agrees that any action taken by Agents or Required Lenders in accordance with the terms of this Agreement or the other Loan Documents, including the Intercreditor Agreement, and the exercise by Agents or Required

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Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
SECTION 10.12 Release. Each Lender and each Issuer hereby releases each Agent acting on its behalf pursuant to the terms of this Agreement or any other Loan Document from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) (restriction on self-dealing).
SECTION 10.13 Acknowledgment of Security Trust Deed. Each Lender acknowledges the terms of the Security Trust Deed and, in particular, the terms, basis and limitation on which the Collateral Agent holds the “Transaction Security” (as defined therein) and specifically agrees and accepts (i) such terms, basis and limitation; (ii) that the Collateral Agent shall, as trustee, have only those duties, obligations and responsibilities expressly specified in the Security Trust Deed; (iii) the limitation and exclusion of the Collateral Agent’s liability as set out therein; and (iv) all other provisions of the Security Trust Deed as if it were a party thereto.
ARTICLE XI.
MISCELLANEOUS
SECTION 11.01 Notices.
     (a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
     (i) if to any Loan Party, to Administrative Borrower at:
Novelis Inc.
3399 Peachtree Road NE, Suite 1500
Atlanta, GA 30326
Attention: Orville Lunking, Treasurer
Telecopier No.: 404-814-4200
Email: orville.lunking@novelis.com
     with a copy to:
Novelis Inc.
3399 Peachtree Road NE, Suite 1500
Atlanta, GA 30326
Attention: Leslie J. Parrette, Jr.
Telecopier No.: 404-814-4272
Email: les.parrette@novelis.com

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if to the Funding Agent or the Collateral Agent, to it at:
LaSalle Business Credit, LLC
135 South LaSalle Street, Suite 425
Chicago, IL 60603
Attention: Account Officer
Telecopier No.: 312-904-6450
     with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive, Suite 2100
Chicago, IL 60606
Attention: Seth E. Jacobson
Telecopier No.: (312) 407-8511
Phone No.: (312) 407-0889
     (ii) if to the U.S. Swingline Lender, to it at:
ABN AMRO Bank N.V.
135 South LaSalle Street, Suite 425
Chicago, IL 60603
Attention: Account Officer
Telecopier No.: 312-904-6450
     with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive, Suite 2100
Chicago, IL 60606
Attention: Seth E. Jacobson
Telecopier No.: (312) 407-8511
Phone No.: (312) 407-0889
     (iii) if to the U.S. Issuing Bank, to it at:
ABN AMRO Bank N.V.
540 West Madison, 26th Floor
Chicago, IL 60661
Attention: Trade Services
Telecopier No.: 312-780-0828

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     with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive, Suite 2100
Chicago, IL 60606
Attention: Seth E. Jacobson
Telecopier No.: (312) 407-8511
Phone No.: (312) 407-0889
     (iv) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire;
     (v) if to the Canadian Funding Agent or Canadian Issuing Bank, to it at:
ABN AMRO Bank N.V.
79 Wellington Street West
TD Waterhouse Tower, 15th Floor
Toronto, ON M5K 1G8
Canada
     for commitments, covenants, extensions of maturity dates, and general matters:
Attention: Daniel Cabrera
Telecopier No.: (416) 367-7937
     for financial information and reporting:
Attention: Daniel Cabrera and Phoebe Kokulakanthan
Telecopier No.: (416) 367-7937
     for loans, interest and fees:
Attention: Carole Floyd
Telecopier No.: (312) 601-3610
Attention: Loan Administration
Telecopier No.: (416) 367-1485
     In each case with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive, Suite 2100
Chicago, IL 60606
Attention: Seth E. Jacobson
Telecopier No.: (312) 407-8511
Phone No.: (312) 407-0889
     (vi) if to the European Issuing Bank, to it at:

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ABN AMRO Bank N.V., Zurich Branch
Beethovenstrasse 33
P.O. Box 2065
CH-8022 Zurich
Switzerland
Attention: Margot Kuesters and Annette Schmid
Telecopier No.: +41 44 631 41 80
     with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive, Suite 2100
Chicago, IL 60606
Attention: Seth E. Jacobson
Telecopier No.: (312) 407-8511
Phone No.: (312) 407-0889
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 11.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Funding Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to ARTICLE II if such Lender or Issuing Bank, as applicable, has notified the Funding Agent that it is incapable of receiving notices under such Article by electronic communication. The Funding Agent, the Collateral Agent or Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 11.01(d)); provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Funding Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

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     (c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
     (d) Posting. Each Loan Party hereby agrees that it will provide to the Funding Agent all information, documents and other materials that it is obligated to furnish to the Funding Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Funding Agent at peter.walther@abnamro.com or at such other e-mail address(es) provided to Administrative Borrower from time to time or in such other form, including hard copy delivery thereof, as the Funding Agent shall reasonably require. Nothing in this Section 11.01(d) shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.
     To the extent consented to by the Funding Agent from time to time, Funding Agent agrees that receipt of the Communications by the Funding Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Funding Agent for purposes of the Loan Documents; provided that Administrative Borrower shall also deliver to the Funding Agent an executed original of each Compliance Certificate and an executed copy (which may be by pdf or similar electronic transmission) of each notice or request of the type described in clauses (i) through (iv) of paragraph (d) above required to be delivered hereunder.
     Each Loan Party further agrees that Funding Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Funding Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Funding Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

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SECTION 11.02 Waivers; Amendment.
     (a) Generally. No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.
     (b) Required Consents. Subject to the terms of the Intercreditor Agreement and to Section 11.02(c) and (d), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or by the Funding Agent with the written consent of the Required Lenders) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Funding Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:
          (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);
          (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(f)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby;
          (iii) (A) change the scheduled final maturity of any Loan, (B) postpone the date for payment of any Reimbursement Obligation or any interest or fees payable hereunder, (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(f)), or (D) postpone the scheduled date of expiration of any Commitment or any Letter of Credit beyond the Final Maturity Date, in any case, without the written consent of each Lender directly affected thereby;

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          (iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;
          (v) permit the assignment or delegation by any Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;
          (vi) except pursuant to the Intercreditor Agreement, release Holdings or all or substantially all of the Subsidiary Guarantors from their Guarantees (except as expressly provided in this Agreement or as otherwise expressly provided by any such Guarantee), or limit their liability in respect of such Guarantees, without the written consent of each Lender;
          (vii) except pursuant to the Intercreditor Agreement or the express terms hereof, release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of a material portion of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Classes of Loans or increases in the Loans consented to by the Required Lenders or additional Classes of Loans or increases in the Loans pursuant to Section 2.23 may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents;
          (viii) change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Section 2.02(a), Section 2.17(g) and Section 2.18(d), without the written consent of each Lender directly affected thereby (it being understood that additional Classes of Loans or Loans pursuant to Section 2.23 or consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents) and may share payments and setoffs ratably with other Loans);
          (ix) change any provision of this Section 11.02(b), (c), or (d), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Classes of Loans or Loans pursuant to Section 2.23 or consented to by the Required Lenders);
          (x) change the percentage set forth in the definition of “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;
          (xi) change the application of payments as among or between Classes under Section 2.10(h), Section 8.03 or Section 9.01(e) without the written consent of the Required Class Lenders of each Class that is being allocated a lesser prepayment as a result thereof (it being understood that the Required Lenders may waive, in whole or in part, any prepayment so

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long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not changed and, if additional Loans or Classes of Loans under this Agreement consented to by the Required Lenders or additional Loans pursuant to Section 2.23 are made, such new loans may be included on a pro rata basis in the various payments required pursuant to Section 2.10(h), Section 8.03, and Section 9.01(e));
          (xii) change or waive any provision of ARTICLE X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;
          (xiii) change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Funding Agent and each relevant Issuing Bank;
          (xiv) change or waive any provision hereof relating to Swingline Loans (including the definition of “European Swingline Commitment”), without the written consent of each relevant Swingline Lender; or
          (xv) change the criteria set forth in the definitions of “Eligible Accounts” or “Eligible Inventory” or increase the applicable advance rates which, in either case, has the effect of making more credit available without the written consent of the Supermajority Lenders.
provided, further, that
     (1) any waiver, amendment or modification prior to the completion of the primary syndication of the Commitments and Loans (as determined by the Arrangers) may not be effected without the written consent of the Arrangers; and
     (2) any waiver, amendment or modification of the Intercreditor Agreement (and any related definitions) may be effected by an agreement or agreements in writing entered into among the Collateral Agent, the Funding Agent, the Term Loan Collateral Agent and the Term Loan Administrative Agent (in each case with the consent of the Required Lenders but without the consent of any Loan Party, so long as such amendment, waiver or modification does not impose any additional duties or obligations on the Loan Parties or alter or impair any right of any Loan Party under the Loan Documents).
     (c) Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Funding Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.
     (d) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section

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11.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, upon notice by the Administrative Borrower to such Lender and the Funding Agent, to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination. Each Lender agrees that, if the Borrowers elect to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Funding Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Funding Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.
     (e) Holdings Amalgamation and Increased Commitments. Notwithstanding the foregoing, the Funding Agent and the Borrowers (without the consent of any Lenders) may amend or amend and restate this Agreement and the Loan Documents if necessary or advisable in connection with or to effectuate (i) the Permitted Holdings Amalgamation and (ii) any increase in Commitments contemplated by Section 2.23.
SECTION 11.03 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Administrative Borrower shall pay or cause the applicable Loan Party to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Canadian Administrative Agent, the Funding Agent, the Canadian Funding Agent, the Collateral Agent, the Arrangers, and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Canadian Administrative Agent, the Funding Agent, the Canadian Funding Agent, and/or the Collateral Agent, expenses incurred in connection with due diligence, inventory appraisal and collateral audit and reporting fees, travel, courier, reproduction, printing and delivery expenses, and the obtaining and maintaining of CUSIP numbers for the Loans) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, including any Inventory Appraisal, or in connection with any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Canadian Administrative Agent, the Funding Agent, the Canadian Funding Agent, the Collateral Agent, any Lender, the Issuing Bank or any Receiver (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Canadian Administrative Agent, the Funding Agent, the Canadian Funding Agent, the Collateral Agent, any Lender, the Issuing Bank or any Receiver), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights

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under this Section 11.03, (B) in enforcing, preserving and protecting, or attempting to enforce, preserve or protect its interests in the Collateral or (C) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) all documentary and similar taxes and charges in respect of the Loan Documents.
     (b) Indemnification by Borrower. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), the Canadian Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), the Funding Agent (and any sub-agent thereof), the Canadian Funding Agent (and any sub-agent thereof), each Lender and Receiver and the Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all reasonable out-of-pocket losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF THE LOAN PARTIES, AND THE LOAN PARTIES AGREE, THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE.

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     (c) Reimbursement by Lenders. To the extent that any Loan Party for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 11.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), Canadian Administrative Agent (or any sub-agent thereof), the Collateral Agent, the Funding Agent (or any sub-agent thereof), the Canadian Funding Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or any Receiver or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Canadian Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Funding Agent (or any such sub-agent), the Canadian Funding Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender, such Receiver or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Canadian Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Funding Agent (or any such sub-agent), the Canadian Funding Agent (or any such sub-agent), the Swingline Lender, the Issuing Bank or the Receiver, in each case in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Canadian Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Funding Agent (or any such sub-agent), the Canadian Funding Agent (or any such sub-agent), the Swingline Lender, the Issuing Bank or the Receiver in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure and unused Commitments at the time.
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section shall be payable not later than three (3) Business Days after demand therefor accompanied by reasonable particulars of amounts due.

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SECTION 11.04 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may (except as a result of a transaction expressly permitted by Section 6.05(c) or (e)) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Canadian Administrative Agent, the Collateral Agent, the Funding Agent, the Canadian Funding Agent, each Issuing Bank, each Swingline Lender and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 11.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 11.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that
          (i) except in the case of any assignment made in connection with the primary syndication of the Commitment and Loans by the Arrangers up to three (3) months after the Closing Date or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Funding Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall be an integral multiple of $1.0 million and not less than $5.0 million, in the case of any assignment in respect of Revolving Loans and/or Revolving Commitments, unless each of the Funding Agent and, so long as no Event of Default has occurred and is continuing, Administrative Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
          (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis; and

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          (iii) the parties to each assignment shall execute and deliver to the Funding Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Funding Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Funding Agent pursuant to paragraph (c) of this Section 11.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.06(j), Section 2.12, Section 2.13, Section 2.15, Section 2.16, Section 2.21, Section 7.10 and Section 11.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.04. In the event of a transfer by novation of all or part of its rights and obligations under this Agreement by a Lender, such Lender expressly reserves the rights, powers, privileges and actions that it enjoys under any Security Documents governed by French law in favor of its Eligible Assignee, in accordance with the provisions of article 1278 et seq. of the French Code civil.
     (c) Register. The Funding Agent, acting solely for this purpose as an agent of the Borrowers, shall, at all times while the Loans and LC Disbursements (or any of them) are outstanding, maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Funding Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank, the Collateral Agent, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice. The requirements of this Section 11.04(c) are intended to result in any and all Loans and LC Disbursements being in “registered form” for purposes of Section 871, Section 881 and any other applicable provision of the Code, and shall be interpreted and applied in a manner consistent therewith.
     (d) Participations. Except to the extent that participations are limited by Section 11.04(h), any Lender may at any time, without the consent of, or notice to, any Borrower (other than Swiss Borrower to the extent provided in Section 11.04(h)), the Funding Agent, the Issuing Bank or the Swingline Lender, sell participations to any person (other than a natural person or any Borrower, any of any Borrower’s or any other Company’s Affiliates or

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Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Loan Party, the Funding Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.06(j), Section 2.12, Section 2.13, Section 2.15, Section 2.16, Section 2.21, and Section 7.10 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to such sections (as applicable) as though it were a Lender.
     (e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.06(j), Section 2.12, Section 2.13, Section 2.15, Section 2.16, Section 2.21, and Section 7.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Administrative Borrower’s prior written consent.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of any Loan Party or the Funding Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in

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Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Successors and Assigns of a Loan to Swiss Borrower.
               (i) Notwithstanding anything in Sections 11.04(a) — (g), but only so long as no Event of Default shall have occurred and is continuing, no assignment or transfer of all or a portion of any Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans at the time owing to it, and including assignment by way of security, novation or sub-participations) to a Swiss Non-Qualifying Bank shall be made without the prior written consent of the Swiss Borrower, except that such consent shall be given:
                    (1) if the transferee is an existing Lender; or
                    (2) if as a result of a change in Swiss Tax laws, a violation of the Ten Non-Bank Regulations and the Twenty Non-Bank Regulations no longer results in the imposition of Swiss stamp tax and/or Swiss withholding tax; or
                    (3) if the transfer is exclusively of Canadian Commitments, Canadian Revolving Loans and Canadian LC Exposure.
               (ii) Any Lender that enters into a participation or sub-participation in relation to its U.S./European Commitment or Loans in respect thereof shall ensure that, unless an Event of Default shall have occurred and is continuing:
                    (1) the terms of such participations or sub-participation agreement prohibit the participant or sub-participant from entering into further sub-participation agreements (in relation to the rights between it and such Lender) and transferring, assigning (including by way of security) or granting any interest over the participant or sub-participation agreement, except in each case to a person who is an existing Lender, but subject to the consent contained above in paragraph (i) of this Section 11.04(h);
                    (2) the identity of the participant or sub-participant is permitted to be disclosed to the Swiss Federal Tax Administration by the Swiss Borrower;
                    (3) the participant or sub-participant enters into a unilateral undertaking in favor of Swiss Borrower to abide by the terms included in the participations or sub-participation agreement to reflect this Section 11.04(h) and Section 2.21; and
                    (4) the terms of such participations or sub-participation agreement oblige the participant or sub-participant, in respect of any further sub-participation, assignment, transfer or grant, to include, mutatis mutandis, the provisions of this Section, including a requirement that any further sub-participant, assignee or grantee enters into such undertaking and abides by the terms of Section 2.21.
Notwithstanding the foregoing clauses (1) — (4), unless an Event of Default shall have occurred and is continuing, participations or sub-participations in relation to any Lender’s U.S./European Commitment or Loans in respect thereof are not permitted unless (x) such participant or sub-

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participant is a Swiss Qualifying Bank, (y) the Administrative Borrower consents to such participation or sub-participation or (z) the participation or sub-participation relates solely to Canadian Commitments, Canadian Revolving Loans and Canadian LC Exposure.
               (iii) For the avoidance of doubt, nothing in Subsection (ii) above restricts any Lender, participant or sub-participant from entering into any agreement with another person under which payments are made by reference to this Agreement or to any hereto related participation or sub-participation agreement (including without limitation credit default or total return swaps), provided such agreement is not treated as a sub-participation for the purposes of the Ten Non-Bank Regulations and the Twenty Non-Bank Regulations.
SECTION 11.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.06(j), Section 2.12, Section 2.14, Section 2.15, Section 2.16 , Section 2.21, Section 7.10 and ARTICLE X (other than Section 10.10) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

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SECTION 11.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, any separate letter agreements with respect to fees payable to any Agent or the Arrangers, and any provisions of the Commitment Letter and the Fee Letter that are explicitly stated to survive the execution and delivery of this Agreement (which surviving obligations are hereby assumed by the Borrowers constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Funding Agent and when the Funding Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
SECTION 11.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 11.08 Right of Setoff. Subject to the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Administrative Borrower and the Funding Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 11.09 Governing Law; Jurisdiction; Consent to Service of Process.

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     (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
     (b) Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Funding Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
     (c) Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier, e-mail or other electronic communication) in Section 11.01. Each Loan Party hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: 212-299-5600) (telecopy no: 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any Loan Document Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.
SECTION 11.10 Waiver of Jury Trial. Each Loan Party hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any

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other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.
SECTION 11.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 11.12 Treatment of Certain Information; Confidentiality. Each of Administrative Agent, the Canadian Administrative Agent, the Collateral Agent, the Funding Agent, the Canadian Funding Agent, each other Agent, each Lender, and each Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Administrative Borrower or the applicable Loan Party or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Funding Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties. For purposes of this Section, “Information” means all information received from a Loan Party or any of its Subsidiaries relating to the Loan Parties or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Funding Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by any Loan Party or any of their Subsidiaries. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.
SECTION 11.13 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Funding Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers and the other Loan Parties, which information includes the name, address and tax identification number of the

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Borrowers and the other Loan Parties and other information regarding the Borrowers and the other Loan Parties that will allow such Lender or the Funding Agent, as applicable, to identify the Borrowers and the other Loan Parties in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Funding Agent.
SECTION 11.14 Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Interbank Rate to the date of repayment, shall have been received by such Lender.
SECTION 11.15 Lender Addendum. Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Funding Agent a Lender Addendum duly executed by such Lender, the Administrative Borrower and the Funding Agent.
SECTION 11.16 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:
     (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;
     (b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;
     (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;
     (d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;
     (e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or
     (f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

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SECTION 11.17 Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, each Lender acknowledges that the Lien and security interest granted to the Collateral Agent pursuant to the Security Documents and the exercise of any right or remedy by such Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the Security Documents, the terms of the Intercreditor Agreement shall govern and control.
SECTION 11.18 Judgment Currency.
     (a) Each Loan Party’s obligations hereunder and under the other Loan Documents to make payments in the applicable Approved Currency (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Funding Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Funding Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent, and in the case of other currencies, the rate of exchange (as quoted by the Funding Agent or if the Funding Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Funding Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
     (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
     (c) For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 11.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
SECTION 11.19 Euro.
     (a) If at any time that an Alternate Currency Revolving Loan is outstanding, the relevant Alternate Currency (other than the euro) is fully replaced as the lawful currency of the country that issued such Alternate Currency (the “Issuing Country”) by the euro so that all payments are to be made in the Issuing Country in euros and not in the Alternate Currency previously the lawful currency of such country, then such Alternate Currency Revolving Loan

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shall be automatically converted into a Loan denominated in euros in a principal amount equal to the amount of euros into which the principal amount of such Alternate Currency Revolving Loan would be converted pursuant to law and thereafter no further Loans will be available in such Alternate Currency.
     (b) The Canadian Borrower shall, or shall cause the applicable Loan Party from time to time, at the request of any Lender accompanied by reasonably documented particulars thereof, pay to such Lender the amount of any losses, damages, liabilities, claims, reduction in yield, additional expense, increased cost, reduction in any amount payable, reduction in the effective return of its capital, the decrease or delay in the payment of interest or any other return forgone by such Lender or its Affiliates as a result of the tax or currency exchange resulting from the introduction of, changeover to or operation of the euro in any applicable nation or eurocurrency market.
SECTION 11.20 Special Provisions Relating to Currencies Other Than Dollars and Canadian Dollars.
     (a) All funds to be made available to Funding Agent pursuant to this Agreement in euros, Swiss francs or GBP shall be made available to Funding Agent in immediately available, freely transferable, cleared funds to such account with such bank in such principal financial center in such Participating Member State (or in London) as Funding Agent shall from time to time nominate for this purpose.
     (b) In relation to the payment of any amount denominated in euros, Swiss francs or GBP, Funding Agent shall not be liable to any Loan Party or any of the Lenders for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by Funding Agent if Funding Agent shall have taken all relevant and necessary steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in euros, Swiss francs or GBP) to the account with the bank in the principal financial center in the Participating Member State which the Administrative Borrower or, as the case may be, any Lender shall have specified for such purpose. In this Section 11.20(b), “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as Funding Agent may from time to time determine for the purpose of clearing or settling payments of euros, Swiss francs or GBP. Furthermore, and without limiting the foregoing, Funding Agent shall not be liable to any Loan Party or any of the Lenders with respect to the foregoing matters in the absence of its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision or pursuant to a binding arbitration award or as otherwise agreed in writing by the affected parties).
SECTION 11.21 Abstract Acknowledgment of Indebtedness and Joint Creditorship.
     (a) Notwithstanding any other provision of this Agreement, each Loan Party hereby irrevocably and unconditionally agrees and covenants with the Collateral Agent by way of an abstract acknowledgment of indebtedness (abstraktes Schuldversprechen) that it

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owes to the Collateral Agent as creditor in its own right and not as a representative of the other Secured Parties, sums equal to, and in the currency of, each amount payable by such Loan Party to each of the Secured Parties under each of the Loan Documents and Treasury Services Agreements relating to any Secured Obligations, as and when that amount falls due for payment under the relevant Secured Debt Agreement or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting such Loan Party, to preserve its entitlement to be paid that amount.
     (b) Each Loan Party undertakes to pay to the Collateral Agent upon first written demand the amount payable by such Loan Party to each of the Secured Parties under each of the Secured Debt Agreements as such amount has become due and payable.
     (c) The Collateral Agent has the independent right to demand and receive full or partial payment of the amounts payable by each Loan Party under this Section 11.21, irrespective of any discharge of such Loan Party’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting such Loan Party, to preserve their entitlement to be paid those amounts.
     (d) Any amount due and payable by a Loan Party to the Collateral Agent under this Section 11.21 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Secured Debt Agreements and any amount due and payable by a Loan Party to the other Secured Parties under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 11.21; provided that no Loan Party may consider its obligations towards a Secured Party to be so discharged by virtue of any set-off, counterclaim or similar defense that it may invoke vis-à-vis the Collateral Agent.
     (e) The rights of the Secured Parties (other than the Collateral Agent) to receive payment of amounts payable by each Loan Party under the Secured Debt Agreements are several and are separate and independent from, and without prejudice to, the rights of the Collateral Agent to receive payment under this Section 11.21.
     (f) In addition, but without prejudice to the foregoing, the Collateral Agent shall be the joint creditor (together with the relevant Secured Parties) of all obligations of each Loan Party towards each of the Secured Parties under the Secured Debt Agreements.
SECTION 11.22 Special Appointment of Collateral Agent for German Security.
     (a) (i) Each Lender that is or will become party to this Agreement hereby appoints the Collateral Agent as trustee (Treuhaender) and administrator for the purpose of holding on trust (Treuhand), administering, enforcing and releasing the German Security (as defined below) for the Secured Parties, (ii) the Collateral Agent accepts its appointment as a trustee and administrator of the German Security on the terms and subject to the conditions set out in this Agreement and (iii) the Lenders, the Collateral Agent and all other parties to this Agreement agree that, in relation to the German Security, no Lender shall exercise any

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independent power to enforce any German Security or take any other action in relation to the enforcement of the German Security, or make or receive any declarations in relation thereto.
     (b) To the extent possible, the Collateral Agent shall hold and administer any German Security which is security assigned, transferred or pledged under German law to it as a trustee for the benefit of the Secured Parties, where “German Security” means the assets which are the subject of a security document which is governed by German law.
     (c) Each Lender hereby authorizes and instructs the Collateral Agent (with the right of sub delegation) to enter into any documents evidencing German Security and to make and accept all declarations and take all actions as it considers necessary or useful in connection with any German Security on behalf of the Secured Parties. The Collateral Agent shall further be entitled to rescind, release, amend and/or execute new and different documents securing the German Security.
     (d) The Lenders and the Collateral Agent agree that all rights and claims constituted by the abstract acknowledgment of indebtedness pursuant to this Section 11.22 and all proceeds held by the Collateral Agent pursuant to or in connection with such abstract acknowledgment of indebtedness are held by the Collateral Agent with effect from the date of such abstract acknowledgment of indebtedness in trust for the Secured Parties and will be administered in accordance with the Loan Documents and Treasury Services Agreements relating to any Secured Obligations. The Secured Parties and the Collateral Agent agree further that the respective Loan Party’s obligations under such abstract acknowledgment of indebtedness shall not increase the total amount of the Secured Obligations (as defined in the respective agreement governing German Security) and shall not result in any additional liability of any of the Loan Parties or otherwise prejudice the rights of any of the Loan Parties. Accordingly, payment of the obligations under such abstract acknowledgment of indebtedness shall, to the same extent, discharge the corresponding Secured Obligations and vice versa.
SECTION 11.23 Special Appointment of Funding Agent in Relation to South Korea.
     (a) Notwithstanding any other provision of this Agreement, each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Funding Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Loan Party to each of the Secured Parties under each of the Loan Documents as and when that amount falls due for payment under the relevant Loan Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve its entitlement to be paid that amount.
     (b) The Funding Agent shall have its own independent right to demand payment of the amounts payable by each Loan Party under this Section 11.23, irrespective of any discharge of such Loan Party’s obligation to pay those amounts to the Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve their entitlement to be paid those amounts.

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     (c) Any amount due and payable by a Loan Party to the Funding Agent under this Section 11.23 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by a Loan Party to the other Secured Parties under those provisions shall be decreased to the extent that the Funding Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 11.23.
     (d) Subject to paragraph (c) above, the rights of the Secured Parties (in each case, other than the Funding Agent) to receive payment of amounts payable by each Loan Party under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of the Funding Agent to receive payment under this Section 11.23.
SECTION 11.24 Designation of Collateral Agent under Civil Code of Quebec. Each of the parties hereto (including each Lender, acting for itself and on behalf of each of its Affiliates which are or become Secured Parties from time to time) confirms the appointment and designation of the Collateral Agent (or any successor thereto) as the person holding the power of attorney (fondé de pouvoir) within the meaning of Article 2692 of the Civil Code of Québec for the purposes of the hypothecary security to be granted by the Loan Parties or any one of them under the laws of the Province of Québec and, in such capacity, the Collateral Agent shall hold the hypothecs granted under the laws of the Province of Québec as such fondé de pouvoir in the exercise of the rights conferred thereunder. The execution by the Collateral Agent in its capacity as fondé de pouvoir prior to the date hereof of any document creating or evidencing any such hypothecs is hereby ratified and confirmed. Notwithstanding the provisions of Section 32 of the Act respecting the special powers of legal persons (Québec), the Collateral Agent may acquire and be the holder of any of the bonds secured by any such hypothec. Each future Secured Party, whether a Lender, an Issuer or a holder of any Secured Obligation, shall be deemed to have ratified and confirmed (for itself and on behalf of each of its Affiliates that are or become Secured Parties from time to time) the appointment of the Collateral Agent as fondé de pouvoir.
SECTION 11.25 Maximum Liability. Subject to Section 7.08 and Sections 7.11 to 7.14, it is the desire and intent of (i) each U.S. Borrower and each European Loan Party and the U.S./European Lenders, and (ii) each Canadian Loan Party and the Canadian Lenders, that, in each case, their respective liability shall be enforced against each U.S. Borrower, European Loan Party or Canadian Loan Party, as applicable, to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought after giving effect to the rights of contribution established in the Contribution, Intercompany, Contracting and Offset Agreement that are valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. If, however, and to the extent that, the obligations of any U.S. Borrower, European Loan Party or Canadian Loan Party under any Loan Document shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of such U.S. Borrower’s obligations (in the case of any invalidity or unenforceability with respect to a U.S. Borrower’s obligations), Canadian Loan Party’s obligations (in the case of any invalidity or unenforceability with respect to a Canadian Loan Party’s obligations) or European Loan Party’s obligations (in the case of any invalidity or unenforceability with respect to a European Loan Party’s obligations) under the Loan Documents

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shall be deemed to be reduced and such U.S. Borrower, European Loan Party or Canadian Loan Party, as applicable, shall pay the maximum amount of the Secured Obligations which would be permissible under applicable law.
ARTICLE XII.
FOREIGN CURRENCY PARTICIPATIONS
SECTION 12.01 U.S./European Revolving Loans; Intra-Lender Issues.
     (a) Specified Foreign Currency Participations. Notwithstanding anything to the contrary contained herein, all U.S./European Revolving Loans that are denominated in a Specified Foreign Currency (each, a “Specified Foreign Currency Loan”) shall be made solely by the U.S./European Lenders (including LaSalle Bank N.A.) who are not Participating Specified Foreign Currency Lenders (as defined below). Each U.S./European Lender acceptable to LaSalle Bank N.A. that does not have Specified Foreign Currency Funding Capacity (a “Participating Specified Foreign Currency Lender”) shall irrevocably and unconditionally purchase and acquire and shall be deemed to irrevocably and unconditionally purchase and acquire from LaSalle Bank N.A., and LaSalle Bank N.A. shall sell and be deemed to sell to each such Participating Specified Foreign Currency Lender, without recourse or any representation or warranty whatsoever, an undivided interest and participation (a “Specified Foreign Currency Participation”) in each U.S./European Revolving Loan which is a Specified Foreign Currency Loan funded by LaSalle Bank N.A. in an amount equal to such Participating Specified Foreign Currency Lender’s U.S./European Percentage of the Borrowing that includes such U.S./European Revolving Loan. Such purchase and sale of a Specified Foreign Currency Participation shall be deemed to occur automatically upon the making of a Specified Foreign Currency Loan by LaSalle Bank N.A., without any further notice to any Participating Specified Foreign Currency Lender. The purchase price payable by each Participating Specified Foreign Currency Lender to LaSalle Bank N.A. for each Specified Foreign Currency Participation purchased by it from LaSalle Bank N.A. shall be equal to 100% of the principal amount of such Specified Foreign Currency Participation (i.e., the product of (i) the amount of the Borrowing that includes the relevant U.S./European Revolving Loan and (ii) such Participating Specified Foreign Currency Lender’s U.S./European Percentage), and such purchase price shall be payable by each Participating Specified Foreign Currency Lender to LaSalle Bank N.A. in accordance with the settlement procedure set forth in Section 12.02 below. LaSalle Bank N.A. and the Funding Agent shall record on their books the amount of the U.S./European Revolving Loans made by LaSalle Bank N.A. and each Participating Specified Foreign Currency Lender’s Specified Foreign Currency Participation and Funded Specified Foreign Currency Participation therein, all payments in respect thereof and interest accrued thereon and all payments made by and to each Participating Specified Foreign Currency Lender pursuant to this Section 12.01.
SECTION 12.02 Settlement Procedure for Specified Foreign Currency Participations. Each Participating Specified Foreign Currency Lender’s Specified Foreign Currency Participation in the Specified Foreign Currency Loans shall be in an amount equal to its U.S./European Percentage of all such Specified Foreign Currency Loans. However, in order to facilitate the administration of the Specified Foreign Currency Loans made by LaSalle Bank

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N.A. and the Specified Foreign Currency Participations, settlement among LaSalle Bank N.A. and the Participating Specified Foreign Currency Lenders with regard to the Participating Specified Foreign Currency Lenders’ Specified Foreign Currency Participations shall take place in accordance with the following provisions:
          (i) LaSalle Bank N.A. and the Participating Specified Foreign Currency Lenders shall settle (a “Specified Foreign Currency Participation Settlement”) by payments in respect of the Specified Foreign Currency Participations as follows: So long as any Specified Foreign Currency Loans are outstanding, Specified Foreign Currency Participation Settlements shall be effected upon the request of LaSalle Bank N.A. through the Funding Agent on such Business Days as requested by LaSalle Bank N.A. and as the Funding Agent shall specify by a notice by telecopy, telephone or similar form of notice to each Participating Specified Foreign Currency Lender requesting such Specified Foreign Currency Participation Settlement (each such date on which a Specified Foreign Currency Participation Settlement occurs herein called a “Specified Foreign Currency Participation Settlement Date”), such notice to be delivered no later than 2:00 p.m. (Chicago time) at least one Business Day prior to the requested Specified Foreign Currency Participation Settlement Date; provided that LaSalle Bank N.A. shall have the option but not the obligation to request a Specified Foreign Currency Participation Settlement Date and, in any event, shall not request a Specified Foreign Currency Participation Settlement Date prior to the occurrence of an Event of Default; provided further, that if (x) such Event of Default is cured or waived in writing in accordance with the terms hereof, (y) no Obligations have yet been declared due and payable under Article 8 (or a rescission has occurred under Section 8.02) and (z) the Funding Agent has actual knowledge of such cure or waiver, all prior to the Funding Agent’s giving notice to the Participating Specified Foreign Currency Lenders of the first Specified Foreign Currency Participation Settlement Date under this Agreement, then the Funding Agent shall not give notice to the Participating Specified Foreign Currency Lenders of a Specified Foreign Currency Participation Settlement Date based upon such cured or waived Event of Default. If on any Specified Foreign Currency Participation Settlement Date the total principal amount of the Specified Foreign Currency Loans made or deemed made by LaSalle Bank N.A. during the period ending on (but excluding) such Specified Foreign Currency Participation Settlement Date and commencing on (and including) the immediately preceding Specified Foreign Currency Participation Settlement Date (or the Closing Date in the case of the period ending on the first Specified Foreign Currency Participation Settlement Date) (each such period herein called a “Specified Foreign Currency Participation Settlement Period”) is greater than the principal amount of Specified Foreign Currency Loans repaid during such Specified Foreign Currency Participation Settlement Period to LaSalle Bank N.A., each Participating Specified Foreign Currency Lender shall pay to LaSalle Bank N.A. (through the Funding Agent), no later than 11:00 a.m. (Chicago time) on such Specified Foreign Currency Participation Settlement Date, an amount equal to such Participating Specified Foreign Currency Lender’s ratable share of the amount of such excess. If in any Specified Foreign Currency Participation Settlement Period the outstanding principal amount of the Specified Foreign Currency Loans repaid to LaSalle Bank N.A. in such period exceeds the total principal amount of the Specified Foreign Currency Loans made or deemed made by LaSalle Bank N.A. during such period, LaSalle Bank N.A. shall pay to each Participating Specified Foreign Currency Lender (through the Funding Agent) on such Specified Foreign Currency Participation Settlement Date an amount equal to such Participating Specified Foreign Currency Lender’s ratable share of such excess. Specified Foreign Currency Participation Settlements in respect of

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Specified Foreign Currency Loans shall be made in the respective Approved Currency in which such Specified Foreign Currency Loan was funded on the Specified Foreign Currency Participation Settlement Date for such Specified Foreign Currency Loans.
          (ii) If any Participating Specified Foreign Currency Lender fails to pay to LaSalle Bank N.A. on any Specified Foreign Currency Participation Settlement Date the full amount required to be paid by such Participating Specified Foreign Currency Lender to LaSalle Bank N.A. on such Specified Foreign Currency Participation Settlement Date in respect of such Participating Specified Foreign Currency Lender’s Specified Foreign Currency Participation (such Participating Specified Foreign Currency Lender’s “Specified Foreign Currency Participation Settlement Amount”) with LaSalle Bank N.A., LaSalle Bank N.A. shall be entitled to recover such unpaid amount from such Participating Specified Foreign Currency Lender, together with interest thereon (in the same respective currency or currencies as the relevant Specified Foreign Currency Loans) at the Base Rate plus 2.00%. Without limiting LaSalle Bank N.A.’s rights to recover from any Participating Specified Foreign Currency Lender any unpaid Specified Foreign Currency Participation Settlement Amount payable by such Participating Specified Foreign Currency Lender to LaSalle Bank N.A., the Funding Agent shall also be entitled to withhold from amounts otherwise payable to such Participating Specified Foreign Currency Lender an amount equal to such Participating Specified Foreign Currency Lender’s unpaid Specified Foreign Currency Participation Settlement Amount owing to LaSalle Bank N.A. and apply such withheld amount to the payment of any unpaid Specified Foreign Currency Participation Settlement Amount owing by such Participating Specified Foreign Currency Lender to LaSalle Bank N.A.
          (iii) (a) A Participating Specified Foreign Currency Lender which has a Funded Specified Foreign Currency Participation shall be entitled to receive interest on such Funded Specified Foreign Currency Participation to the same extent as if such Specified Foreign Currency Lender was the direct holder of the portion of the Loan in which it purchased a Specified Foreign Currency Participation (it being agreed that, promptly upon the receipt by LaSalle Bank N.A. or any of its Affiliates of any interest in respect of any Loan in which a Participating Specified Foreign Currency Lender has a Funded Specified Foreign Currency Participation, LaSalle Bank N.A. will pay or cause to be paid to such Participating Foreign Currency Lender its ratable share of such interest in immediately available funds) and (b) for purposes of determining the Lenders comprising the “Required Lenders”, the “Required Class Lenders” and the “Supermajority Lenders” from and after the termination of the Commitments, (i) the Revolving Exposure of a Lender that is a Participating Specified Foreign Currency Lender shall be deemed to include the amount of the sum of each Specified Foreign Currency Participation of such Participating Specified Foreign Currency Lender and (ii) the amount of the Revolving Exposure of LaSalle Bank N.A. and its affiliates shall be reduced by an amount equal to the sum of each Specified Foreign Currency Participation of such Participating Specified Foreign Currency Lender.
          (iv) If any Specified Foreign Currency Loans convert to dollars pursuant to Section 2.09, a Specified Foreign Currency Participation Settlement Date shall be deemed to automatically occur on the date of such conversion and LaSalle Bank N.A. shall receive an amount expressed in the respective Alternate Currency immediately prior to such conversion.

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SECTION 12.03 Obligations Irrevocable. The obligations of each Participating Specified Foreign Currency Lender to purchase from LaSalle Bank N.A. a participation in each Specified Foreign Currency Loan made by LaSalle Bank N.A. and to make payments to LaSalle Bank N.A. with respect to such participation, in each case as provided herein, shall be irrevocable and not subject to any qualification or exception whatsoever, including any of the following circumstances:
          (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents or of any Loans, against the Borrowers or any other Loan Party;
          (ii) the existence of any claim, setoff, defense or other right which the Borrowers or any other Loan Party may have at any time against the Funding Agent, any Participating Specified Foreign Currency Lender, or any other Person, whether in connection with this Agreement, any Specified Foreign Currency Loans, the transactions contemplated herein or any unrelated transactions;
          (iii) any application or misapplication of any proceeds of any Specified Foreign Currency Loans;
          (iv) the surrender or impairment of any security for any Specified Foreign Currency Loans;
          (v) the occurrence of any Default or Event of Default;
          (vi) the commencement or pendency of any events specified in Section 8.01(g) or (h), in respect of the Borrowers, Holdings or any of its Subsidiaries or any other Person; or
          (vii) the failure to satisfy the applicable conditions precedent set forth in Article 4.
SECTION 12.04 Recovery or Avoidance of Payments. In the event any payment by or on behalf of any Borrower or any other Loan Party received by the Funding Agent with respect to any Specified Foreign Currency Loan made by LaSalle Bank N.A. is thereafter set aside, avoided or recovered from the Funding Agent in connection with any insolvency proceeding or due to any mistake of law or fact, each Participating Specified Foreign Currency Lender shall, upon written demand by the Funding Agent, pay to LaSalle Bank N.A. (through the Funding Agent) such Participating Specified Foreign Currency Lender’s U.S./European Percentage of such amount set aside, avoided or recovered, together with interest at the rate and in the currency required to be paid by LaSalle Bank N.A. or the Funding Agent upon the amount required to be repaid by it.
SECTION 12.05 Indemnification by Lenders. Each Participating Specified Foreign Currency Lender agrees to indemnify LaSalle Bank N.A. (to the extent not reimbursed by the Borrowers and without limiting the obligations of the Borrowers hereunder or under any other Loan Document) ratably for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against LaSalle Bank N.A. in any way relating to or arising out of any Specified Foreign Currency Loans or any

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action taken or omitted by LaSalle Bank N.A. in connection therewith; provided that no Participating Specified Foreign Currency Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of LaSalle Bank N.A. (as determined by a court of competent jurisdiction in a final non-appealable judgment). Without limiting the foregoing, each Participating Specified Foreign Currency Lender agrees to reimburse LaSalle Bank N.A. promptly upon demand for such Participating Specified Foreign Currency Lender’s ratable share of any costs or expenses payable by the Borrowers to LaSalle Bank N.A. in respect of the Specified Foreign Currency Loans to the extent that LaSalle Bank N.A. is not promptly reimbursed for such costs and expenses by the Borrowers. The agreement contained in this Section 12.05 shall survive payment in full of all Specified Foreign Currency Loans.
SECTION 12.06 Specified Foreign Currency Loan Participation Fee. In consideration for each Participating Specified Foreign Currency Lender’s participation in the Specified Foreign Currency Loans made by LaSalle Bank N.A., LaSalle Bank N.A. agrees to pay to the Funding Agent for the account of each Participating Specified Foreign Currency Lender, as and when LaSalle Bank N.A. receives payment of interest on its Specified Foreign Currency Loans, a fee (the “Specified Foreign Currency Participation Fee”) at a rate per annum equal to the Applicable Margin on such Specified Foreign Currency Loans minus 0.25% on the unfunded Specified Foreign Currency Participation of such Participating Specified Foreign Currency Lender in such Specified Foreign Currency Loans of LaSalle Bank N.A. The Specified Foreign Currency Participation Fee in respect of any unfunded Specified Foreign Currency Participation in a Specified Foreign Currency Loan shall be payable to the Funding Agent in the Alternate Currency in which the respective Specified Foreign Currency Loan was funded when interest on such Specified Foreign Currency Loan is received by LaSalle Bank N.A. If LaSalle Bank N.A. does not receive payment in full of such interest, the Specified Foreign Currency Participation Fee in respect of the unfunded Specified Foreign Currency Participation in such Specified Foreign Currency Loans shall be reduced proportionately. Any amounts payable under this Section 12.06 by the Funding Agent to the Participating Specified Foreign Currency Lenders shall be paid in the Alternate Currency in which the respective Specified Foreign Currency Loan was funded (or, if different, the currency in which such interest payments are actually received).
[Signature Pages Follow]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NOVELIS INC., as Canadian Borrower

By:		/s/ Orville Lunking

	Name:	Orville G. Lunking

	Title:	Vice President and Treasurer

NOVELIS CORPORATION, as U.S. Borrower

By:		/s/ Orville Lunking

	Name:	Orville G. Lunking

	Title:	Authorized Signatory

NOVELIS PAE CORPORATION, as U.S. Borrower

By:		/s/ Orville Lunking

	Name:	Orville G. Lunking

	Title:	Authorized Signatory

NOVELIS FINANCES USA LLC, as U.S. Borrower

By:		/s/ Orville Lunking

	Name:	Orville G. Lunking

	Title:	Authorized Signatory

NOVELIS SOUTH AMERICA HOLDINGS LLC, as U.S. Borrower

By:	/s/ Orville Lunking

	Name:	Orville G. Lunking

	Title:	Vice President and Treasurer

ALUMINUM UPSTREAM HOLDINGS LLC, as U.S. Borrower

By:	/s/ Orville Lunking

	Name:	Orville G. Lunking

	Title:	Vice President and Treasurer

NOVELIS UK LTD, as U.K. Borrower

By:	/s/ Orville Lunking

	Name:	Orville G. Lunking

	Title:	Authorized Signatory

NOVELIS AG, as Swiss Borrower

By:	/s/ Orville Lunking

	Name:	Orville G. Lunking

	Title:	Authorized Signatory

NOVELIS CAST HOUSE TECHNOLOGY LTD., as Canadian Guarantor

By:	/s/ Orville Lunking

	Name:	Orville G. Lunking

	Title:	Authorized Signatory

4260848 CANADA INC., as Canadian Guarantor

By:	/s/ Orville Lunking

	Name:	Orville G. Lunking

	Title:	Authorized Signatory

4260856 CANADA INC., as Canadian Guarantor

By:	/s/ Orville Lunking

	Name:	Orville G. Lunking

	Title:	Authorized Signatory

NOVELIS NO. 1 LIMITED PARTNERSHIP, as Canadian Guarantor,

By:	4260848 CANADA INC.
Its:	General Partner

By:	/s/ Orville Lunking

	Name:	Orville G. Lunking

	Title:	Authorized Signatory

NOVELIS EUROPE HOLDINGS LIMITED., as U.K. Guarantor

By:	/s/ Orville Lunking

	Name:	Orville Lunking

	Title:	Authorized Signatory

NOVELIS DEUTSCHLAND GMBH, as German Guarantor

By:	/s/ Gottfried Weindl

	Name:	Gottfried Weindl

	Title:	Managing Director

NOVELIS SWITZERLAND SA, as Swiss Guarantor

By:	/s/ Orville Lunking

	Name:	Orville Lunking

	Title:	Authorized Signatory

NOVELIS TECHNOLOGY AG, as Swiss Guarantor

By:	/s/ Orville Lunking

	Name:	Orville Lunking

	Title:	Authorized Signatory

Present when the Common Seal of

NOVELIS ALUMINIUM HOLDING COMPANY,

was hereunto affixed in the presence of:

	Name:	/s/ Andreas Thiele

	Title:	Duly appointed attorney

	Name:	/s/ Eva Paus-Werdermann

	Title:	Assistant to Legal Counsel

NOVELIS DO BRASIL LTDA., as Brazilian Guarantor

By:		/s/ Tadeu Nardocci

	Name:	Antonio Tadeu Coelho Nardocci

	Title:	Presidente

By:		/s/ Alexandre Almeida

	Name:	Alexandre M. Almeida

	Title:	Director Financeiro

AV ALUMINUM INC., as Guarantor

By:		/s/ Orville Lunking

	Name:	Orville G. Lunking

	Title:	Authorized Signatory

ABN AMRO BANK N.V., as Administrative Agent, U.S./European Issuing Bank, Swingline Lender, Joint Lead Arranger, Joint Bookrunner and as Lender

By:		/s/ James Moyes

	Name:	James L. Moyes

	Title:	Managing Director

LASALLE BUSINESS CREDIT, LLC, as Collateral Agent and as Funding Agent

By:		/s/ Steve Friedlander

	Name:	Steve Friedlander

	Title:	S.V.P.

ABN AMRO BANK N.V., acting through its Canadian branch, as Canadian Administrative Agent, Canadian Funding Agent, Canadian Issuing Bank and as Lender

By:		/s/ Lawrence Maloney

	Name:	Lawrence J. Maloney

	Title:	Country Executive

By:		/s/ Michael Quinn

	Name:	Michael D. Quinn

	Title:	Vice President

ABN AMRO INCORPORATED, as Joint Lead Arranger and Joint Bookmanager

By:		/s/ David Wood

	Name:	David Wood

	Title:	Managing Director

UBS SECURITIES LLC, as Syndication Agent

By:	/s/ Mary E. Evans

	Name:	Mary E. Evans

	Title:	Associate Director

By:	/s/ Irja R. Otsa

	Name:	Irja R. Otsa

	Title:	Associate Director

BANK OF AMERICA, N.A., as Documentation Agent

By:	/s/ Stephen Y. McGehee

	Name:	Stephen Y. McGehee

	Title:	Senior Vice President

NATIONAL CITY BUSINESS CREDIT, INC., as Documentation Agent

By:	/s/ Michael P. McNeirney

	Name:	Michael P. McNeirney

	Title:	Vice President

CIT BUSINESS CREDIT CANADA INC., as Documentation Agent

By:	/s/ Dennis McCluskey

	Name:	E. Dennis McCluskey

	Title:	President & CEO

By:	/s/ Darryl Lalach

	Name:	Darryl Lalach

	Title:	Treasurer & V.P. Operations

UBS SECURITIES LLC, as Joint Lead Arranger and Joint Bookmanager

By:	/s/ Mary E. Evans

	Name:	Mary E. Evans

	Title:	Associate Director

By:	/s/ David Julie

	Name:	David B. Julie

	Title:	Associate Director

Annex I
Applicable Margin

				Canadian
Average Quarterly Excess Availability	Eurocurrency	EURIBOR	ABR	Base Rate	BA Rate
Level I	1.00%	1.00%	(0.25%)	(0.25%)	1.00%
Greater than or equal to $575 million

Level II	1.25%	1.25%	0.00%	0.00%	1.25%
Less than $575 million and equal to or greater than $375 million

Level III	1.50%	1.50%	0.25%	0.25%	1.50%
Less than $375 million and equal to or greater than $175 million

Level IV	1.75%	1.75%	0.50%	0.50%	1.75%
Less than $175 million
     Each change in the Applicable Margin resulting from a change in Average Quarterly Excess Availability shall be effective with respect to all Loans and Letters of Credit outstanding on and after the first day of each fiscal quarter of the Canadian Borrower until the last day of each such fiscal quarter of the Canadian Borrower. Notwithstanding the foregoing, (i) Average Quarterly Excess Availability shall be deemed to be in Level II from the Closing Date to December 31, 2007, and (ii) Quarterly Excess Availability shall be deemed to be in Level IV at any time (A) any principal of or interest on any Loan or any fee or other amount payable by the Loan Parties hereunder has not been paid when due, whether at stated maturity, upon acceleration or otherwise and for so long as such amounts have not been paid, or (B) during the existence of an Event of Default of the type described in Section 8.01(g) or Section 8.01(h).

Annex II
Mandatory Cost Formula
     1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.
     2. On the first day of each Interest Period (or as soon as possible thereafter) the Funding Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Funding Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.
     3. The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Funding Agent. This percentage will be certified by that Lender in its notice to the Funding Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.
     4. The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Funding Agent as follows:
(a)	in relation to a GBP Denominated Loan:

AB + C(B – D) + E x 0.01	per cent. per annum

100 – (A + C)
(b)	in relation to a Loan in any currency other than GBP:

E x 0.01	per cent. per annum.

300
     Where:
     A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.
     B is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.06(f)) payable for the relevant Interest Period on the Loan.
     C is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

     D is the percentage rate per annum payable by the Bank of England to the Funding Agent (or such other bank as may be designated by the Funding Agent in consultation with Borrower) on interest bearing Special Deposits.
     E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Funding Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Funding Agent pursuant to paragraph 7 below and expressed in GBP per £1,000,000.
     5. For the purposes of this Schedule:
     (a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
     (b) “Facility Office” means the office or offices notified by a Lender to the Funding Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;
     (c) “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;
     (d) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);
     (e) “Reference Banks” means, in relation to each of the LIBOR Rate and the EURIBOR Rate and Mandatory Cost, the principal office in Chicago, Illinois of LaSalle Bank N.A., or such other bank or banks as may be designated by the Funding Agent in consultation with Borrower;
     (f) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules; and
     (g) “Unpaid Sum” means any sum due and payable but unpaid by any Loan Party under the Loan Documents.
     6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
     7. If requested by the Funding Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Funding Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority

(calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in GBP per £1,000,000 of the Tariff Base of that Reference Bank.
     8. Each Lender shall supply any information required by the Funding Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
     (a) the jurisdiction of its Facility Office; and
     (b) any other information that the Funding Agent may reasonably require for such purpose.
     Each Lender shall promptly notify the Funding Agent of any change to the information provided by it pursuant to this paragraph.
     9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Funding Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Funding Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.
     10. The Funding Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.
     11. The Funding Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.
     12. Any determination by the Funding Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.
     13. The Funding Agent may from time to time, after consultation with Borrower and the Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Annex II in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

SCHEDULE 1.01(c)
APPLICABLE JURISDICTION REQUIREMENTS
1. No later than 30 days (or such longer period as to which the Funding Agent may agree) following the date that the Funding Agent gives notice to the Administrative Borrower requiring compliance with the requirements set forth in Section 1690 of the French Civil Code in respect of Accounts governed by the laws of France or owed by Account Debtors located in France, the Funding Agent shall (a) be satisfied that the applicable Borrowers and Borrowing Base Guarantors shall have complied with such requirements or (b) have received an opinion (from a firm satisfactory to the Funding Agent in form and substance satisfactory to the Funding Agent addressing such matters a the Funding Agent may reasonably request) that includes a conclusion to the effect that the Accounts have been duly assigned and are beyond the reach of any assignor’s creditors irrespective of compliance with such notice requirements of the French Civil Code.
2. To the extent requested by the Funding Agent or the Collateral Agent, notification to and, if required, consent from such Account Debtors located in such jurisdictions or whose Accounts are governed by the law of such jurisdictions, as may be requested from time to time.